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                                 File No. 1-9120

                                   FORM U-3A-2

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                   ------------------------------------------

                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:

                                      As filed with the SEC on February 28, 2003

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1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG has four direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings L.L.C. (Energy Holdings), and PSEG Services Corporation (Services). PSEG also has 424 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. As of December 31, 2002, PSE&G comprised 48% of PSEG's assets. PSE&G's 2002 revenues were 47% of PSEG's revenues and PSE&G's earnings available to PSEG were $201 million.

PSE&G has five direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, an unrelated corporation) and two indirect wholly-owned subsidiaries, as follows:

1.1.A. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. NJP acquires real estate from time to time.

1.1.B. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

1.1.C. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium) has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. New Millennium is a direct 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey, and has one direct wholly-owned subsidiary, discussed below.

1.1.D. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tradelink is presently inactive.

1.1.E. Gridco International L.L.C. (Gridco International), a Delaware corporation, has its principal executive offices at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. Gridco International, a direct 50%-owned subsidiary of PSE&G with the remaining 50% owned by Potomac Electric Power Company and is currently inactive.

1.1.F. PSE&G Transition Funding LLC (Transition Funding), a Delaware limited liability company, has its principal offices at 1209 Orange Street, Wilmington, Delaware 19801. PSE&G is the sole member (parent) of Transition Funding.


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Transition Funding, which was organized for the purpose of purchasing intangible transition property and issuing transition bonds purchased PSE&G's property right in certain intangible transition property and issued transition bonds, on January 31, 2001.

1.1.G. PSEG Area Development LLC (Area Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Area Development, a wholly-owned subsidiary of PSE&G, was formed to hold membership interests in limited liability companies that will provide the following services in New Jersey: real estate site finding, listing and referral and corporate relocation, strategic land use and economic development planning.

1.1.G.1. PSEG SiteFinders LLC (SiteFinders), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. SiteFinders, a wholly-owned subsidiary of Area Development, was formed to provide real estate site finding, listing and referral services in New Jersey.

1.1.G.2. PSEG Economic Development LLC (Economic Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Economic Development, a wholly-owned subsidiary of Area Development, was formed to provide corporate relocation, strategic land use and economic development planning services in New Jersey.

1.2. PSEG Power LLC (Power), a Delaware limited liability company and a wholly-owned subsidiary of PSEG, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power and its subsidiaries were formed to acquire, own and operate the output of the electric generation-related assets formerly owned by PSE&G as well as new plants that it acquires or develops. Power has 6 direct wholly-owned subsidiaries and 11 indirect wholly-owned subsidiaries, discussed below. As of December 31, 2002, net of eliminations, Power comprised 25% of PSEG's assets. Power's 2002 revenues were 43% of PSEG's revenues and Power's 2002 earnings available to PSEG were $468 million.

1.2.A. PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil is an EWG and was formed to own and operate the fossil-fueled electric generation assets formerly owned by PSE&G, as well as to acquire, own and operate additional fossil-fueled electric generation assets. Fossil has 7 direct wholly-owned subsidiaries, discussed below.

1.2.A.1. PSEG Power New York Inc. (Power New York), a Delaware corporation, has its principal executive offices at Route 144 Glenmont, New York 12077. Power New York was formed in 1999 to acquire a fossil-fueled electric generation plant from Niagara Mohawk Power Corporation located near Albany, New York. EWG status was granted on June 21, 2000. Power New York has one direct wholly-owned subsidiary discussed below.

1.2.A.1. (a) PSEG Power Hudson LLC (Power Hudson), a New York limited liability company, has its registered office at 111 Eighth Avenue, New York, NY 10011. Power Hudson was formed to acquire fossil-fueled electric generation assets located in the state of New York.


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1.2.A.2. PSEG Power Cross Hudson Corporation (formerly PSEG Midwest Operating
Company Inc.) (Cross Hudson), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City. Cross Hudson has two direct wholly-owned subsidiaries discussed below.

1.2.A.2.(a) PSEG In-City I LLC (formerly PSEG Sidney Township Energy Company
LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City.

1.2.A.2.(b) PSEG In-City II LLC (formerly PSEG Power Fostoria Energy LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City.

1.2.A.3. PSEG Lawrenceburg Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. This company received EWG status on March 26, 2001.

1.2.A.4. PSEG Power Bellport LLC (formerly PSEG Morristown Energy Company LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in Indiana.

1.2.A.5. PSEG Waterford Energy LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is a wholly-owned subsidiary of Fossil. This company received EWG status on March 26, 2001.

1.2.A.6. PSEG Power Midwest LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of operating power facilities in the Midwestern United States. This company received EWG status on October 4, 2001.

1.2.A.7. PSEG Power Connecticut LLC, a Connecticut limited liability company, has its registered office at 1 Commercial Plaza, Hartford, Connecticut 06103 in care of CT Systems. On December 6, 2002 Fossil acquired the membership interests of Wisvest-Connecticut LLC from Wisvest Corporation, an unrelated Wisconsin corporation, and thereafter changed the name to Power Connecticut. Power Connecticut is an EWG and its purpose is to own and operate fossil-fueled electric generation assets in Connecticut.

1.2.B. PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear is an EWG and was formed to own and operate the nuclear-fueled electric generation assets formerly owned by PSE&G, as well as to acquire, own and operate additional nuclear-fueled generation assets. Nuclear has one direct wholly-owned subsidiary, discussed below.

1.2.B.1 The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. TFC acquires real estate from time to time.


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1.2.C. PSEG Power Fuels LLC (Power Fuels), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801.
This company was formed in 2000 to hold an interest in Keystone Fuel LLC.

1.2.D. PSEG Energy Resources & Trade LLC (ER&T), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T will provide energy and capacity to PSE&G under a full requirements contract through the end of July 2002, and will provide nergy and capacity to suppliers in the New Jersey Basic Generation Service auction through July 2003. ER&T also markets electricity, natural gas and capacity and ancillary services throughout the greater North East region (Northeast, Mid Atlantic and Mid-West) of the United States.

1.2.E. PSEG Power Capital Investment Co. LLC (Power Capital LLC), a Delaware limited liability company, formerly PSEG Power Capital Investment Co. (Power Capital), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 602, Wilmington, Delaware 19801. Power Capital LLC was formed to provide financing to Power and its subsidiaries. On January 31, 2003, Power Capital was converted to a limited liability company under Delaware law by filing a certificate of conversion and certificate of formation with the office of the Delaware Secretary of State. Power Capital LLC is the result of the conversion. Power Capital is expected to continue to provide financing to Power and its subsidiaries.

1.2.F. PSEG Power Development LLC (formerly PSEG Americas Development LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and whose purpose is to support continuing development activities of Power.

1.3. PSEG Energy Holdings LLC (Energy Holdings), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. In October 2002, PSEG Energy Holdings, Inc. (Energy Holdings Inc.) converted from a New Jersey corporation into a New Jersey limited liability company pursuant to a restructuring in which Energy Holdings Inc. merged with a newly formed, direct wholly-owned subsidiary of PSEG, PSEGH LLC, a New Jersey limited liability company, and following such merger, PSEGH LLC, the surviving entity, changed its name to PSEG Energy Holdings LLC.Energy Holdings is the parent of PSEG's other energy-related businesses besides Power and PSEG. As of December 31, 2002, Energy Holdings comprised 26% of PSEG's assets. Energy Holdings' 2002 revenues were 9% of PSEG's revenues and Energy Holdings' 2002 losses available to PSEG were $403 million. Energy Holdings' 6 direct wholly-owned subsidiaries and 394 indirect subsidiaries are as follows:

1.3.A. PSEG Resources L.L.C. (PSEG Resources), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. In October 2002, PSEG Resources subsidiary PSEG Resources Inc. (Resources Inc.), formed a New Jersey limited liability company, PSEGR LLC, as a direct, wholly owned subsidiary. Following the formation of PSEGR LLC, Resources Inc. transferred, by means of a dividend, its entire membership interest in PSEGR LLC to Energy Holdings and Energy Holdings contributed 100% of the outstanding stock of PSEG Resources Inc. to PSEGR LLC. Following the member interest and stock transfers, PSEG Resources Inc. adopted the name Public Service Resources Corporation (PSRC) and PSEGR LLC adopted the name PSEG Resources LLC. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests primarily in energy related financial transactions and manages a diversified portfolio of more than 60


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investments, including leveraged leases, operating leases and leveraged buyout
(LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 2002, PSEG Resources comprised 12% of PSEG's assets. PSEG Resources' 2002 revenues were 3% of PSEG's revenues and PSEG Resources' 2002 earnings available to PSEG were $78 million. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has three direct and forty-four indirect wholly-owned subsidiaries as follows:

1.3.A.1. Public Service Resources Corporation (PSRC), a New Jersey corporation (formerly Resources Inc), has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSRC invests primarily in energy related financial transactions and manages a diversified portfolio of investments, including leveraged leases, operating leases and leveraged buyout (LBO) funds, limited partnerships and marketable securities. The remainder of PSRC's portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. PSRC has fifteen direct and twenty-three indirect wholly-owned subsidiaries as follows:

1.3.A.1.(a) Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.

1.3.A.1.(b) Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several leveraged lease transactions. RCIC has one direct wholly-owned subsidiary as follows:

1.3.A.1.(b)(i) Peterborough Power Limited C, Inc. (PPLC), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. PPL C held the beneficial interest in PPL Facility Trust 97-C with respect to a cross border power plant lease in the United Kingdom. The PPLC lease terminated on December 30, 2002 and thereafter PPLC became inactive.

1.3.A.1.(c) Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSRC to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.1.(d) Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 2002, RCMC comprised 4% of PSEG's assets. RCMC's 2002 revenues were less than 1% of PSEG's revenues and RCMC's earnings


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available to PSEG were $37 million. RCMC has investments in a project financing and several leveraged leases. RCMC has six direct and five indirect wholly-owned subsidiaries as follows:

1.3.A.1.(d)(i) LMC Phase II, LLC (LMC), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. LMC acts as ground lessee, operating lessor and borrower of a first mortgage loan with respect to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.3.A.1.(d)(ii) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC. RCMC SC is presently inactive.

1.3.A.1.(d)(iii) RCMC One, Incorporated, a New Jersey corporation has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.1.(d)(iv) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMCI has an investment in a limited partnership investment in an advanced flue gas desulfurization facility in Porter County, Indiana. RCMCI has one direct wholly-owned subsidiary as follows:

1.3.A.1.(d)(iv)(A) KLF 98-C2, Inc. (KLFC2), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. KLFC2 held the beneficial interest in King's Lynn Facility Trust 98-C2 with respect to a cross border power plant lease in the United Kingdom. The KLFC2 lease terminated on December 30, 2002 and thereafter KLFC2 became inactive.

1.3.A.1.(d)(v) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

1.3A.1.(d)(vi) PSEG Newburgh Holdings LLC, (Newburgh), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. Newburgh has indirect investments in two (2) oil/natural gas-fired boiler and steam turbine generators, and an undivided interest in certain common facilities related thereto located in Newburgh, New York. Newburgh has two direct and two indirect wholly-owned subsidiaries as follows:

1.3.A.1.(d)(vi)(A) Danskammer OP LLC, (Danskammer OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. Danskammer OP is the Owner Participant in connection with Newburgh's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG. Danskammer OP has one direct wholly-owned subsidiary as follows:


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1.3.A.1.(d)(vi)(A)(i) Danskammer OL LLC, (Danskammer OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. Danskammer OL is the Owner Lessor in connection with Newburgh's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG.

1.3.A.1.(d)(vi)(B) Roseton OP LLC, (Roseton OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. Roseton OP is the Owner Participant in connection with Newburgh's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG. Roseton OP has one direct wholly-owned subsidiary as follows:

1.3.A.1.(d)(vi)(B)(i) Roseton OL LLC, (Roseton OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. Roseton OL is the Owner Lessor in connection with Newburgh's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG.

1.3.A.1.(e) PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.1.(f) PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.1.(g) PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSEG Resources, and is presently inactive.

1.3.A.1.(h) PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.1.(i) PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRCI has investments in several leveraged lease transactions and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania. PSRCI has one direct wholly-owned subsidiary as follows:


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1.3.A.1(i)(A). PPL B KLF 98-C1, Inc. (PPLKLF), a Delaware corporation, has its has its principal executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801. PPLKLF held the beneficial interests in King's Lynn Facility Trust 98-C1 and in PPL Facility Trust 97-C with respect to a cross border power plant leases in the United Kingdom. The PPLBKLF leases terminated on December 30, 2002 and thereafter PPL8KLF became inactive.

1.3.A.1.(j) PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRC II has investments in leveraged buyout funds, limited partnerships and securities.

1.3.A.1.(k) Enterprise Energy Technology Group, Inc. (EETGI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.1.(l) PSEGR PJM, LLC (PSEGR PJM), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has indirect investments in three (3) generation facilities: (1) the Conemaugh Station (Conemaugh), a generating facility located near New Florence, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Conemaugh, (2) the Keystone Station (Keystone), a generating facility located in Plumcreek Township, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Keystone, and (3) the Shawville Station (Shawville), a generating facility located in Bradford Township, Pennsylvania. PSEGR PJM indirectly owns a 100% interest in Shawville. PSEGR PJM has three direct and six indirect wholly-owned subsidiaries as follows:


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1.3.A.1.(l)(i) PSEGR Conemaugh, LLC (PSEGR Conemaugh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Conemaugh has an indirect investment in Conemaugh. PSEGR Conemaugh has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.1.(l)(i)(A) PSEGR Conemaugh Generation, LLC (Conemaugh Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 1,711 megawatts located in New Florence, Pennsylvania (Conemaugh). Conemaugh Generation has one direct wholly-owned subsidiary as follows:

1.3.A.1.(l)(i)(A)(i) Conemaugh Lessor Genco, LLC (Conemaugh Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor is the lessor of an undivided interest in Conemaugh, and is an EWG.

1.3.A.1.(l)(ii) PSEGR Keystone, LLC (PSEGR Keystone), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Keystone has an indirect investment in Keystone. PSEGR Keystone has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.1.(l)(ii)(A) PSEGR Keystone Generation, LLC (Keystone Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 1,711 megawatts located in Plumcreek Township, Pennsylvania (Keystone). Keystone Generation has one direct wholly-owned subsidiary as follows:

1.3.A.1.(l)(ii)(A)(i) Keystone Lessor Genco, LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor is the lessor of an undivided interest in Keystone, and is an EWG.

1.3.A.1.(l)(iii) PSEGR Shawville, LLC (PSEGR Shawville), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Shawville has an indirect investment in Shawville. PSEGR Shawville has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.1.(l)(iii)(A) PSEGR Shawville Generation, LLC (Shawville Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 613 megawatts located in Bradford Township, Pennsylvania (Shawville). Shawville Generation has one direct wholly-owned subsidiary as follows:

1.3.A.1.(l)(iii)(A)(i) Shawville Lessor Genco, LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor is the lessor of an undivided interest in Shawville, and is an EWG.


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1.3.A.1(n). PSEG Asset Management Co., Inc., (AMC), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. AMC was formed to act as a holding company for Resources' demand side management operating companies. AMC has three direct wholly-owned subsidiaries as follows:

1.3.A.1(n)(i). PSEG Demand Management Co., Inc., (DMC), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. DMC is a party to certain demand side management contracts.

1.3.A.1(n)(ii). PSEG Asset Co. 1, Inc., (AC1), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. AC1 is presently inactive.

1.3.A.1(n)(iii). PSEG Asset Services Co., Inc., (ASC), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ASC is a party to an administrative services agreement with DMC.

1.3.A.2. PSEG Collins Generation, LLC (Collins Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins Generation has indirect investments in five gas/oil-fired steam generating units located in Grundy County, Illinois. Collins Generation has four direct wholly-owned subsidiaries as follows:

1.3.A.2.(a) Collins Generation I, LLC (Collins I), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins I is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.2.(b) Collins Generation II, LLC (Collins II), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins II is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.2.(c) Collins Generation III, LLC (Collins III), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins III is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.2.(d) Collins Generation IV, LLC (Collins IV), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins IV is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.3. PSEGR Midwest, LLC (PSEGR Midwest), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Midwest has an indirect investment in two coal-fired steam generating units located in Pekin, Illinois (Powerton) and Joliet, Illinois (Joliet), respectively with a collective capacity of approximately 2,582 megawatts. PSEGR Midwest has two direct wholly-owned subsidiaries as follows:

1.3.A.3.(A) Powerton Generation I, LLC (Powerton Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Powerton Generation is the Owner Participant in connection with a 100% interest in Powerton.

1.3.A.3.(B) Joliet Generation I, LLC (Joliet Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Joliet Generation is the Owner Participant in connection with a 100% interest in Joliet.

1.3.A.3.(C). PSEG Asset Co. 1, Inc., (AC1), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. AC1 is a party to certain public utility demand side management contracts as the energy services provider and AC1's customers and certain contracts between DMC and various electric public utilities relating to the implementation of the utilities' demand side management programs.

1.3.B. PSEG Global Inc. (PSEG Global), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global invests and participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power production facilities (IPP), and electric distribution companies. The majority of such cogeneration and IPP facilities are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), some of the remaining facilties are "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and some are as "exempt wholesale generators" (EWGs) under PUHCA. PSEG Global is a wholly-owned subsidiary of PSEG Energy Holdings L.L.C. PSEG Global has five direct wholly-owned subsidiaries, PSEG Baja Inc. (Baja), PSEG Global USA Inc. (PSEG Global USA), PSEG India Company, PSEG Europe (Delaware) LLC (PEDLLC), and PSEG Global International Holdings LLC (PGIHLLC), as well as 301 indirect subsidiaries including limited and general partnership interests. Baja wasm formed for the purpose of investing in North America. PSEG Global USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as distribution projects. PSEG India Company and its subsidiaries invest in projects in India. PEDLLC and its subsidiaries invest in projects in Europe. PGIHLLC and its subsidiaries invest in projects internationally. In addition to its investment in Baja, PSEG Global USA, PSEG India Company, PEDLLC and PGIHLLC, PSEG Global is a limited partner in Luz Solar Partners Ltd. III (8.9% limited partnership interest) which owns a 86.842% partnership interest in Solar Generating System III which owns a solar facility in Kramer Junction, California that is a QF. As of December 31, 2002, PSEG Global comprised 15% of PSEG's assets. PSEG Global's 2002 revenues were 6% of PSEG's revenues and PSEG Global's 2002 losses available to PSEG were $400 million.

1.3.B.1. PSEG Baja Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilimington, Delaware 19801 and was formed for the purpose of investing in North America.

1.3.B.2. PSEG Global USA, a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global USA has a total of 23 direct and 87 indirect subsidiaries including limited and general partnership interests as described below:

1.3.B.2.(a) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in Latin America.

1.3.B.2.(b) PSEG Sviluppo Srl, an Italian Company, has its registered office at Via Guiseppe Cuboni, n.12, Rome Italy and was formed for the purpose of asset management in Italy. PSEG Sviluppo Srl is owned 98% by PSEG Global USA Inc. and 2% by PSEG International Inc. Dissolution proceedings were started January 1, 2003 and are expected to take up to two months.

1.3.B.2.(c) National Energy Partners, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns 100% of GWF Power Systems Company, Inc. (GWF PSC). PSEG Global USA is a 50% general partner in National Energy Partners. National Energy Partners has the following direct and indirect subsidiaries, described below.

1.3.B.2.(c)(i) GWF PSC, a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF Bay is a 2% managing general partner of GWF Power Systems LP (GWFLP). GWF Bay is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(A)(i) GWFLP, a Delaware limited partnership, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, and owns and operates five petroleum coke-fired small power production QFs in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition, PSEG Bay Area Inc. (PSEG Bay) (described below), owns a 0.5% general partnership interest in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF HI is a 2% managing general partner of Hanford L.P. (HLP). GWF HI is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(B)(i) HLP, a Delaware limited partnership, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565 and is the owner of a petroleum coke-fired small power production QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP. PSEG Hanford Inc. (PSEG HI) (described below) owns a 0.5% general partnership interest in HLP.

1.3.B.2.(d) PSEG Asia Inc. (PSEG Asia), a Delaware corporation, has its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region, People's Republic of China (China) and is presently inactive. PSEG Asia has one direct wholly-owned subsidiary, as discussed below.

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Conemaugh Management Inc. (PSEG CMI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG CMI is a 0.5% general partner in Pennsylvania Renewable Resources Associates (PRRA).

1.3.B.2.(e)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 1370 Avenue of the Americas, Suite 3300, New York, New York 10019. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc. (described below) is a 49.5% limited partner in PRRA.

1.3.B.2.(f) PSEG GWF Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and has the following direct wholly-owned subsidiaries as described below:

1.3.B.2.(f)(i) PSEG Bay, a Delaware corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. PSEG Bay is a 0.5% general partner in GWFLP (described above), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. All five facilities are QFs.

1.3.B.2.(f)(ii) PSEG HI, a Delaware corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. PSEG HI is a 0.5% general partner in HLP

(described above), which is the owner of a petroleum coke-fired small power production QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP.

1.3.B.2.(g) PSEG Hawaiian Investment Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(h) PSEG Hawaiian Management Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is a 1% general partner in KIPLP.

1.3.B.2.(h)(i) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.3.B.2.(h)(i)(a) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is an EWG, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(i) PSEG India Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and holds one share of PSEG India Private Limited (PIPL).

1.3.B.2.(j) PSEG India Private Ltd. (PIPL), an Indian company, has registered office at "Prince Towers", Floor No. 9, No. 25-26, College Road, Chennai, India 600006, and was formed for the purpose of developing power production facilities in India. All but one share of PIPL is owned by PSEG Global USA Inc. The remaining 1 share is owned by PSEG India Inc.

1.3.B.2.(k) PSEG International Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(l) PSEG Kalaeloa Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership. (The remaining 99% limited partnership interest is owned by KIPLP, which is also described above.)

1.3.B.2.(m) PSEG Leasing Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.3.B.2.(m)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford small power production QF of HLP (described above) and the five Contra Costa County, California small power production QFs of GWFLP (described above).

1.3.B.2.(n) PSEG Henrietta Turbine Inc., formerly PSEG Mexico Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(o) PSEG Mount Carmel Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 49.5% limited partner in PRRA (described above). PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by PSEG Global USA.

1.3.B.2.(p) PSEG New Hampshire Inc. (PSEG NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. PSEG NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.3.B.2.(p)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.3.B.2.(q) PSEG Project Services Inc. (PSEG PRO), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG PRO provides engineering, procurement, construction and management services and owns a 50% general partnership interest in each of the two following limited partnerships:

1.3.B.2.(q)(i) National Energy Constructors, a Delaware general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244, and has constructed five petroleum coke-fired small power production QFs owned and operated by GWFLP (described above) and a petroleum coke-fired small power production QF owned by HLP (described above).

1.3.B.2.(q)(ii) Tracy Operators, a California general partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production QF in Tracy, California in which PSEG Tracy Inc. (described below) has an ownership interest.

1.3.B.2.(r) PSEG Tracy Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.3.B.2.(r)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376. TEDPLP owns a biomass-fired small power production QF in Tracy, California.

1.3.B.2.(s) PSEG U.S. Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purposes of future investment in Texas and is now inactive.

1.3.B.2.(t) PSEG International Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(i) PSEG Americas Services Inc. (PSEG-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(t)(ii) PSEG Middle East Inc., formerly PSEG Barka Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is currently inactive and has the following direct wholly-owned subsidiary:

1.3.B.2.(t)(ii)(A) PSEG Global Power Holdings Ltd. (GPH), formerly Barka Power Holdings Ltd., a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX HM11, Bermuda and is currently inactive.

1.3.B.2.(t)(iii) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(iii)(A) PSEG Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.3.B.2.(t)(iii)(A)(i) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Gulab Bhawan, 2nd Floor, 6 Bahadurshah Zafar Marg, New Delhi 110 002, India, its intended objective was to construct and own a 574 MW coal-fired power plant in Madhya Pradesh, India. The project is now defunct.

1.3.B.2.(t)(iv) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(t)(v) PSEG Americas Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.3.B.2.(t)(v)(A) La Plata I Inc.(La Plata I), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. La Plata I is a direct and wholly owned subsidiary of PSEG Americas Inc.

1.3.B.2.(t)(v)(A)(i) La Plata Partners L.P., a Delaware limited partnership, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of holding shares or other equity interests and to invest in other entities which are directly or indirectly engaged in the electric energy business. La Plata I holds a direct 33.33% interest in La Plata Partners L.P. La Plata II, Inc. (described below) holds a direct 1% interest in La Plata Partners L.P.

1.3.B.2.(t)(v)(A)(i)(a) La Plata Holdings, Inc.(La Plata Holdings), a Delaware corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in Camille, Ltd. La Plata Holdings is a direct wholly-owned subsidiary of La Plata Partners L.P.

1.3.B.2.(t)(v)(A)(i)(a)(i) Camille Ltd., a Cayman Islands company, has its registered offices at Leeward One Building, Safe Haven Corporate Centre, West Bay Road, P.O. Box 31106SMB, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of executing, delivering and performing its obligations under and consummating the transaction contemplated by the Stock Purchase Agreement. 100% of Class A Preferred stock is directly owned by La Plata Holdings 33.33% of the Class B Common stock is directly owned by Wildwood I Ltd. (described below).

1.3.B.2.(t)(v)(A)(i)(a)(i)(A) Luz de la Plata S.A., an Argentine sociedad anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of investing in generation, transmission, distribution, commercialization, purchase and sale of electricity. Luz de la Plata S.A. is a direct wholly-owned subsidiary of Camille Ltd.

1.3.B.2.(t)(v)(A)(i)(a)(i)(B) Compania de Inversiones en Electricidad S.A. (COINELEC), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of making investments, including participation in joint ventures, buying and selling stocks, bonds, debentures or other assets, public or private, and any related activities. A 40% interest in COINELEC is directly owned by Camille Ltd. (described above), the remaining 60% interest is directly owned by Luz de la Plata S.A. (described above).

1.3.B.2.(t)(v)(A)(i)(a)(i)(B)(i) Empresa Distribuidora La Plata S.A. (EDELAP), an Argentine sociedad anonima, has its registered offices in Buenos Aires, Argentina, is a FUCO, and was formed for the purpose of offering services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. (described above) and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

1.3.B.2.(t)(v)(A)(i)(a)(i)(B)(ii) Central Dique Sociedad Anonima (Central Dique), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of producing electricity and selling it in bulk. COINELEC (described above) holds 51% Class A shares in Central Dique.

1.3.B.2.(t)(v)(B) La Plata II, Inc., a Delaware corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. A 33.33% interest in La Plata II, Inc. is directly held by PSEG Americas Inc. (described above).

1.3.B.2.(t)(v)(C) PSEG Texgen Holdings Inc. (Texgen Holdings), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of future investments in Texas. Texgen Holdings has the following direct and indirect subsidiaries:

1.3.B.2.(t)(v)(C)(i) PSEG Texgen I Inc. (Texgen I), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 0.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(t)(v)(C)(ii) PSEG Texgen II Inc. (Texgen II), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 49.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(t)(v)(C)(ii)(a) Texas Independent Energy, L.P. (TIELP), a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Texas. PSEG Texgen I and II together own 50% of TIELP. TIELP has seven direct and 4 indirect subsidiaries as described below.

1.3.B.2.(t)(v)(C)(ii)(a)(i) Archer Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 1% general partnership interest in Archer Power Partners, L.P. as described below.

1.3.B.2.(t)(v)(C)(ii)(b) Archer Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 99% limited partnership interest in Archer Power Partners, L.B as described below.

1.3.B.2.(t)(v)(C)(ii)(b)(i) Archer Power Partners, L.B, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a future power generating facility in Archer County, Texas, which will be an EWG if built.

1.3.B.2.(t)(v)(C)(ii)(c) Guadalupe Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 1% general partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(d) Guadalupe Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 99% limited partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(d)(i) Guadalupe Power Partners, LP (GPP), a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a natural gas-fired power generating facility in Guadalupe County, Texas, which power generating facility is an EWG.

1.3.B.2.(t)(v)(C)(ii)(e) Odessa-Ector Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 1% general partnership interest in Odessa-Ector Power Partners, LP and Odessa-Ector Power Partners Services, L.P. as described below.

1.3.B.2.(t)(v)(C)(ii)(f) Odessa-Ector Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and owns a 99% limited partnership interest in Odessa-Ector Power Partners, L.P. and Odessa-Ector Power Partners Services, L.P. as described below.

1.3.B.2.(t)(v)(C)(ii)(f)(i) Odessa-Ector Power Partners, L.P. (OEPP), a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a natural gas-fired power generating facility in Ector County, Texas, which power generating facility is an EWG.

1.3.B.2.(t)(v)(C)(ii)(f)(ii) Odessa-Ector Power Partners Services, L.P., a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of holding an interest in a natural gas transportation pipeline located in Ector County, Texas.

1.3.B.2.(t)(v)(C)(ii)(g) Texas Independent Energy Operating Company, LLC (TIE), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and was formed to operate and maintain the eligible power generating facility owned by each of GPP and OEPP.

1.3.B.2.(t)(v)(C)(iii) PSEG Preferred Partner L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power generating facilities in Texas including investments in GPP and OEPP.

1.3.B.2.(t)(v)(D) PSEG Global Funding II LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and directly owns PSEG Global Funding Corp. (PSEG GFC).

1.3.B.2.(t)(v)(D)(i) PSEG GFC, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and wholly owns PSEG Global Funding III Company (PSEG GFCIII). In addition, PSEG GFC has an 80% interest in Asociacion o Cuentas en Participacion (ACP).

1.3.B.2.(t)(v)(D)(i)(a) PSEG GFCIII, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has two subsidiaries as follows:

1.3.B.2.(t)(v)(D)(i)(a)(i) ACP, is simply a contractual obligation which is considered a non-entity according to Chilean law, but is treated as an entity for U.S. tax purposes and was formed in accordance with Chilean tax laws. It has the following subsidiaries:

1.3.B.2.(t)(v)(D)(i)(a)(i)(a) PSEG Finance Company (PSEGFC), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for tax reasons under Chilean tax law. PSEGFC is wholly owned by ACP.

1.3.B.2.(t)(v)(D)(i)(a)(i)(b) PSEG Peru SRL, a Peruvian limited liability company, has its registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru and is 99.97% owned by ACP and .03% owned by PSEGFC.

1.3.B.2.(t)(v)(E) PSEG Global Management Inc., formerly Mendoza Energia, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing energy-related services.

1.3.B.2.(t)(v)(F) Sempra Energy International Chile Holdings I B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in Latin America and is owned 0.1% by PSEH Americas Inc.

1.3.B.2(t)(v)(G) PSEG Energy Co., formerly Cuyana, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and in currently inactive.

1.3.B.2.(t)(vi) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., (China Holdings), a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has the following wholly-owned subsidiary:

1.3.B.2.(t)(vi)(A) PSEG Philippines Power LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(t)(vii) PSEG Philippines Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is an EWG, has one direct 27.8% owned subsidiary and four indirect partially owned subsidiaries as described below:

1.3.B.2.(t)(vii)(A) Magellan Capital Holdings Corporation (MCHC), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(vii)(A)(i) Magellan Utilities Development Corporation (MUDC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and was formed for the purpose of investing in a power facility in the Philippines which is expected upon completion to qualify as an EWG. MUDC is 43% owned by MCHC.

1.3.B.2.(t)(vii)(A)(i)(a) Pinamucan Power Corporation (PPC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and is presently inactive. PPC is 99.8% owned by MUDC.

1.3.B.2.(t)(vii)(A)(i)(b) Batangas Agro-Industrial Development Corporation
(BAID), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and owns certain real property that is the site of the EWG to be constructed by MUDC. BAID is 100% owned by MCHC.

1.3.B.2.(t)(vii)(A)(i)(c) Pinamucan Industrial Estates, Inc. (PIE), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and is presently inactive. PIE is 99.9% owned by MCHC.

1.3.B.2.(t)(viii) PSEG Pontianak Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is currently inactive.

1.3.B.2.(t)(ix) PSEG Pontianak (L) Ltd., a Malaysian company, has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and has one direct 93.75% owned subsidiary as described below:

1.3.B.2.(t)(ix)(A) PT Pontianak Power, an Indonesian company, has its principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, and is currently inactive.

1.3.B.2.(t)(x) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is currently inactive.

1.3.B.2.(t)(xi) PSEG Europe Ltd., (formerly PSEG Global Ltd.), a United Kingdom company, has its principal executive offices at Millbank Tower, 29th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of managing development activities in Europe and the Middle East. PSEG Europe Ltd. has the following wholly-owned subsidiaries described below:

1.3.B.2.(t)(xi)(A) PSEG Plan Ltd. (formerly Opalshore Limited), a United Kingdom company, has its principal executive offices at Millbank Tower, 29th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of serving PSEG Europe Ltd. as Trustee for its benefits plan and is currently inactive.

1.3.B.2.(t)(xi)(B) PSEG Technical Services Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 29th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing technical services to power facilities in Poland.

1.3.B.2.(t)(xi)(C) PSEG Offshore Operations Ltd., formerly PSEG Operations Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 29th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing construction, management, operation and maintenance services offshore to Carthage Power Company Sarl.

1.3.B.2.(t)(xi)(D) PSEG Operations (Tunisia) Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 29th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing construction, manangement, operation and maintenance services offshore to Carthage Power Company Sar and is currently inactive.

1.3.B.2.(t)(xii) (E) PSEG Operaciones I Company (PSEG Operaciones I), formerly PSEG Elecrica and Turbogeneradores de Cagua Company, a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(i)(xiii) PSEG Operaciones II Company (PSEG Operaciones II), formerly Peru Power LTD., a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(xiii)(i) Asociacion o Cuentas en Participacion II, a Chilean contractual obligation treated as an entity for U.S. tax purposes, is owned 80% by PSEG Operaciones II and 20% by PSEG Operaciones I and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(xiii)(i)(a) PSEG Cuenta Finance Company, formerly Andina Mendoza I Company, a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(xiii)(i)(b) PSEG Genaracion y Energia Chile Limitada, a Chilean limited liability company, was formed for the purpose of making investments in Latin America.

1.3.B.2.(t)(xiv) North Bay Power LLC, a Delaware company, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America.

1.3.B.2.(t)(xv) PSEG California Corp., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America and has the following 50% owned subsidiary:

1.3.B.2.(t)(xv)(a) GWF Energy LLC, a Delaware company a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in three natural gas-fired peaker facilities in California, two of which are operating and one of which is under construction. GWF Energy LLC is an EWG.

1.3.B.2.(t)(xvi) PSEG California II Corp., formerly Andina Electrica, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America. PSEG California II Corp. owns a 13% interest in GWF Energy LLC (described above).

1.3.B.2.(t)(xvii) PSEG California III Corp., formerly Andian Mendoza Partners LP, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America. PSEG California III Corp. owns a 13% interest in GWF Energy LLC (described above).

1.3.B.2.(t)(xviii) PSEG Tracy Turbine Inc., formerly PSEG Peru Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2 (u) PSEG Chilquinta Finance LLC (Chilquinta Finance), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of operating and investing in various projects in Latin America. Chilquinta Finance has the following 50% owned subsidiary:

1.3.B.2 (u)(i) Chilquinta Energia Finance Co. LLC (Energia Finance), a Delaware limited liability company, has its registered office in Delaware, and was formed for the purpose of operating and investing in various projects in Latin America.

1.3.B.2.(v) PSEG Polska Sp. z o.o. (Polska), a Polish company, has its registered office at ul. Emilii Plater #53, Warsaw, Poland 00-113, and was formed for the purpose of investing in Poland.

1.3.B.3 PSEG Global International Holdings LLC (PGIHLLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of serving as a holding company for various international investments. This company is wholly-owned by PSEG Global Inc.

1.3.B.3.(a) PSEG Americas Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEG Americas Ltd. has the following direct and indirect wholly and partially owned subsidiaries as described below.

1.3.B.3.(a)(i) Andina Mendoza Company (AMCO), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing internationally.

1.3.B.3.(a)(ii) Inversiones PSEG Americas Chile Holding Limitada (Inversiones Chile), a Chilean limited liability company, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin America. Inversiones Chile is 99.99% owned by PSEG Americas Ltd. and 0.01% by PSEG Chilean Equity II Ltd.

1.3.B.3.(a)(ii)(A) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Frontel is 95.88% owned by Inversiones Chile and 0.006% owned by PSEG Chilean Equity II td. Frontel owns a 0.10% direct interest in each of Creo and STS described below. Frontel is a FUCO.

1.3.B.3.(a)(ii)(B) Sociedad Austral de Electricidad S.A. (Saesa), a Chilean sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. Saesa is 99.922% owned by Inversiones Chile and 0.0056% owned by PSEG Chilean Equity II Ltd. Saesa has the following direct and indirect, partially owned subsidiaries described below.

1.3.B.3.(a)(ii)(B)(i Empresa de Energia Rio Negro S.A. (Edersa), an Argentine sociedad anonima, has its registered office in Argentina and was formed for the purpose of investing in Latin America. Edersa is 50% owned by Saesa. Edersa is a FUCO.

1.3.B.3.(a)(ii)(B)(ii) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. Edelaysen is 91.66% owned by Saesa, above. Edelaysen is a FUCO.

1.3.B.3.(a)(ii)(B)(iii) Compania Electrica Osorno S.A. (Creo), a Chilean sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. Creo is .10% owned by Frontel and 99.90% owned by Saesa. Creo is a FUCO.

1.3.B.3.(a)(ii)(B)(iv) Sistema de Transmision del Sur S.A. (STS), a Chilean sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. STS is .10% owned by Frontel and 99.90% owned by Saesa. STS has one 8.33% owned subsidiary, below. STS is a FUCO.

1.3.B.3.(a)(ii)(B)(iv)(a) Centro de Despacho Economico de Carga del Sistema Electrico Interconectado Central CDEC-SIC Limitada (CDEC-SIC), a Chilean limited liability company, has its registered office in Chile and was formed for the purpose of investing in Latin America. CDEC-SIC is 8.33% owned by STS.

1.3.B.3.(a)(iii) PSEGAOC, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in PSEG Operating Argentina S.A.(PSEG OA). The remaining 0.01% interest is owned by CEMAS Corporation (described above). PSEGAOC is a directly 90% owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.3.B.3.(a)(iii)(A) PSEG OA, an Argentine sociedad anonima, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.3.B.3.(a)(iii)(A)(i) Empresa Distribuidora de Energia Norte S.A., an Argentine sociedad anonima, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(a)(iii)(A)(ii) Empresa Distribuidora de Energia Sur S.A., an Argentine sociedad anonima, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(a)(iv) Compania de Inversiones en Energia Electrica S.A. (CIEESA), an Argentine company, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. CIEESA is 99.9917% directly owned by PSEG Americas Ltd. and 0.0083% owned by PSEG Operadora S.R.L.

1.3.B.3.(a)(iv)(A) Inversora en Distribucion de Entre Rios S.A. (Inverder), an Argentine sociedad anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. Inverder is 80.9% owned by CIEESA and 19.1% owned by PSEG Americas Ltd.

1.3.B.3.(a)(iv)(A)(i) Empresa Distribuidora De Electricidad De Entre Rios S.A. (EDEERSA), an Argentine sociedad anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of distributing and transmitting electric power to the province of Entre Rios, Argentina. EDEERSA is 90% directly owned by Inverde, and is a FUCO.

1.3.B.3.(a)(v) PSEG Brasil Ltda., a Brazilian limited liability company, has its registered office at Avenida Nacoes Unidas, 12.995, 10 andar, Salas 20 e 21, Edificio Plaza Centenario, Brooklin, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, and provides management and business development services. PSEG Brasil Ltda. is 99.99% directly owned by PSEG Americas Ltd. (described above) and 0.01% directly owned by IPE Energia S.A. (IPE) (described below).

1.3.B.3.(a)(vi) PSEG Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary.

1.3.B.3.(a)(vi)(A) PSEG Trader S.A. (PSEGTSA), formerly Terra Roxa Participacoes S.A., a Brazilian company, has its registered office at Avenida das Nacoes Unidas, 12995, 2 andar, conjunto 22, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil and is currently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEGTSA.

1.3.B.3.(a)(vii) PSEG Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary, (PSEGTSA) (described above) which is also 50% owned by PSEG Brazil II Company (described above).

1.3.B.3.(a)(viii) PSEG Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(viii)(A) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(viii)(A)(i) PSEG Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia, S.A. (RGE), a Brazilian sociedade anonima, formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian electrical distribution company located in the State of Rio Grande do Sul and currently owns a 50% interest in PSEG Participacoes S.A. and IPE. The remaining 50% interest in each company is owned by PSEG Brazil I Company.

1.3.B.3.(a)(viii)(A)(i)(a) PSEG Participacoes S.A., a Brazilian sociedade anonima, has its registered office at Av. das Nacoes Unidas, 12995, 10 andar, conjunto 101, sala E, Edificio Plaza Centenario Building, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil and is presently inactive.

1.3.B.3.(a)(viii)(A)(i)(b) IPE Energia Ltda., (IPE) a Brazilian company, has its registered office at Avenida das Nacoes Unidas, no 12.995, 10 Andar, sala no 11, Edificio Plaza Centenario,

Chacara Itaim, Sao Paulo, CEP 04578-000, Brazil, and owns a 32.46% interest in RGE. IPE also owns 0.01% of PSEG Brazil Ltda.

1.3.B.3.(a)(viii)(A)(i)(b)(i)RGE, a Brazilian sociedade anonima, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903, is 32.46% owned by IPE, and is a FUCO. RGE has the following wholly-owned subsidiary, described below:

1.3.B.3.(a)(viii)(A)(i)(b)(i)(A) Sul Geradora Participacoes S.A. (Sul), a Brazilian sociedade anonima, has its registered office at Av. Eng. Luiz Carlos Berrini, 1297-13 anadar parte, CEP 04571-010, Sao Paulo, Brazil and was formed for the purpose of participation in importation, exportation and commerce of agricultural products.

1.3.B.3.(a)(viii)(A)(ii) PSEG Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in PSEG Participacoes S.A. and a 50% interest in IPE. The remaining 50% interest in each company is owned by PSEG Brazil Company, (described above), and a 99.94% interest in Conversora de Fertilizante e Energia do Parana Ltda., a Brazilian limited liability company (COFEPAR). The remaining 0.06% ownership interest in COFEPAR is held by PSEG Brazil Company.

1.3.B.3.(a)(viii)(A)(iii) COFEPAR (formerly CEA Brasil Operacoes Ltda.), has its registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, Conjunto 101, Sala 01"A", Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, and is developing a cogeneration facility in Brazil which is expected to qualify upon completion as an EWG. PSEG Brasil I Company presently owns a direct 99.94% interest in Conversora de Fertilizante e Energia do Parana Ltda., and PSEG Brazil Company directly owns the remaining 0.06%.

1.3.B.3.(a)(ix) PSEG Brazil Operating Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of providing operating and maintenance serivcies to RGE.

1.3.B.3 (a)(x) PSEG (Bermuda) Holdings III Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in India. It has one direct wholly owned subsidiary and several indirect subsidiaries as described below.

1.3.B.3.(a)(x)(A) PSEG India Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following direct wholly-owned and indirect partially-owned subsidiaries:

1.3.B.3.(a)(x)(A)(i) PSEG Ambalamugal Energy Company Ltd. (Ambalamugal), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India. Ambalamugal owns one share of PSEG PPN Operations Private Ltd. (as described below).

1.3.B.3.(a)(x)(A)(ii) PSEG Cochin Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is currently inactive.

1.3.B.3.(a)(x)(A)(iii)PSEG Kakinada Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is currently inactive.

1.3.B.3.(a)(x)(A)(iv) PSEG North Chennai Ltd. (formerly PSEG North Madras Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL). PSEG North Chennai Ltd. is an EWG.

1.3.B.3.(a)(x)(A)(iv)(a) TSIL, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and has a 50% interest in TSEPL.

1.3.B.3.(a)(x)(A)(iv)(a)(i) TSEPL, an Indian company, has its registered office at No. 7 "Mamatha Complex", II Floor, 13 Whites Road, Chennai, India 600014 and was formed for future investments in India. TSEPL has had one project only, the 525 MW North Chennai Phase III thermal power project at Ennore. The Madras High Court has admitted a winding-up petition filed against TSEPL by PSEG North Chennai Ltd.

1.3.B.3.(a)(x)(A)(v) PSEG Yamunanagar Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is currently inactive.

1.3.B.3.(a)(x)(A)(vii) PSEG Tanir Bavi Energy Company Ltd., formerly Sundawn Mauritius Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is currently inactive.

1.3.B.3.(a)(xi) PSEG Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following wholly-owned and partially-owned direct and indirect subsidiaries as described below:

1.3.B.3.(a)(xi)(A) PSEG Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has five partially-owned subsidiaries as described below:

1.3.B.3.(a)(xi)(A)(i) AES Parana Operations SRL (AES Operations), an Argentine limited liability company, has its registered office in Buenos Aires, Argentina and will provide maintenance and operations services to the project being constructed by AES Parana SCA. AES Parana Operations is 33.26% owned by PSEG Cayman Americas V Company. AES Operations is a FUCO.

1.3.B.3.(a)(xi)(A)(ii) Shazia SRL, an Argentine limited liability company, has its registered office in Buenos Aires, Argentina and owns 1% of AES Parana SCA. Shazia SRL is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(a)(xi)(AL)(iii) AES Parana SCA (AES Parana), an Argentine company, has its registered office in Buenos Aires, Argentina and owns a natural gas-fired electric generating facility under construction in Argentina and is a FUCO. AES Parana SCA is 33% owned by PSEG Cayman Americas V Company and 1% owned by Shazia SRL.

1.3.B.3.(a)(xi)(A)(iv) AES Parana Gas S.A., an Argentine sociedad anonima, has its registered office in Buenos Aires, Argentina and provides natural gas brokerage services. AES Parana Gas S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(a)(xi)(A)(v) AES Parana Propiedades S.A., an Argentine sociedad anonima, has its registered office in Buenos Aires, Argentina and provides administration of personal and real property. AES Parana Propiedades S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(a)(xi)(B) PSEG Inversora S.A., an Argentine sociedad anonima, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and is currently inactive. PSEG Cayman Americas Company (described above) owns 99.99% of PSEG Inversora S.A. and PSEG Americas Ltd. owns the remaining 0.01%.

1.3.B.3.(a)(xii) PSEG Global Funding II Corp., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in South America.

1.3.B.3.(a)(xiii)PSEG Luxembourg S.a.r.l., a Luxembourg company, has its registered office at 4 Rue Carlo Hemmer, Luxembourg, and was formed as a holding company for entities in various jurisdiction.

1.3.B.3.(a)(xiv) Transamerica Energy Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America. It has a 80% interest in Asociacion en Participacion (AenPII), described below.

1.3.B.3.(a)(xiv)(A) A en P II, a Peruvian contractual obligation treated as an entity for U.S. tax purposes and it held 80% by Transamerica Energy Company and 20% PSEG Americas Ltd. A en P has the following direct 99.98% subsidiary, described below.

1.3.B.3.(a)(xiv)(A)(i) Electroandes S.A., a Peruvian sociedad anonima , has its registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru and is a FUCO and was formed for the purpose of investing in Latin America.

1.3.B.3.(a)(xiv)(A)(ii) PSEG Peru Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is currently inactive. PSEG Peru Company is wholly owned by Asociacion en Participacion and was formed for the purpose of investing in Latin America.

1.3.B.3.(a)(xv) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George

Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect partially and wholly-owned subsidiaries.

1.3.B.3.(a)(xv)(A) Turboven Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and has the following direct wholly-owned subsidiaries described below. Turboven Company is a direct 50% owned subsidiary of Venergy Holdings Company.

1.3.B.3.(a)(xv)(A)(i) Turboven Cagua Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(a)(xv)(A)(ii) Turboven Maracay Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(a)(xv)(A)(iii) Turboven Valencia Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(a)(xv)(A)(iv) Turboven La Victoria Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(a)(xvi) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 0.03% owned subsidiary described below. A 92.83% interest is owned by Rayo-Andino Inversora Company (described below).

1.3.B.3.(a)(xvi)(A) Promotora Termica del Cafe SCA (Promotora), a Colombian company, has its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia, and was formed for the purpose of making future investments in Colombia.

1.3.B.3.(a)(xvii) Rayo-Andino Inversora Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has a direct 92.83% interest in Promotora (described above), with an additional 0.03% interest owned by Rayo Andino Gestora Company (also described above), and a 100% interest in PSEG International Holding Company (described below).

1.3.B.3.(a)(xvi)(A) PSEG International Holding Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect subsidiaries:

1.3.B.3.(a)(xvi)(A)(i) PSEG International Holding II Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and wholly owns PSEG International Ltd. and indirectly partially owns Carthage Power Company Sarl described below.

1.3.B.3.(a)(xvi)(A)(i)(a) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11, is an EWG, and has a 60% interest in Carthage Power Company Sarl, described below.

1.3.B.3.(a)(xvi)(A)(i)(a)(i) Carthage Power Company Sarl, a Tunisian company, has its registered offices at Immeuble al Badr, Rue 102, Les Berges du Lac, 2045 Tunis and was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle power generation facility in Rades, Tunisia.

1.3.B.3.(a)(xvi)(A)(ii) PSEG Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, and was formed for the purpose of investing in power facilities in Israel.

1.3.B.3.(a)(xviii) Wildwood I Ltd. (Wildwood), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is a direct wholly-owned subsidiary of PSEG Americas Ltd. Wildwood owns 33.33% of the Class B common shares in Camille (described above).

1.3.B.3.(a)(xix) PSEG Chilean Equity II Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly-owned subsidiary of PSEG Americas Ltd., and has the following direct and indirect subsidiaries:

1.3.B.3.(a)(xix)(A) Tecnored S.A. (Tecnored), a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile and is an energy-related services company. Tecnored is 50% owned by PSEG Chilean Equity II Ltd.

1.3.B.3.(a)(xix)(B) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile and Peru. PSEG Chilean Equity II Ltd. owns 99.8% of Chilean Equity.

1.3.B.3.(a)(xix)(B)(i) PSEG Venezuela S.R.L., a Venezuelan limited liability company, owned 99% by Chilean Equity and 1% by PSEG Chilean Equity III Ltd., was formed for the purpose of making investments in South America.

1.3.B.3.(a)(xix)(B)(ii) PSEG Chilean Equity III Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile.

1.3.B.3.(a)(xix)(B)(iii) Asociacion en Participacion (A en P), a Peruvian contractual obligation treated as an entity for U.S. tax purposes, owned 25.6% by Chilean Equity and 74.4% by PSEG Americas Ltd., was formed for the purpose of making investments in South America.

1.3.B.3.(a)(xix)(B)(iii)(a) Inversiones Sempra-PSEG Chile Limitada (Inversiones Sempra-PSEG), a Chilean limited liability company, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Chile and Peru. Chilean Equity, through Asociacion en Participacion above, holds a direct 50% interest in Inversiones Sempra-PSEG.

1.3.B.3.(a)(xix)(B)(iii)(a)(i) Chilquinta Energia S.A., a Chilean sociedad anonima, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, is a FUCO and was formed for the purpose of making investments in Chile and Peru. A 99.987% interest in Chilquinta Energia S.A. is directly held by Inversiones Sempra-PSEG described above and 0.0065% owned by Chilean Equity.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(a) I.T.O. International Technical Operators A.V.V. (ITO), (formerly Chilquinta International A.V.V.), an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 100% interest in ITO is directly owned by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(a)(i) Chilquinta Argentina S.A., an Argentine sociedad anonima, with registered offices in Buenos Aires, Argentina was formed for the purpose of investing in Latin America. Chilquinta Argentina S.A. is 99.99% owned by ITO and the remaining 0.01% is owned by Tecnored S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(b) Energas S.A., a Chilean sociedad anonima, has its principal place of business at General Cruz No. 222, Valparaiso, Chile and was formed for the purpose of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. A 99.99% interest in Energas S.A. is directly owned by Chilquinta Energia S.A. and the remaining 0.01% is owned by Compania Electrica del Litoral S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(c)Energia de Casablanca S.A., a Chilean sociedad anonima, has its principal place of business at Portales 187, Casablanca, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 68.62% interest in Energia de Casablanca S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(d)Compania Electrica del Litoral S.A., a Chilean sociedad anonima, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 75.61% interest in Compania Electrica del Litoral S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(d)(i)Inmobiliaria del Litoral S.A., a Chilean sociedad anonima, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. An 80% interest in Inmobiliaria del Litoral S.A. is directly owned by Compania Electrica del Litoral S.A. and the remaining 20% interest is held by Generadora Electrica Sauce los Andes S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(d)(ii)Generadora Electrica Sauce los Andes S.A. (Sauce), a Chilean sociedad anonima, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 99.5% interest in Sauce is directly owned by Compania Electrica del Litoral S.A. and the remaining 0.5% interest is held by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(e) Luzlinares S.A., a Chilean sociedad anonima, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 52.5% interest in Luzlinares S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(i)(f) Distribuidora Parral S.A./Luz Par S.A. (Luz Parral), a Chilean sociedad anonima, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 51% interest in Luz Parral is directly owned by Chilquinta Energia S.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii) Inversiones Sempra-PSEG Chile IV S.A. (Inversiones Sempra IV), a Chilean sociedad anonima, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Peru. Inversiones Sempra-PSEG Chile Limitada owns 99.987% and PSEG Chilean Equity Ltd. owns 0.00004% of Inversiones Sempra IV.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a) Ontario Quinta A.V.V., an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 55.29% interest in Ontario Quinta A.V.V. is directly owned by Inversiones Sempra IV, Peruvian Opportunity Company S.A.C. owns the remaining 44.7% interest.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a)(i) Tecsur S.A.A., a Peruvian sociedad anonima, has its executive offices at Pasaje Calango 158 San Juan De Mirafloref, Lima, Peru and is an energy-related services company. A 3.72% interest is owned by Ontario Quinta A.V.V., 31.51% interest is owned by Chilquinta Energia S.A. and 51.79% interest is owned by Inversiones en Servicios Electricos S.R.L.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a)(ii) Luz del Sur S.A.A., a Peruvian sociedad anonima, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima, Peru and is a FUCO and an electric distribution company serving southern Lima, Peru. Luz del Sur S.A.A. is 61.16% owned by Ontario Quinta A.V.V, 22.89% owned by Peruvian Opportunity Company S.A.C. and 3.83% owned by Energy Business International A.V.V.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a)(ii)(a) Empresa de Distribucion Electrica de Canete S.A. (EDE Canete S.A.), a Peruvian sociedad anonima, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. A 99.9999% interest is owned by Luz del Sur S.A.A. and each of Tecsur S.A.A. and Inmobiliaria Luz del Sur S.A. owns a 0.00005% interest.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a)(ii)(b) Inmobiliaria Luz del Sur S.A., a Peruvian sociedad anonima , has its principal executive offices in Peru and is 99.9999% owned by Luz del Sur S.A.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(a)(ii) (c) Luz del Sur International A.V.V., an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is wholly-owned by Luz del Sur S.A.A.

1.3.B.3.(a)(xix)(B)(iii)(a)(ii)(b) Energy Business International A.V.V. (EBI), an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is a holding company with a 3.83% interest in Luz del Sur S.A.A. EBI is a wholly owned direct subsidiary of inversiones Sempra-PSEG.

1.3.B.3.(a)(xix)(B)(iii)(b) Peruvian Opportunity Company SAC (Peru), a Peruvian company, has its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Isidro, Lima 27, Peru and it is 50% owned by PSEG Americas Ltd. It has the following direct and indirect, wholly and partially owned subsidiaries as follows:

1.3.B.3.(a)(xix)(B)(iii)(b)(i) PSEG Sempra Peruvian Services Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Latin America. PSPSC owns 100%, less one share, of Inversiones en Servicios Electricos S.R.L. (IeSE). One share of IeSE is owned by PSEG Sempra Peruvian Services Company II (PSPSCII).

1.3.B.3.(a)(xix)(B)(iii)(b)(i)(a) IeSE, a Peruvian company, has its registered office in Peru and was formed for the purpose of investing in Latin America. IeSE owns a 51.79% interest in Tecsur S.A.A.

1.3.B.3.(a)(xix)(B)(iii)(b)(ii) PSPSCII, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Latin America. PSPSCII owns one share of IeSE.

1.3.B.3.(a)(xix)(B)(iii)(c) PSEG Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America. This company is wholly-owned by AenP.

1.3.B.3.(a)(xix)(B)(iii)(d) Servicios Tecnicos PSEG Chile Limitada (STPC), a Chilean limited liability company, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin America. STPC is 100% owned by AenP.


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

1.3.B.3.(a)(xx) InfraMax, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery. InfraMax holds a direct 33.34% interest in each of the following company.

1.3.B.3.(a)(xx)(A) B.A. Services.Com S.R.L., an Argentine limited liability company, has its registered office in Buenos Aires, Argentina, and was formed for the purpose of providing internet access services to the EDEN/EDES area. BA Services.Com S.R.L. is 33.34% owned by Inframax.

1.3.B.3.(a)(xx)(B) B.A. Trading S.R.L., an Argentine limited liability company, has its registered office in Buenos Aires, Argentina, is currently inactive and is 33.34% owned by Inframax.

1.3.B.3.(a)(xx)(C) B.A. Renewables S.R.L., an Argentine limited liability company, has its registered office in Buenos Aires, Argentina, is currently inactive and is 33.34% owned by Inframax.

1.3.B.3.(a)(xxi) PSEG Americas II Ltd. (PSEGAII), a Bermuda company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEGAII has one direct 50% owned subsidiary, and one indirect 17.13% owned subsidiary as described below.

1.3.B.3.(a)(xxi)(A) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan compania anonima, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV is 50% directly owned by PSEGAII. TGV owns 17.13% of Turbogeneradores Maracay, C.A.
(TGM).

1.3.B.3.(a)(xxi)(A)(i) TGM, a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.3.B.3.(a)(xxii) PSEG China Inc. (PSEG China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(xxii)(A) Meiya Power Company Limited (MPC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(xxii)(A)(i) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China and is an EWG. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd., described below.

1.3.B.3.(a)(xxii)(A)(i)(a)(i) Guangxi Zuojiang Meiya Hydropower Co. Ltd., a Chinese joint venture company, has its registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China and owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China which is an EWG.

1.3.B.3.(a)(xxii)(A)(ii) PSEG Huangshi Power Ltd., a Bermuda limited liability company, has its registered offices at Clarenden House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in China. PSEG Huangshi Power Ltd. has a direct 49% interest in Hubei Xisaishan Power Generation Company Ltd.(HXPGCL), described below.

1.3.B.3.(a)(xxii)(A)(ii)(a) HXPGCL, a Chinese company, has its registered offices at Xi Sai Shan Town, Huangshi City, Hubei Province and was formed for the purpose of investing in power facilities in China.

1.3.B.3.(a)(xxii)(A)(iii) PSEG Shanghai BFG Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one wholly-owned direct and one partially indirect subsidiary, described below.

1.3.B.3.(a)(xxii)(A)(iii)(a) CanAm Energy China Holdings, LLC (CanAm), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which is qualified as a FUCO. PSEG China indirectly owns 50% of CanAm. CanAm has a 65% interest in Shanghai Wei-Gang Energy Company Ltd., described below.

1.3.B.3.(a)(xxii)(A)(iii)(a)(i)Shanghai Wei-Gang Energy Company Ltd., (SWGEC), a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which has FUCO status.

1.3.B.3.(a)(xxii)(A)(iv) PSEG Tongzhou Cogen Power Ltd., (TMC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has one direct 80% owned subsidiary as described below.

1.3.B.3.(a)(xxii)(A)(iv)(a) Tongzhou Meiya Cogeneration Company Limited (TMCC), a Chinese joint venture company, has its offices at Jin Tong Lu, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. PSEG China indirectly owns 40% of TMCC.

1.3.B.3.(a)(xxii)(A)(v)PSEG (Bermuda) Holdings Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd. (SMJE), as described below.

1.3.B.3.(a)(xxii)(A)(v)(a) SMJE, a Chinese joint venture company, has its registered office at 125 Chuan Qiao Road, Jinqiao EPZ, Shanghai, China, and owns and operates a coal/oil-fired steam plant in Shanghai, China. PSEG China indirectly owns 30% of SMJE.

1.3.B.3.(a)(xxii)(A)(vi) China U.S. Power Partners I, Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), as described below.

1.3.B.3.(a)(xxii)(A)(vi)(a) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

1.3.B.3.(a)(xxii)(A)(vii) Meiya Power China Holdings Limited, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns the following direct and indirect subsidiaries:

1.3.B.3.(a)(xxii)(A)(vii)(a) Meiya Power International Holding I, Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns a 100% interest in Meiya Electric Asia, Ltd.

1.3.B.3.(a)(xxii)(A)(vii)(a)(i) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Co. Ltd., (Nantong). EWG status was granted on June 2, 2000.

1.3.B.3.(a)(xxii)(A)(vii)(a)(i)(A) Nantong, a Chinese joint venture company, has its registered office at No.12 Zhong Xiang Road, Nantong Economic and Technological Development Zone, Nantong Municipality, Jiangsu Province, China, and owns and operates a steam turbine electric power generation facility in Jiangsu, China.

1.3.B.3.(a)(xxii)(A)(viii) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG Rongjiang Hydropower Ltd. owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. (GRMCL) and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd. (GRMHCL). EWG status was granted on June 2, 2000.

1.3.B.3.(a)(xxii)(A)(viii)(a) GRMCL, a Chinese joint venture company, has its registered office at70-1, Shan Zhong Road, Liuzhou City, Guangxi, China, and owns a dam station.

1.3.B.3.(a)(xxii)(A)(viii)(b) GRMHCL, a Chinese joint venture company, has its registered office at 70-1, Shan Zhong Road, Liuzhou City, Guangxi, China, and owns a hydropower station.

1.3.B.3.(a)(xxii)(A)(ix) Yaneng Consulting (Shanghai) Company Limited, a Chinese company, has its principal executive office at Unit 08-13, 14th Floor, POS Plaza, 1600 Century Avenue, Pudong New District, Shanghai, People's Republic of China and to render consulting services on technology and other services in relation to the electric and thermal power industry.

1.3.B.3.(a)(xxii)(A)(x) Meiya (Tao Yuan) Power Company Ltd., a Malaysian company, has its registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia and owns a 35% interest in Kuo Kuang Power Company Ltd. (Kuo Kuang) described below.

1.3.B.3.(a)(xxii)(A)(x)(a) Kuo Kuang, a Taiwanese company, has its registered office at 15/F., 9 Shiang Yang Road, Taipei, Taiwan, Republic of China, and was formed for the purpose of investing in power facilities in Taiwan.

1.3.B.3.(a)(xxii)(A)(xi) Meiya Sanjiang Hydropower Limited, formerly Meiya Rudong Cogen Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in China.

1.3.B.3.(a)(xxii)(A)(xii) Meiya Power Development Company Ltd., a Hong Kong company, was formed for the purpose of making investments in Korea.

1.3.B.3.(a)(xxii)(A)(xiii) Meiya Qujing Power Company Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose making investments in China.

1.3.B.3.(a)(xxii)(A)(xiv) Meiya (Taiwan) Power Development Limited, a Malaysian company, has its registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia, was formed for the purpose of business development in Taiwan.

1.3.B.3.(a)(xxii)(A)(xv) Meiya (Lanzhou) Power Company Limited, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose making investments in China.

1.3.B.3.(a)(xxii)(A)(xvi) Meiya Qingjiang Hydropower Ltd. , a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose making investments in China.

1.3.B.3.(a)(xxii)(A)(xvii) Meiya Haian Cogen Power Ltd. , a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose making investments in China.

1.3.B.3.(a)(xxii)(A)(xvii)(a) Haian Meiya Cogeneration Co., Ltd. a Chinese company, has its principal executive office at 27 Chang Jiang Dong Road, Haian Economic Development Zone, Haian, Jiangsu province, People's Republic of China and was formed for the purpose of making investment in China.

1.3.B.3.(a)(xxii)(A)(xviii) Meiya Yulchon Power Co. Ltd., a Maltese company, has its principal executive office at 171 Old Bakery Street, Valetta, Malta and was formed for the purpose of making investment in Korea.

1.3.B.3.(a)(xxii)(A)(xviii)(a) Mirant Yulchon Generation Co., Ltd., a Korean company, has its principal executive office at Yulchon First Industrial Complex, Haeryong-myun, Soonchun-shi, Chollanam-do, Korea and was formed for the purpose of investing in power facilities in Korea.

1.3.B.3.(a)(xxiii) PSEG Salalah Inc. (PSEG SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG SI has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(xxii)(A) PSEG Oman Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is currently inactive.

1.3.B.3.(a)(xxii)(B) Salalah Power Holdings, Ltd. (SPH), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is wholly owned by PSEG SI and has the following direct and indirect wholly and partially owned subsidiaries described below.

1.3.B.3.(a)(xxii)(B)(i) Salalah Power Holdings II, Ltd. (SPHII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is currently inactive.

1.3.B.3.(a)(xxii)(B)(ii) Dhofar Power Company SAOC (Dhofar), an Oman company has its registered offices in Oman and was formed for the purpose of investing in power facilities in Oman. Dhofar is 81% owned by SPH described above. Dhofar owns a 99.99% interest in Dhofar Generating Company SAOC.

1.3.B.3.(a)(xxii)(B)(ii)(a) Dhofar Generating Company SAOC, an Oman company, has its registered office in Oman and was formed for the purpose of investing in power facilities in Oman.

1.3.B.3.(a)(xxii)(C) PSEG Oman Power Holdings Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is currently inactive.

1.3.B.3.(a)(xxiv) PSEG Argentina Holding Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in Latin America.

1.3.B.3.(a)(xxv) PSEG Cayman Americas I Company (Cayman I), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one 99.99% subsidiary as described below (PSEG Cayman Americas II Company (Cayman II) owns the remaining 0.01%).

1.3.B.3.(a)(xxv)(A) PSEG Operadora S.R.L., an Argentine limited liability company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and is currently inactive.

1.3.B.3.(a)(xxvi) PSEG Cayman II, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns 0.01% of PSEG Operadora S.R.L. (described above).

1.3.B.3.(a)(xxvii) PSEG Ummalnar Energy Company Ltd., formerly PSEG Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is currently inactive.

1.3.B.3.(a)(xxviii) PSEG Edeersa Company, formerly PSEG Sharquia Power Holdings Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of providing operation and maintenance services to Edeersa. PSEG Edeersa Company is wholly owned by PSEG Americas Ltd.

1.3.B.3.(a)(xxix) PSEG Chile Generation Ltd. (PCGL), formerly Salalah Power Holdings I Ltd., a Bermuda company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is being used for the purpose of investing in power facilities in Chile and has one direct subsidiary (described below).

1.3.B.3.(a)(xxix)(A) Compania de Generacion del Sur, S.A. (CGS), a Chilean sociedad anonima, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin Americas. CGS is 99.99% owned by PCGL and 0.01% owned by PSEG Brazil I Company.

1.3.B.3.(a)(xxx) PSEG Luxembourg S.a.r.l., a Luxembourg company, has its registered office in Luxembourg, is currently inactive and is wholly owned by PSEG Americas Ltd.

1.3.B.3.(a)(xxxi) PSEG Uruguay S.R.L., an Uruguayan limited liability company, has its registered office in Uruguay, is presently inactive and is 99% owned by PSEG Americas Ltd. and 1% owned by Andina Mendoza Company. It has the following wholly-owned subsidiaries:

1.3.B.3.(a)(xxxi)(A) PSEG Spain S.L., a Spanish limited liability company, has its registered office in Spain, and is presently inactive.

1.3.B.3.(a)(xxxi)(B) PSEG Uruguay Finance Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is currently inactive.

1.3.B.4 PSEG India Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. PSEG India Company has one direct wholly owned subsidiary and several indirect wholly and partially owned subsidiaries described below.

1.3.B.4.(a) PSEG EAMS Ltd. (PSEG EAMS), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is a wholly owned subsidiary of PSEG India Company and has two direct wholly-owned subsidiaries, two indirect partially owned and one wholly owned subsidiary which are described below.

1.3.B.4.(a)(i) PSEG Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and has the following direct wholly owned and partially owned subsidiaries, described below.


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

1.3.B.4.(a)(i)(I) PSEG PPN Operations Private Ltd., an Indian company, has its registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of operation and maintenance of power facilities in India and is an EWG. PSEG Ambalamugal Energy Company Ltd. (described above) owns one share of PSEG PPN Operations Private Ltd.

1.3.B.4.(a)(ii) PSEG PPN Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India and is an EWG. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC) as described below.

1.3.B.4.(a)(ii)(I) PPN PGC, an Indian company, has its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of owning and operating power facilities in India.

1.3.B.5 PSEG Europe (Delaware) LLC, formerly PSEG Europe (Delaware) Inc. and PSEG Elcho (Delaware) Inc. (PED LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.5.(a) PSEG Europe B.V. (PSEG Europe), a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands. PSEG Europe is a direct wholly owned subsidiary of PEDLLC and has the following direct wholly-owned subsidiaries, 99% owned subsidiaries, and indirect subsidiaries:

1.3.B.5.(a)(i) PSEG Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Turkey. PSEG Investments B.V. is owned 99% by PSEG Europe and 1% by PEDLLC.

1.3.B.5.(a)(i)(A) Konya Ilgin Elektrik Uretim ve Ticaret Limited Sirketi (Konya), a Turkish company, has its registered address at Piyade Sk. 18 C Blok Flat No. 8, Cankaya, Akara, Turkey. Konya is owned 99% by PSEG Investments B.V. and 1% by PSEG Turkey B.V. and was formed for the purpose of investing in Turkey.

1.3.B.5 (a)(iii) PSEG Silesia B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and has one wholly owned subsidiary and one indirect 55.34% owned subsidiary as follows:

1.3.B.5.(a)(iii)(A) PSEG Chorzow B.V., a Netherlands company, and an EWG, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and has a 55.34% interest in Elektrocieplownia Chorzow Elcho Sp. z.o.o. (Chorzow).

1.3.B.5.(a)(iii)(A)(i) Elektrocieplownia Chorzow Elcho Sp. z o.o., a Polish company, has its principal executive offices at ul. Kosciuszki 6, 41-500 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.


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

1.3.B.5.(a)(v) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Turkey. PSEG Turkey B.V. is owned 99% by PSEG Europe and 1% by PEDLLC.

1.3.B.5.(a)(vi) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands and was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 50% interest in Prisma 2000 S.p.A. (Prisma) and an indirect interest in the following subsidiaries of Prisma.

1.3.B.5.(a)(vi)(A) Prisma, an Italian company, has its registered office at Via
G. de Castro, 4, -20144 Milan, Italy and was formed for the purpose of construction, operation and maintenance of, and investing in, power projects in Italy. Prisma has the following direct wholly-owned and partially-owned subsidiaries:

1.3.B.5.(a)(vi)(A)(i) Cellulosa Calabra S.p.A., an Italian company, has its registered office at Strada Statale 106, Zona Industriale 88900 Crotone, Italy and was formed for the purpose of investing in power facilities in Italy.

1.3.B.5.(a)(vi)(A)(ii) Energ S.p.A., an Italian company, has its registered office at Via Toledo (Piazzetta Duca d'Aosta) 265-80100 Napoli, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma.

1.3.B.5.(a)(vi)(A)(iii) San Marco Bioenergie S.p.A., an Italian company, has its registered office at Via G. de Castro, 4-20144 Milan, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly-owned by Prisma.

1.3.B.5.(a)(vi)(A)(iv) Idrogest S.p.A., an Italian company, has its registered office at Via Piemonte 117, Roma, Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(v) Elettrica Centro Nord S.r.l., an Italian company, has its registered office at Corso Nizza 10 (Int 5), 12100 Cuneo, Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(vi) Sicob Energia S.r.l., an Italian company, has its registered office at Castel San Giorgio, Localita Zona Industriale, 84083, Salerno, Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(vii)Ecogen S.p.A., an Italian company, has its registered address at Strada Cipata 118, 46100, Mantova, Italy, and is currently inactive.

1.3.B.5.(a)(vi)(A)(viii) Biomass Italia S.p.A., an Italian company, has its registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy and was formed for the purpose of investing in power facilities in Italy. Prisma, owns a 50% interest in Biomass Italia S.p.A. Biomasse Italia S.p.A. was granted EWG status on July 9, 2001.

1.3.B.5.(a)(vi)(A)(viii)(a) P.A. Energy S.r.l., an Italian company, has its registered office at Viale Citta d'Europa 681, Roma, Italy and is currently inactive.


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

1.3.B.5.(a)(vi)(A)(viii)(b) Barzellotti Lemerangi Bioenergia S.r.l., an Italian company, has its registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(viii)(c) La Montagnola Leopardi S.r.l., an Italian company, has its registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia, Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(viii)(d) Pontedera Energia S.p.A., an Italian company, has its registered office at Via Carducci 8, Empoli (FI), Firenze, Italy and is currently inactive.

1.3.B.5.(a)(vi)(A)(viii)(e) Tecnogrp Beco S.p.A., an Italian company, has its registered office at Via Carducci 8, Empoli (FI), Firenze, Italy and is currently inactive.

1.3.B.5.(a)(vii) PSEG Poland Distribution B.V., a Netherlands company, and an EWG, has it principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and has a 50% + 1 share owned subsidiary as follows:

1.3.B.5.(a)(vii)(A) Electrownia Skawina, S.A., a Polish company, has its registered offices at Skawina, Poland, and which owns and operates a coal-fired power station at Skawina, Poland.

1.3.B.5.(a)(viii) PSEG Europe I B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and is currently inactive.

1.3.B.5.(a)(ix) PSEG Europe II B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and is currently inactive.

1.3.B.5.(a)(xi) PSEG Europe IV B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and is currently inactive.

1.3.B.5.(a)(xii) PSEG Europe V B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, and is currently inactive.


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

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate property management business. EGDC has investments in five commercial real estate properties (one of which is developed) in several states. EGDC is an 80% joint venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has nine direct and two indirect subsidiaries, including general partnership interests as described below.

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general


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

partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse, and is presently inactive.

1.3.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.3.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.3.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land and improvements comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns vacant land presently used for surface parking comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.5. SSSIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land in Trenton, New Jersey.

1.3.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns the former National State Bank Building in Trenton, New Jersey.

1.3.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.D. PSEG Energy Technologies Inc. (PSEG Energy Technologies), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. PSEG Energy Technologies, an energy services business, is a wholly-owned subsidiary of PSEG Energy Holdings. PSEG Energy Technologies is an energy management company that constructs, operates and maintains heating, ventilating and air conditioning (HVAC) systems for and provides energy-related engineering, consulting and mechanical contracting services to industrial and commercial customers in the Northeastern and Middle Atlantic United States. As of December 31, 2002, Energy Technologies had assets of $200 thousand.

The management of PSEG Energy Holdings has determined that due to the substandard performance of Energy Technologies that it would discontinue its operations and divest itself of its mechanical contracting services assets.

PSEG Energy Technologies has the following 19 direct (wholly-owned, unless otherwise indicated) and 11 indirect subsidiaries:

1.3.D.1. The Dowling Group, Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 9815 Roosevelt Boulevard, Philadelphia, Pennsylvania 19114. Dowling Group is currently inactive.

1.3.D.2 Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 9815 Roosevelt Boulevard, Philadelphia, Pennsylvania 19114. Fluidics provides mechanical, construction and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.3.D.2.(a)(i) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. provides mechanical, construction and building services.

1.3.D.2.(a)(ii) Wredna, Inc. (Wredna), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wredna owns various Fluidics trade and service marks that it licenses to Fluidics.

1.3.D.3. Arden Engineering Constructors, Inc. (Arden), a Rhode Island corporation, has its principal executive offices at 435 Narragansett Park Drive, Pawtucket, Rhode Island 02861. Arden provides mechanical, construction and building services.

1.3.D.4. East Coast Mechanical, Inc. (East Coast), a Virginia corporation, has its principal executive offices at 552 Central Drive, Suite 112, Virginia Beach, Virginia 23454. East Coast provides mechanical, construction and building services.

1.3.D.5. Barham-McBride Company Incorporated (BaMCo), a New Jersey corporation, has its principal executive offices at 4239 Route 33, Tinton Falls, New Jersey 07713. BaMCo is a partially-owned subsidiary of PSEG Energy Technologies, whose shareholders are PSEG Energy Technologies (90%), and Terence McBride (10%). BaMCo provides mechanical contracting services and has 4 direct subsidiaries and has 50% interest in a joint venture.

1.3.D.5.(a) Urban Comm-Data, Inc. (Urban), a New Jersey corporation, has its principal executive offices at 321 Fairfield Road, Fairfield, New Jersey 07004. Urban provides mechanical and electrical services.

1.3.D.5.(b) Independent Electrical Construction Company (Independent Electrical), a New Jersey corporation, has its principal executive offices at 321 Fairfield Road, Fairfield, New Jersey 07004. Independent Electrical provides mechanical and electric contracting services.

1.3.D.5.(c) McBride Energy Services Company, LLC (MESCO), a New Jersey limited liability company, has its principal offices at 233 Central Avenue, Hawthorne, New Jersey 07506. MESCO is currently inactive.

1.3.D.5.(d) Barham-McBride Joint Venture (B-M JV), a New Jersey joint venture of, and owned equally by, BaMCo and Thomas H. Barham Co. (Barham) (see below). B-M JV provides mechanical contracting services for various casinos in Atlantic City and the Tosco facility in Linden, New Jersey.


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

1.3.D.6. Liber Rich & Sons, Inc. (Liber Rich), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. The stock of Liber Rich is owned by PSEG Energy Technologies (90%) and Joseph Rich Jr. (10%). Liber Rich provides mechanical contracting services.

1.3.D.7. Rich Fire Protection Company, Inc. (Rich Fire), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Rich Fire provides fire protection and mechanical contracting services.

1.3.D.8. KHS Holding Corp. (KHS Holding), previously known as "Keith H. Struble Air Conditioning, Inc.," is a New Jersey corporation, has its principal executive offices at c/o PSEG Energy Technologies Inc., 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. Until January 24, 2003. KHS Holding provided mechanical contracting services. As of January 24, 2003, substantially all of its assets were sold to Carrier Corporation. Currently, KHS Holding is inactive.

1.3.D.9. Thomas H. Barham Co., Inc., a New Jersey corporation, has its principal executive offices at 4239 Highway 33, Tinton Falls, NJ 07753. The stock of Barham is owned by PSEG Energy Technologies (90%) and by Thomas H. Barham (10%). Barham provides mechanical contracting services.

1.3.D.10. Central Plumbing and Heating Company, Inc. (Central), a Pennsylvania corporation, has its principal offices at 622 Hanover Avenue, Allentown, Pennsylvania 18103. Central provides fire protection and mechanical services.

1.3.D.11. Tougher Industries, Inc. (Tougher), a New York corporation, has its principal offices at 175 Broadway, Albany, New York 12204. Tougher provides mechanical contracting services and fabricates and installs sheet metal for primarily mechanical applications.

1.3.D.11.(a) Tougher Mechanical, Inc. (Mechanical), a New York corporation, has its principal offices at 175 Broadway, Albany, New York 12204. Mechanical provides in-house union payroll services.

1.3.D.12 50 Belver Avenue Associates Corporation, a New Jersey Corporation (50 Belver) has its principal offices at 499 Thornall Street, 4(th) Floor, Edison, New Jersey 08837. 50 Belver is the sole general partner of Quonset Point Cogen, L.P., a New Jersey limited partnership., 50 Belver conducts no other business.

1.3.D.13 OPC Corporation, a New Jersey corporation (OPC Corp.) has its principal offices at 499 Thornall Street, 4(th) Floor, Edison, New Jersey 08837. OPC Corp. is the sole limited partner of Quonset Point Cogen, L.P., a New Jersey limited partnership., OPC Corp. conducts no other business.

1.3.D.13(A) Quonset Point Cogen, L.P. (QPC-LP), a New Jersey limited partnership, has its principal offices at 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. QPC is owned by its sole general partner, 50 Belver Avenue Associates Corp., a wholly-owned subsidiary of Energy Technologies, and its sole limited partner, QPC Corporation, a New Jersey corporation. QPC owns and will operate a central plant facility at the Rhode Island location of Toray Plastics (America), Inc.

1.3.D.14 Quonset Point Cogen Corp., a Delaware corporation (Quonset Corp.), has its principal offices at c/o PSEG Energy Technologies Inc., 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. Quonset Corp. is a wholly-owned subsidiary of PSEG Energy Technologies. Quonset Corp. is currently inactive.

1.3.D.14(a) Quonset Point Cogen, L.P., a Delaware limited partnership (QPC-DELP), has principal offices at 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. QPC-DELP is owned by its sole general partner, Wredna, a wholly-owned subsidiary of Fluidics, and its sole general partner, Quonset Point Cogen Corp. QPC-DELP is currently inactive.

1.3.D.15. PSEG Energy Technologies Asset Management Company LLC (AMC LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. AMC LLC's sole member is PSEG Energy Technologies. AMC LLC has two subsidiaries discussed, below. AMC LLC is currently inactive.

1.3.D.15.(a) PSEG Energy Technologies Demand Management Assets Company LLC (DMA
LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. DMA LLC is currently inactive.

1.3.D.15.(b) PSEG Energy Technologies Asset Services Company LLC (AS LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. AS LLC is currently inactive.

1.3.D.16. PSEG ET 211 S. Broad Street Company LLC (ET 211), a Delaware limited liability company, has its principal office at 1209 Orange Street, Wilmington, Delaware 19801. ET 211 is currently inactive.

1.3.D.17. PSEG ET ONE NFL Plaza Company LLC (ET NFL), a Delaware limited liability company, has its principal office at 1209 Orange Street, Wilmington, Delaware 19801. ET NFL is currently inactive.

1.3.D.18. One NFL Plaza Company LLC (One NFL), a New Jersey limited liability company, has its principal office at c/o PSEG Energy Technologies Inc., 499 Thornall Street, Edison, NJ 08837. One NFL owns and maintains certain heating, ventilation and air conditioning and boiler and chiller systems and equipment at NFL Productions' One NFL Plaza, Mt. Laurel, New Jersey facility.

1.3.D.19. 211 S. Broad Street Company LLC (211 S. Broad), a New Jersey limited liability company, has its principal office at c/o PSEG Energy Technologies Inc., 499 Thornall Street, Edison, NJ 08837. 211 S. Broad owns, operates and maintains certain heating, ventilation and air conditioning and chiller systems and equipment at the University of the Art's 211 S. Broad Street, Philadelphia facility.

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Capital is a wholly-owned financing subsidiary of Energy Holdings, which serves as a capital financing vehicle for Energy Holdings' businesses, borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with PSEG.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Funding, a wholly-owned subsidiary of Energy Holdings, formerly served as a capital financing vehicle for Energy Holdings' businesses (excluding EGDC and PSEG Energy Technologies), borrowing on their behalf, on the basis of an unconditional guaranty from Energy Holdings, but without direct support from PSEG, as well as investing their short-term funds. Funding is currently inactive.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Services, a wholly-owned subsidiary of PSEG, was formed in 1999 to provide internal support services to PSEG's operating subsidiaries.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

      PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

      PSEG's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. As noted previously, during 2000, PSE&G transferred its generation-related assets to Power and its subsidiaries Nuclear and Fossil to own and operate such assets in the deregulated electric generation market in New Jersey. A description of the properties of PSE&G used for the transmission and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey follows:

      In addition to the facilities in New Jersey and Pennsylvania as discussed above, as of December 31, 2002, We owned 41 switching and/or generating stations in New Jersey with an aggregate installed capacity of 20,934 megavolt-ampers and 241 substations with an aggregate installed capacity of 7,503 megavolt-amperes. In addition 5 substations in New Jersey having an aggregate installed capacity of 127 megavolt-amperes were operated on leased property.

      Electric Transmission and Distribution Properties

      As of December 31, 2002, PSE&G's transmission and distribution system included approximately 21,873 circuit miles, of which approximately 7,518 miles were underground, and approximately 781,041 poles, of which approximately 536,260 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

      In addition, as of December 31, 2002, PSE&G owned five electric distribution headquarters and four sub headquarters in four operating divisions all located in New Jersey.

Gas Distribution Properties

      As of December 31, 2002, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:


                                                           Daily Capacity
     Plant                           Location              --------------
     -----                           --------                 (Therms)
     Burlington LNG..............    Burlington, NJ            773,000
     Camden LPG..................    Camden, NJ                280,000
     Central LPG.................    Edison Twp., NJ           960,000
     Harrison LPG................    Harrison, NJ              960,000
                                                             ---------
       Total.....................                            2,973,000
                                                             =========

      As of December 31, 2002, PSE&G owned and operated approximately 17,019 miles of gas mains, owned 11 gas distribution headquarters and two sub headquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, the pipeline companies owned portions of the metering and regulating facilities.

      3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

            (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

            PSEG  -     None.

            PSE&G - 41,795,669 Mwh. (retail and wholesale) sold primarily in the state of New Jersey providing revenue of approximately $3,648 million in 2002.

            PSE&G - 386,298,258 Mcf. (2002 basis of 1,035 BTU/cubic foot) sold in the state of New Jersey providing revenue of approximately $2,027 million in 2002.

            (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

            PSEG  -     None.

            PSE&G -     None.

            (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

            PSEG  -     None.

            PSE&G -     None.

            PSE&G - 28,275,400 Mcf. total off-system sales sold in the states of New Jersey (at N.J. City-Gate), New York, Pennsylvania, Maryland, South Carolina, Ohio, Washington D.C., Virginia, North Carolina, Georgia, Texas, Mississippi and Louisiana providing revenue of approximately $88,966,322 million in 2002.

            (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the state in which each such company is organized or at the state line.

            PSEG  -     None.

            PSE&G -     None.

            PSE&G - 109,135,459 Mcf. received through sales and transportation agreements with interstate pipelines having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio, Texas, Louisiana and Mississippi at a cost of approximately $423,542,290 million in 2002.

      4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

            (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                   (i) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of PSEG (Bermuda) Holdings II Ltd.

                   (ii) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

                   (iii) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), which owns a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China. PSEG China indirectly owns 30% of GZMHCL.

                   (iv) PSEG Tongzhou Cogen Power Ltd. (TMC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. TMC owns an 80% interest in Tongzhou Meiya Cogeneration Company Limited
                             (TMCC), which owns a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. PSEG China indirectly owns 40% of TMCC.

                   (v) Rio Grande Energia, S.A., (RGE), a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil

                             01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 32.46% owned by Ipe Energia S.A., a Brazilian company, which is owned 50% each by PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

                   (vi) Empresa Distribuidora de Energia Norte S.A. (EDEN), an Argentine company and a FUCO, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

                   (vii) Empresa Distribuidora de Energia Sur S.A. (EDES), an Argentine company and a FUCO, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

                   (viii) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, and Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A., (TGV). TGV is a direct 50% owned subsidiary of PSEG Americas II, Ltd.

                   (ix) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, with its executive offices in Buenos Aires, Argentina. The principal purpose of EDELAP is to offer services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

                   (x) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                   (xi) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                   (xii) Turboven Valencia Company Inc. (VALENCIA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                   (xiii) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company and an EWG, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in Kerala, India. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited.

                   (xiv) PSEG PPN Operations Private Ltd. (PPN Operations), an Indian company and an EWG, has its registered office at "Prince Towers", Floor 9, 25-26, College Road, Chennai, India 600006, is an EWG and was formed for the purpose of providing operations and maintenance services to power facilities in India.

                   (xv) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton Bermuda H1011, is an EWG, and has a 60% interest in Carthage Power Company SARL (CPC). CPC is a Tunisian company.

                   (xvi) PSEG North Chennai Ltd., a Mauritius company, has its registered office at 608 St. James Cart, St. Denis Street, Port Louis, Mauritius, is an EWG, and has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL). TSIL also has a 50% interest in TSEPL. TSEPL has a 525mW North Chennai Phase III thermal power project at Ennore. The Madras High Court has admitted a winding-up petition filed against TSEPL by PSEG North Chennai Ltd.

                   (xvii) Guadalupe Power Partners, LP (Guadalupe), and an EWG, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Guadalupe Power I, LLC and Guadalupe Power II, LLC.

                   (xviii) Archer Power Partners, LP (Archer), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Archer Power I, LLC and Archer Power II, LLC.

                   (xix) Odessa-Ector Power Partners, LP (Odessa), an EWG, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Odessa-Ector Power I, LLC and Odessa-Ector Power II, LLC.

                   (xx) Chilquinta Energia S.A. (Chilquinta), a Chilean company,has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, and was formed for the purpose of making investments in Chile and Peru. Inversiones Sempra-PSEG Chile S.A. holds a 99.987% interest in Chilquinta and Chilean Equity holds a 0.0065% interest in Chilquinta.

                   (xxi) Luz del Sur S.A.A. (Luz del Sur), a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima Peru, and is a FUCO and an electric distribution company serving southern Lima, Peru. A 61.16% interest in Luz del Sur is directly owned by Ontario Quinta A.V.V. Peruvian Opportunity S.A.C. holds a direct interest of 22.89% in Luz del Sur and Energy Business International A.V.V. owns 3.83%.

                   (xxii) AES Parana Operations SRL (AES Parana Operations), an Argentine company, has registered office in Buenos Aires, Argentina, and will provide maintenance and operations services to the project being constructed by AES Parana Operations. AES Parana Operations is 33.26% owned by PSEG Cayman Americas V Company and was formed for the purpose of making investments in Argentina.

                   (xxiii) PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the fossil fueled electric generation assets of PSE&G which were transferred to Power during 2000.

                   (xxiv) PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the nuclear fueled electric generation assets of PSE&G which were transferred to Power during 2000.

                   (xxv) PSEG Chorzow B.V., a Netherlands Company, and an EWG, has its principal executive offices at Weena 340, Rotterdam, and was formed for the purpose of holding shares in Electrocieplownia Chorzow Elcho Sp.z.o.o. of which it currently holds 55.34%.

                   (xxvi) PSEG Rongjiang Hydropower Ltd. (Rongjiang), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG China indirectly owns 50% interest in PSEG Rongjiang Hydrowpower Ltd. Rongjiang owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd.

                   (xxvii) Kalaeloa Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and it owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

                   (xxviii) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Co. Ltd.,

                             (Nantong), which owns a coal-fired cogeneration facility in Nantong, Jiangsu Province, China. PSEG China indirectly owns 46% of Nantong.

                   (xxix) Shanghai Wei-Gang Energy Company Ltd., a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China, which has FUCO status. PSEG China indirectly owns 32.5% of this company.

                   (xxx) PSEG Power New York. Inc. (Power New York), a Delaware corporation, and an EWG, has its principal executive offices at Route 144 Glen Mount, Albany, New York 12077. Power New York, a wholly-owned subsidiary of Fossil, was formed to acquire electric generation assets located in the state of New York.

                   (xxxi) GWF Energy LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in three natural gas-fired peaker facilities in California, two of which are operating and one of which is under construction.

                   (xxxii) Biomass Italia S.p.A., an Italian company, has its registered office at Strada Statale 106, Zong Industriale, 8890-Crotone, Italy and was formed for the purpose of investing in power facilities in Italy. Prism owns a 50% interest in Biomass Italia S.p.A.

                   (xxxiii) Texas Independent Energy Operating Company, LLC, a Delaware company, and an EWG, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP, and was formed to operate and maintain the eligible power generating facility owned by each of GPP and OEPP.

                   (xxxiv) Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEERSA), an Argentine company and a FUCO, has its registered office in Argentina and was formed for the purpose of distributing and transmitting electric power to the province of Entre Rios, Argentina. EDEERSA is 90% directly owned by Inverder.

                   (xxxv) AES Parana S.C.A., an Argentine company, has registered office in Buenos Aires, Argentina, and was formed for the purpose of making investments in Argentina. AES Parana S.C.A. is owned 33% by PSEG Cayman Americas V Company.

                   (xxxvi) Danskammer OP LLC (Danskammer OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801. Danskammer OP, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                   (xxxvii) Danskammer OL LLC (Danskammer OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801. Danskammer OL, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                   (xxxviii) Roseton OP LLC (Roseton OP), a Delaware limited
                             liability company, has its principal executive offices at 1300 North Market Street Suite
                             405, Wilmington, Delaware 19801. Roseton OP, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                   (xxxix) Roseton OL LLC (Roseton OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street Suite
                             405, Wilmington, Delaware 19801. Roseton OL, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                   (xl) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor, an indirect wholly-owned subsidiary of PSRC was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                   (xli) Keystone Lessor Genco LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor, an indirect wholly-owned subsidiary of PSRC was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                   (xlii) Shawville Lessor Genco LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor, an indirect wholly-owned subsidiary of PSRC was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                   (xliii) PSEG Philippines Holdings LLC (PPHLLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and is an EWG. PPHLLC owns a direct 27.8% interest in Magellan Capital Holdings Corporation
                             (MCHC). MCHC, a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines.

                   (xliv)    PSEG Lawrenceburg Energy Company LLC
                             (Lawrenceburg), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana.

                   (xlv) PSEG Waterford Energy LLC (Waterford), a Delaware limited liability company and an EWG, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is a wholly-owned subsidiary of Fossil.

                   (xlvi) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Saesa is a FUCO. Frontel is 95.889% owned by Inversiones Chile and 0.006% owned by PSEG Chilean Equity II td. Frontel owns a 0.10% direct interest in each of Creo and STS described below.

                   (xlvii) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean Sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. Edelaysen is 91.66% owned by SAESA.

                   (xlviii) Compania Electrica Osorno S.a. (Creo), a Chilean Sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. Creo is 0.10% owned by Frontel and 99.90% owned by SAESA.

                   (xlix)    Sistema de Transmission Sur S.A. (STS), a
                             Chilean Sociedad anonima, has its registered office in Chile and was formed for the purpose of investing in Latin America. STS is 0.10% owned by Frontel and 99.90% owned by SAESA.

                   (l) PSEG Power Midwest LLC (Power Midwest), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of operating power facilities in the Midwestern United States. The company received EWG status on October 4, 2001.

                   (li) PSEG Power Connecticut LLC (Power Connecticut), a Connecticut limited liability company, has its registered office at 1 Commercial Plaza, Hartford, Connecticut, 06103 in care of CT Systems. On December 6, 2002 Fossil acquired the membership interests of Wisvest-Connecticut LLC from Wisvest Corporation, an unrelated Wisconsin corporation, and thereafter changed the name to Power Connecticut. Power Connecticut is an EWG and its purpose is to own and operate fossil-fueled electric generation assets in Connecticut.

                   (lii) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine sociedad anonima, has its registered office in Argentina and was formed for the purpose of investing in Latin America. Edersa is 50% owned by SAESA.

                   (liii) Electroandes S.A., a Peruvian sociedad anonima, has its registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru and was formed for the purposes of investing in Latin America.

                   (liv) PSEG Poland Distribution B.V. (PSEG Poland), a Netherlands company, and an EWG, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands. PSEG Poland owns a 50% +1 share interest in Electrownia Skawina, S.A. (Skawina), Skawina, a Polish company, has its registered offices at Skawina, Poland, and it owns and operates a coal-fired power station at Skawina, Poland.

                   (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                             See Exhibit C attached hereto and Items 1 and 4(a) above.

                   (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                             (i)       BHILAI

                                       As of December 31, 2002, PSEG has an
                                       indirect aggregate capital investment in
                                       BHILAI of U.S. $0.

                             (ii)      CUPPI

                                       As of December 31, 2002, PSEG has an
                                       indirect aggregate capital investment in
                                       CUPPI of U.S. $34,384,350 all of which is equity.

                             (iii)     ZHL

                                       As of December 31, 2002, PSEG has an
                                       indirect aggregate capital investment in
                                       ZHL of U.S. $22,062,494 all of which is
                                       equity.

                             (iv)      TMC

                                       As of December 31, 2002, PSEG has an
                                       indirect aggregate capital investment in
                                       TMC of U.S. $6,306,123 all of which is
                                       equity.

                             (v)       RGE

                                       As of December 31, 2002, PSEG has an
                                       indirect aggregate capital investment in
                                       RGE of U.S. $210,784,528 all of which is equity.

                             (vi)      EDEN

                                       As of December 31, 2002, PSEG has
                                       reclassified its indirect investment into
                                       EDEN of U.S. $0.

                             (vii)     EDES

                                       As of December 31, 2002, PSEG has
                                       reclassified its indirect investment into
                                       EDES of U.S. $0.

                             (viii)    TGM

                                       As of December 31, 2002, PSEG has an
                                       indirect capitalinvestment in TGM of U.S.
                                       $1,844,199 all of which
                                       is equity. PSEG and its subsidiaries
                                       (direct and indirect) have no other
                                       security guarantees, debt or other
                                       financial obligations relative to TGM.

                             (ix)      EDELAP

                                       As of December 31, 2002, PSEG has
                                       reclassified its indirect investment into
                                       EDELAP of U.S. $0.

                             (x)       CAGUA

                                       Turboven Company Inc., a Cayman company, is the 100% direct parent of CAGUA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2002, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $49,027,395.

                             (xi)      MARACAY

                                       Turboven Company Inc., a Cayman company, is the 100% direct parent of MARACAY. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2002, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $49,027,395.

                             (xii)     VALENCIA

                                       Turboven Company Inc., a Cayman company, is the 100% direct parent of VALENCIA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2002, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $49,027,395.

                             (xiii)    PPN Energy

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in PPN Energy of U.S. $30,306,636 all of which is equity.

                             (xiv)     PPN Operations

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in PPN
                                       Operations of U.S. $2,283,900 all of
                                       which is equity.

                             (xv)      PSEG International Ltd/CPC

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Carthage
                                       of U.S. $61,004,138.

                             (xvi)     PSEG North Chennai Ltd/TSEPL

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Tri-Sakthi of U.S. $0.

                             (xvii)    Guadalupe

                                       Texas Independent Energy L.P. is the 100% indirect parent of Guadalupe Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2002, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $215,668,245 of which U.S. $142,662,646 is equity and U.S. $73,005,599 is
                                       partnership advances.

                             (xviii)   Archer

                                       Texas Independent Energy L.P. is the 100% indirect parent of Archer Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2002, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $215,668,245 of which U.S.
                                       $142,662,646 is equity and U.S.
                                       $73,005,599 is partnership advances.

                             (xix)     Odessa

                                       Texas Independent Energy L.P. is the 100% indirect parent of Odessa Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2002, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $215,668,245 of which U.S.
                                       $142,662,646 is equity and U.S.
                                       $73,005,599 is partnership advances.

                             (xx)      Chilquinta

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Chilquinta of U.S. $396,998,486, of which U.S.
                                       $234,130,485 is equity and U.S.
                                       $162,868,001 is debt (including
                                       interest).

                             (xxi)     Luz del Sur

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Luz del
                                       Sur of U.S. $119,893,221.

                             (xxii)    AES Parana Operations

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in AES Parana
                                       Operations of U.S. $0.

                             (xxiii)   Fossil

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Fossil of U.S. $932,647,012, all of which is equity.

                             (xxiv)    Nuclear

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Nuclear of U.S. $124,202,172, all of which is equity.

                             (xxv)     PSEG Chorzow B.V.

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in PSEG
                                       Chorzow B.V. of U.S. $9,565,989 all of
                                       which is equity.

                             (xxvi)    Rongjiang

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Rongjiang of U.S. $10,802,762 all of which is equity.

                             (xxvii)   Kalaeloa Partners, LP

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Kalaeloa
                                       Partners LP of U.S. $26,971,276 all of
                                       which is equity.

                             (xxviii)  Meiya Electric Asia Ltd.

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Meiya
                                       Electric Asia Ltd. of U.S. $3,294,618 all of which is equity.

                             (xxix)    Shanghai Wei-Gang Energy Company Ltd.

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Shanghai
                                       Wei-Gang Energy Company Ltd. of U.S.
                                       $13,938,948 all of which is equity.

                             (xxx)     Power New York

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Power New
                                       York of U.S. $(3,211,320), all of which
                                       is equity.

                             (xxxi)    GWF Energy LLC

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in GWF Energy
                                       LLC of U.S. $224,103,826 all of which is equity.

                             (xxxii)   Biomass Italia S.p.A.

                                       Prisma 2000 S.p.A. is the 50% indirect
                                       parent of Biomass Italia S.p.A.. PSEG has a 50% indirect interest in Prisma 2000 S.p.A. As of December 31, 2002, PSEG has an indirect capital investment in Prisma 2000 S.p.A. of U.S. $68,974,585, of which
                                       U.S. $15,000,000 is equity, and U.S.
                                       $53,974,585 is joint venture advances in the Asset Held for Sale category.

                             (xxxiii)  Texas Independent Energy Operating
                                       Company.

                                       Texas Independent Energy L.P. is the 100% indirect parent of Texas Independent Energy Operating Company. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2002, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $215,668,245 of which U.S. $142,662,646 is equity and U.S. $73,005,599 is
                                       partnership advances.

                             (xxxiv)   EDEERSA

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Empresa
                                       Distribuidora de Electricidad de Entre
                                       Rios S.A. of U.S. $0 all of which is
                                       equity.

                             (xxxv)    AES Parana S.C.A.

                                       As of December 31, 2002 PSEG has
                                       reclassified it's indirect investment
                                       into AES Parana S.C.A. of U.S. $0 all of which is equity into the Asset Held for Sale category.

                             (xxxvi)   Danskammer OP

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Danskammer
                                       OP of U.S. $56,269,004, all of which is
                                       equity.

                             (xxxvii)  Danskammer OL

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Danskammer
                                       OL of U.S. $56,269,104, all of which is
                                       equity.

                             (xxxviii) Roseton OP

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Roseton OP of U.S. $116,205,447, all of which is equity.

                             (xxxix)   Roseton OL

                                       As of December 31, 2002 PSEG has an
                                       indirect capital investment in Roseton OL of U.S. $116,205,447 all of which is equity.

                             (xl)      Conemaugh Lessor

                                       As of December 31, 2002 PSEG has an
                                       indirect capital investment in Conemaugh
                                       Lessor of U.S. $8,981,953, all of which
                                       is equity.

                             (xli)     Keystone Lessor

                                       As of December 31, 2002 PSEG has an
                                       indirect capital investment in Keystone
                                       Lessor of U.S. $8,950,843, all of which
                                       is equity.

                             (xlii)    Shawville Lessor

                                       As of December 31, 2002 PSEG has an
                                       indirect capital investment in Shawville
                                       Lessor of U.S. $8,379,649, all of which
                                       is equity.

                             (xliii)   PPHLLC/MCHC

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Magellan
                                       Capital Holdings Corporation of U.S.
                                       $3,100,018 all of which is equity.

                             (xliv)    Lawrenceburg

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in
                                       Lawrenceburg of U.S. $140,093,867, all of which is equity.

                             (xlv)     Waterford

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Waterford of U.S. $129,175,761, all of which is equity.

                             (xlvi)    Frontel

                                       Frontel is 95.889% owned by Saesa. PSEG
                                       has a 100% indirect interest in Saesa. As of December 31, 2002, PSEG has an indirect capital investment in Saesa of U.S. $539,420,486 all of which is equity.

                             (xlvii)   Edelaysen

                                       Edelaysen is 91.66% owned by Saesa. PSEG has a 100% indirect interest in Saesa. As of December 31, 2002, PSEG has an indirect capital investment in Saesa of U.S. $539,420,486 all of which is equity.

                             (xlviii)  Creo

                                       Creo is 99.90% owned by Saesa. PSEG has a 100% indirect interest in Saesa. As of December 31, 2002, PSEG has an indirect capital investment in Saesa of U.S. $539,420,486 all of which is equity.

                             (xlix)    STS

                                       STS is 99.90% owned by Saesa. PSEG has a 100% indirect interest in Saesa. As of December 31, 2002, PSEG has an indirect capital investment in Saesa of U.S. $539,420,486 all of which is equity.

                             (l)       Power Midwest

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Power
                                       Midwest of U.S. $(746,213), all of which is equity.

                             (li)      Power Connecticut

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in Power
                                       Connecticut of U.S. $112 million, all of which is equity.

                             (lii)     Edersa

                                       Edersa is 50% owned by Saesa. PSEG has a 100% indirect interest in Saesa. As of December 31, 2002, PSEG has an indirect capital investment in Saesa of U.S. $539,420,486 all of which is equity.

                             (liii)    Electroandes S.A.

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in
                                       Electroandes S.A. of U.S. $250,296,989.

                             (liv)     PSEG Poland

                                       As of December 31, 2002, PSEG has an
                                       indirect capital investment in PSEG
                                       Poland of U.S. $31,643,000, all of which is equity.

                   (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                                   (i) BHILAI
                                    12/31/02

                                                                          $ U.S.
                                                                          ------
Capitalization                                                                 0
                                                                          ======

Net Income                                                                     0
                                                                          ======

                                   (ii) CUPPI
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                            74,145
Non-current Assets                                                    50,883,771
                                                                      ----------
Total Assets                                                          50,957,916
                                                                      ==========

Liabilities
Current Liabilities                                                      139,400
Non-current Liabilities                                                        0
                                                                      ----------
Total Liabilities                                                        139,400

Equity                                                                50,818,516
                                                                      ----------
Total Liabilities and Equity                                          50,957,916
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     9,098,430

                                    (iii) ZHL
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        11,818,615
Non-current Assets                                                    58,837,985
                                                                      ----------
Total Assets                                                          70,656,600
                                                                      ==========

Liabilities
Current Liabilities                                                   21,754,763
Non-current Liabilities                                               10,470,942
                                                                      ----------
Total Liabilities                                                     32,225,705

Equity                                                                38,430,895
                                                                      ----------
Total Liabilities and Equity                                          70,656,600
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     4,581,401

                                    (iv) TMC
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         3,940,667
Non-current Assets                                                    13,790,200
                                                                      ----------
Total Assets                                                          17,730,867
                                                                      ==========

Liabilities
Current Liabilities                                                    6,742,397
Non-current Liabilities                                                  356,756
                                                                      ----------
Total Liabilities                                                      7,099,153

Equity                                                                10,631,714
                                                                      ----------
Total Liabilities and Equity                                          17,730,867
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     3,509,692

                                     (v) RGE
                                    12/31/02

                                                                          $ U.S.
                                                                          ------
Assets
Current Assets                                                       123,582,364
Non-current Assets                                                   573,223,325
                                                                    ------------
Total Assets                                                         696,805,689
                                                                    ============

Liabilities
Current Liabilities                                                  254,454,832
Non-current Liabilities                                              183,289,353
                                                                    ------------
Total Liabilities                                                    437,744,185

Equity                                                               259,061,504
                                                                    ------------
Total Liabilities and Equity                                         696,805,689
                                                                    ============
Net Income for Year-Ended 12/31/02                                  (66,415,616)

                                    (vi) EDEN
                                    12/31/02
                                                                        $ U.S.
                                                                        ------
Capitalization                                                                 0
                                                                     ===========
Net Income                                                                     0
                                                                     ===========
                                   (vii) EDES
                                    12/31/02
                                                                        $ U.S.
                                                                        ------
Capitalization                                                                 0
                                                                     ===========
Net Income                                                                     0
                                                                     ===========

                                   (viii) TGM
                                    12/31/02

                                                                          $ U.S.
                                                                          ------
Assets
Current Assets                                                         6,407,673
Non-current Assets                                                    14,327,860
                                                                      ----------
Total Assets                                                          20,735,533
                                                                      ==========

Liabilities
Current Liabilities                                                    6,537,716
Non-current Liabilities                                                3,001,320
                                                                      ----------
Total Liabilities                                                      9,539,036

Equity                                                                11,196,497
                                                                      ----------
Total Liabilities and Equity                                          20,735,533
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     1,604,546

                                   (ix) EDELAP
                                    12/31/02

                                                                          $ U.S.
                                                                          ------
Capitalization                                                                 0
                                                                          ======
Net Income                                                                     0
                                                                          ======

                                    (x) CAGUA
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         5,061,000
Non-current Assets                                                    37,899,000
                                                                      ----------
Total Assets                                                          42,960,000
                                                                      ==========

Liabilities
Current Liabilities                                                    1,420,000
Non-current Liabilities                                                9,837,000
                                                                      ----------
Total Liabilities                                                     11,257,000

Equity                                                                31,703,000
                                                                      ----------
Total Liabilities and Equity                                          42,960,000
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     1,301,000

                                  (xi) MARACAY
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         6,600,000
Non-current Assets                                                    33,377,000
                                                                      ----------
Total Assets                                                          39,977,000
                                                                      ==========

Liabilities
Current Liabilities                                                    1,655,000
Non-current Liabilities                                               11,256,000
                                                                      ----------
Total Liabilities                                                     12,911,000

Equity                                                                27,066,000
                                                                      ----------
Total Liabilities and Equity                                          39,977,000
                                                                      ==========

Net Income for Year-Ended 12/31/02                                     4,359,000

                                 (xii) VALENCIA
                                    12/31/02

                                                                        $ U.S.
                                                                        ------

Capitalization                                                                0
                                                                     ===========
Net Income                                                           (1,142,235)
                                                                     ===========

                                (xiii) PPN Energy
                                    12/31/02
                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                          503,360
Non-current Assets                                                   35,807,989
                                                                    -----------
Total Assets                                                         36,311,349
                                                                    ===========

Liabilities
Current Liabilities                                                   6,267,422
Non-current Liabilities                                                (262,710)
                                                                    -----------
Total Liabilities                                                     6,004,712

Equity                                                               30,306,637
                                                                    -----------
Total Liabilities and Equity                                         36,311,349
                                                                    ===========

Net Income for Year-Ended 12/31/02                                      (27,020)

                              (xiv) PPN Operations
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         2,524,750
Non-current Assets                                                             0
                                                                       ---------
Total Assets                                                           2,524,750
                                                                       =========

Liabilities
Current Liabilities                                                      234,002
Non-current Liabilities                                                    6,802
                                                                       ---------
Total Liabilities                                                        240,850

Equity                                                                 2,283,900
                                                                       ---------
Total Liabilities and Equity                                           2,524,750
                                                                       =========

Net Income for Year-Ended 12/31/02                                             0

                        (xv) PSEG International Ltd./CPC
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                        30,572,263
Non-current Assets                                                   290,517,689
                                                                     -----------
Total Assets                                                         321,089,952
                                                                     ===========
Liabilities
Current Liabilities                                                   46,131,680
Non-current Liabilities                                              167,406,080
                                                                     -----------
Total Liabilities                                                    213,537,760

Equity                                                               107,552,192
                                                                     -----------
Total Liabilities and Equity                                         321,089,952
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    12,042,767

                       (xvi) PSEG North Chennai Ltd./TSEPL
                                    12/31/02

                                                                          $ U.S.
                                                                          ------
Capitalization                                                                 0
                                                                          ======

Net Income                                                                     0
                                                                          ======

                                (xvii) Guadalupe
                                    12/31/02
                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                       21,655,051
Non-current Assets                                                  392,067,206
                                                                   ------------
Total Assets                                                        413,722,257
                                                                   =============

Liabilities
Current Liabilities                                                  16,748,527
Non-current Liabilities                                             249,695,764
                                                                   ------------
Total Liabilities                                                   266,444,291

Equity                                                              147,277,966
                                                                   ------------
Total Liabilities and Equity                                        413,722,257
                                                                   =============

Net Income for Year-Ended 12/31/02                                  (15,676,718)

                                 (xviii) Archer
                                    12/31/02

                                                                       $ U.S.
                                                                       ------

Capitalization                                                                 0
                                                                     ===========

Net Income for Year-Ended 12/31/02                                             0
                                                                     ===========

                                   (xix) Odessa
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                       32,431,115
Non-current Assets                                                  414,399,809
                                                                    -----------
Total Assets                                                        446,830,924
                                                                    ===========
Liabilities
Current Liabilities                                                  22,059,782
Non-current Liabilities                                             274,384,238
                                                                    -----------
Total Liabilities                                                   296,444,020

Equity                                                              150,386,904
                                                                    -----------
Total Liabilities and Equity                                        446,830,924
                                                                    ===========

Net Income for Year-Ended 12/31/02                                   (8,984,401)

                                 (xx) Chilquinta
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        80,539,000
Non-current Assets                                                   817,879,000
                                                                     -----------
Total Assets                                                         898,418,000
                                                                     ===========

Liabilities
Current Liabilities                                                   33,331,000
Non-current Liabilities                                              445,986,000
                                                                     -----------
Total Liabilities                                                    479,317,000

Equity                                                               419,101,000
                                                                     -----------
Total Liabilities and Equity                                         898,418,000
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    40,066,000

                                (xxi) Luz del Sur
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        83,989,115
Non-current Assets                                                   475,132,439
                                                                     -----------
Total Assets                                                         559,121,554
                                                                     ===========

Liabilities
Current Liabilities                                                   64,635,412
Non-current Liabilities                                              200,942,052
                                                                     -----------
Total Liabilities                                                    265,577,464

Equity                                                               293,544,090
                                                                     -----------
Total Liabilities and Equity                                         559,121,554
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    55,647,867

                           (xxii) AES Parana Operations
                                    12/31/02

                                                                        $ U.S.
                                                                        ------

Capitalization                                                                 0
                                                                     ===========

Net Income for Year-Ended 12/31/02                                             0
                                                                     ===========

                                 (xxiii) Fossil
                                    12/31/02
                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                      107,000,000
Non-current Assets                                                3,696,000,000
                                                                ---------------
Total Assets                                                      3,803,000,000
                                                                ===============

Liabilities
Current Liabilities                                               1,065,000,000
Non-current Liabilities                                           1,903,000,000
                                                                ---------------
Total Liabilities                                                 2,968,000,000

Equity                                                              835,000,000
                                                                ---------------
Total Liabilities and Equity                                      3,803,000,000
                                                                ===============

Net Income for Year-Ended 12/31/02                                   36,868,178

                                 (xxiv) Nuclear
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                       225,000,000
Non-current Assets                                                 1,084,000,000
                                                                   -------------
Total Assets                                                       1,309,000,000
                                                                   =============

Liabilities
Current Liabilities                                                   67,000,000
Non-current Liabilities                                            1,115,000,000
                                                                   -------------
Total Liabilities                                                  1,182,000,000

Equity                                                               127,000,000
                                                                   -------------
Total Liabilities and Equity                                       1,309,000,000
                                                                   =============

Net Income for Year-Ended 12/31/02                                   188,788,247

                             (xxv) PSEG Chorzow B.V.
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                       18,290,000
Non-current Assets                                                  259,349,000
                                                                    -----------
Total Assets                                                        277,639,000
                                                                    ===========

Liabilities
Current Liabilities                                                  21,613,000
Non-current Liabilities                                             241,981,000
                                                                    -----------
Total Liabilities                                                   263,594,000

Equity                                                               14,045,000
                                                                    -----------
Total Liabilities and Equity                                        277,639,000
                                                                    ===========

Net Income for Year-Ended 12/31/02                                     (111,000)

                                 (xxvi) Rongjiang
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         4,389,240
Non-current Assets                                                    57,289,311
                                                                     -----------
Total Assets                                                          61,678,551
                                                                     ===========

Liabilities
Current Liabilities                                                    5,245,903
Non-current Liabilities                                               36,063,656
                                                                     -----------
Total Liabilities                                                     41,309,559

Equity                                                                20,368,992
                                                                     -----------
Total Liabilities and Equity                                          61,678,551
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     4,865,365

                          (xxvii) Kalaeloa Partners LP
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        20,797,171
Non-current Assets                                                   208,790,073
                                                                     -----------
Total Assets                                                         229,587,244
                                                                     ===========

Liabilities
Current Liabilities                                                   13,385,144
Non-current Liabilities                                              164,823,590
                                                                     -----------
Total Liabilities                                                    178,208,744

Equity                                                                51,378,500
                                                                     -----------
Total Liabilities and Equity                                         229,587,244
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     9,601,926

                        (xxviii) Meiya Electric Asia Ltd
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         4,960,025
Non-current Assets                                                    20,511,563
                                                                  --------------
Total Assets                                                          25,471,588
                                                                  ==============

Liabilities
Current Liabilities                                                   17,108,716
Non-current Liabilities                                                2,394,791
                                                                  --------------
Total Liabilities                                                     19,503,507

Equity                                                                 5,968,081
                                                                  --------------
Total Liabilities and Equity                                          25,471,588
                                                                  ==============

Net Income for Year-Ended 12/31/02                                     5,466,597

                     (xxix) Shanghai Wei-Gang Energy Co. Ltd
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        18,090,226
Non-current Assets                                                    40,861,216
                                                                     -----------
Total Assets                                                          58,951,442
                                                                     ===========

Liabilities
Current Liabilities                                                    9,250,450
Non-current Liabilities                                                6,806,250
                                                                     -----------
Total Liabilities                                                     16,056,700

Equity                                                                42,894,742
                                                                     -----------
Total Liabilities and Equity                                          58,951,442
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     7,465,458

                              (xxx) Power New York
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        8,827,812
Non-current Assets                                                  238,425,800
                                                                    -----------
Total Assets                                                        247,253,612
                                                                    ===========

Liabilities
Current Liabilities                                                 238,237,812
Non-current Liabilities                                              12,227,120
                                                                    -----------
Total Liabilities                                                   250,464,932

Equity                                                               (3,211,320)
                                                                    -----------
Total Liabilities and Equity                                        247,253,612
                                                                    ===========

Net Income for Year-Ended 12/31/02                                    1,708,954

                              (xxxi) GWF Energy LLC
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        15,516,196
Non-current Assets                                                   284,760,394
                                                                     -----------
Total Assets                                                         300,276,590
                                                                     ===========

Liabilities
Current Liabilities                                                    5,361,940
Non-current Liabilities                                                7,976,632
                                                                     -----------
Total Liabilities                                                     13,338,572

Equity                                                               286,938,018
                                                                     -----------
Total Liabilities and Equity                                         300,276,590
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    36,736,414

                          (xxxii) Biomass Italia S.p.A.
                                    12/31/02

                                                                        $ U.S.
                                                                        ------

Capitalization                                                                $0
                                                                     ===========

Net Income for the Year Ended 12/31/02                                        $0
                                                                     ===========

               (xxxiii) Texas Independent Energy Operating Company
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        2,070,908
Non-current Assets                                                            0
                                                                     ----------
Total Assets                                                          2,070,908
                                                                     ==========

Liabilities
Current Liabilities                                                   1,008,307
Non-current Liabilities                                                       0
                                                                     ----------
Total Liabilities                                                     1,008,307

Equity                                                                1,062,601
                                                                     ----------
Total Liabilities and Equity                                          2,070,908
                                                                     ==========

Net Income for Year-Ended 12/31/02                                        4,947

                                 (xxxiv) EDEERSA
                                    12/31/02

                                                                       $ U.S.
                                                                       ------

Capitalization                                                                0
                                                                    ===========

Net Income for Year-Ended 12/31/02                                  (66,674,385)
                                                                    ===========

                            (xxxv) AES Parana, S.C.A.
                                    12/31/02

                                                                        $ U.S.
                                                                        ------


Capitalization                                                                 0
                                                                     ===========


Net Income for Year-Ended 12/31/02                                             0
                                                                     ===========

                              (xxxvi) Danskammer OP
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                    56,269,104
                                                                     -----------
Total Assets                                                          56,269,104
                                                                     ===========

Liabilities
Current Liabilities                                                          100
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                            100

Equity                                                                56,269,004
                                                                     -----------
Total Liabilities and Equity                                          56,269,104
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     6,701,043

                             (xxxvii) Danskammer OL
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                    56,269,408
                                                                     -----------
Total Assets                                                          56,269,408
                                                                     ===========

Liabilities
Current Liabilities                                                          304
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                            304

Equity                                                                56,269,104
                                                                     -----------
Total Liabilities and Equity                                          56,269,408
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     6,701,143

                              (xxxviii) Roseton OP
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                   116,205,547
                                                                     -----------
Total Assets                                                         116,205,547
                                                                     ===========

Liabilities
Current Liabilities                                                          100
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                            100

Equity                                                               116,205,447
                                                                     -----------
Total Liabilities and Equity                                         116,205,547
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    13,794,972

                                (xil) Roseton OL
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                   116,205,647
                                                                     -----------
Total Assets                                                         116,205,647
                                                                     ===========

Liabilities
Current Liabilities                                                          100
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                            100

Equity                                                               116,205,547
                                                                     -----------
Total Liabilities and Equity                                         116,205,647
                                                                     ===========

Net Income for Year-Ended 12/31/02                                    13,795,072

                           (xl) Conemaugh Lessor Genco
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                    72,849,537
                                                                     -----------
Total Assets                                                          72,849,537
                                                                     ===========

Liabilities
Current Liabilities                                                   63,867,584
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                     63,867,584

Equity                                                                 8,981,953
                                                                     -----------
Total Liabilities and Equity                                          72,849,537
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     2,179,524

                           (xli) Keystone Lessor Genco
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                                 0
Non-current Assets                                                    72,588,615
                                                                     -----------
Total Assets                                                          72,588,615
                                                                     ===========

Liabilities
Current Liabilities                                                   63,637,772
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                     63,637,772

Equity                                                                 8,950,843
                                                                     -----------
Total Liabilities and Equity                                          72,588,615
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     2,176,423

                          (xlii) Shawville Lessor Genco
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         2,256,907
Non-current Assets                                                    75,167,012
                                                                     -----------
Total Assets                                                          77,423,919
                                                                     ===========

Liabilities
Current Liabilities                                                   69,044,271
Non-current Liabilities                                                        0
                                                                     -----------
Total Liabilities                                                     69,044,271

Equity                                                                 8,379,648
                                                                     -----------
Total Liabilities and Equity                                          77,423,919
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     1,034,759

                                  (xliii) PPHLLC
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         8,732,692
Non-current Assets                                                    12,800,594
                                                                     -----------
Total Assets                                                          21,524,286
                                                                     ===========

Liabilities
Current Liabilities                                                      319,513
Non-current Liabilities                                                   55,830
                                                                     -----------
Total Liabilities                                                        375,342

Equity                                                                21,148,944
                                                                     -----------
Total Liabilities and Equity                                          21,524,286
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     3,676,615

                               (xliv) Lawrenceburg
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                          397,182
Non-current Assets                                                  587,061,422
                                                                   ------------
Total Assets                                                        587,458,604
                                                                   ============

Liabilities
Current Liabilities                                                   2,364,737
Non-current Liabilities                                             445,000,000
                                                                   ------------
Total Liabilities                                                   447,364,737

Equity                                                              140,093,867
                                                                   ------------
Total Liabilities and Equity                                        587,458,604
                                                                   ============

Net Income for Year-Ended 12/31/02                                      177,026

                                 (xlv) Waterford
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                           368,190
Non-current Assets                                                   493,281,369
                                                                     -----------
Total Assets                                                         493,649,559
                                                                     ===========

Liabilities
Current Liabilities                                                   13,222,101
Non-current Liabilities                                              351,252,405
                                                                     -----------
Total Liabilities                                                    364,474,506

Equity                                                               129,175,053
                                                                     -----------
Total Liabilities and Equity                                         493,649,559
                                                                     ===========

Net Income for Year-Ended 12/31/02                                       230,096

                                  (xlvi) Frontel
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        19,738,900
Non-current Assets                                                   119,679,265
                                                                     -----------
Total Assets                                                         139,418,165
                                                                     ===========

Liabilities
Current Liabilities                                                   47,528,885
Non-current Liabilities                                               47,623,389
                                                                     -----------
Total Liabilities                                                     95,152,274

Equity                                                                44,265,891
                                                                     -----------
Total Liabilities and Equity                                         139,418,165
                                                                     ===========

Net Income for Year-Ended 12/31/02                                     1,720,560

                                (xlvii) Edelaysen
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                        7,028,640
Non-current Assets                                                   42,115,230
                                                                  -------------
Total Assets                                                         49,143,870
                                                                  =============

                                                                        $ U.S.
                                                                        ------


Liabilities
Current Liabilities                                                 17,143,333
Non-current Liabilities                                                862,458
                                                                  ------------
Total Liabilities                                                   18,005,791

Equity                                                              31,138,079
                                                                  ------------
Total Liabilities and Equity                                        49,143,870
                                                                  ============

Net Income for Year-Ended 12/31/02                                  3,762,411

                                  (xlviii) Creo
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         2,987,317
Non-current Assets                                                    11,397,418
                                                                    ------------
Total Assets                                                          14,384,735
                                                                    ============

Liabilities
Current Liabilities                                                    1,449,275
Non-current Liabilities                                                2,130,637
                                                                    ------------
Total Liabilities                                                      3,579,912

Equity                                                                10,804,822
                                                                    ------------
Total Liabilities and Equity                                          14,384,735
                                                                    ============

Net Income for Year-Ended 12/31/02                                     1,221,160

                                   (xlix) STS
                                    12/31/02

                                                                        $ U.S.
                                                                        ------
Assets
Current Assets                                                         1,583,421
Non-current Assets                                                    30,914,114
                                                                    ------------
Total Assets                                                          32,497,535
                                                                    ============

Liabilities
Current Liabilities                                                    6,092,757
Non-current Liabilities                                                  818,293
                                                                    ------------
Total Liabilities                                                      6,911,050

Equity                                                                25,586,485
                                                                    ------------
Total Liabilities and Equity                                          32,497,535
                                                                    ============

Net Income for Year-Ended 12/31/02                                     8,120,490

                                (l) Power Midwest
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                                0
Non-current Assets                                                       57,737
                                                                    -----------
Total Assets                                                             57,737
                                                                    ===========

Liabilities
Current Liabilities                                                     803,950
Non-current Liabilities                                                       0
                                                                    -----------
Total Liabilities                                                       803,950

Equity                                                                 (746,213)
                                                                    -----------
Total Liabilities and Equity                                             57,737
                                                                    ===========

Net Income for Year-Ended 12/31/02                                        8,627

                             (li) Power Connecticut
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                       44,436,127
Non-current Assets                                                  280,299,336
                                                                    -----------
Total Assets                                                        324,735,463
                                                                    ===========

Liabilities
Current Liabilities                                                 192,358,821
Non-current Liabilities                                              20,873,291
                                                                    -----------
Total Liabilities                                                   213,232,112

Equity                                                              111,503,351
                                                                    -----------
Total Liabilities and Equity                                        324,735,463
                                                                    ===========

Net Income for Year-Ended 12/31/02                                    1,503,351

                                  (lii) Edersa
                                    12/31/02

                                                                       $ U.S.
                                                                       ------

Capitalization                                                                 0
                                                                     ===========
Net Income for Year-Ended 12/31/02                                             0
                                                                     ===========

                               (liii) Electroandes
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                        22,794,809
Non-current Assets                                                   278,561,383
                                                                     -----------
Total Assets                                                         301,356,192
                                                                     ===========

Liabilities
Current Liabilities                                                  119,386,740
Non-current Liabilities                                               19,882,789
                                                                     -----------
Total Liabilities                                                    139,269,529

Equity                                                               162,086,663
                                                                     -----------
Total Liabilities and Equity                                         301,356,192
                                                                     ===========

Net Loss for Year-Ended 12/31/02                                      15,137,521

                                (liv) PSEG Poland
                                    12/31/02

                                                                       $ U.S.
                                                                       ------
Assets
Current Assets                                                        21,123,000
Non-current Assets                                                    52,376,000
                                                                     -----------
Total Assets                                                          73,499,000
                                                                     ===========

Liabilities
Current Liabilities                                                   20,536,000
Non-current Liabilities                                               18,544,000
                                                                     -----------
Total Liabilities                                                     39,080,000

Equity                                                                34,419,000
                                                                     -----------
Total Liabilities and Equity                                          73,499,000
                                                                     ===========

Net Loss for Year-Ended 12/31/02                                       2,767,000

                   (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                                   (i)      BHILAI

                                            None.

                                   (ii)     CUPPI

                                            None.

                                   (iiii)   ZHL

                                            Yaneng Consulting (Shanghai) Co.
                                            Ltd. entered into a service contract
                                            with Guangxi Zoujiang Meiya
                                            Hydropower Co., Ltd. (GZMH), a
                                            subsidiary of ZHL, to provide GZMH
                                            power plant related technological
                                            services.

                                   (iv)     TMC

                                            Yaneng Consulting (Shanghai) Co.
                                            Ltd. entered into a service contract
                                            with Tongzhou Meiya Cogeneration
                                            Co., Ltd. (TMCC), a subsidiary of
                                            TMC, to provide TMC project
                                            management consulting services.

                                   (v)      RGE

                                            RGE has an Operators Agreement with
                                            IPE under which IPE provides certain
                                            support services to RGE in
                                            connection with electricity
                                            distribution.

                                   (vi)     EDEN

                                            PSEGAOC has an Operators Agreement
                                            with EDEN under which PSEGAOC
                                            provides certain support services to
                                            EDEN in connection with electricity
                                            distribution.

                                   (vii)    EDES

                                            PSEGAOC has an Operators Agreement
                                            with EDES under which PSEGAOC
                                            provides certain support services to
                                            EDES in connection with electricity
                                            distribution.

                                   (viii)   TGM

                                            None.

                                   (ix)     EDELAP

                                            None.

                                   (x)      CAGUA

                                            None.

                                   (xi)     MARACAY

                                            None.

                                   (xii)    VALENCIA

                                            None.

                                   (xiii)   PPN Energy

                                            None.

                                   (xiv)    PPN Operations

                                            PPN Operations has an Operation and
                                            Maintenance Agreement with PPN PGC
                                            to provide certain services in
                                            connection with mobilization,
                                            operation and maintenance of 330 MW
                                            combined cycle electric power
                                            generating facility of PPN PGC
                                            located in Pillaiperumalnallur in
                                            the state of Tamilnadu, India. Under
                                            said agreement, PPN Operations will
                                            receive a fee equal to fifteen
                                            percent (15%) of the nonfuel and
                                            insurance related operating expenses
                                            of the said facility.

                                   (xv)     PSEG International Ltd./CPC

                                            None.

                                   (xvi)    PSEG International Ltd./TSEPL

                                            None.

                                   (xvii)   Guadalupe

                                            Guadalupe has an Operation and
                                            Maintenance Agreement with Texas
                                            Independent Energy Operating
                                            Company, LLC (TIEOC) pursuant to
                                            which TIEOC provides operation and
                                            maintenance services at Guadalupe's
                                            electric generation facility in
                                            Guadalupe County, Texas. Guadalupe
                                            also has a Fuel Management Agreement
                                            with Texas Independent Energy, LP
                                            (TIELP) pursuant to which TIELP
                                            administers Guadalupe's gas
                                            transportation and gas supply
                                            agreements and provides other fuel
                                            management services to Guadalupe.


                                   (xviii)  Archer

                                            None.

                                   (xix)    Odessa

                                            Odessa has an Operation and
                                            Maintenance Agreement with TIEOC
                                            pursuant to which TIEOC provides
                                            operation and maintenance services
                                            at Odessa's electric generation
                                            facility in Odessa, Texas. Odessa
                                            also has a Fuel Management Agreement
                                            with TIELP pursuant to which TIELP
                                            administers Odessa's gas
                                            transportation and gas supply
                                            agreements and provides other fuel
                                            management services to Odessa.
                                            Lastly, Odessa has affiliate gas
                                            services agreements with
                                            Odessa-Ector Power Partners
                                            Services, L.P. (OEP Services),
                                            including (a) an Operation and
                                            Maintenance Agreement pursuant to
                                            which OEP Services or its
                                            subcontractors provide operation and
                                            maintenance services relative to
                                            Odessa's natural gas pipeline,
                                            natural gas compression station and
                                            related facilities which extend from
                                            three natural gas pipelines owned by
                                            unrelated parties to Odessa's
                                            electric generation facility in
                                            Odessa, Texas, (b) a Transportation
                                            Ser4vice Agreement pursuant to wich
                                            OEP Services provides certain gas
                                            transportation services to Odessa
                                            and (c) and Assignment and
                                            Assumption Agreement pursuant to
                                            which Odessa assigned certain
                                            right-of-way, easements, pipeline
                                            and equipment to OEP Services in
                                            return for OEP Services agreeing to
                                            transport natural gas in such
                                            pipeline on behalf of Odessa at no
                                            cost to Odessa.

                                   (xx)     Chilquinta

                                            None.

                                   (xxi)    Luz del Sur

                                            None.

                                   (xxii)   AES Parana Operations

                                            AES Parana Operations has an
                                            Operations Agreement with AES Parana
                                            S.C.A. pursuant to which AES Parana
                                            Operations provides operating
                                            services relative to AES Parana's
                                            S.C.A.'s electric generation
                                            facility in San Nicolas, Argentina
                                            and AES Parana S.C.A.'s related gas
                                            pipeline and electric transmission
                                            line. In addition, AES Parana
                                            Operations has a Know-How and
                                            Support Agreement with PSEG Americas
                                            Ltd. Which has agreed to provide
                                            technical and commercial support
                                            services to AES Parana Operations.

                                   (xxiii)  Fossil

                                            Fossil has a Power Sale Agreement
                                            with ER&T to provide all energy,
                                            capacity, and ancillary services to
                                            ER&T.

                                   (xxiv)   Nuclear

                                            Nuclear has a Power Sale Agreement
                                            with ER&T to provide all energy,
                                            capacity, and ancillary services to
                                            ER&T.

                                   (xxv)    PSEG Chorzow B.V.

                                            None.

                                   (xxvi)   Rongjiang

                                            Yaneng Consulting (Shanghai) Co.
                                            Ltd. entered into a service contract
                                            with Guangxi Rongjiang Meiya Co,
                                            Ltd. (GRMCL), a subsidiary of
                                            Rongjiang, to provide GRMCL power
                                            plant related technological
                                            services.

                                   (xxvii)  Kalaeloa Partners, L.P.

                                            None.

                                   (xxviii) Meiya Electric Asia, Ltd.

                                            Yaneng Consulting (Shanghai) Co.
                                            Ltd. entered into a service contract
                                            with Nantong Entergy Heat & Power
                                            Co. Ltd. (Nantong), a subsidiary of
                                            Meiya Electric Asia, Ltd., to
                                            provide Nantong power related
                                            technological consulting services
                                            and project management services.

                                   (xxix)   Shanghei Wei-Gang Energy Company
                                            Ltd.

                                            None.

                                   (xxx)    Power New York

                                            Power New York has an Agreement with
                                            ER&T to provide all energy,
                                            capacity, and ancillary services to
                                            ER&T.

                                   (xxxi)   GWF Energy LLC

                                            GWF Energy LLC has an Operation and
                                            Maintenance Agreement with GWF Power
                                            Systems, L.P. (GWFLP) and Hanford
                                            L.P. (HLP) pursuant to which GWFLP
                                            and HLP provide operation and
                                            maintenance services in respect of
                                            GWF Energy LLC's three natural
                                            gas-fired peaker facilities in
                                            California. GWF Energy LLC also has
                                            a Management Services Agreement with
                                            GWFLP pursuant to which GWFLP
                                            provides management, administrative
                                            and general services with respect to
                                            GWF Energy LLC's three natural
                                            gas-fired peaker facilities in
                                            California. In addition, GWF Energy
                                            LLC has a Shared Facilities
                                            Agreement with HLP under which HLP
                                            shares certain of its facilities and
                                            systems with, and provides certain
                                            water services to, GWF Energy LLC's
                                            natural gas-fired peaker facility
                                            located adjacent to HLP's petroleum
                                            coke-fired small power production QF
                                            in Hanford, California.

                                   (xxxii)  Biomass Italia S.p.A.

                                            None.

                                   (xxxiii) Texas Independent Energy Operating
                                            Company, LLC

                                            Texas Independent Energy Operating
                                            Company, LLC (TIEOC) has Operation
                                            and Maintenance Agreements with each
                                            of (a) Guadalupe pursuant to which
                                            TIEOC provides operation and
                                            maintenance services at Guadalupe's
                                            electric generation facility in
                                            Guadalupe County, Texas and (b)
                                            Odessa pursuant to which TIEOC
                                            provides operation and maintenance
                                            services at Odessa's electric
                                            generation facility in Odessa,
                                            Texas.

                                   (xxxiv)  EDEERSA

                                            None.

                                   (xxxv)   AES Parana S.C.A.

                                            AES Parana S.C.A. has an Operations
                                            Agreement with AES Parana Operations
                                            pursuant to which AES Parana
                                            Operations provides operating
                                            services relative to AES Parana's
                                            S.C.A.'s electric generation
                                            facility in San Nicolas, Argentina
                                            and AES Parana S.C.A.'s related gas
                                            pipeline and electric transmission
                                            line.

                                   (xxxvi)  Danskammar OP

                                            None.

                                   (xxxvii) Danskammar OL

                                            None.

                                   (xxxviii)Roseton OP

                                            None.

                                   (xxxix)  Roseton OL

                                            None.

                                   (xl)     Conemaugh Lessor Genco

                                            None.

                                   (xli)    Keystone Lessor Genco

                                            None.

                                   (xlii)   Shawville Lessor Genco

                                            None.

                                   (xliii)  PPHLLC/MCHC

                                            None.

                                   (xliv)   Lawrenceburg

                                            ER&T has entered into a tolling
                                            agreement pursuant to which it is
                                            obligated to purchase the output of
                                            this facility at stated prices. As a
                                            result, ER&T will bear the price
                                            risk related to the output of this
                                            generation facility which is
                                            scheduled to be completed in 2003.

                                   (xlv)    Waterford

                                            ER&T has entered into a tolling
                                            agreement pursuant to which it is
                                            obligated to purchase the output of
                                            this facility at stated prices. As a
                                            result, ER&T will bear the price
                                            risk related to the output of this
                                            generation facility which is
                                            scheduled to be completed in 2003.

                                   (xlvi)   Frontel

                                            None.

                                   (xlvii)  Edelaysen

                                            None.

                                   (xlviii) Creo

                                            None.

                                   (xlix)   STS

                                            None.

                                   (l)      Power Midwest

                                            None.

                                   (li)     Power Connecticut

                                            None.

                                   (lii)    Edersa

                                            None.

                                   (liii)   Electroandes

                                            None.

                                   (liv)    PSEG Poland

                                            None.

                                    EXHIBIT A

      A consolidating statement of operations and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

      Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Power, Fossil, Nuclear, ER&T, Energy Holdings, PSEG Resources, PSRC, RCMC, PSEG Global, PSEG Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., Inversiones America Chile Holding and PSEG Global Holding Co. and are included in Exhibit A and cross-referenced for additional information to Item I

                                    EXHIBIT B

                             Financial Data Schedule

      If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

      Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                    EXHIBIT C

      An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

      See attached Exhibit C.

      The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February 2003.

                  Public Service Enterprise Group Incorporated
                               (Name of Claimant)

                  By:           Patricia A. Rado
                      ----------------------------------------
                                Patricia A. Rado
                          Vice President and Controller
                         (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


E. J. BIGGINS, JR.
------------------------------
E. J. Biggins, Jr.
Corporate Secretary

      Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

James T. Foran                       Associate General Counsel
------------------------------       -------------------------------------------
(Name)                               (Title)

        80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
--------------------------------------------------------------------------------
                                    (Address)

                                                                       EXHIBIT B

                             Financial Data Schedule

                  Public Service Enterprise Group Incorporated
                                December 31, 2002
                              (Millions of Dollars)

Consolidated Total Assets                                                $25,742

Consolidated Total Operating Revenues                                    $ 8,390

Consolidated Net Income                                                  $   245

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002
(Millions, except for Per Share Data)

                                                                        INTERCOMPANY                 PSEG                   ENERGY
                                                              PSEG      ELIMINATIONS   PSE&G &     POWER &       PSEG     HOLDINGS &
                                                             CONSOL.     & RECLASS.    SUBS. (A)   SUBS. (A)   SERVICES    SUBS. (A)
                                                             -------    ------------   ---------   ---------   --------   ----------
OPERATING REVENUES                                           $ 8,390      $(1,948)      $ 5,919     $ 3,670    $    --      $   749

OPERATING EXPENSES
  Energy Costs                                                 3,769       (1,948)        3,684       1,886         --          147
  Operation and Maintenance                                    1,896           --           982         773         (5)         165
  Write-down of Project Investments                              497           --            --          --         --          497
  Depreciation and Amortization                                  571           --           409         108          3           35
  Taxes Other Than Income Taxes                                  131           --           131          --         --           --
                                                             -------      -------       -------     -------    -------      -------
      Total Operating Expenses                                 6,864       (1,948)        5,206       2,767         (2)         844
                                                             -------      -------       -------     -------    -------      -------
OPERATING INCOME                                               1,526           --           713         903          2          (95)
  Other Income                                                    57          (52)           28          --         --           24
  Other Deductions                                               (79)        (295)           (2)         --         --          (74)
  Interest Expense                                              (783)          54          (406)       (122)        (2)        (214)
  Preferred Securities Dividends                                 (57)          (1)          (13)         --         --           --
                                                             -------      -------       -------     -------    -------      -------
INCOME BEFORE INCOME TAXES,
  DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE                                        664         (294)          320         781         --         (359)
Income Taxes                                                    (248)           1          (115)       (313)        --          150
                                                             -------      -------       -------     -------    -------      -------
INCOME BEFORE DISCONTINUED OPERATIONS
  AND CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE                                           416         (293)          205         468         --         (209)
  Loss from Discontinued Operations, net of tax
    (including Loss on Disposal, net of tax)                     (51)          --            --          --         --          (51)
                                                             -------      -------       -------     -------    -------      -------
INCOME BEFORE CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE                               365         (293)          205         468         --         (260)
Cumulative Effect of a Change in Accounting Principle,
  net of tax                                                    (120)          --            --          --         --         (120)
                                                             -------      -------       -------     -------    -------      -------
 NET INCOME                                                  $   245      $  (293)      $   205     $   468    $    --      $  (380)
                                                             =======      =======       =======     =======    =======      =======

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING (000)                                        208,813
                                                             =======
EARNINGS PER SHARE (BASIC AND DILUTED):
Net Income                                                   $  1.17
                                                             =======

DIVIDENDS PAID PER SHARE OF COMMON STOCK                     $  2.16
                                                             =======

                                                                          ENTERPRISE   ENTERPRISE   ENTERPRISE   ENTERPRISE
                                                                           CAPITAL      CAPITAL      CAPITAL      CAPITAL
                                                                   PSEG    TRUST I      TRUST II    TRUST III     TRUST IV     PEPS
                                                                 -------  ----------   ----------   ----------   ----------   -----
OPERATING REVENUES                                               $    --     $  --        $  --        $  --        $  --     $  --

OPERATING EXPENSES
  Energy Costs                                                        --        --           --           --           --        --
  Operation and Maintenance                                          (19)       --           --           --           --        --
  Write-off of Project Investments                                    --        --           --           --           --        --
  Depreciation and Amortization                                       16        --           --           --           --        --
  Taxes Other Than Income Taxes                                       --        --           --           --           --        --
                                                                 -------     -----        -----        -----        -----     -----
      Total Operating Expenses                                        (3)       --           --           --           --        --
                                                                 -------     -----        -----        -----        -----     -----
OPERATING INCOME                                                       3        --           --           --           --        --
  Other Income                                                         8        17           11           11            1         9
  Other Deductions                                                   292        --           --           --           --        --
  Interest Expense                                                   (84)       --           --           --           --        (9)
  Preferred Securities Dividends                                       3       (17)         (11)         (11)          (1)       --
                                                                 -------     -----        -----        -----        -----     -----
INCOME BEFORE INCOME TAXES,
  DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE                                            216        --           --           --           --        --
Income Taxes                                                          29        --           --           --           --        --
                                                                 -------     -----        -----        -----        -----     -----
INCOME BEFORE DISCONTINUED OPERATIONS
  AND CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE                                               245        --           --           --           --        --
  Loss from Discontinued Operations, net of tax
    (including Loss on Disposal net of tax)                           --        --           --           --           --        --
                                                                 -------     -----        -----        -----        -----     -----
INCOME BEFORE CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE                                   245        --           --           --           --        --
Cumulative Effect of a Change in Accounting Principle,
  net of tax                                                          --        --           --           --           --        --
                                                                 -------     -----        -----        -----        -----     -----
 NET INCOME                                                      $   245     $  --        $  --        $  --        $  --     $  --
                                                                 =======     =====        =====        =====        =====     =====

     (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

     PSEG - Public Service Enterprise Group Incorporated
     PSE&G - Public Service Electric and Gas Company
     PSEG Power - PSEG Power LLC
     PSEG Services - PSEG Services Corporation
     Energy Holdings - PSEG Energy Holdings LLC

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
(Millions)

                                                INTERCOMPANY               PSEG       ENERGY
                                      PSEG      ELIMINATIONS   PSE&G &    POWER &   HOLDINGS &
                                     CONSOL.     & RECLASS.     SUBS.      SUBS.       SUBS.      PSEG
                                     -------    ------------   -------    -------   ----------  -------
BALANCE JANUARY 1, 2002              $ 1,809      $(1,501)     $   493    $   498    $   510    $ 1,809

  Net Income                             245         (293)         205        468       (380)       245

                                     -------      -------      -------    -------    -------    -------
      Subtotal                         2,054       (1,794)         698        966        130      2,054
                                     -------      -------      -------    -------    -------    -------
Cash Dividends:
Preferred Stock, at required rates        --           27           (4)        --        (23)        --
Common Stock                            (456)         305         (305)        --         --       (456)
                                     -------      -------      -------    -------    -------    -------
  Total Cash Dividends                  (456)         332         (309)        --        (23)      (456)
                                     -------      -------      -------    -------    -------    -------
  Other Deductions                         3           --           --         --         --          3
                                     -------      -------      -------    -------    -------    -------

BALANCE DECEMBER 31, 2002            $ 1,601      $(1,462)     $   389    $   966    $   107    $ 1,601
                                     =======      =======      =======    =======    =======    =======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
Energy Holdings  - PSEG Energy Holdings LLC

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                                                 INTERCOMPANY                 PSEG                    ENERGY
                                                       PSEG      ELIMINATIONS    PSE&G &     POWER &      PSEG      HOLDINGS &
                                                      CONSOL.     & RECLASS.      SUBS.       SUBS.     SERVICES       SUBS.
                                                     --------    ------------   --------    --------    --------    ----------
CURRENT ASSETS
  Cash and Cash Equivalents                          $    165      $     --     $     35    $     26    $     --     $    104
  Accounts Receivable                                   1,404            (5)         787         499           2          117
  Allowance for Doubtful Accounts                         (34)           --          (32)         --          --           (2)
  Unbilled Electric and Gas Revenues                      275            --          275          --          --           --
  Fuel                                                    412            --           --         406          --            6
  Materials and Supplies                                  208            --           45         148          --           15
  Energy Trading Contracts                                179            --           --         179          --           --
  Restricted Cash                                          32            --           14          --          --           18
  Assets Held for Sale                                     83            --           --          --          --           83
  Current Assets of Discontinued Operations               107            --           --          --          --          107
  Other                                                   135            --           41          44           3           16
                                                     --------      --------     --------    --------    --------     --------
       Total Current Assets                             2,966            (5)       1,165       1,302           5          464
                                                     --------      --------     --------    --------    --------     --------
PROPERTY, PLANT AND EQUIPMENT                          16,562            --        9,581       5,347          27        1,534
   Less: Accumulated depreciation and amortization     (5,113)           --       (3,604)     (1,302)         (5)        (139)
                                                     --------      --------     --------    --------    --------     --------
       Net Property, Plant and Equipment               11,449            --        5,977       4,045          22        1,395
                                                     --------      --------     --------    --------    --------     --------
NONCURRENT ASSETS
 Regulatory Assets                                      4,992            --        4,992          --          --           --
 Long-Term Investments                                  4,581        (1,201)         123          78           2        4,370
 Investment in Subsidiaries                                --        (5,656)          --          --          --           --
 Nuclear Decommissioning Trust Funds                      766            --           --         766          --           --
 Other Special Funds                                       72            --           44          10          18           --
 Goodwill                                                 452            --           --          16          --          436
 Energy Trading Contracts                                  22            --           --          22          --           --
 Other Intangibles                                        206            (3)          60         125          16            8
 Other                                                    236            (6)          68          61          --          103
                                                     --------      --------     --------    --------    --------     --------
       Total Noncurrent Assets                         11,327        (6,866)       5,287       1,078          36        4,917
                                                     --------      --------     --------    --------    --------     --------

TOTAL ASSETS                                         $ 25,742      $ (6,871)    $ 12,429    $  6,425    $     63     $  6,776
                                                     ========      ========     ========    ========    ========     ========

                                                                ENTERPRISE   ENTERPRISE   ENTERPRISE   ENTERPRISE
                                                                  CAPITAL      CAPITAL      CAPITAL      CAPITAL
                                                       PSEG       TRUST I     TRUST II     TRUST III    TRUST IV     PEPS
                                                     --------   ----------   ----------   ----------   ----------   ------
CURRENT ASSETS
  Cash and Cash Equivalents                          $     --      $  --        $  --        $  --       $   --     $   --
  Accounts Receivable                                      --         --           --           --           --          4
  Allowance for Doubtful Accounts                          --         --           --           --           --         --
  Unbilled Electric and Gas Revenues                       --         --           --           --           --         --
  Fuel                                                     --         --           --           --           --         --
  Materials and Supplies                                   --         --           --           --           --         --
  Energy Trading Contracts                                 --         --           --           --           --         --
  Restricted Cash                                          --         --           --           --           --         --
  Assets Held for Sale                                     --         --           --           --           --         --
  Current Assets of Discontinued Operations                --         --           --           --           --         --
  Other                                                    31         --           --           --           --         --
                                                     --------      -----        -----        -----       ------     ------
       Total Current Assets                                31         --           --           --           --          4
                                                     --------      -----        -----        -----       ------     ------
PROPERTY, PLANT AND EQUIPMENT                              73         --           --           --           --         --
   Less: Accumulated depreciation and amortization        (63)        --           --           --           --         --
                                                     --------      -----        -----        -----       ------     ------
       Net Property, Plant and Equipment                   10         --           --           --           --         --
                                                     --------      -----        -----        -----       ------     ------
NONCURRENT ASSETS
 Regulatory Assets                                         --         --           --           --           --         --
 Long-Term Investments                                      8        232          155          155          185        474
 Investment in Subsidiaries                             5,656         --           --           --           --         --
 Nuclear Decommissioning Trust Funds                       --         --           --           --           --         --
 Other Special Funds                                       --         --           --           --           --         --
 Goodwill                                                  --         --           --           --           --         --
 Energy Trading Contracts                                  --         --           --           --           --         --
 Other Intangibles                                         --         --           --           --           --         --
 Other                                                     10         --           --           --           --         --
                                                     --------      -----        -----        -----       ------     ------
       Total Noncurrent Assets                          5,674        232          155          155          185        474
                                                     --------      -----        -----        -----       ------     ------

TOTAL ASSETS                                         $  5,715      $ 232        $ 155        $ 155       $  184     $  478
                                                     ========      =====        =====        =====       ======     ======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings LLC

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                                                    INTERCOMPANY                 PSEG                    ENERGY
                                                          PSEG      ELIMINATIONS    PSE&G &     POWER &      PSEG      HOLDINGS &
                                                         CONSOL.     & RECLASS.      SUBS.       SUBS.     SERVICES       SUBS.
                                                        --------    ------------   --------    --------    --------    ----------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                    $    749      $     --     $    429    $     --    $     --     $    320
  Commercial Paper and Loans                                 762            --          224          --          --          136
  Accounts Payable                                         1,115            12          724         671          34           76
  Energy Trading Contracts                                   123            --           --         123          --           --
  Accrued Taxes                                              229            --            7          12           1           12
  Current Liabilities of Discontinued Operations              83           (12)          --          --          --           95
  Other                                                      755            --          308         271          10          108
                                                        --------      --------     --------    --------    --------     --------
       Total Current Liabilities                           3,816            --        1,692       1,077          45          747
                                                        --------      --------     --------    --------    --------     --------
NONCURRENT LIABILITIES
  Deferred Income Taxes and
    Investment Tax Credits (ITC)                           2,924            --        2,436        (546)         (4)       1,042
  Regulatory Liabilities                                     252            --          252          --          --           --
  Nuclear Decommissioning                                    766            --           --         766          --           --
  Other Postemployment Benefits (OPEB) Costs                 501            --          486          12           3           --
  Accrued Pension Costs                                      336            (1)         175         101          51           10
  Cost of Removal                                            131            --           --         131          --           --
  Other                                                      638            (4)         209         126          --          275
                                                        --------      --------     --------    --------    --------     --------
       Total Noncurrent Liabilities                        5,548            (5)       3,558         590          50        1,327
                                                        --------      --------     --------    --------    --------     --------
COMMITMENTS AND CONTINGENT LIABILITIES                        --            --           --          --          --           --
                                                        --------      --------     --------    --------    --------     --------
CAPITALIZATION
  LONG-TERM DEBT
  Long-Term Debt                                           7,116        (1,201)       2,627       2,516          --        1,725
  Securitization Debt                                      2,222            --        2,222          --          --           --
  Project Level, Non-Recourse Debt                         1,653            --           --         800          --          853
                                                        --------      --------     --------    --------    --------     --------
    Total Long-Term Debt                                  10,991        (1,201)       4,849       3,316          --        2,578
                                                        --------      --------     --------    --------    --------     --------
  SUBSIDIARIES' PREFERRED SECURITIES
   Preferred Stock Without Mandatory Redemption               80            --           80          --          --           --
   Preferred Stock With Mandatory Redemption                 460          (741)          --          --          --           --
  Guaranteed Preferred Beneficial Interest in
   Subordinated Debentures                                   860           196          155          --          --          509
                                                        --------      --------     --------    --------    --------     --------
       Total Preferred Securities                          1,400          (545)         235          --          --          509
                                                        --------      --------     --------    --------    --------     --------
  COMMON STOCKHOLDERS' EQUITY
    Common Stock, issued; 2002 - 251,385,937 shares
        2001 - 231,957,608 shares                          4,056          (892)         892          --          --           --
    Contributed Capital                                       --        (3,440)          --       1,550           2        1,888
    Basis Adjustment                                          --            --          986        (986)         --           --
    Treasury Stock, at cost; 2002 and 2001 -
        26,118,590 shares                                   (981)           --           --          --          --           --
    Retained Earnings                                      1,601        (1,462)         389         966          --          107
    Accumulated Other Comprehensive Loss                    (689)          674         (172)        (88)        (34)        (380)
                                                        --------      --------     --------    --------    --------     --------
       Total Common Stockholders' Equity                   3,987        (5,120)       2,095       1,442         (32)       1,615
                                                        --------      --------     --------    --------    --------     --------
            Total Capitalization                          16,378        (6,866)       7,179       4,758         (32)       4,702
                                                        --------      --------     --------    --------    --------     --------

                                                        --------      --------     --------    --------    --------     --------
TOTAL LIABILITIES AND CAPITALIZATION                    $ 25,742      $ (6,871)    $ 12,429    $  6,425    $     63     $  6,776
                                                        ========      ========     ========    ========    ========     ========

                                                                   ENTERPRISE   ENTERPRISE   ENTERPRISE   ENTERPRISE
                                                                     CAPITAL      CAPITAL      CAPITAL      CAPITAL
                                                          PSEG       TRUST I     TRUST II     TRUST III    TRUST IV      PEPS
                                                        --------   ----------   ----------   ----------   ----------   --------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                    $     --      $  --        $  --        $  --      $     --    $     --
  Commercial Paper and Loans                                 402         --           --           --            --          --
  Accounts Payable                                          (402)        --           --           --            --          --
  Energy Trading Contracts                                    --         --           --           --            --          --
  Accrued Taxes                                              197         --           --           --            --          --
  Current Liabilities of Discontinued Operations              --         --           --           --            --          --
  Other                                                       54         --           --           --            --           4
                                                        --------      -----        -----        -----      --------    --------
       Total Current Liabilities                             251         --           --           --            --           4
                                                        --------      -----        -----        -----      --------    --------
NONCURRENT LIABILITIES
  Deferred Income Taxes and
    Investment Tax Credits (ITC)                              (4)        --           --           --            --          --
  Regulatory Liabilities                                      --         --           --           --            --          --
  Nuclear Decommissioning                                     --         --           --           --            --          --
  Other Postemployment Benefits (OPEB) Costs                  --         --           --           --            --          --
  Accrued Pension Costs                                       --         --           --           --            --          --
  Cost of Removal                                             --         --           --           --            --          --
  Other                                                       32         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
       Total Noncurrent Liabilities                           28         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
COMMITMENTS AND CONTINGENT LIABILITIES                        --         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
CAPITALIZATION
  LONG-TERM DEBT
  Long-Term Debt                                           1,449         --           --           --            --          --
  Securitization Debt                                         --         --           --           --            --          --
  Project Level, Non-Recourse Debt                            --         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
    Total Long-Term Debt                                   1,449         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
  SUBSIDIARIES' PREFERRED SECURITIES
   Preferred Stock Without Mandatory Redemption               --         --           --           --            --          --
   Preferred Stock With Mandatory Redemption                  --        232          155          155           185         474
  Guaranteed Preferred Beneficial Interest in
   Subordinated Debentures 860                                --         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
       Total Preferred Securities                             --        232          155          155           185         474
                                                        --------      -----        -----        -----      --------    --------
  COMMON STOCKHOLDERS' EQUITY
    Common Stock, issued; 2002 - 251,385,937 shares
        2001 - 231,957,608 shares                          4,056         --           --           --            --          --
    Contributed Capital                                       --         --           --           --            --          --
    Basis Adjustment                                          --         --           --           --            --          --
    Treasury Stock, at cost; 2002 and 2001 -
        26,118,590 shares                                   (981)        --           --           --            --          --
    Retained Earnings                                      1,601         --           --           --            --          --
    Accumulated Other Comprehensive Loss                    (689)        --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
       Total Common Stockholders' Equity                   3,987         --           --           --            --          --
                                                        --------      -----        -----        -----      --------    --------
            Total Capitalization                           5,436        232          155          155           185         474
                                                        --------      -----        -----        -----      --------    --------

                                                        --------      -----        -----        -----      --------    --------
TOTAL LIABILITIES AND CAPITALIZATION                    $  5,715      $ 232        $ 155        $ 155      $    185    $    478
                                                        ========      =====        =====        =====      ========    ========

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings LLC

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002
(Millions)

                                                 INTERCOMPANY                              PSE&G
                                      PSE&G      ELIMINATIONS                TRANSITION   CAPITAL         PSE&G
                                   CONSOL. (A)    & RECLASS.      PSE&G       FUNDING     TRUST II    CAPITAL, L.P.
                                   -----------   ------------   ----------   ----------   --------    -------------
OPERATING REVENUES                   $ 5,919       $  (184)       $ 5,804      $   299     $    --       $    --

OPERATING EXPENSES
Energy Costs                           3,684           (77)         3,761           --          --            --
Operation and Maintenance                982          (107)         1,087            2          --            --
Depreciation and Amortization            409            --            284          125          --            --
Taxes Other Than Income Taxes            131            --            131           --          --            --
                                     -------       -------        -------      -------     -------       -------
        Total Operating Expenses       5,206          (184)         5,263          127          --            --
                                     -------       -------        -------      -------     -------       -------
OPERATING INCOME                         713            --            541          172          --            --
Other Income                              28           (13)            28           --           8             5
Other Deductions                          (2)           --             (2)          --          --            --
Interest Expense                        (406)           13           (247)        (172)         --            --
Preferred Securities Dividends           (13)           --             --           --          (8)           (5)
                                     -------       -------        -------      -------     -------       -------
INCOME BEFORE INCOME TAXES               320            --            320           --          --            --
Income Taxes                            (115)           --           (115)          --          --            --
                                     -------       -------        -------      -------     -------       -------
NET INCOME                           $   205       $    --        $   205      $    --     $    --       $    --
                                     =======       =======        =======      =======     =======       =======

     (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

     PSE&G - Public Service Electric and Gas Company
     TRANSITION FUNDING - PSE&G Transition Funding LLC

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For The Year Ended December 31, 2002
(Millions)

                                                         INTERCOMPANY
                                                PSE&G    ELIMINATIONS
                                               CONSOL.    & RECLASS.    PSE&G
                                               -------   ------------   -----
BALANCE JANUARY 1, 2002                         $ 493        $  --      $ 493

     Net Income                                   205           --        205
                                                -----        -----      -----
              Subtotal                            698           --        698
                                                -----        -----      -----

Cash Dividends:
  Preferred Stock                                  (4)          --         (4)
  Common Stock
                                                 (305)          --       (305)
                                                -----        -----      -----
     Total Cash Dividends                        (309)          --       (309)
                                                -----        -----      -----

BALANCE DECEMBER 31, 2002                       $ 389        $  --      $ 389
                                                =====        =====      =====

PSE&G - Public Service Electric and Gas Company

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                                                INTERCOMPANY
                                                      PSE&G     ELIMINATIONS              TRANSITION       NEW
                                                     CONSOL.     & RECLASS.     PSE&G       FUNDING    MILLENNIUM
                                                    --------    ------------   --------   ----------   ----------
CURRENT ASSETS
  Cash and Cash Equivalents                         $     35      $     --     $     33    $     --      $      2
  Accounts Receivable                                    787            --          787          --            --
  Allowance for Doubtful Accounts                        (32)           --          (32)         --            --
  Unbilled Revenues                                      275            --          275          --            --
  Materials and Supplies                                  45            --           45          --            --
  Prepayments                                             25            --           25          --            --
  Restricted Cash                                         14            --           --          14            --
  Other                                                   16            --           16          --            --
                                                    --------      --------     --------    --------      --------
       Total Current Assets                            1,165            --        1,149          14             2
                                                    --------      --------     --------    --------      --------
PROPERTY, PLANT AND EQUIPMENT                          9,581            --        9,581          --            --
  Less: Accumulated depreciation and amortization     (3,604)           --       (3,604)         --            --
                                                    --------      --------     --------    --------      --------
       Net Property, Plant and Equipment               5,977            --        5,977          --            --
                                                    --------      --------     --------    --------      --------
NONCURRENT ASSETS
 Regulatory Assets                                     4,992            --        2,526       2,466            --
 Long-Term Investments                                   123        (5,531)       5,485          --             9
 Other Special Funds                                      44            --           44          --            --
 Intangibles                                              60            --           60          --            --
 Other                                                    68            --           68          --            --
                                                    --------      --------     --------    --------      --------
       Total Noncurrent Assets                         5,287        (5,531)       8,183       2,466             9
                                                    --------      --------     --------    --------      --------
TOTAL ASSETS                                        $ 12,429      $ (5,531)    $ 15,309    $  2,480      $     11
                                                    ========      ========     ========    ========      ========

                                                      PSE&G
                                                     CAPITAL       PSE&G
                                                    TRUST II   CAPITAL, L.P.
                                                    --------   -------------
CURRENT ASSETS
  Cash and Cash Equivalents                         $     --       $  --
  Accounts Receivable                                     --          --
  Allowance for Doubtful Accounts                         --          --
  Unbilled Revenues                                       --          --
  Materials and Supplies                                  --          --
  Prepayments                                             --          --
  Restricted Cash                                         --          --
  Other                                                   --          --
                                                    --------       -----
       Total Current Assets                               --          --
                                                    --------       -----
PROPERTY, PLANT AND EQUIPMENT
  Less: Accumulated depreciation and amortization         --          --
                                                    --------       -----
       Net Property, Plant and Equipment                  --          --
                                                    --------       -----
NONCURRENT ASSETS
 Regulatory Assets                                        --          --
 Long-Term Investments                                    98          62
 Other Special Funds                                      --          --
 Intangibles                                              --          --
 Other                                                    --          --
                                                    --------       -----
       Total Noncurrent Assets                            98          62
                                                    --------       -----
TOTAL ASSETS                                        $     98       $  62
                                                    ========       =====

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                                                             INTERCOMPANY
                                                                   PSE&G     ELIMINATIONS              TRANSITION      NEW
                                                                  CONSOL.     & RECLASS.      PSE&G     FUNDING     MILLENNIUM
                                                                 --------    ------------   --------   ----------   ----------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                             $    429      $     --     $    300    $    129     $     --
  Commercial Paper and Loans                                          224            --          224          --           --
  Accounts Payable                                                    724        (2,211)       2,881          41           --
  Other                                                               315            --          243          72           --
                                                                 --------      --------     --------    --------     --------
       Total Current Liabilities                                    1,692        (2,211)       3,648         242           --
                                                                 --------      --------     --------    --------     --------
NONCURRENT LIABILITIES
  Deferred Income Taxes and Investment Tax Credits (ITC)            2,436            --        2,436          --           --
  Regulatory Liabilities                                              252            --          263           2           --
  Other Postemployment Benefits (OPEB) Costs                          486            --          486          --           --
  Accrued Pension Costs                                               175            --          175          --           --
  Other                                                               209            --          209          --           --
                                                                 --------      --------     --------    --------     --------
       Total Noncurrent Liabilities                                 3,558            --        3,569           2           --
                                                                 --------      --------     --------    --------     --------
COMMITMENTS AND CONTINGENT LIABILITIES                                 --            --           --          --           --
                                                                 --------      --------     --------    --------     --------
CAPITALIZATION
  LONG-TERM DEBT
  Long-Term Debt                                                    2,627        (3,528)       6,155          --           --
  Securitization Debt                                               2,222            --           --       2,222           --
                                                                 --------      --------     --------    --------     --------
       Total Long-Term Debt                                         4,849        (3,528)       6,155       2,222           --
                                                                 --------      --------     --------    --------     --------
  PREFERRED SECURITIES
    Preferred Stock Without Mandatory Redemption                       80            --           80          --           --
    Subsidiaries Preferred Securities:
      Guaranteed Preferred Beneficial Interest in Subordinated
      Debentures                                                      155            (5)          --          --           --
                                                                 --------      --------     --------    --------     --------
       Total Preferred Securities                                     235            (5)          80          --           --
                                                                 --------      --------     --------    --------     --------
  COMMON STOCKHOLDERS' EQUITY
    Common Stock                                                      892            --          892          --           --
    Contributed Capital                                                --           (24)          --          13           11
    Basis Adjustment                                                  986            --          986          --           --
    Retained Earnings                                                 389           237          151           1           --
    Accumulated Other Comprehensive Loss                             (172)           --         (172)         --           --
                                                                 --------      --------     --------    --------     --------
       Total Common Stockholders' Equity                            2,095           213        1,857          14           11
                                                                 --------      --------     --------    --------     --------
            Total Capitalization                                    7,179        (3,320)       8,092       2,236           11
                                                                 --------      --------     --------    --------     --------
TOTAL LIABILITIES AND CAPITALIZATION                             $ 12,429      $ (5,531)    $ 15,309    $  2,480     $     11
                                                                 ========      ========     ========    ========     ========

                                                                             PSE&G
                                                                            CAPITAL       PSE&G
                                                                    NJP     TRUST II   CAPITAL, L.P.
                                                                 --------   ---------  -------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                              $  --       $  --        $  --
  Commercial Paper and Loans                                         --          --           --
  Accounts Payable                                                   13          --           --
  Other                                                              --          --           --
                                                                  -----       -----        -----
       Total Current Liabilities                                     13          --           --
                                                                  -----       -----        -----
NONCURRENT LIABILITIES
  Deferred Income Taxes and Investment Tax Credit (ITC)              --          --           --
  Regulatory Liabilities                                            (13)         --           --
  Other Postemployment Benefits (OPEB) Costs                         --          --           --
  Accrued Pension Costs                                              --          --           --
  Other                                                              --          --           --
                                                                  -----       -----        -----
       Total Noncurrent Liabilities                                 (13)         --           --
                                                                  -----       -----        -----
COMMITMENTS AND CONTINGENT LIABILITIES                               --          --           --
                                                                  -----       -----        -----
CAPITALIZATION
  LONG-TERM DEBT
  Long-Term Debt                                                     --          --           --
  Securitization Debt                                                --          --           --
                                                                  -----       -----        -----
       Total Long-Term Debt                                          --          --           --
                                                                  -----       -----        -----
  PREFERRED SECURITIES
    Preferred Stock Without Mandatory Redemption                     --          --           --
    Subsidiaries Preferred Securities:
      Guaranteed Preferred Beneficial Interest in Subordinated
      Debentures                                                     --          98           62
                                                                  -----       -----        -----
       Total Preferred Securities                                    --          98           62
                                                                  -----       -----        -----
  COMMON STOCKHOLDERS' EQUITY
    Common Stock                                                     --          --           --
    Contributed Capital                                              --          --           --
    Basis Adjustment                                                 --          --           --
    Retained Earnings                                                --          --           --
    Accumulated Other Comprehensive Loss                             --          --           --
                                                                  -----       -----        -----
       Total Common Stockholders' Equity                             --          --           --
                                                                  -----       -----        -----
            Total Capitalization                                     --          98           62
                                                                  -----       -----        -----
TOTAL LIABILITIES AND CAPITALIZATION                              $  --       $  98        $  62
                                                                  =====       =====        =====

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC NJP - New Jersey Properties, Inc.

PSEG POWER LLC
CONSOLIDATING STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002
(Millions of Dollars)

                                         PSEG     INTERCOMPANY                                                   PSEG        PSEG
                                       POWER &    ELIMINATIONS    PSEG        PSEG         PSEG         PSEG     POWER       POWER
                                      SUBS. (A)    & RECLASS.     POWER    FOSSIL (A)   NUCLEAR (A)     ER&T   INVEST CO.   DEVP CO.
                                      ---------   ------------   -------   ----------   -----------   -------   ---------   --------
OPERATING REVENUES                     $ 3,670      $(1,416)     $     2    $   606       $   884     $ 3,594    $    --     $  --

OPERATING EXPENSES
    Energy Costs                         1,886       (1,416)          --         31           110       3,161         --        --
    Operation and Maintenance              773           --           77        230           391          75         --        --
    Depreciation and Amortization          108           --            5         67            36          --         --        --
                                       -------      -------      -------    -------       -------     -------    -------     -----
         Total Operating Expenses        2,767       (1,416)          82        328           537       3,236         --        --
                                       -------      -------      -------    -------       -------     -------    -------     -----
OPERATING INCOME                           903           --          (80)       278           347         358         --        --
Other Income and Deductions                 --         (615)         616         (1)           --          --         --        --
Interest Expense                          (122)          --         (180)       (38)          (24)          3        117        --
                                       -------      -------      -------    -------       -------     -------    -------     -----
INCOME BEFORE INCOME TAXES                 781         (615)         356        239           323         361        117        --
Income Taxes                              (313)          --          112       (103)         (134)       (147)       (41)       --
                                       -------      -------      -------    -------       -------     -------    -------     -----
NET INCOME                             $   468      $  (615)     $   468    $   136       $   189     $   214    $    76     $  --
                                       =======      =======      =======    =======       =======     =======    =======     =====

     (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

    PSEG POWER - PSEG Power LLC
    PSEG FOSSIL - PSEG Fossil LLC
    PSEG NUCLEAR - PSEG Nuclear LLC
    PSEG ER&T - PSEG Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
(Millions of Dollars)

                              PSEG     INTERCOMPANY                                            PSEG          PSEG
                             POWER &   ELIMINATIONS    PSEG      PSEG       PSEG      PSEG     POWER         POWER
                              SUBS.     & RECLASS.     POWER    FOSSIL    NUCLEAR     ER&T    INVEST CO.    DEVPT CO.
                            --------   ------------   -------   -------   -------   -------   ---------   --------
BALANCE JANUARY 1, 2002     $   498      $  (869)     $   498   $   244   $   203   $   353    $    69       $--

     Net Income                 468         (615)         468       136       189       214         76        --
                            -------      -------      -------   -------   -------   -------    -------       ---
              Subtotal          966       (1,484)         966       380       392       567        145        --
                            -------      -------      -------   -------   -------   -------    -------       ---
Cash Dividends:
Common Stock                     --          447           --        --      (230)     (217)        --        --
                            -------      -------      -------   -------   -------   -------    -------       ---
     Total Cash Dividends        --          447           --        --      (230)     (217)        --        --
                            -------      -------      -------   -------   -------   -------    -------       ---

BALANCE DECEMBER 31, 2002   $   966      $(1,037)     $   966   $   380   $   162   $   350    $   145       $--
                            =======      =======      =======   =======   =======   =======    =======       ===

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions of Dollars)

                                                     PSEG   INTERCOMPANY                                          PSEG       PSEG
                                                   POWER &  ELIMINATIONS    PSEG     PSEG       PSEG      PSEG    POWER      POWER
                                                    SUBS.    & RECLASS.     POWER   FOSSIL    NUCLEAR     ER&T  INVEST CO.  DEVP CO.
                                                   -------  ------------  -------   -------   -------   -------  ---------  -------
CURRENT ASSETS
  Cash and Cash Equivalents                        $    26    $    --     $    --   $    17   $     8   $     1   $    --    $  --
  Accounts Receivable -net                             499        (48)         --        12         9       478        48       --
  Fuel                                                 406         --          --        28         1       377        --       --
  Materials and Supplies                               148         --           6        47        95        --        --       --
  Energy Trading Contracts                             179         --          --        --        --       179        --       --
  Other                                                 44         --           3         3         3        35        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Current Assets                          1,302        (48)          9       107       116     1,070        48       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
PROPERTY, PLANT AND EQUIPMENT                        5,347         --          65     4,448       824        10        --       --
 Less: Accumulated depreciation and amortization    (1,302)        --         (23)     (860)     (419)       --        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Net Property, Plant and Equipment             4,045         --          42     3,588       405        10        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----

NONCURRENT ASSETS
 Deferred Income Taxes and
   Investment Tax Credit (ITC)                         545         --         733       (99)      (90)        1        --       --
 Notes Receivable - Affiliated Companies                --     (1,247)         --        --        --        --     1,247       --
 Investment in Subsidiaries                             --     (2,734)      2,734        --        --        --        --       --
 Nuclear Decommissioning Trust Funds                   766         --          --        --       766        --        --       --
 Intangibles                                           141         --          33       100        --         8        --       --
 Other                                                 165         --          39         8         3       115        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Noncurrent Assets                       1,617     (3,981)      3,539         9       679       124     1,247       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----

TOTAL ASSETS                                       $ 6,964    $(4,029)    $ 3,590   $ 3,704   $ 1,200   $ 1,204   $ 1,295    $  --
                                                   =======    =======     =======   =======   =======   =======   =======    =====

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions of Dollars)

                                                     PSEG   INTERCOMPANY                                         PSEG       PSEG
                                                   POWER &  ELIMINATIONS    PSEG     PSEG       PSEG      PSEG   POWER      POWER
                                                    SUBS.    & RECLASS.     POWER   FOSSIL    NUCLEAR     ER&T  INVEST CO. DEVP CO.
                                                   -------  ------------  -------   -------   -------   -------  ---------  -------
CURRENT LIABILITIES
  Accounts Payable                                 $   671    $   (97)    $  (653)  $   986   $   (65)  $   500   $    --    $  --
  Energy Trading Contracts                             123         --          --        --        --       123        --       --
  Other                                                283        (48)         71        79        23       158        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Current Liabilities                     1,077       (145)       (582)    1,065       (42)      781        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
NONCURRENT LIABILITIES
  Nuclear Decommissioning                              766         --          --        --       766        --        --       --
  Cost of Removal                                      131         --          --       131        --        --        --       --
  Accrued Pension Costs                                101         --         101        --        --        --        --       --
  Other                                                131         --          16        73        (1)       43        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Noncurrent Liabilities                  1,129         --         117       204       765        43        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
COMMITMENTS AND CONTINGENT LIABILITIES                  --         --          --        --        --        --        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
CAPITALIZATION:
  LONG TERM DEBT
  Notes Payable - Affiliated Company                    --     (1,247)         97       800       350        --        --       --
  Long-Term Debt                                     3,316         --       2,516       800        --        --        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Long-Term Debt                          3,316     (1,247)      2,613     1,600       350        --        --       --

  MEMBER'S EQUITY:
    Contributed Capital                              1,550     (1,602)      1,550       460       (35)       27     1,150       --
    Basis Adjustment                                  (986)        --        (986)       --        --        --        --       --
    Retained Earnings                                  966     (1,037)        966       380       162       350       145       --
    Accumulated Other Comprehensive Loss (Income)      (88)         2         (88)       (5)       --         3        --       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
       Total Member's Equity                         1,442     (2,637)      1,442       835       127       380     1,295       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
            Total Capitalization                     4,758     (3,884)      4,055     2,435       477       380     1,295       --
                                                   -------    -------     -------   -------   -------   -------   -------    -----
TOTAL LIABILITIES AND MEMEBER'S EQUITY             $ 6,964    $(4,029)    $ 3,590   $ 3,704   $ 1,200   $ 1,204   $ 1,295    $  --
                                                   =======    =======     =======   =======   =======   =======   =======    =====

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

PSEG FOSSIL LLC
CONSOLIDATING STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002
(Millions)

                                       PSEG         INTERCOMPANY     PSEG      PSEG POWER  PSEG POWER   PSEG POWER      PSEG POWER
                                    FOSSIL LLC      ELIMINATIONS    FOSSIL      NEW YORK   BELLPORT      MIDWEST       CONNECTICUT
                                    & SUBS. (A)      & RECLASS.      LLC          INC.        LLC          LLC             LLC
                                   ------------    -------------   --------    --------    --------     ----------     -----------
OPERATING REVENUES                 $        606    $          --   $    563    $     15    $     --    $      --       $        28

OPERATING EXPENSES
   Energy Costs                              31               --         --           8          --           --                23
   Operation and Maintenance                230               (1)       214          14          --           --                 2
   Depreciation and Amortization             67               --         67          --          --            1                --
                                   ------------    -------------   --------    --------    --------    ---------       -----------
        Total Operating Expenses            328               (1)       281          22          --            1                25
                                   ------------    -------------   --------    --------    --------    ---------       -----------
OPERATING INCOME                            278                1        282          (7)         --           (1)                3
   Other Income and Deductions               (1)               3         (4)         --          --           --                --
   Interest Expense                         (38)              --        (39)          4          (3)          --                --
                                   ------------    -------------   --------    --------    --------    ---------       -----------
INCOME BEFORE INCOME TAXES                  239                4        239          (3)         (3)          (1)                3
Income Taxes                               (103)              --       (103)          1          --           --                (1)
                                   ------------    -------------   --------    --------    --------    ---------       -----------
NET INCOME                         $        136    $           4   $    136    $     (2)   $     (3)   $      (1)      $         2
                                   ============    =============   ========    ========    ========    =========       ===========

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG FOSSIL LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
As of December 31, 2002
(Millions)

                               PSEG     INTERCOMPANY     PSEG      PSEG POWER    PSEG POWER      PSEG        PSEG POWER
                            FOSSIL LLC  ELIMINATIONS    FOSSIL      NEW YORK      BELLPORT      MIDWEST      CONNECTICUT
                              & SUBS.    & RECLASS.      LLC          INC.          LLC           LLC           LLC
                            ----------  ------------  ----------   ----------    ----------    ----------    ----------
BALANCE JANUARY 1, 2002     $      244   $       16   $      244   $      (20)   $        4    $       --    $       --

     Net Income                    136            4          136           (2)           (3)           (1)            2
                            ----------   ----------   ----------   ----------    ----------    ----------    ----------

BALANCE DECEMBER 31, 2002   $      380   $       20   $      380   $      (22)   $        1    $       (1)   $        2
                            ==========   ==========   ==========   ==========    ==========    ==========    ==========

PSEG FOSSIL LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                        PSEG         INTERCOMPANY         PSEG         PSEG POWER           PSEG
                                     FOSSIL LLC      ELIMINATIONS        FOSSIL         NEW YORK        LAWRENCEBURG
                                       & SUBS.        & RECLASS.          LLC              INC.            ENERGY
                                   -------------    -------------    -------------    -------------    -------------
CURRENT ASSETS
  Cash and Cash Equivalents        $          17    $          --    $          17    $          --    $          --
  Accounts Receivable - net                   12               --               --               --               --
  Fuel                                        28               --               --                4               --
  Materials and Supplies                      47               --               37                3               --
  Other                                        3               --               --                2               --
                                   -------------    -------------    -------------    -------------    -------------
       Total Current Assets                  107               --               54                9               --
                                   -------------    -------------    -------------    -------------    -------------

PROPERTY, PLANT AND EQUIPMENT              4,448               --            2,873              185              582
  Less: Accumulated Depreciation
    and Amortization                        (860)              --             (858)              (2)              --
                                   -------------    -------------    -------------    -------------    -------------
       Net Property, Plant and
         Equipment                         3,588               --            2,015              183              582
                                   -------------    -------------    -------------    -------------    -------------

NONCURRENT ASSETS
  Investment in Subs                          --             (409)             409               --               --
  Intangibles                                100               --               --               56               --
  Other                                        8               --               --               (1)               5
                                   -------------    -------------    -------------    -------------    -------------
       Total Noncurrent Assets               108             (409)             409               55                5
                                   -------------    -------------    -------------    -------------    -------------

TOTAL ASSETS                       $       3,803    $        (409)   $       2,478    $         247    $         587
                                   =============    =============    =============    =============    =============

                                    PSEG POWER         PSEG         PSEG POWER      PSEG POWER
                                     BELLPORT        WATERFORD        MIDWEST       CONNECTICUT
                                        LLC         ENERGY LLC          LLC            LLC
                                   -------------   -------------   -------------    -------------
CURRENT ASSETS
  Cash and Cash Equivalents        $          --   $          --   $          --    $          --
  Accounts Receivable - net                   --              --              --               12
  Fuel                                        --              --              --               24
  Materials and Supplies                      --              --              --                7
  Other                                       --              --              --                1
                                   -------------   -------------   -------------    -------------
       Total Current Assets                   --              --              --               44
                                   -------------   -------------   -------------    -------------

PROPERTY, PLANT AND EQUIPMENT                 82             489              --              237
  Less: Accumulated Depreciation
    and Amortization                          --              --              --               --
                                   -------------   -------------   -------------    -------------
       Net Property, Plant and
         Equipment                            82             489              --              237
                                   -------------   -------------   -------------    -------------

NONCURRENT ASSETS
  Investment in Subs                          --              --              --               --
  Intangibles                                 --              --              --               44
  Other                                       --               4              --               --
                                   -------------   -------------   -------------    -------------
       Total Noncurrent Assets                --               4              --               44
                                   -------------   -------------   -------------    -------------

TOTAL ASSETS                       $          82   $         493   $          --    $         325
                                   =============   =============   =============    =============

PSEG FOSSIL LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                              PSEG        INTERCOMPANY        PSEG        PSEG POWER         PSEG
                                           FOSSIL LLC     ELIMINATIONS       FOSSIL        NEW YORK      LAWRENCEBURG
                                              & SUBS.       & RECLASS.         LLC            INC.          ENERGY
                                           -----------    -------------    -----------    -----------    ------------
CURRENT LIABILITIES
  Accounts Payable                         $       986    $           8    $       490    $       226    $         1
  Other                                             79               --             47              5              1
                                           -----------    -------------    -----------    -----------    -----------
       Total Current Liabilities                 1,065                8            537            231              2
                                           -----------    -------------    -----------    -----------    -----------

NONCURRENT LIABILITIES
  Deferred Income Taxes                             99               --             99              3             --
  Cost of Removal                                  131               --            124              7             --
  Environmental                                     59               --             52             --             --
  Other                                             14               --             --              2             --
                                           -----------    -------------    -----------    -----------    -----------
       Total Noncurrent Liabilities                303               --            275             12             --
                                           -----------    -------------    -----------    -----------    -----------

LONG TERM DEBT
  Notes Payable - Affiliated Company               800               --            800             --             --
  Long-Term Debt                                   800               --             --             --            445
                                           -----------    -------------    -----------    -----------    -----------
       Total Long-Term Debt                      1,600               --            800             --            445
                                           -----------    -------------    -----------    -----------    -----------

MEMBER'S EQUITY
  Contributed Capital                              460             (332)           491             26            140
  Retained Earnings                                380               20            380            (22)            --
  Accumulated Other Comprehensive Income            (5)               5             (5)            --             --
                                           -----------    -------------    -----------    -----------    -----------
       Total Member's Equity                       835             (417)           866              4            140
                                           -----------    -------------    -----------    -----------    -----------

TOTAL LIABILITIES AND MEMBER'S EQUITY      $     3,803    $        (409)   $     2,478    $       247    $       587
                                           ===========    =============    ===========    ===========    ===========

                                            PSEG POWER      PSEG        PSEG POWER       PSEG POWER
                                             BELLPORT     WATERFORD     MIDWEST          CONNECTICUT
                                               LLC        ENERGY LLC        LLC              LLC
                                           -----------   -----------    -----------      -----------
CURRENT LIABILITIES
  Accounts Payable                         $        81   $         2    $         1      $       178
  Other                                             --            11             --               15
                                           -----------   -----------    -----------      -----------
       Total Current Liabilities                    81            13              1              193
                                           -----------   -----------    -----------      -----------

NONCURRENT LIABILITIES
  Deferred Income Taxes                             --            (4)            --                1
  Cost of Removal                                   --            --             --               --
  Environmental                                     --            --             --                7
  Other                                             --            --             --               12
                                           -----------   -----------    -----------      -----------
       Total Noncurrent Liabilities                 --            (4)            --               20
                                           -----------   -----------    -----------      -----------

LONG TERM DEBT
  Notes Payable - Affiliated Company                --            --             --               --
  Long-Term Debt                                    --           355             --               --
                                           -----------   -----------    -----------      -----------
       Total Long-Term Debt                         --           355             --               --
                                           -----------   -----------    -----------      -----------

MEMBER'S EQUITY
  Contributed Capital                               --           135             --              110
  Retained Earnings                                  1            (1)            (1)               2
  Accumulated Other Comprehensive Income            --            (5)            --               --
                                           -----------   -----------    -----------      -----------
       Total Member's Equity                         1           129             (1)             112
                                           -----------   -----------    -----------      -----------

TOTAL LIABILITIES AND MEMBER'S EQUITY      $        82   $       493    $        --      $       325
                                           ===========   ===========    ===========      ===========

PSEG NUCLEAR LLC
CONSOLIDATING STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002
(Millions)

                                           PSEG          INTERCOMPANY        PSEG                THE
                                        NUCLEAR LLC      ELIMINATIONS       NUCLEAR            FRANCIS
                                        & SUBS. (A)       & RECLASS.          LLC               CORP.
                                      --------------    --------------   --------------    --------------
OPERATING REVENUES                    $          884    $           --   $          884    $           --

OPERATING EXPENSES
    Energy Costs                                 110                --              110                --
    Operation and Maintenance                    391                --              391                --
    Depreciation and Amortization                 36                --               36                --
                                      --------------    --------------   --------------    --------------
           Total Operating Expenses              537                --              537                --
                                      --------------    --------------   --------------    --------------
OPERATING INCOME                                 347                --              347                --
    Other Income and Deductions                   --                --               --                --
    Interest Expense                             (24)               --              (24)               --
                                      --------------    --------------   --------------    --------------
INCOME BEFORE INCOME TAXES                       323                --              323                --
Income Taxes                                    (134)               --             (134)               --
                                      --------------    --------------   --------------    --------------
NET INCOME                            $          189    $           --   $          189    $           --
                                      ==============    ==============   ==============    ==============

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG NUCLEAR LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
As of December 31, 2002
(Millions)

                                PSEG          INTERCOMPANY       PSEG              THE
                             NUCLEAR LLC      ELIMINATIONS      NUCLEAR          FRANCIS
                               & SUBS.         & RECLASS.         LLC              CORP.
                            -------------    -------------   -------------    -------------
BALANCE JANUARY 1, 2002     $         203    $          --   $         203    $          --

     Net Income                       189               --             189               --

                            -------------    -------------   -------------    -------------
         Subtotal                     392               --             392               --
                            -------------    -------------   -------------    -------------

Cash Dividends:
Common Stock                         (230)              --            (230)              --
                            -------------    -------------   -------------    -------------
     Total Cash Dividends            (230)              --            (230)              --
                            -------------    -------------   -------------    -------------

BALANCE DECEMBER 31, 2002   $         162    $          --   $         162    $          --
                            =============    =============   =============    =============

PSEG NUCLEAR LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                                         PSEG          INTERCOMPANY        PSEG               THE
                                                     NUCLEAR LLC       ELIMINATIONS       NUCLEAR           FRANCIS
                                                        & SUBS.         & RECLASS.          LLC               CORP.
                                                    --------------    --------------   --------------    --------------
CURRENT ASSETS
  Cash and Cash Equivalents                         $            8    $           --   $            8    $           --
  Accounts Receivable                                            9                --                9                --
  Accounts Receivable - Affiliated Companies                   109                --              109                --
  Fuel                                                           1                --                1                --
  Materials and Supplies                                        95                --               95                --
  Other                                                          3                --                3                --
                                                    --------------    --------------   --------------    --------------
       Total Current Assets                                    225                --              225                --
                                                    --------------    --------------   --------------    --------------

PROPERTY, PLANT AND EQUIPMENT                                  824                --              819                 5
  Less: Accumulated depreciation and amortization             (419)               --             (419)               --
                                                    --------------    --------------   --------------    --------------
       Net Property, Plant and Equipment                       405                --              400                 5
                                                    --------------    --------------   --------------    --------------

NONCURRENT ASSETS
  Deferred Income Taxes                                        (90)               --              (90)               --
  Other                                                        769                (5)             774                --
                                                    --------------    --------------   --------------    --------------
       Total Noncurrent Assets                                 679                (5)             684                --
                                                    --------------    --------------   --------------    --------------

TOTAL ASSETS                                        $        1,309    $           (5)  $        1,309    $            5
                                                    ==============    ==============   ==============    ==============

PSEG NUCLEAR LLC
CONSOLIDATING BALANCE SHEET
As of December 31, 2002
(Millions)

                                             PSEG          INTERCOMPANY          PSEG              THE
                                          NUCLEAR LLC      ELIMINATIONS         NUCLEAR          FRANCIS
                                            & SUBS.          & RECLASS.           LLC              CORP.
                                        --------------    --------------    --------------    --------------
CURRENT LIABILITIES
  Accounts Payable                      $           44    $           --    $           44    $           --
  Other                                             23                --                23                --
                                        --------------    --------------    --------------    --------------
       Total Current Liabilities                    67                --                67                --
                                        --------------    --------------    --------------    --------------

NONCURRENT LIABILITIES
  Nuclear Decommissioning                          766                --               766                --
  Other                                             (1)               --                (1)               --
                                        --------------    --------------    --------------    --------------
       Total Noncurrent Liabilities                765                --               765                --
                                        --------------    --------------    --------------    --------------

LONG TERM DEBT
  Notes Payable - Affiliated Company               350                --               350                --
                                        --------------    --------------    --------------    --------------
       Total Long-Term Debt                        350                --               350                --
                                        --------------    --------------    --------------    --------------

MEMBER'S EQUITY
  Contributed Capital                              (35)               (5)              (35)                5
  Retained Earnings                                162                --               162                --
                                        --------------    --------------    --------------    --------------
       Total Member's Equity                       127                (5)              127                 5
                                        --------------    --------------    --------------    --------------

TOTAL LIABILITIES AND MEMBER'S EQUITY   $        1,309    $           (5)   $        1,309    $            5
                                        ==============    ==============    ==============    ==============

PSEG ENERGY HOLDINGS L.L.C.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                             PSEG
                                                            ENERGY    INTERCOMPANY      PSEG
                                                           HOLDINGS   ELIMINATIONS     ENERGY       PSEG       PSEG        ENERGY
                                                            CONSOL.    & RECLASS.     HOLDINGS     GLOBAL    RESOURCES  TECHNOLOGIES
                                                          ---------   ------------   ---------   ---------   ---------  ------------
REVENUES:
   Income from joint ventures and partnerships            $  58,034    $      --     $      --   $  57,891   $    (509)  $      --
   Income from capital and operating lease agreements       259,606           --            --          --     259,606          --
   Gain on withdrawal from partnership interests             32,432           --            --      32,432          --          --
   Investment gains (losses)                                (40,956)          --            --          --     (40,526)         --
   Interest and dividend income                              45,557           --           632      44,586         339          --
   Electric revenues:                                            --           --            --          --          --          --
     Generation                                             196,934           --            --     196,934          --          --
     Distribution                                           149,112           --            --     149,112          --          --
     Other                                                   17,695           --            --      17,695          --          --
   Consulting and O&M fees                                    2,815           --            --       2,815          --          --
   DSM Revenues                                              28,012           --            --          --      28,012          --
   Other revenues                                               110           --            --          --         110          --
   Interest and other - associated cos                           --     (185,907)      161,934          --          --          --
   Equity in subsidiary earnings                                 --      375,014      (375,014)         --          --          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
Total revenues                                              749,351      189,107      (212,448)    501,465     247,032          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
OPERATING EXPENSES:
   Electric energy costs                                    147,756           --            --     147,756          --          --
   Operation and maintenance                                 53,979           --            --      35,014      17,789          --
   Depreciation and amortization                             34,920           --           208      28,590       4,890       1,232
   Write-down of investments                                496,710           --            --     496,710          --          --
   Administrative and general                               110,826       (9,736)       17,933      89,147      11,599      1, 481
                                                          ---------    ---------     ---------   ---------   ---------   ---------
Total operating expenses                                    844,191       (9,736)       18,141     797,217      34,278       2,713
                                                          ---------    ---------     ---------   ---------   ---------   ---------
OPERATING INCOME                                            (94,840)     198,843      (230,589)   (295,752)    212,754      (2,713)
                                                          ---------    ---------     ---------   ---------   ---------   ---------
Total other income (loss)                                   (47,602)     (13,482)       13,482     (54,901)      7,291           8
                                                          ---------    ---------     ---------   ---------   ---------   ---------
Interest expense-net                                        214,192     (189,653)      166,373     114,791      98,776          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES, MINORITY INTERESTS, DISCONTINUED
OPS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE             (356,634)     375,014      (383,480)   (465,444)    121,269      (2,705)
                                                          ---------    ---------     ---------   ---------   ---------   ---------
INCOME TAXES:
   Current                                                 (108,881)          --        (3,073)       (528)   (103,160)       (948)
   Deferred                                                 (50,101)          --            66    (192,531)    141,642          --
   Investment and energy tax credits - net                   (1,501)          --            --        (458)     (1,043)         --
   Foreign                                                   10,003           --            --      10,003          --          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
Total income taxes                                         (150,480)          --        (3,007)   (183,514)     37,439        (948)
                                                          ---------    ---------     ---------   ---------   ---------   ---------
MINORITY INTERESTS                                            2,692           --            --       2,692          --          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                                      $(208,846)   $ 375,014     $(380,473)  $(284,622)  $  83,830   $  (1,757)
                                                          ---------    ---------     ---------   ---------   ---------   ---------
DISCONTINUED OPERATIONS:
   Income (loss) from discontinued operations               (15,591)          --            --       5,117          --     (20,708)
   Loss on disposal of discontinued operations              (35,057)          --            --     (14,595)         --     (20,462)

(LOSS) INCOME  BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                                       (259,494)     375,014      (380,473)   (294,100)     83,830     (42,927)

   Cumulative effect of a change in accounting principle   (120,979)          --            --     (88,968)         --     (32,011)
                                                           ---------    ---------     ---------   ---------   ---------  ---------

NET (LOSS) INCOME                                         $(380,473)   $ 375,014     $(380,473)  $(383,068)  $  83,830   $ (74,938)

   Preferred stock dividend requirements                     17,071      (21,261)       17,071      16,762       4,499          --
   Preference units distributions                             5,690       (1,500)        5,690          --       1,500          --
                                                          ---------    ---------     ---------   ---------   ---------   ---------
(LOSS) EARNINGS AVAILABLE TO ORDINARY
MEMBER / COMMON STOCKHOLDER                               $(403,234)   $ 397,775     $(403,234)  $(399,830)  $  77,831   $ (74,938)
                                                          =========    =========     =========   =========   =========   =========

                                                                         PSEG
                                                              EGDC      CAPITAL     ECFC
                                                           ---------   ---------   -----
REVENUES:
   Income from joint ventures and partnerships             $     652   $      --   $  --
   Income from capital and operating lease agreements             --          --      --
   Gain on withdrawal from partnership interests                  --          --      --
   Investment gains (losses)                                    (430)         --      --
   Interest and dividend income                                   --          --      --
   Electric revenues:                                             --          --      --
     Generation                                                   --          --      --
     Distribution                                                 --          --      --
     Other                                                        --          --      --
   Consulting and O&M fees                                        --          --      --
   DSM Revenues                                                   --          --      --
   Other revenues                                                 --          --      --
   Interest and other - associated cos                            18      23,955      --
   Equity in subsidiary earnings                                  --          --      --
                                                           ---------   ---------   -----
Total revenues                                                   240      23,955      --
                                                           ---------   ---------   -----
OPERATING EXPENSES:
   Electric energy costs                                          --          --      --
   Operation and maintenance                                   1,176          --      --
   Depreciation and amortization                                  --          --      --
   Write-down of investments                                      --          --      --
   Administrative and general                                    352          50      --
                                                           ---------   ---------   -----
Total operating expenses                                       1,528          50      --
                                                           ---------   ---------   -----
OPERATING INCOME                                              (1,288)     23,905      --
                                                           ---------   ---------   -----
Total other income (loss)                                         --          --      --
                                                           ---------   ---------   -----
Interest expense-net                                              --      23,905      --
                                                           ---------   ---------   -----
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES, MINORITY INTERESTS, DISCONTINUED
OPS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE                (1,288)         --      --
                                                           ---------   ---------   -----
INCOME TAXES:
   Current                                                    (1,172)         --      --
   Deferred                                                      722          --      --
   Investment and energy tax credits - net                        --          --      --
   Foreign                                                        --          --      --
                                                           ---------   ---------   -----
Total income taxes                                              (450)         --      --
                                                           ---------   ---------   -----
MINORITY INTERESTS                                                --          --      --
                                                           ---------   ---------   -----
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                                       $    (838)  $      --   $  --
                                                           ---------   ---------   -----
DISCONTINUED OPERATIONS:
   Income (loss) from discontinued operations                     --          --      --
   Loss on disposal of discontinued operations                    --          --      --

(LOSS) INCOME  BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                                            (838)         --      --

   Cumulative effect of a change in accounting principle          --          --      --
                                                           ---------   ---------   -----

NET (LOSS) INCOME                                          $    (838)  $      --   $  --

   Preferred stock dividend requirements                          --          --      --
   Preference units distributions                                 --          --      --
                                                           ---------   ---------   -----
(LOSS) EARNINGS AVAILABLE TO ORDINARY
MEMBER / COMMON STOCKHOLDER                                $    (838)  $      --   $  --
                                                           =========   =========   =====

PSEG ENERGY HOLDINGS L.L.C.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                               PSEG
                              ENERGY    INTERCOMPANY      PSEG
                             HOLDINGS   ELIMINATIONS     ENERGY       PSEG       PSEG          ENERGY                   PSEG
                              CONSOL.    & RECLASS.     HOLDINGS     GLOBAL    RESOURCES   TECHNOLOGIES      EGDC     CAPITAL   ECFC
                            ---------   ------------   ---------   ---------   ---------   ------------   ---------   -------   ----
BALANCE JANUARY 1, 2002     $ 510,244    $(330,039)    $ 510,244   $ 237,132   $ 290,480    $ (96,767)    $(100,806)    $ --    $ --

NET INCOME                   (380,473)     375,014      (380,473)   (383,068)     83,830      (74,938)         (838)      --      --
                            ---------    ---------     ---------   ---------   ---------    ---------     ---------     ----    ----
      SUBTOTAL                129,771       44,975       129,771    (145,936)    374,310     (171,705)     (101,644)      --      --
                            ---------    ---------     ---------   ---------   ---------    ---------     ---------     ----    ----
DIVIDENDS DECLARED             22,761      (22,761)       22,761      16,762       5,999           --            --       --      --
                            ---------    ---------     ---------   ---------   ---------    ---------     ---------     ----    ----

BALANCE DECEMBER 31, 2002   $ 107,010    $  67,736     $ 107,010   $(162,698)  $ 368,311    $(171,705)    $(101,644)    $ --    $ --
                            =========    =========     =========   =========   =========    =========     =========     ====    ====

PSEG ENERGY HOLDINGS L.L.C.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                     PSEG        INTERCOMPANY                      PSEG
                                               ENERGY HOLDINGS   ELIMINATIONS     RECLASS         ENERGY          PSEG
                                                    CONSOL.       & RECLASS.     DISC OPS        HOLDINGS        GLOBAL
                                               ---------------   ------------   -----------    -----------    -----------
ASSETS

CURRENT ASSETS:
   Cash and temporary cash investments           $   103,558     $        --    $        --    $        50    $    90,691
   Accounts receivable:
     Trade                                            91,517              --       (101,915)            --         86,717
       Allowance for doubtful accounts                  (155)             --         37,440             --             --
     Other                                            23,537              --             (8)           595         22,682
     PSEG                                                 --         (36,734)            --         15,643         20,976
     PSEG Power                                          200             (41)            --             --            241
     Other associated companies                           --         (82,130)            --         53,664             42
   Notes receivable:
     Associated companies                             61,600      (1,999,762)            --      1,758,650             --
     Other                                            11,665              --           (643)            --         11,665
   Interest and dividends receivable                      90              --             --             --             --
   Fuel                                                6,888              --             --             --          6,888
   Materials and supplies                             15,283              --           (588)            --         15,283
   Cost and earnings in excess of billings                --              --        (15,844)            --             --
   Restricted funds                                   18,288              --             --             --         18,288
   Assets held for sale                               83,261              --             --             --         68,975
   Prepayments                                         3,712              --           (832)           182          3,205
   Current assets of discontinued operations         106,767              --        106,767             --             --
                                                 -----------     -----------    -----------    -----------    -----------
Total current assets                                 526,211      (2,118,667)        24,377      1,828,784        345,653
                                                 -----------     -----------    -----------    -----------    -----------
PROPERTY, PLANT  AND EQUIPMENT:
   Real estate                                       103,486              --             --             --         14,358
   Other                                           1,430,958              --        (46,570)         2,541      1,414,304
   Accum. depr. and amortization                    (139,446)             --         31,216         (2,408)      (109,153)
                                                 -----------     -----------    -----------    -----------    -----------
Property, plant and equipment - net                1,394,998              --        (15,354)           133      1,319,509
                                                 -----------     -----------    -----------    -----------    -----------
INVESTMENTS:
   Subsidiaries                                           --      (2,500,996)            --      2,500,996             --
   Capital lease agreements                        2,850,968              --             --             --             --
   Limited partnership interests                     440,528              --             --             --        322,831
   General partnership interests                      57,208              --             --             --         23,217
   Corporate joint ventures                        1,003,692              --             --             --      1,003,692
   Securities                                          5,400              --             --             --             --
   DSM investment                                     31,560              --             --             --             --
   Other investments                                   1,147              --         (6,189)            --             --
   Valuation allowances                              (20,758)             --             --             --             --
                                                 -----------     -----------    -----------    -----------    -----------
Total investments                                  4,369,745      (2,500,996)        (6,189)     2,500,996      1,349,740
                                                 -----------     -----------    -----------    -----------    -----------
OTHER ASSETS:
   Goodwill                                          436,061              --             --             --        436,061
   Deferred tax asset                                     --        (301,678)            --            605        258,643
   Derivative asset                                   35,918              --             --            461         35,457
   Other                                              75,160              --         (2,834)        15,696         57,434
                                                 -----------     -----------    -----------    -----------    -----------
Total other assets                                   547,139        (301,678)        (2,834)        16,762        787,595
                                                 -----------     -----------    -----------    -----------    -----------

TOTAL ASSETS                                     $ 6,838,093     $(4,921,341)   $        --    $ 4,346,675    $ 3,802,497
                                                 ===========     ===========    ===========    ===========    ===========

                                                                 PSEG
                                                   PSEG          ENERGY                          PSEG
                                                RESOURCES     TECHNOLOGIES        EGDC         CAPITAL         ECFC
                                               -----------    ------------    -----------    -----------   -----------
ASSETS

CURRENT ASSETS:
   Cash and temporary cash investments         $    12,673    $        --     $       143    $         1   $        --
   Accounts receivable:
     Trade                                           4,800        101,915              --             --            --
       Allowance for doubtful accounts                (155)       (37,440)             --             --            --
     Other                                             260              8              --             --            --
     PSEG                                               --             --             115             --            --
     PSEG Power                                         --             --              --             --            --
     Other associated companies                         --             --               3         28,421            --
   Notes receivable:
     Associated companies                               --         61,781           8,275        232,556           100
     Other                                              --            643              --             --            --
   Interest and dividends receivable                    90             --              --             --            --
   Fuel                                                 --             --              --             --            --
   Materials and supplies                               --            588              --             --            --
   Restricted funds                                     --             --              --             --            --
   Cost and earnings in excess of billings              --         15,844              --             --            --
   Assets held for sale                                 --             --          14,286             --            --
   Prepayments                                          92            832             233             --            --
   Current assets of discontinued operations            --             --              --             --            --
                                               -----------    -----------     -----------    -----------   -----------
Total current assets                                17,760        144,171          23,055        260,978           100
                                               -----------    -----------     -----------    -----------   -----------
PROPERTY, PLANT  AND EQUIPMENT:
   Real estate                                      72,919             --          16,209             --            --
   Other                                             9,857         50,325             501             --            --
   Accum. depr. and amortization                   (23,988)       (34,971)           (142)            --            --
                                               -----------    -----------     -----------    -----------   -----------
Property, plant and equipment - net                 58,788         15,354          16,568             --            --
                                               -----------    -----------     -----------    -----------   -----------
INVESTMENTS:
   Subsidiaries                                         --             --              --             --            --
   Capital lease agreements                      2,850,968             --              --             --            --
   Limited partnership interests                   117,697             --              --             --            --
   General partnership interests                        --             --          33,991             --            --
   Corporate joint ventures                             --             --              --             --            --
   Securities                                        5,400             --              --             --            --
   DSM investment                                   31,560             --              --             --            --
   Other investments                                 1,147          6,189              --             --            --
   Valuation allowances                             (6,604)            --         (14,154)            --            --
                                               -----------    -----------     -----------    -----------   -----------
Total investments                               3,000,168          6,189          19,837             --            --
                                               -----------    -----------     -----------    -----------   -----------
OTHER ASSETS:
   Goodwill                                             --             --              --             --            --
   Deferred tax asset                                7,301         31,951           3,178             --            --
   Derivative asset                                     --             --              --             --            --
   Other                                             2,030          2,834              --             --            --
                                               -----------    -----------     -----------    -----------   -----------
Total other assets                                   9,331         34,785           3,178             --            --
                                               -----------    -----------     -----------    -----------   -----------

TOTAL ASSETS                                   $ 3,086,047    $   200,499     $    62,638    $   260,978   $       100
                                               ===========    ===========     ===========    ===========   ===========

PSEG ENERGY HOLDINGS L.L.C.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                        PSEG        INTERCOMPANY                      PSEG
                                                  ENERGY HOLDINGS   ELIMINATIONS     RECLASS         ENERGY          PSEG
                                                       CONSOL.       & RECLASS.     DISC OPS        HOLDINGS        GLOBAL
                                                  ---------------   ------------   -----------    -----------    -----------
   LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable:
      Trade                                         $    75,472     $        --    $   (26,038)   $        --    $    64,214
      Taxes                                              11,760              --            244             --         10,876
      Other                                              61,475              --        (18,219)           201         61,221
      Interest                                           46,758              --             --         38,560          6,144
      Associated companies                               61,166        (118,905)       (12,444)        17,584         46,499
   Billings in excess of costs and earnings                  --              --        (22,025)            --             --
   Notes payable:
      PSEG Capital Corporation                               --        (232,556)            --             --        184,960
      PSEG Energy Holdings L.L.C                             --      (1,697,050)            --             --        854,973
      Enterprise Group Development Corp.                     --          (8,275)            --             --             --
      PSEG Energy Technologies Inc.                          --         (61,781)            --         61,781             --
      Enterprise Capital Funding Corp.                       --            (100)            --            100             --
      Other                                             137,062              --             --             --        137,062
   Long-term debt due within one year                   319,929              --         (6,223)            --         67,023
   Current liabilities of discontinued operations        94,949              --         94,949             --             --
                                                    -----------     -----------    -----------    -----------    -----------
Total current liabilities                               808,571      (2,118,667)        10,244        118,226      1,432,972
                                                    -----------     -----------    -----------    -----------    -----------

TOTAL LONG-TERM DEBT                                  2,578,087              --         (5,160)     1,724,817        832,460
                                                    -----------     -----------    -----------    -----------    -----------

DEFERRED TAXES AND OTHER LIABILITIES:
   Deferred income taxes                              1,035,481        (301,678)            --         (4,146)            --
   Deferred investment and energy tax credits             6,947              --             --             --          6,947
   Deferred revenues                                     20,103              --             --             --         20,103
   Derivative liability                                 138,500              --             --             40        138,460
   Other long-term payables                              19,522              --         (5,084)         4,943         11,878
                                                    -----------     -----------    -----------    -----------    -----------
Total deferred taxes and other liabilities            1,220,553        (301,678)        (5,084)           837        177,388
                                                    -----------     -----------    -----------    -----------    -----------

MINORITY INTERESTS                                      106,495              --             --             --        106,495
                                                    -----------     -----------    -----------    -----------    -----------

MEMBER'S/STOCKHOLDER'S EQUITY:
   Common stock                                              --         (63,591)            --             --         62,880
   Preference units/Preferred stock                     509,200        (509,200)            --        509,200        375,000
   Ordinary unit/common stock and capital             1,887,708      (1,995,941)            --      1,887,708      1,353,937
   Undistributed retained earnings/deficit              107,010          67,736             --        107,010       (162,698)
   Accumulated other comprehensive loss                (379,531)             --             --         (1,123)      (375,937)
                                                    -----------     -----------    -----------    -----------    -----------
Total member's/stockholder's equity                   2,124,387      (2,500,996)            --      2,502,795      1,253,182
                                                    -----------     -----------    -----------    -----------    -----------

TOTAL LIABILITIES AND MEMBER'S/
  STOCKHOLDER'S EQUITY                              $ 6,838,093     $(4,921,341)   $        --    $ 4,346,675    $ 3,802,497
                                                    ===========     ===========    ===========    ===========    ===========

                                                                      PSEG
                                                       PSEG          ENERGY                          PSEG
                                                     RESOURCES     TECHNOLOGIES        EGDC         CAPITAL         ECFC
                                                  -------------    ------------    -----------    -----------   -----------
   LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable:
      Trade                                         $    11,258     $    26,038    $        --    $        --   $        --
      Taxes                                                 833            (244)            51             --            --
      Other                                                  --          18,220             42             10            --
      Interest                                            1,354              --             --            700            --
      Associated companies                              115,584          12,840              4              4            --
   Billings in excess of costs and earnings                  --          22,025             --             --            --
   Notes payable:
      PSEG Capital Corporation                           47,596              --             --             --            --
      PSEG Energy Holdings L.L.C                        842,077              --             --             --            --
      Enterprise Group Development Corp.                     --              --             --          8,275            --
      PSEG Energy Technologies Inc.                          --              --             --             --            --
      Enterprise Capital Funding Corp.                       --              --             --             --            --
      Other                                                  --              --             --             --            --
   Long-term debt due within one year                     1,017           6,223             --        251,889            --
   Current liabilities of discontinued operations            --              --             --             --            --
                                                    -----------     -----------    -----------    -----------   -----------
Total current liabilities                             1,019,719          85,102             97        260,878            --
                                                    -----------     -----------    -----------    -----------   -----------

TOTAL LONG-TERM DEBT                                     20,810           5,160             --             --            --
                                                    -----------     -----------    -----------    -----------   -----------

DEFERRED TAXES AND OTHER LIABILITIES:
   Deferred income taxes                              1,340,728             577             --             --            --
   Deferred investment and energy tax credits                --              --             --             --            --
   Deferred revenues                                         --              --             --             --            --
   Derivative liability                                      --              --             --             --            --
   Other long-term payables                               2,701           5,084             --             --            --
                                                    -----------     -----------    -----------    -----------   -----------
Total deferred taxes and other liabilities            1,343,429           5,661             --             --            --
                                                    -----------     -----------    -----------    -----------   -----------

MINORITY INTERESTS                                           --              --             --             --            --
                                                    -----------     -----------    -----------    -----------   -----------

MEMBER'S/STOCKHOLDER'S EQUITY:
   Common stock                                              --              10            501            100           100
   Preference units/Preferred stock                     134,200              --             --             --            --
   Ordinary unit/common stock and capital               200,134         278,186        163,684             --            --
   Undistributed retained earnings/deficit              368,311        (171,705)      (101,644)            --            --
   Accumulated other comprehensive loss                    (556)         (1,915)            --             --            --
                                                    -----------     -----------    -----------    -----------   -----------
Total member's/stockholder's equity                     702,089         104,576         62,541            100           100
                                                    -----------     -----------    -----------    -----------   -----------

TOTAL LIABILITIES AND MEMBER'S/
  STOCKHOLDER'S EQUITY                              $ 3,086,047     $   200,499    $    62,638    $   260,978   $       100
                                                    ===========     ===========    ===========    ===========   ===========

PSEG GLOBAL INC.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)


                                                                                                                        PSEG GLOBAL
                                                                    PSEG     INTERCOMPANY               PSEG GLOBAL   INT'L HOLDINGS
                                                                   GLOBAL    ELIMINATIONS     PSEG         USA              LLC
                                                                  CONSOL.     & RECLASS.     GLOBAL      CONSOL.          CONSOL.
                                                                 ---------   ------------  ---------    -----------   --------------
REVENUES:
        Income from partnerships                                 $  57,891     $      --    $    (227)    $  33,648      $  39,730
        Income from capital lease agreements                            --            --          --            --             --
        Gain on Withdrawal from Partnership                         32,432            --       4,457          (257)            (1)
        Interest and dividend income                                44,586            --       2,457         8,659          2,840
        Other                                                           --            --          --            --             --
        Electric Revenues                                               --            --          --            --             --
        Generation                                                 196,934            --          --        25,486        101,983
        Distribution                                               149,112            --          --            --        149,112
        Other                                                       17,695            --          --            --         17,214
        Consulting and O&M fees                                      2,815                        28         1,328            225
        Equity in subsidiary earnings                                   --       514,277    (514,277)           --             --
                                                                 ---------     ---------   ---------     ---------      ---------
 Total revenues                                                    501,465       514,277    (507,562)       68,864        311,103
                                                                 ---------     ---------   ---------     ---------      ---------
 OPERATING EXPENSES:
        Operation and maintenance                                   35,014            --          --         1,405         13,848
        Write-down of Investments                                  496,710            --       5,820        70,630        420,260
        Depreciation and amortization                               28,590            --       1,100         3,001         22,295
        Electric and Energy Costs                                  147,756            --          --         1,031        116,297
        Administrative and general                                  89,147            --      19,252        28,792         29,307
                                                                 ---------     ---------   ---------     ---------      ---------
 Total operating expenses                                          797,217            --      26,172       104,859        602,007
                                                                 ---------     ---------   ---------     ---------      ---------

 OPERATING INCOME                                                 (295,752)      514,277    (533,734)      (35,995)      (290,904)
                                                                 ---------     ---------   ---------     ---------      ---------
        Foreign currency Translation Gain/Loss                     (70,308)           --          --          (136)       (76,702)
        Change in Derivative Fair Value-FAS 133                     12,105            --          --           161         11,944
        Write off of investments                                        --            --          --            --             --
        Realized gains (losses) on investments                          --            --          --            --             --
        Other                                                        3,302            --       6,939            38         (3,741)
                                                                 ---------     ---------   ---------     ---------      ---------
 OTHER INCOME                                                      (54,901)           --       6,939            63        (68,499)
                                                                 ---------     ---------   ---------     ---------      ---------

 INTEREST EXPENSE - NET                                            114,791            --      77,141        14,835         23,526
                                                                 ---------     ---------   ---------     ---------      ---------

 INCOME BEFORE INCOME TAXES                                       (465,444)      514,277    (603,936)      (50,767)      (382,929)
                                                                 ---------     ---------   ---------     ---------      ---------

 INCOME TAXES:
        Current                                                       (528)           --     (19,063)       (5,796)           890
        Deferred                                                  (192,531)           --    (201,968)        8,968            (86)
        Foreign Taxes                                               10,003            --          --            --          8,415
        Investment and energy tax credits - net                       (458)           --         (24)         (434)            --
                                                                 ---------     ---------   ---------     ---------      ---------
 Total income taxes                                              (183,514)            --    (221,055)        2,738          9,219
                                                                 ---------     ---------   ---------     ---------      ---------

 MINORITY INTERESTS                                                  2,692            --          --         4,324         (3,173)
                                                                 ---------     ---------   ---------     ---------      ---------

 INCOME FROM CONTINUING OPERATIONS                                (284,622)      514,277    (382,881)      (57,829)      (388,975)
                                                                 ---------     ---------   ---------     ---------      ---------

 DISCONTINUED OPERATIONS
        Cumulative Effect of a change in the Acct. Principle       (88,968)           --          --            --        (88,968)
        Income from Discontinued Operations - Net of Taxes           5,117            --         (25)           --          5,142
        Gain on Sale of Discontinued Operations - Net of Taxes     (14,595)           --        (162)           --        (14,433)
                                                                 ---------     ---------   ---------     ---------      ---------
 INCOME FROM DISCONTINUED OPERATIONS                               (98,446)           --        (187)           --        (98,259)
                                                                 ---------     ---------   ---------     ---------      ---------

 NET INCOME                                                       (383,068)      514,277    (383,068)      (57,829)      (487,234)
                                                                 ---------     ---------   ---------     ---------      ---------

        Preferred Dividend Requirement                              16,762            --      16,762            --             --
                                                                 ---------     ---------   ---------     ---------      ---------

 EARNINGS AVAILABLE TO COMMON STOCK                              $(399,830)    $ 514,277   $(399,830)    $ (57,829)     $(487,234)
                                                                 =========     =========   =========     =========      =========

                                                                                    PSEG
                                                                                   Europe        PSEG
                                                                                 (Delaware)     INDIA
                                                                       PSEG         LLC        COMPANY
                                                                       Baja        CONSOL.      CONSOL.
                                                                    ---------    ---------    ---------
REVENUES:
        Income from partnerships                                    $    (950)   $ (15,401)   $   1,091
        Income from capital lease agreements                               --           --           --
        Gain on Withdrawal from Partnership                            39,465      (11,232)          --
        Interest and dividend income                                   19,633       10,997           --
        Other                                                              --           --           --
        Electric Revenues
        Generation                                                         --       69,465           --
        Distribution                                                       --           --           --
        Other                                                              --          481           --
        Consulting and O&M fees                                           667           --          567
        Equity in subsidiary earnings                                      --           --           --
                                                                    ---------    ---------    ---------
 Total revenues                                                        58,815       54,310        1,658
                                                                    ---------    ---------    ---------
 OPERATING EXPENSES:
        Operation and maintenance                                          --       19,761           --
        Write-down of Investments                                          --           --           --
        Depreciation and amortization                                      --        2,194           --
        Electric and Energy Costs                                          --       30,428           --
        Administrative and general                                         73       11,348          375
                                                                    ---------    ---------    ---------
 Total operating expenses                                                  73       63,731          375
                                                                    ---------    ---------    ---------

 OPERATING INCOME                                                      58,742       (9,421)       1,283
                                                                    ---------    ---------    ---------
        Foreign currency Translation Gain/Loss                             --        6,530           --
        Change in Derivative Fair Value-FAS 133                            --           --           --
        Write off of investments                                           --           --           --
        Realized gains (losses) on investments                             --           --           --
        Other                                                              66           --           --
                                                                    ---------    ---------    ---------
 OTHER INCOME                                                              66        6,530           --
                                                                    ---------    ---------    ---------

 INTEREST EXPENSE - NET                                                   384       (1,095)          --
                                                                    ---------    ---------    ---------

 INCOME BEFORE INCOME TAXES                                            58,424       (1,796)       1,283
                                                                    ---------    ---------    ---------

 INCOME TAXES:
        Current                                                        23,595         (154)          --
        Deferred                                                          555           --           --
        Foreign Taxes                                                      --        1,588           --
        Investment and energy tax credits - net                            --           --           --
                                                                    ---------    ---------    ---------
 Total income taxes                                                    24,150        1,434           --
                                                                    ---------    ---------    ---------

 MINORITY INTERESTS                                                        --        1,541           --
                                                                    ---------    ---------    ---------

 INCOME FROM CONTINUING OPERATIONS                                     34,274       (4,771)       1,283
                                                                    ---------    ---------    ---------

 DISCONTINUED OPERATIONS
        Cumulative Effect of a change in the Acct. Principle               --           --           --
        Income from Discontinued Operations - Net of Taxes                 --           --           --
        Gain on Sale of Discontinued Operations - Net of Taxes             --           --           --
                                                                    ---------    ---------    ---------
 INCOME FROM DISCONTINUED OPERATIONS                                       --           --           --
                                                                    ---------    ---------    ---------

 NET INCOME                                                            34,274       (4,771)       1,283
                                                                    ---------    ---------    ---------

        Preferred Dividend Requirement                                     --           --           --
                                                                    ---------    ---------    ---------

 EARNINGS AVAILABLE TO COMMON STOCK                                 $  34,274    $  (4,771)   $   1,283
                                                                    =========    =========    =========

PSEG GLOBAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                                                  PSEG
                                                                                       PSEG                      Europe      PSEG
                               PSEG       INTERCOMPANY              PSEG GLOBAL   GLOBAL HOLDING               (Delaware)    INDIA
                              GLOBAL      ELIMINATIONS    PSEG          USA           COMPANY        PSEG         LLC       COMPANY
                              CONSOL.     & RECLASS.     GLOBAL       CONSOL.         CONSOL.        Baja       CONSOL.      CONSOL.
                             ---------    ------------  ---------   -----------   --------------   ---------   ---------   ---------
BALANCE  JANUARY 1, 2002     $ 237,132    $ (277,732)   $ 237,132   $ 116,113       $ 150,586      $  13,855   $  (5,669)  $   2,847

NET INCOME                    (383,068)      514,277     (383,068)    (57,829)       (487,234)        34,274      (4,771)      1,283
                             ---------     ---------    ---------   ---------       ---------      ---------   ---------   ---------
        SUBTOTAL              (145,936)      236,545     (145,936)     58,284        (336,648)        48,129     (10,440)      4,130
                             ---------     ---------    ---------   ---------       ---------      ---------   ---------   ---------
DIVIDENDS DECLARED              16,762            --       16,762          --              --             --          --          --
                             ---------     ---------    ---------   ---------       ---------      ---------   ---------   ---------
BALANCE  DECEMBER 31, 2002   $(162,698)    $ 236,545    $(162,698)  $  58,284       $(336,648)     $  48,129   $ (10,440)  $   4,130
                             =========     =========    =========   =========       =========      =========   =========   =========

PSEG GLOBAL INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)


                                                                                                               PSEG
                                                PSEG        INTERCOMPANY                                  GLOBAL HOLDING
                                               GLOBAL       ELIMINATIONS       PSEG         PSEG USA         COMPANY
                                               CONSOL.       & RECLASS.       GLOBAL         CONSOL.          CONSOL.
                                             -----------    ------------    -----------    -----------    --------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments   $    90,691     $        --      $    28,415    $    10,837     $    45,354
       Accounts  and Notes receivable:                                                              --
         Trade                                    86,717              --            (63)         9,098          59,816
         Other                                    22,682              --             12            117          18,003
         PSE&G                                        --              --             --             --              --
         PSEG                                     20,976              --         20,976             --              --
         PSEG Power                                  241              --            241             --              --
         PSEG Energy Holdings                         --              --             --             --              --
         Other associated companies                   42      (1,523,329)       370,376        416,947         390,029
       Notes receivable:
         Associated companies                         --              --             --             --              --
          Other                                   11,665              --             --              1          11,664
       Interest receivable                            --              --             --            526              --
       Restricted Cash                            18,288              --             --             --          18,288
       Assets held for sale                       68,975              --             --             --              --
       Prepayments                                 3,205              --            207            981           2,453
       Fuel                                        6,888              --             --             --              --
       Materials and supplies                     15,283              --             --          1,807          11,046
                                             -----------     -----------    -----------    -----------     -----------
Total Current Assets                             345,653      (1,523,329)       420,164        440,314         556,653
                                             -----------     -----------    -----------    -----------     -----------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                14,358              --            583             --          12,859
       Generation and distribution assets             --              --             --             --              --
       Furniture and equipment                        --              --             --             --              --
       Construction work in progress                  --              --             --             --              --
       Other                                   1,414,304               2          3,740        276,434         859,397
       Accum. depr. and amortization            (109,153)             --         (1,451)        (8,567)        (96,038)
       Valuation allowances                           --              --             --             --              --
                                             -----------     -----------    -----------    -----------     -----------
Property, Plant and Equipment-net              1,319,509               2          2,872        267,867         776,218
                                             -----------     -----------    -----------    -----------     -----------
INVESTMENTS
       Subsidiaries                                   --      (2,411,602)     2,411,602             --              --
       Capital lease agreements                       --              --             --             --              --
       Limited partnership interests             322,831              --             --        323,522            (691)
       General partnership interests              23,217              --         16,030          8,138              (1)
       Corporate joint ventures                1,003,692              --         32,483        219,644         712,305
       Securities                                     --              --             --             --              --
       Valuation allowances                           --              --             --             --              --
                                             -----------     -----------    -----------    -----------     -----------
Total Investments                              1,349,740      (2,411,602)     2,460,115        551,304         711,613
                                             -----------     -----------    -----------    -----------     -----------
OTHER ASSETS
       Goodwill                                  436,061              --             --             --         430,015
       Deferred tax asset                        258,643         258,643             --             --              --
       Derivative Asset                           35,457              --             --             --          35,457
       Restricted Cash                                --              --             --             --              --
       Other                                      57,434        (524,896)       462,020         24,573          63,602
                                             -----------     -----------    -----------    -----------     -----------
Total Other Assets                               787,595        (266,253)       462,020         24,573         529,074
                                             -----------     -----------    -----------    -----------     -----------
TOTAL ASSETS                                 $ 3,802,497     $(4,201,182)   $ 3,345,171    $ 1,284,058     $ 2,573,558
                                             ===========     ===========    ===========    ===========     ===========

                                                               PSEG
                                                               Europe        PSEG
                                                             (Delaware)      INDIA
                                                 PSEG           LLC         COMPANY
                                                 Baja          CONSOL.      CONSOL.
                                             -----------    -----------   -----------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments   $        --    $     5,557   $       528
       Accounts  and Notes receivable:
         Trade                                        --         17,648           218
         Other                                         1          4,549            --
         PSE&G
         PSEG                                         --             --            --
         PSEG Power                                   --             --            --
         PSEG Energy Holdings                         --             --            --
         Other associated companies              343,372             --         2,647
       Notes receivable:
         Associated companies                         --             --            --
          Other                                       --             --            --
       Interest receivable                          (526)            --            --
       Restricted Cash                                --             --            --
       Assets held for sale                           --         68,975            --
       Prepayments                                    --           (436)           --
       Fuel                                           --          6,888            --
       Materials and supplies                         --          2,430            --
                                             -----------    -----------   -----------
Total Current Assets                             342,847        105,611         3,393
                                             -----------    -----------   -----------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                    --            916            --
       Generation and distribution assets             --             --            --
       Furniture and equipment                        --             --            --
       Construction work in progress                  --             --            --
       Other                                          --        274,731            --
       Accum. depr. and amortization                  --         (3,097)           --
       Valuation allowances                           --             --            --
                                             -----------    -----------   -----------
Property, Plant and Equipment-net                     --        272,550            --
                                             -----------    -----------   -----------
INVESTMENTS
       Subsidiaries                                   --             --            --
       Capital lease agreements                       --             --            --
       Limited partnership interests                  --             --            --
       General partnership interests                (950)            --            --
       Corporate joint ventures                       --          3,437        35,823
       Securities                                     --             --            --
       Valuation allowances                           --             --            --
                                             -----------    -----------   -----------
Total Investments                                   (950)         3,437        35,823
                                             -----------    -----------   -----------
OTHER ASSETS
       Goodwill                                       --          6,046            --
       Deferred tax asset                             --             --            --
       Derivative Asset                               --             --            --
       Restricted Cash                                --             --            --
       Other                                          --         32,135            --
                                             -----------    -----------   -----------
Total Other Assets                                    --         38,181            --
                                             -----------    -----------   -----------
TOTAL ASSETS                                 $   341,897    $   419,779   $    39,216
                                             ===========    ===========   ===========


                                                                                                             PSEG
                                              PSEG        INTERCOMPANY                                  GLOBAL HOLDING
                                             GLOBAL       ELIMINATIONS       PSEG         PSEG USA         COMPANY
                                             CONSOL.       & RECLASS.       GLOBAL         CONSOL.          CONSOL.
                                           -----------    ------------    -----------    -----------    --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                            $    64,214    $        --     $      (113)   $     4,071     $    39,800
          Taxes                                 10,876             --          (6,384)           129           3,111
          Other                                 61,221             --           3,012         16,229          27,526
          Interest                               6,144             --              --          2,816           1,774
          Associated companies                  46,499     (1,148,002)      1,041,217             --           9,001
       Notes payable:
          PSEG Capital Corporation             184,960             --         184,960             --              --
          PSEG Energy Holdings                 854,973             --         850,162             --              --
          Other                                137,062             --              --             --         135,110
          Other associated companies                --             --              --             --              --
       Current portion of long-term debt        67,023             --              --             --          67,023
                                           -----------    -----------     -----------    -----------     -----------
Total Current Liabilities                    1,432,972     (1,148,002)      2,072,854         23,245         283,345
                                           -----------    -----------     -----------    -----------     -----------

TOTAL LONG-TERM DEBT                           832,460             --              --        161,600         433,744
                                           -----------    -----------     -----------    -----------     -----------
DEFERRED CREDITS
Deferred income taxes                               --         (1,283)         12,057         15,927         (26,229)
Deferred investment
  and energy tax credits                         6,947             --             394          6,554              (1)
Deferred revenues                               20,103             --           1,990             --              --
Derivative Liability                           138,460             --              --             --         138,197
Other                                           11,878             --           4,694         (1,549)          8,976
                                           -----------    -----------     -----------    -----------     -----------
Total Deferred Credits                         177,388         (1,283)         19,135         20,932         120,943
                                           -----------    -----------     -----------    -----------     -----------

MINORITY INTEREST                              106,495             --              --         89,853          (5,636)
                                           -----------    -----------     -----------    -----------     -----------
STOCKHOLDER'S EQUITY
       Capital stock                            62,880            (11)         62,880             10              --
       Preferred stock                         375,000             --         375,000             --              --
       Stock Subs Payable                           --            (10)             --             --              --
       Contributed capital                   1,353,937     (2,454,337)      1,353,937        944,840       1,383,539
       Retained earnings                      (162,698)       220,684        (162,698)        58,284        (336,648)
       Other Comprehensive Income             (375,937)        62,223        (375,937)       (11,158)        (51,065)
       Cumulative Translation Adjustment            --       (880,446)             --         (3,548)        745,336
                                           -----------    -----------     -----------    -----------     -----------
Total Stockholder's Equity                   1,253,182     (3,051,897)      1,253,182        988,428       1,741,162
                                           -----------    -----------     -----------    -----------     -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                     $ 3,802,497    $(4,201,182)    $ 3,345,171    $ 1,284,058     $ 2,573,558
                                           ===========    ===========     ===========    ===========     ===========

                                               PSEG
                                              Europe        PSEG
                                            (Delaware)      INDIA
                                              PSEG         LLC         COMPANY
                                              Baja        CONSOL.      CONSOL
                                          -----------  -----------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                              $     --  $    20,456   $        --
          Taxes                                14,020           --            --
          Other                                    11       14,443            --
          Interest                                 --        1,554            --
          Associated companies                 99,625       38,000         6,658
       Notes payable:
          PSEG Capital Corporation                 --           --            --
          PSEG Energy Holdings                  4,811           --            --
          Other                                    --        1,952            --
          Other associated companies               --           --            --
       Current portion of long-term debt           --           --            --
                                          -----------  -----------   -----------
Total Current Liabilities                     118,467       76,405         6,658
                                          -----------  -----------   -----------

TOTAL LONG-TERM DEBT                               --      237,116            --
                                          -----------  -----------   -----------
DEFERRED CREDITS
Deferred income taxes                              80         (296)         (256)
Deferred investment
  and energy tax credits                           --           --            --
Deferred revenues                              18,113           --            --
Derivative Liability                               --          263            --
Other                                          (1,122)         879            --
                                          -----------  -----------   -----------
Total Deferred Credits                         17,071          846          (256)
                                          -----------  -----------   -----------

MINORITY INTEREST                                  --       22,278            --
                                          -----------  -----------   -----------
STOCKHOLDER'S EQUITY
       Capital stock                                1           --            --
       Preferred stock                             --           --            --
       Stock Subs Payable                          10           --            --
       Contributed capital                      3,700       93,574        28,684
       Retained earnings                       63,990      (10,440)        4,130
       Other Comprehensive Income                  --           --            --
       Cumulative Translation Adjustment      138,658           --            --
                                          -----------  -----------   -----------
Total Stockholder's Equity                    206,359       83,134        32,814
                                          -----------  -----------   -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                    $   341,897  $   419,779   $    39,216
                                          ===========  ===========   ===========

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                            INTERCOMPANY
                                                               PSEG USA     ELIMINATIONS     PSEG          PSEG        PSEG
                                                                CONSOL.      & RECLASS.      USA        Conemaugh      Tracy
                                                               ---------    ------------   ---------    ---------    ---------
REVENUES:
      Income from partnerships                                 $  33,648      $      --    $  11,037    $      --    $   3,186
      Income from capital lease agreements                            --             --           --           --           --
      Gain on Sale of operating assets                               (80)            --          (80)          --           --
      Realized gains (losses) on investments                        (177)            --           --           --           --
      Electric Revenues
      Generation                                                  25,486             --           --           --           --
      Distribution                                                    --             --           --           --           --
      Interest and dividend income                                 8,659             --           --           --           --
      Other                                                        1,328             --           --           --          205
      Equity in subsidiary earnings                                   --         44,496      (44,496)          --           --
                                                               ---------      ---------    ---------    ---------    ---------
Total revenues                                                    68,864         44,496      (33,539)          --        3,391
                                                               ---------      ---------    ---------    ---------    ---------
OPERATING EXPENSES:
      Operation and maintenance                                    1,405             --           --           --           --
      Write-down of investments                                   70,630             --          230           --           --
      Depreciation and amortization                                3,001             --          279           --           --
      Fuel expenses                                                1,031             --           --           --           --
      Administrative and general                                  28,792             --       23,053          120          183
                                                               ---------      ---------    ---------    ---------    ---------
Total operating expenses                                         104,859             --       23,562          120          183
                                                               ---------      ---------    ---------    ---------    ---------

OPERATING INCOME                                                 (35,995)        44,496      (57,101)        (120)       3,208
                                                               ---------      ---------    ---------    ---------    ---------

OTHER INCOME
      Foreign currency Translation Gain/Loss                        (136)            --           (8)          --           --
      Gain on sale - other                                            --             --           --           --           --
      Other                                                           38             --           38           --           --
      Change in derivative fair value                                161             --           --           --           --
                                                               ---------      ---------    ---------    ---------    ---------
Total Other Income                                                    63             --           30           --           --
                                                               ---------      ---------    ---------    ---------    ---------
INTEREST EXPENSE:
      PSEG Capital Corporation                                       291             --           --           --           --
      PSEG Energy Holdings                                         1,397             --          914           --           --
      Other Associated Companies                                      --             --           --           --           --
      Other                                                       13,147             --           (3)          --           --
      Capitalized interest                                            --             --           --           --           --
                                                               ---------      ---------    ---------    ---------    ---------
Net interest expense                                              14,835             --          911           --           --
                                                               ---------      ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                                       (50,767)        44,496      (57,982)        (120)       3,208
                                                               ---------      ---------    ---------    ---------    ---------
INCOME TAXES:
      Current                                                     (5,796)            --        3,211          833           (4)
      Deferred                                                     8,968             --       (3,005)        (746)       1,346
      Investment and energy tax credits - net                       (434)            --         (359)          --           --
                                                               ---------      ---------    ---------    ---------    ---------
Total income taxes                                                 2,738             --         (153)          87        1,342
                                                               ---------      ---------    ---------    ---------    ---------

MINORITY INTERESTS                                                 4,324             --           --           --           --
                                                               ---------      ---------    ---------    ---------    ---------

INCOME FROM CONTINUING OPERATIONS                                (57,829)        44,496      (57,829)        (207)       1,866
                                                               ---------      ---------    ---------    ---------    ---------

DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle            --             --           --           --           --
      Income from Discontinued Operations - Net of Taxes              --             --           --           --           --
      Gain on Sale of Discontinued Operations - Net of Taxes          --             --           --           --           --
                                                               ---------      ---------    ---------    ---------    ---------
INCOME FROM DISCONTINUED OPERATIONS                                   --             --           --           --           --
                                                               ---------      ---------    ---------    ---------    ---------

NET INCOME                                                     $ (57,829)     $  44,496    $ (57,829)   $    (207)   $   1,866
                                                               =========      =========    =========    =========    =========

                                                                 PSEG         PSEG                    PSEG
                                                                Project        GWF        PSEG      Deblois
                                                               Services      CONSOL.     Leasing   Investment
                                                               ---------    ---------    -------   ----------
REVENUES:
      Income from partnerships                                 $      --    $     113     $  --       $  --
      Income from capital lease agreements                            --           --        --          --
      Gain on Sale of operating assets                                --           --        --          --
      Realized gains (losses) on investments                          --           --        --          --
      Electric Revenues
      Generation                                                      --           --        --          --
      Distribution                                                    --           --        --          --
      Interest and dividend income                                    --           --        --          --
      Other                                                           --           --        --          --
      Equity in subsidiary earnings                                   --           --        --          --
                                                               ---------    ---------     -----       -----
Total revenues                                                        --          113        --          --
                                                               ---------    ---------     -----       -----
OPERATING EXPENSES:
      Operation and maintenance                                       --           --        --          --
      Write-down of investments                                       --           --        --          --
      Depreciation and amortization                                   --           --        --          --
      Fuel expenses                                                   --           --        --          --
      Administrative and general                                       3           16        --          --
                                                               ---------    ---------     -----       -----
Total operating expenses                                               3           16        --          --
                                                               ---------    ---------     -----       -----

OPERATING INCOME                                                      (3)          97        --          --
                                                               ---------    ---------     -----       -----

OTHER INCOME
      Foreign currency Translation Gain/Loss                          --           --        --          --
      Gain on sale - other                                            --           --        --          --
      Other                                                           --           --        --          --
      Change in derivative fair value                                 --           --        --          --
                                                               ---------    ---------     -----       -----
Total Other Income                                                    --           --        --          --
                                                               ---------    ---------     -----       -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                        --           --        --          --
      PSEG Energy Holdings                                            --           --        --          --
      Other Associated Companies                                      --           --        --          --
      Other                                                           --           --        --          --
      Capitalized interest                                            --           --        --          --
                                                               ---------    ---------     -----       -----
Net interest expense                                                  --           --        --          --
                                                               ---------    ---------     -----       -----

INCOME BEFORE INCOME TAXES                                            (3)          97        --          --
                                                               ---------    ---------     -----       -----
INCOME TAXES:
      Current                                                         41           59        --          --
      Deferred                                                       (42)         (20)       --          --
      Investment and energy tax credits - net                         --           --        --          --
                                                               ---------    ---------     -----       -----
Total income taxes                                                    (1)          39        --          --
                                                               ---------    ---------     -----       -----

MINORITY INTERESTS                                                    --           --        --          --
                                                               ---------    ---------     -----       -----

INCOME FROM CONTINUING OPERATIONS                                     (2)          58        --          --
                                                               ---------    ---------     -----       -----

DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle
      Income from Discontinued Operations - Net of Taxes              --           --        --          --
      Gain on Sale of Discontinued Operations - Net of Taxes          --           --        --          --
                                                               ---------    ---------     -----       -----
INCOME FROM DISCONTINUED OPERATIONS                                   --           --        --          --
                                                               ---------    ---------     -----       -----

NET INCOME                                                     $      (2)   $      58     $  --       $  --
                                                               =========    =========     =====       =====

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                         PSEG
                                                                 PSEG         PSEG       India                     PSEG
                                                                 Mount     Henrietta    Private                International
                                                                Carmel      Turbine       Ltd.      CEMAS        Services
                                                               --------    ---------   --------    --------    -------------
REVENUES:
      Income from partnerships                                 $     --      $  --     $     --    $     --      $     --
      Income from capital lease agreements                           --         --           --          --            --
      Gain on Sale of operating assets                               --         --           --          --            --
      Realized gains (losses) on investments                         --         --           --          --            --
      Electric Revenues
      Generation                                                     --         --           --          --            --
      Distribution                                                   --         --           --          --            --
      Interest and dividend income                                   --         --           --          --            --
      Other                                                          --         --           --          --            --
      Equity in subsidiary earnings                                  --         --           --          --            --
                                                               --------      -----     --------    --------      --------
Total revenues                                                       --         --           --          --            --
                                                               --------      -----     --------    --------      --------
OPERATING EXPENSES:
      Operation and maintenance                                      --         --           --          --            --
      Write-down of investments                                      --         --           --      26,984            --
      Depreciation and amortization                                  --         --          150          --            --
      Fuel expenses                                                  --         --           --          --            --
      Administrative and general                                     40         --        2,143          31         1,426
                                                               --------      -----     --------    --------      --------
Total operating expenses                                             40         --        2,293      27,015         1,426
                                                               --------      -----     --------    --------      --------

OPERATING INCOME                                                    (40)        --       (2,293)    (27,015)       (1,426)
                                                               --------      -----     --------    --------      --------
OTHER INCOME
      Foreign currency Translation Gain/Loss                         --         --            4          --            --
      Gain on sale - other                                           --         --           --          --            --
      Other                                                          --         --           --          --            --
      Change in derivative fair value                                --         --           --          --            --
                                                               --------      -----     --------    --------      --------
Total Other Income                                                   --         --            4          --            --
                                                               --------      -----     --------    --------      --------
INTEREST EXPENSE:
      PSEG Capital Corporation                                       --         --           --          --            --
      PSEG Energy Holdings                                           --         --           --          --            --
      Other Associated Companies                                     --         --           --          --            --
      Other                                                          --         --           --          --           (37)
      Capitalized interest                                           --         --           --          --            --
                                                               --------      -----     --------    --------      --------
Net interest expense                                                 --         --           --          --           (37)
                                                               --------      -----     --------    --------      --------

INCOME BEFORE INCOME TAXES                                          (40)        --       (2,289)    (27,015)       (1,389)
                                                               --------      -----     --------    --------      --------

INCOME TAXES:
      Current                                                       110         --           --          70          (911)
      Deferred                                                      (84)        --           --         (81)           32
      Investment and energy tax credits - net                        --         --           --          --            --
                                                               --------      -----     --------    --------      --------
Total income taxes                                                   26         --           --         (11)         (879)
                                                               --------      -----     --------    --------      --------

MINORITY INTERESTS                                                   --         --           --          --            --
                                                               --------      -----     --------    --------      --------

INCOME FROM CONTINUING OPERATIONS                                   (66)        --       (2,289)    (27,004)         (510)
                                                               --------      -----     --------    --------      --------

DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle
      Income from Discontinued Operations - Net of Taxes             --         --           --          --            --
      Gain on Sale of Discontinued Operations - Net of Taxes         --         --           --          --            --
                                                               --------      -----     --------    --------      --------
INCOME FROM DISCONTINUED OPERATIONS                                  --         --           --          --            --
                                                               --------      -----     --------    --------      --------

NET INCOME                                                     $    (66)     $  --     $ (2,289)   $(27,004)     $   (510)
                                                               ========      =====     ========    ========      ========

                                                                 PSEG                                    PSEG
                                                                 Asia        PSEG          PSEG        Americas
                                                                 Inc.        India     US Services    Development
                                                                CONSOL.       Inc.         Inc.         Co. LLC
                                                               --------    --------    -----------    -----------
REVENUES:
      Income from partnerships                                 $     --    $     --     $     --         $  --
      Income from capital lease agreements                           --          --           --            --
      Gain on Sale of operating assets                               --          --           --            --
      Realized gains (losses) on investments                         --          --           --            --
      Electric Revenues
      Generation                                                     --          --           --            --
      Distribution                                                   --          --           --            --
      Interest and dividend income                                   --          --           --            --
      Other                                                          --          --           --            --
      Equity in subsidiary earnings                                  --          --           --            --
                                                               --------    --------     --------         -----
Total revenues                                                       --          --           --            --
                                                               --------    --------     --------         -----
OPERATING EXPENSES:
      Operation and maintenance                                      --          --           --            --
      Write-down of investments                                      --          --           --            --
      Depreciation and amortization                                  --          13           --            --
      Fuel expenses                                                  --          --           --            --
      Administrative and general                                    (93)         (2)         101            --
                                                               --------    --------     --------         -----
Total operating expenses                                            (93)         11          101            --
                                                               --------    --------     --------         -----

OPERATING INCOME                                                     93         (11)        (101)           --
                                                               --------    --------     --------         -----
OTHER INCOME
      Foreign currency Translation Gain/Loss                         --          --           --            --
      Gain on sale - other                                           --          --           --            --
      Other                                                          --          --           --            --
      Change in derivative fair value                                --          --           --            --
                                                               --------    --------     --------         -----
Total Other Income                                                   --          --           --            --
                                                               --------    --------     --------         -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                       --          --           --            --
      PSEG Energy Holdings                                           --          --           --            --
      Other Associated Companies                                     --          --           --            --
      Other                                                          --          --           --            --
      Capitalized interest                                           --          --           --            --
                                                               --------    --------     --------         -----
Net interest expense                                                 --          --           --            --
                                                               --------    --------     --------         -----

INCOME BEFORE INCOME TAXES                                           93         (11)        (101)           --
                                                               --------    --------     --------         -----

INCOME TAXES:
      Current                                                        (8)        (35)         (34)           --
      Deferred                                                       (6)         31           (1)           --
      Investment and energy tax credits - net                        --          --           --            --
                                                               --------    --------     --------         -----
Total income taxes                                                  (14)         (4)         (35)           --
                                                               --------    --------     --------         -----

MINORITY INTERESTS                                                   --          --           --            --
                                                               --------    --------     --------         -----

INCOME FROM CONTINUING OPERATIONS                                   107          (7)         (66)           --
                                                               --------    --------     --------         -----

DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle
      Income from Discontinued Operations - Net of Taxes             --          --           --            --
      Gain on Sale of Discontinued Operations - Net of Taxes         --          --           --            --
                                                               --------    --------     --------         -----
INCOME FROM DISCONTINUED OPERATIONS                                  --          --           --            --
                                                               --------    --------     --------         -----

NET INCOME                                                     $    107    $     (7)    $    (66)        $  --
                                                               ========    ========     ========         =====

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDING DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                    PSEG
                                                               International      PSEG         PSEG        PSEG         PSEG
                                                                    Inc.           New       Hawaiian    Hawaiian     Kalaeloa
                                                                   CONSOL.      Hampshire      Mgt.     Investment      Inc.
                                                               -------------    ---------    --------   ----------    --------
REVENUES:
      Income from partnerships                                   $  8,775       $  5,822     $     91    $  4,282     $     90
      Income from capital lease agreements                             --             --           --          --           --
      Gain on Sale of operating assets                                 --             --           --          --           --
      Realized gains (losses) on investments                         (177)            --           --          --           --
      Electric Revenues
      Generation                                                   25,486             --           --          --           --
      Distribution                                                     --             --           --          --           --
      Interest and dividend income                                  8,659             --           --          --           --
      Other                                                           319            148           --          --          656
      Equity in subsidiary earnings                                    --             --           --          --           --
                                                                 --------       --------     --------    --------     --------
Total revenues                                                     43,062          5,970           91       4,282          746
                                                                 --------       --------     --------    --------     --------
OPERATING EXPENSES:
      Operation and maintenance                                     1,405             --           --          --           --
      Write-down of investments                                    43,416             --           --          --           --
      Depreciation and amortization                                 2,558             --           --          --           --
      Fuel expenses                                                 1,031             --           --          --           --
      Administrative and general                                    1,511            186           --         (38)        (103)
                                                                 --------       --------     --------    --------     --------
Total operating expenses                                           49,921            186           --         (38)        (103)
                                                                 --------       --------     --------    --------     --------

OPERATING INCOME                                                   (6,859)         5,784           91       4,320          849
                                                                 --------       --------     --------    --------     --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                         (129)            --           --          --           --
      Gain on sale - other                                             --             --           --          --           --
      Other                                                            --             --           --          --           --
      Change in derivative fair value                                  --             --           --          --           --
                                                                 --------       --------     --------    --------     --------
Total Other Income                                                   (129)            --           --          --           --
                                                                 --------       --------     --------    --------     --------
INTEREST EXPENSE:
      PSEG Capital Corporation                                        291             --           --          --           --
      PSEG Energy Holdings                                            483             --           --          --           --
      Other Associated Companies                                       --             --           --          --           --
      Other                                                        13,187             --           --          --           --
      Capitalized interest                                             --             --           --          --           --
                                                                 --------       --------     --------    --------     --------
Net interest expense                                               13,961             --           --          --           --
                                                                 --------       --------     --------    --------     --------

INCOME BEFORE INCOME TAXES                                        (20,949)         5,784           91       4,320          849
                                                                 --------       --------     --------    --------     --------
INCOME TAXES:
      Current                                                     (11,942)         2,063           10         463          344
      Deferred                                                     10,213            (12)          26       1,229          (11)
      Investment and energy tax credits - net                          --            (75)          --          --           --
                                                                 --------       --------     --------    --------     --------
Total income taxes                                                 (1,729)         1,976           36       1,692          333
                                                                 --------       --------     --------    --------     --------

MINORITY INTERESTS                                                  4,324             --           --          --           --
                                                                 --------       --------     --------    --------     --------

INCOME FROM CONTINUING OPERATIONS                                 (23,544)         3,808           55       2,628          516
                                                                 --------       --------     --------    --------     --------
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle             --             --           --          --           --
      Income from Discontinued Operations - Net of Taxes               --             --           --          --           --
      Gain on Sale of Discontinued Operations - Net of Taxes           --             --           --          --           --
                                                                 --------       --------     --------    --------     --------
INCOME FROM DISCONTINUED OPERATIONS                                    --             --           --          --           --
                                                                 --------       --------     --------    --------     --------

NET INCOME                                                       $(23,544)      $  3,808     $     55    $  2,628     $    516
                                                                 ========       ========     ========    ========     ========

                                                                    PSEG
                                                                  Chilquinta    PSEG                        PSEG
                                                                   Finance    Sviluppo     PSEG            Midwest
                                                                     LLC         Srl      Polska     Operating Co. Inc.
                                                               ------------   --------   --------    ------------------
REVENUES:
      Income from partnerships                                    $    252      $  --    $     --          $  --
      Income from capital lease agreements                              --         --          --             --
      Gain on Sale of operating assets                                  --         --          --             --
      Realized gains (losses) on investments                            --         --          --             --
      Electric Revenues
      Generation                                                        --         --          --             --
      Distribution                                                      --         --          --             --
      Interest and dividend income                                      --         --          --             --
      Other                                                             --         --          --             --
      Equity in subsidiary earnings                                     --         --          --             --
                                                                  --------      -----    --------          -----
Total revenues                                                         252         --          --             --
                                                                  --------      -----    --------          -----
OPERATING EXPENSES:
      Operation and maintenance                                         --         --          --             --
      Write-down of investments                                         --         --          --             --
      Depreciation and amortization                                     --         --           1             --
      Fuel expenses                                                     --         --          --             --
      Administrative and general                                        --         --         215             --
                                                                  --------      -----    --------          -----
Total operating expenses                                                --         --         216             --
                                                                  --------      -----    --------          -----

OPERATING INCOME                                                       252         --        (216)            --
                                                                  --------      -----    --------          -----

OTHER INCOME
      Foreign currency Translation Gain/Loss                            --         --          (3)            --
      Gain on sale - other                                              --         --          --             --
      Other                                                             --         --          --             --
      Change in derivative fair value                                  161         --          --             --
                                                                  --------      -----    --------          -----
Total Other Income                                                     161         --          (3)            --
                                                                  --------      -----    --------          -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                          --         --          --             --
      PSEG Energy Holdings                                              --         --          --             --
      Other Associated Companies                                        --         --          --             --
      Other                                                             --         --          --             --
      Capitalized interest                                              --         --          --             --
                                                                  --------      -----    --------          -----
Net interest expense                                                    --         --          --             --
                                                                  --------      -----    --------          -----

INCOME BEFORE INCOME TAXES                                             413         --        (219)            --
                                                                  --------      -----    --------          -----
INCOME TAXES:
      Current                                                           11         --         (77)            --
      Deferred                                                          99         --          --             --
      Investment and energy tax credits - net                           --         --          --             --
                                                                  --------      -----    --------          -----
Total income taxes                                                     110         --         (77)            --
                                                                  --------      -----    --------          -----

MINORITY INTERESTS                                                      --         --          --             --
                                                                  --------      -----    --------          -----

INCOME FROM CONTINUING OPERATIONS                                      303         --        (142)            --
                                                                  --------      -----    --------          -----
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle
      Income from Discontinued Operations - Net of Taxes                --         --          --             --
      Gain on Sale of Discontinued Operations - Net of Taxes            --         --          --             --
                                                                  --------      -----    --------          -----
INCOME FROM DISCONTINUED OPERATIONS                                     --         --          --             --
                                                                  --------      -----    --------          -----

NET INCOME                                                        $    303      $  --    $   (142)         $  --
                                                                  ========      =====    ========          =====

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                          INTERCOMPANY                                             PSEG        PSEG
                              PSEG USA    ELIMINATIONS      PSEG        PSEG         PSEG        Project        GWF
                               CONSOL.     & RECLASS.       USA       Conemaugh      Tracy       Services     CONSOL.
                             ---------    ------------   ---------    ---------    ---------    ---------    ---------
BALANCE  JANUARY 1, 2002     $ 116,113      $     127    $ 116,113    $    (523)   $  (3,970)   $  (1,223)   $  14,738

NET INCOME                     (57,829)        44,496      (57,829)        (207)       1,866           (2)          58

                             ---------      ---------    ---------    ---------    ---------    ---------    ---------
          SUBTOTAL              58,284         44,623       58,284         (730)      (2,104)      (1,225)      14,796
                             ---------      ---------    ---------    ---------    ---------    ---------    ---------

DIVIDENDS DECLARED                  --             --           --           --           --           --           --
                             ---------      ---------    ---------    ---------    ---------    ---------    ---------

BALANCE  DECEMBER 31, 2002   $  58,284      $  44,623    $  58,284    $    (730)   $  (2,104)   $  (1,225)   $  14,796
                             =========      =========    =========    =========    =========    =========    =========

                               PSEG          PSEG
                              Leasing      Deblois
                             ---------    ---------
BALANCE  JANUARY 1, 2002     $  (1,689)   $  (1,735)

NET INCOME                          --           --

                             ---------    ---------
        SUBTOTAL                (1,689)      (1,735)
                             ---------    ---------

DIVIDENDS DECLARED                  --           --
                             ---------    ---------

BALANCE  DECEMBER 31, 2002   $  (1,689)   $  (1,735)
                             =========    =========

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                         PSEG                                    PSEG
                               PSEG        PSEG         India                      PSEG          Asia        PSEG
                              Mount      Henrietta     Private                International      Inc.       India
                              Carmel      Turbine        Ltd.      CEMAS         Services       CONSOL.      Inc.
                             --------    ---------    --------    --------    -------------    --------    --------
BALANCE  JANUARY 1, 2002     $ (2,527)   $     (7)    $ (5,240)   $ 15,875      $ (9,067)      $(14,759)   $ (1,853)

NET INCOME                        (66)         --       (2,289)    (27,004)         (510)           107          (7)
                             --------    --------     --------    --------      --------       --------    --------
         SUBTOTAL              (2,593)         (7)      (7,529)    (11,129)       (9,577)       (14,652)     (1,860)
                             --------    --------     --------    --------      --------       --------    --------

DIVIDENDS DECLARED                 --          --           --          --            --             --          --
                             --------    --------     --------    --------      --------       --------    --------

BALANCE  DECEMBER 31, 2002   $ (2,593)   $     (7)    $ (7,529)   $(11,129)     $ (9,577)      $(14,652)   $ (1,860)
                             ========    ========     ========    ========      ========       ========    ========

                                                PSEG
                                 PSEG         Americas
                             US Services    Development
                                 Inc.         Co. LLC
                             -----------    -----------
BALANCE  JANUARY 1, 2002      $   (104)        $  --

NET INCOME                         (66)           --
                              --------         -----
       SUBTOTAL                   (170)           --
                              --------         -----

DIVIDENDS DECLARED                  --            --
                              --------         -----

BALANCE  DECEMBER 31, 2002    $   (170)        $  --
                              ========         =====

PSEG GLOBAL USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                 PSEG                                                           PSEG
                             International      PSEG        PSEG        PSEG        PSEG     Chilquinta     PSEG
                                  Inc.           New      Hawaiian    Hawaiian    Kalaeloa     Finance    Sviluppo
                                CONSOL.       Hampshire     Mgt.     Investment     Inc.         LLC        Srl
                             -------------    ---------   --------   ----------   --------   ----------   --------
BALANCE  JANUARY 1, 2002       $(18,024)       $ 21,360   $     35    $  7,600    $    887   $     99      $  --

NET INCOME                      (23,544)          3,808         55       2,628         516        303         --
                               --------        --------   --------    --------    --------   --------      -----
      SUBTOTAL                  (41,568)         25,168         90      10,228       1,403        402         --
                               --------        --------   --------    --------    --------   --------      -----

DIVIDENDS DECLARED                   --              --         --          --          --         --         --
                               --------        --------   --------    --------    --------   --------      -----
BALANCE  DECEMBER 31, 2002     $(41,568)       $ 25,168   $     90    $ 10,228    $  1,403   $    402      $  --
                               ========        ========   ========    ========    ========   ========      =====

                                               PSEG
                               PSEG           Midwest
                              Polska     Operating Co. Inc.
                             --------    ------------------
BALANCE  JANUARY 1, 2002     $     --          $  --

NET INCOME                       (142)            --
                             --------          -----
        SUBTOTAL                 (142)            --
                             --------          -----

DIVIDENDS DECLARED                 --             --
                             --------          -----
BALANCE  DECEMBER 31, 2002   $   (142)         $  --
                             ========          =====

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                           INTERCOMPANY                                                 PSEG
                                             PSEG USA      ELIMINATIONS        PSEG          PSEG          PSEG        Project
                                              CONSOL.       & RECLASS.         USA         Conemaugh       Tracy       Services
                                            -----------    ------------    -----------    -----------   -----------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $    10,837    $        --     $        --    $        --   $        --   $        --
      Accounts  and Notes receivable:
        Trade                                     9,098             --             230             --            76            --
        Other                                       117             --             (96)            --            --            --
        PSE&G                                        --             --              --             --            --            --
        PSEG                                         --             --              --             --            --            --
        PSEG Power                                   --             --              --             --            --            --
        PSEG Energy Holdings                         --             --              --             --            --            --
        Other associated companies              416,947       (816,530)        450,519            577         2,421             2
      Notes receivable:
        Associated companies                         --             --              --             --            --            --
      Other                                           1             --              --             --            --            --
      Inventory                                   1,807             --              --             --            --            --
      Interest receivable                           526             --              --             --            --            --
      Assets held for sale                           --             --              --             --            --            --
      Prepayments                                   981             --             181             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------
Total Current Assets                            440,314       (816,530)        450,834            577         2,497             2
                                            -----------    -----------     -----------    -----------   -----------   -----------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --             --              --             --            --            --
      Other                                     276,434             --             465             --            --            --
      Accum. depr. and amortization              (8,567)            --            (213)            --            --            --
      Valuation allowances                           --             --              --             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------
Property, Plant and Equipment-net               267,867             --             252             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------
INVESTMENTS
      Subsidiaries                                   --       (687,277)        685,824             --            --            --
      Capital lease agreements                       --             --              --             --            --            --
      General Partnership interests               8,138             --           5,216              2            --         7,580
      Limited Partnership interests             323,522             --          82,990             --            --            --
      Corporate joint ventures                  219,644             --          10,148             --            --            --
      Securities                                     --             --              --             --            --            --
      Valuation allowances                           --             --              --             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------
Total Investments                               551,304       (687,277)        784,178              2            --         7,580
                                            -----------    -----------     -----------    -----------   -----------   -----------
OTHER ASSETS
      Long-term receivables                          --             --              --             --            --            --
      Other                                      24,573             --             160             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------
Total Other Assets                               24,573             --             160             --            --            --
                                            -----------    -----------     -----------    -----------   -----------   -----------

TOTAL ASSETS                                $ 1,284,058    $(1,503,807)    $ 1,235,424    $       579   $     2,497   $     7,582
                                            ===========    ===========     ===========    ===========   ===========   ===========

                                               PSEG
                                                GWF          PSEG         PSEG
                                              CONSOL.       Leasing      Deblois
                                            -----------   -----------    -------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $        --   $        --     $  --
      Accounts  and Notes receivable:
        Trade                                        --            --        --
        Other                                        --            --        --
        PSE&G                                        --            --        --
        PSEG                                         --            --        --
        PSEG Power                                   --            --        --
        PSEG Energy Holdings                         --            --        --
        Other associated companies               43,878        41,602        --
      Notes receivable:
        Associated companies                         --            --        --
        Other                                        --            --        --
      Inventory                                      --            --        --
      Interest receivable                            --            --        --
      Assets held for sale                           --            --        --
      Prepayments                                    --            --        --
                                            -----------   -----------     -----
Total Current Assets                             43,878        41,602        --
                                            -----------   -----------     -----
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --            --        --
      Other                                          --            --        --
      Accum. depr. and amortization                  --            --        --
      Valuation allowances                           --            --        --
                                            -----------   -----------     -----
Property, Plant and Equipment-net                    --            --        --
                                            -----------   -----------     -----
INVESTMENTS
      Subsidiaries                                   --            --        --
      Capital lease agreements                       --            --        --
      General Partnership interests               1,182        (2,671)       --
      Limited Partnership interests                  --            --        --
      Corporate joint ventures                       --            --        --
      Securities                                     --            --        --
      Valuation allowances                           --            --        --
                                            -----------   -----------     -----
Total Investments                                 1,182        (2,671)       --
                                            -----------   -----------     -----
OTHER ASSETS
      Long-term receivables                          --            --        --
      Other                                          --            --        --
                                            -----------   -----------     -----
Total Other Assets                                   --            --        --
                                            -----------   -----------     -----

TOTAL ASSETS                                $    45,060   $    38,931     $  --
                                            ===========   ===========     =====

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                    PSEG                                     PSEG
                                              PSEG       PSEG       India                     PSEG           Asia
                                             Mount     Henrietta   Private                International       Inc.     PSEG
                                             Carmel     Turbine      Ltd.       CEMAS       Services        CONSOL.    India
                                            --------   ---------   --------    --------   -------------    --------   --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $     --   $     --    $  1,734    $      6     $     --       $     --   $     --
      Accounts  and Notes receivable:
        Trade                                     --         --         237          --          103             --         --
        Other                                     --          1         190          --           --             --          1
        PSE&G                                     --         --          --          --           --             --         --
        PSEG                                      --         --          --          --           --             --         --
        PSEG Power                                --         --          --          --           --             --         --
        PSEG Energy Holdings                      --         --          --          --           --             --         --
        Other associated companies                81          9       2,753      21,354        9,398          3,997      2,794
      Notes receivable:
        Associated companies                      --         --          --          --           --             --         --
      Other                                       --         --          --          --           --             --         --
      Inventory                                   --         --          --          --           --             --         --
      Interest receivable                         --         --          --          --           --             --         --
      Assets held for sale                        --         --          --          --           --             --         --
      Prepayments                                 --         --           2          --         (305)             1         --
                                            --------   --------    --------    --------     --------       --------   --------
Total Current Assets                              81         10       4,916      21,360        9,196          3,998      2,795
                                            --------   --------    --------    --------     --------       --------   --------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                 --         --          --          --           --             --         --
      Other                                       --         --         813          --          740             --         72
      Accum. depr. and amortization               --         --        (244)         --           --             --        (42)
      Valuation allowances                        --         --          --          --           --             --         --
                                            --------   --------    --------    --------     --------       --------   --------
Property, Plant and Equipment-net                 --         --         569          --          740             --         30
                                            --------   --------    --------    --------     --------       --------   --------
INVESTMENTS
      Subsidiaries                                --         --          --          21           --             --         --
      Capital lease agreements                    --         --          --          --           --             --         --
      General Partnership interests               --         --          --          --           --             --         --
      Limited Partnership interests              198         --          --          --           --             --         --
      Corporate joint ventures                    --         --          --          --           --             --         --
      Securities                                  --         --          --          --           --             --         --
      Valuation allowances                        --         --          --          --           --             --         --
                                            --------   --------    --------    --------     --------       --------   --------
Total Investments                                198         --          --          21           --             --         --
                                            --------   --------    --------    --------     --------       --------   --------
OTHER ASSETS
      Long-term receivables                       --         --          --          --           --             --         --
      Other                                       --         --         237          --        1,723             --         --
                                            --------   --------    --------    --------     --------       --------   --------
Total Other Assets                                --         --         237          --        1,723             --         --
                                            --------   --------    --------    --------     --------       --------   --------

TOTAL ASSETS                                $    279   $     10    $  5,722    $ 21,381     $ 11,659       $  3,998   $  2,825
                                            ========   ========    ========    ========     ========       ========   ========

                                                             PSEG
                                                PSEG       Americas
                                            US Services   Development
                                                Inc.        Co. LLC
                                            -----------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $     --      $   --
      Accounts  and Notes receivable:
        Trade                                       --          --
        Other                                        1          --
        PSE&G                                       --          --
        PSEG                                        --          --
        PSEG Power                                  --          --
        PSEG Energy Holdings                        --          --
        Other associated companies                 434          --
      Notes receivable:
        Associated companies                        --          --
      Other                                         --          --
      Inventory                                     --          --
      Interest receivable                           --          --
      Assets held for sale                          --          --
      Prepayments                                    1          --
                                              --------      ------
Total Current Assets                               436          --
                                              --------      ------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                   --          --
      Other                                         --          --
      Accum. depr. and amortization                 --          --
      Valuation allowances                          --          --
                                              --------      ------
Property, Plant and Equipment-net                   --          --
                                              --------      ------
INVESTMENTS
      Subsidiaries                                  --          --
      Capital lease agreements                      --          --
      General Partnership interests                 --          --
      Limited Partnership interests                 --          --
      Corporate joint ventures                      --          --
      Securities                                    --          --
      Valuation allowances                          --          --
                                              --------      ------
Total Investments                                   --          --
                                              --------      ------
OTHER ASSETS
      Long-term receivables                         --          --
      Other                                          2          --
                                              --------      ------
Total Other Assets                                   2          --
                                              --------      ------

TOTAL ASSETS                                  $    438      $   --
                                              ========      ======

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                PSEG                                                                     PSEG
                                            International        PSEG         PSEG           PSEG         PSEG        Chilquinta
                                                 Inc.            New        Hawaiian       Hawaiian     Kalaeloa        Finance
                                               CONSOL.        Hampshire       Mgt.        Investment      Inc.            LLC
                                            -------------    -----------   -----------   -----------   -----------    -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments    $     8,789     $        --   $        --   $        --   $        --    $        --
      Accounts  and Notes receivable:
        Trade                                      8,188              --            --            --           235             29
        Other                                         17              --             1            --             2             --
        PSE&G                                         --              --            --            --            --             --
        PSEG                                          --              --            --            --            --             --
        PSEG Power                                    --              --            --            --            --             --
        PSEG Energy Holdings                          --              --            --            --            --             --
        Other associated companies               635,004          12,177           107         5,061         1,137             95
      Notes receivable:
        Associated companies                          --              --            --            --            --             --
      Other                                            1              --            --            --            --             --
      Inventory                                    1,807              --            --            --            --             --
      Interest receivable                            526              --            --            --            --             --
      Assets held for sale                            --              --            --            --            --             --
      Prepayments                                  1,105              --            --            --            (4)            --
                                             -----------     -----------   -----------   -----------   -----------    -----------
Total Current Assets                             655,437          12,177           108         5,061         1,370            124
                                             -----------     -----------   -----------   -----------   -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --              --            --            --            --             --
      Other                                      274,344              --            --            --            --             --
      Accum. depr. and amortization               (8,068)             --            --            --            --             --
      Valuation allowances                            --              --            --            --            --             --
                                             -----------     -----------   -----------   -----------   -----------    -----------
Property, Plant and Equipment-net                266,276              --            --            --            --             --
                                             -----------     -----------   -----------   -----------   -----------    -----------
INVESTMENTS
      Subsidiaries                                 1,432              --            --            --            --             --
      Capital lease agreements                        --              --            --            --            --             --
      General Partnership interests               (8,984)          4,754           397            --           662             --
      Limited Partnership interests              214,406              --            --        25,861            67             --
      Corporate joint ventures                   209,197              --            --            --            --            299
      Securities                                      --              --            --            --            --             --
      Valuation allowances                            --              --            --            --            --             --
                                             -----------     -----------   -----------   -----------   -----------    -----------
Total Investments                                416,051           4,754           397        25,861           729            299
                                             -----------     -----------   -----------   -----------   -----------    -----------
OTHER ASSETS
      Long-term receivables                           --              --            --            --            --             --
      Other                                       22,289              --            --             1            --            161
                                             -----------     -----------   -----------   -----------   -----------    -----------
Total Other Assets                                22,289              --            --             1            --            161
                                             -----------     -----------   -----------   -----------   -----------    -----------

TOTAL ASSETS                                 $ 1,360,053     $    16,931   $       505   $    30,923   $     2,099    $       584
                                             ===========     ===========   ===========   ===========   ===========    ===========

                                              PSEG                        PSEG
                                            Sviluppo       PSEG          Midwest
                                               Srl        Polska    Operating Co. Inc.
                                            ---------   ---------   ------------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $     166   $     142         $  --
      Accounts  and Notes receivable:
        Trade                                      --          --            --
        Other                                      --          --            --
        PSE&G                                      --          --            --
        PSEG                                       --          --            --
        PSEG Power                                 --          --            --
        PSEG Energy Holdings                       --          --            --
        Other associated companies                 --          77            --
      Notes receivable:
        Associated companies                       --          --            --
      Other                                        --          --            --
      Inventory                                    --          --            --
      Interest receivable                          --          --            --
      Assets held for sale                         --          --            --
      Prepayments                                  --          --            --
                                            ---------   ---------         -----
Total Current Assets                              166         219            --
                                            ---------   ---------         -----
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                  --          --            --
      Other                                        --          --            --
      Accum. depr. and amortization                --          --            --
      Valuation allowances                         --          --            --
                                            ---------   ---------         -----
Property, Plant and Equipment-net                  --          --            --
                                            ---------   ---------         -----
INVESTMENTS
      Subsidiaries                                 --          --            --
      Capital lease agreements                     --          --            --
      General Partnership interests                --          --            --
      Limited Partnership interests                --          --            --
      Corporate joint ventures                     --          --            --
      Securities                                   --          --            --
      Valuation allowances                         --          --            --
                                            ---------   ---------         -----
Total Investments                                  --          --            --
                                            ---------   ---------         -----
OTHER ASSETS
      Long-term receivables                        --          --            --
      Other                                        --          --            --
                                            ---------   ---------         -----
Total Other Assets                                 --          --            --
                                            ---------   ---------         -----

TOTAL ASSETS                                $     166   $     219         $  --
                                            =========   =========         =====

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                             INTERCOMPANY
                                               PSEG USA      ELIMINATIONS        PSEG          PSEG           PSEG
                                                CONSOL.       & RECLASS.         USA         Conemaugh        Tracy
                                              -----------    ------------    -----------    -----------    -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $     4,071    $        --     $       105    $        --    $        --
         Taxes                                        129             --            (388)           225            (30)
         Other                                     16,229             --           8,290             --             --
         Interest                                   2,816             --              --             --             --
         Associated companies                          --       (816,530)        205,345          1,059          5,088
      Notes payable:
         PSEG Capital Corporation                      --             --              --             --             --
         PSEG Energy Holdings                          --             --              --             --             --
         Enterprise Group Development Corp.            --             --              --             --             --
         Other Associated companies                    --             --              --             --             --
         U.S.Energy Incorporated                       --             --              --             --             --
      Current portion of long-term debt                --             --              --             --             --
                                              -----------    -----------     -----------    -----------    -----------
Total Current Liabilities                          23,245       (816,530)        213,352          1,284          5,058
                                              -----------    -----------     -----------    -----------    -----------

TOTAL LONG-TERM DEBT                              161,600             --           1,600             --             --
                                              -----------    -----------     -----------    -----------    -----------
DEFERRED CREDITS
Deferred income taxes                              15,927             --           9,687             20           (462)
Deferred investment
  and energy tax credits                            6,554             --           6,199             --             --
Other                                              (1,549)            --             102             --             --
                                              -----------    -----------     -----------    -----------    -----------

Total Deferred Credits                             20,932             --          15,988             20           (462)
                                              -----------    -----------     -----------    -----------    -----------
MINORITY INTEREST                                  89,853             --              --             --             --
                                              -----------    -----------     -----------    -----------    -----------
STOCKHOLDER'S EQUITY
      Capital stock                                    10           (140)             10              5              5
      Stock Subs Payable                               --             --              --             --             --
      Contributed capital                         944,840       (731,760)        946,293             --             --
      Retained earnings                            58,284         44,623          58,284           (730)        (2,104)
      Other Comprehensive Income                  (11,158)            --            (103)            --             --
      Cumulative Translation Adjustment            (3,548)            --              --             --             --
                                              -----------    -----------     -----------    -----------    -----------
Total Stockholder's Equity                        988,428       (687,277)      1,004,484           (725)        (2,099)
                                              -----------    -----------     -----------    -----------    -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $ 1,284,058    $(1,503,807)    $ 1,235,424    $       579    $     2,497
                                              ===========    ===========     ===========    ===========    ===========

                                                 PSEG           PSEG
                                                Project          GWF           PSEG           PSEG
                                               Services        CONSOL.        Leasing        Deblois
                                              -----------    -----------    -----------    -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $        --    $        --    $        --    $        --
         Taxes                                         --              7             --             --
         Other                                         --             --             --             --
         Interest                                      --             --             --             --
         Associated companies                       7,999         30,581          9,216          1,729
      Notes payable:
         PSEG Capital Corporation                      --             --             --             --
         PSEG Energy Holdings                          --             --             --             --
         Enterprise Group Development Corp.            --             --             --             --
         Other Associated companies                    --             --             --             --
         U.S.Energy Incorporated                       --             --             --             --
      Current portion of long-term debt                --             --             --             --
                                              -----------    -----------    -----------    -----------
Total Current Liabilities                           7,999         30,588          9,216          1,729
                                              -----------    -----------    -----------    -----------

TOTAL LONG-TERM DEBT                                   --             --             --             --
                                              -----------    -----------    -----------    -----------
DEFERRED CREDITS
Deferred income taxes                                 803           (329)          (540)             1
Deferred investment
  and energy tax credits                               --             --             --             --
Other                                                  --             --             --             --
                                              -----------    -----------    -----------    -----------

Total Deferred Credits                                803           (329)          (540)             1
                                              -----------    -----------    -----------    -----------
MINORITY INTEREST                                      --             --             --             --
                                              -----------    -----------    -----------    -----------
STOCKHOLDER'S EQUITY
      Capital stock                                     5              5              5              5
      Stock Subs Payable                               --             --             --             --
      Contributed capital                              --             --         31,939             --
      Retained earnings                            (1,225)        14,796         (1,689)        (1,735)
      Other Comprehensive Income                       --             --             --             --
      Cumulative Translation Adjustment                --             --             --             --
                                              -----------    -----------    -----------    -----------
Total Stockholder's Equity                         (1,220)        14,801         30,255         (1,730)
                                              -----------    -----------    -----------    -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $     7,582    $    45,060    $    38,931    $        --
                                              ===========    ===========    ===========    ===========

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                         PSEG                                     PSEG
                                                PSEG         PSEG       India                      PSEG           Asia
                                                Mount     Henrietta    Private                 International      Inc.
                                               Carmel      Turbine       Ltd.        CEMAS       Services        CONSOL.
                                              --------    ---------    --------    --------    -------------    --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $     --    $     --     $     --    $     --       $     (6)     $   (203)
         Taxes                                      69          --           --          --             --            --
         Other                                      --          --          (83)         --            753           (12)
         Interest                                   --          --           --          --             --            --
         Associated companies                    3,082          16        3,920         171         18,533        20,779
      Notes payable:
         PSEG Capital Corporation                   --          --           --          --             --            --
         PSEG Energy Holdings                       --          --           --          --             --            --
         Enterprise Group Development Corp.         --          --           --          --             --            --
         Other Associated companies                 --          --           --          --             --            --
         U.S.Energy Incorporated                    --          --           --          --             --            --
      Current portion of long-term debt             --          --           --          --             --            --
                                              --------    --------     --------    --------       --------      --------
Total Current Liabilities                        3,151          16        3,837         171         19,280        20,564
                                              --------    --------     --------    --------       --------      --------

TOTAL LONG-TERM DEBT                                --          --           --          --             --            --
                                              --------    --------     --------    --------       --------      --------
DEFERRED CREDITS
Deferred income taxes                            1,305          --       (1,082)      2,200         (1,031)       (5,714)
Deferred investment                                 --          --           --          --             --            --
  and energy tax credits                            --          --           --          --             --            --
Other                                               --          --           18          --          2,268            --
                                              --------    --------     --------    --------       --------      --------
Total Deferred Credits                           1,305          --       (1,064)      2,200          1,237        (5,714)
                                              --------    --------     --------    --------       --------      --------

MINORITY INTEREST                                   --          --           --          --             --            --
                                              --------    --------     --------    --------       --------      --------
STOCKHOLDER'S EQUITY
      Capital stock                                 --           1           99          --             --            --
      Stock Subs Payable                            --          --           --          --             --            --
      Contributed capital                       (1,584)         --       10,379      30,139          1,200         3,800
      Retained earnings                         (2,593)         (7)      (7,529)    (11,129)        (9,577)      (14,652)
      Other Comprehensive Income                    --          --           --          --           (481)           --
      Cumulative Translation Adjustment             --          --           --          --             --            --
                                              --------    --------     --------    --------       --------      --------
Total Stockholder's Equity                      (4,177)         (6)       2,949      19,010         (8,858)      (10,852)
                                              --------    --------     --------    --------       --------      --------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $    279    $     10     $  5,722    $ 21,381       $ 11,659      $  3,998
                                              ========    ========     ========    ========       ========      ========

                                                                            PSEG
                                                              PSEG        Americas
                                               PSEG       US Services    Development
                                               India          Inc.         Co. LLC
                                              --------    -----------    -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $     --     $     --         $  --
         Taxes                                      --           --            --
         Other                                      (6)           4            --
         Interest                                   --           --            --
         Associated companies                    5,179          605            --
      Notes payable:
         PSEG Capital Corporation                   --           --            --
         PSEG Energy Holdings                       --           --            --
         Enterprise Group Development Corp.         --           --            --
         Other Associated companies                 --           --            --
         U.S.Energy Incorporated                    --           --            --
      Current portion of long-term debt             --           --            --
                                              --------     --------         -----
Total Current Liabilities                        5,173          609            --
                                              --------     --------         -----

TOTAL LONG-TERM DEBT                                --           --            --
                                              --------     --------         -----
DEFERRED CREDITS
Deferred income taxes                             (489)          (2)           --
Deferred investment                                 --           --            --
  and energy tax credits                            --           --            --
Other                                               --           --            --
                                              --------     --------         -----
Total Deferred Credits                            (489)          (2)           --
                                              --------     --------         -----

MINORITY INTEREST                                   --           --            --
                                              --------     --------         -----
STOCKHOLDER'S EQUITY
      Capital stock                                  1            1            --
      Stock Subs Payable                            --           --            --
      Contributed capital                           --           --            --
      Retained earnings                         (1,860)        (170)           --
      Other Comprehensive Income                    --           --            --
      Cumulative Translation Adjustment             --           --            --
                                              --------     --------         -----
Total Stockholder's Equity                      (1,859)        (169)           --
                                              --------     --------         -----
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $  2,825     $    438         $  --
                                              ========     ========         =====

PSEG GLOBAL USA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                   PSEG                                                                     PSEG
                                              International       PSEG           PSEG           PSEG          PSEG       Chilquinta
                                                   Inc.           New          Hawaiian       Hawaiian      Kalaeloa       Finance
                                                 CONSOL.       Hampshire         Mgt.        Investment       Inc.          LLC
                                              ------------    -----------    -----------    -----------   -----------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $     4,175     $        --    $        --    $        --   $        --   $        --
         Taxes                                        168              --              1             15            62            --
         Other                                      7,272              --             --             --            --            --
         Interest                                   2,656              --             --             --            --           160
         Associated companies                     499,090           2,532             15            718           288            81
      Notes payable:
         PSEG Capital Corporation                      --              --             --             --            --            --
         PSEG Energy Holdings                          --              --             --             --            --            --
         Enterprise Group Development Corp.            --              --             --             --            --            --
         Other Associated companies                    --              --             --             --            --            --
         U.S.Energy Incorporated                       --              --             --             --            --            --
      Current portion of long-term debt                --              --             --             --            --            --
                                              -----------     -----------    -----------    -----------   -----------   -----------
Total Current Liabilities                         513,361           2,532             16            733           350           241
                                              -----------     -----------    -----------    -----------   -----------   -----------

TOTAL LONG-TERM DEBT                              160,000              --             --             --            --            --
                                              -----------     -----------    -----------    -----------   -----------   -----------
DEFERRED CREDITS
Deferred income taxes                               5,162             671             73          6,077           104          (527)
Deferred investment                                    --              --             --             --            --            --
  and energy tax credits                               --             355             --             --            --            --
Other                                              (3,937)             --             --             --            --            --
                                              -----------     -----------    -----------    -----------   -----------   -----------
Total Deferred Credits                              1,225           1,026             73          6,077           104          (527)
                                              -----------     -----------    -----------    -----------   -----------   -----------

MINORITY INTEREST                                  89,853              --             --             --            --            --
                                              -----------     -----------    -----------    -----------   -----------   -----------

STOCKHOLDER'S EQUITY
      Capital stock                                     1               5              1             --             1            --
      Stock Subs Payable                               --              --             --             --            --            --
      Contributed capital                         648,421         (11,800)           325         15,635           241         1,600
      Retained earnings                           (41,568)         25,168             90         10,228         1,403           402
      Other Comprehensive Income                   (7,692)             --             --         (1,750)           --        (1,132)
      Cumulative Translation Adjustment            (3,548)             --             --             --            --            --
                                              -----------     -----------    -----------    -----------   -----------   -----------
Total Stockholder's Equity                        595,614          13,373            416         24,113         1,645           870
                                              -----------     -----------    -----------    -----------   -----------   -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $ 1,360,053     $    16,931    $       505    $    30,923   $     2,099   $       584
                                              ===========     ===========    ===========    ===========   ===========   ===========

                                                  PSEG                           PSEG
                                                Sviluppo       PSEG             Midwest
                                                  Srl         Polska       Operating Co. Inc.
                                              -----------   -----------    ------------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                $        --   $        --          $  --
         Taxes                                         --            --             --
         Other                                         --            11             --
         Interest                                      --            --             --
         Associated companies                         154           350             --
      Notes payable:
         PSEG Capital Corporation                      --            --             --
         PSEG Energy Holdings                          --            --             --
         Enterprise Group Development Corp.            --            --             --
         Other Associated companies                    --            --             --
         U.S.Energy Incorporated                       --            --             --
      Current portion of long-term debt                --            --             --
                                              -----------   -----------          -----
Total Current Liabilities                             154           361             --
                                              -----------   -----------          -----

TOTAL LONG-TERM DEBT                                   --            --             --
                                              -----------   -----------          -----
DEFERRED CREDITS
Deferred income taxes                                  --            --             --
Deferred investment
  and energy tax credits                               --            --             --
Other                                                  --            --             --
                                              -----------   -----------          -----
                                              -----------   -----------          -----
Total Deferred Credits                                 --            --             --
                                              -----------   -----------          -----

MINORITY INTEREST                                      --            --             --
                                              -----------   -----------          -----

STOCKHOLDER'S EQUITY
      Capital stock                                    --            --             --
      Stock Subs Payable                               --            --             --
      Contributed capital                              12            --             --
      Retained earnings                                --          (142)            --
      Other Comprehensive Income                       --            --             --
      Cumulative Translation Adjustment                --            --             --
                                              -----------   -----------          -----
Total Stockholder's Equity                             12          (142)            --
                                              -----------   -----------          -----
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $       166   $       219          $  --
                                              ===========   ===========          =====

PSEG GLOBAL INT'L HOLDING LLC
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                     PSEG
                                                                    Global                              PSEG
                                                                Int'l Holdings    INTERCOMPANY         Global          PSEG
                                                                     LLC          ELIMINATIONS    Int'l Holdings     Americas
                                                                    CONSOL.        & RECLASS.           LLC             Ltd.
                                                                --------------    ------------    --------------    ---------
REVENUES:
       Income from partnerships                                    $  39,730       $      --        $      (9)      $  39,739
       Income from capital lease agreements                               --              --               --              --
       Gain on Withdrawal from Partnership                                (1)             --               --              (1)
       Realized gains (losses) on investments                             --              --               --              --
       Management/Development Fees                                        --              --               --              --
       Interest and dividend income                                    2,840              --               --           2,840
       Consulting and O&M fees                                           225              --               --             225
       Electric Revenues
         Generation                                                  101,983              --               --         101,983
         Other                                                       149,112              --               --         149,112
         Distribution                                                 17,214              --               --          17,214
       Equity in subsidiary earnings                                      --         486,076         (486,076)             --
                                                                   ---------       ---------        ---------       ---------
 Total revenues                                                      311,103         486,076         (486,085)        311,112
                                                                   ---------       ---------        ---------       ---------
 OPERATING EXPENSES:
       Operation and maintenance                                      13,848              --               --          13,848
       Write-down of investments                                     420,260              --               --         420,260
       Electric and Energy Costs                                     116,297              --               --         116,297
       Depreciation and amortization                                  22,295              --               --          22,295
       Administrative and general                                     29,307              --              293          29,014
                                                                   ---------       ---------        ---------       ---------
 Total operating expenses                                            602,007              --              293         601,714
                                                                   ---------       ---------        ---------       ---------

 OPERATING INCOME                                                   (290,904)        486,076         (486,378)       (290,602)
                                                                   ---------       ---------        ---------       ---------
 OTHER INCOME:
      Write off of investments                                            --              --               --              --
      Gain on sale - other                                                --              --               --              --
      Change in Derivative Fair Value - FAS 133                       11,944              --               --          11,944
      Foreign currency translation Gain/Loss                         (76,702)             --               --         (76,702)
      Other                                                           (3,741)             --               --          (3,741)
                                                                   ---------       ---------        ---------       ---------
 Total Other Income                                                  (68,499)             --               --         (68,499)
                                                                   ---------       ---------        ---------       ---------
 INTEREST EXPENSE:
       PSEG Capital Corporation                                           --              --               --              --
       Enterprise Capital Funding Corp.                                   --              --               --              --
       Other Associated Companies                                        774              --               --             774
       Other                                                          23,869              --               --          23,869
       Capitalized interest                                           (1,117)             --               --          (1,117)
                                                                   ---------       ---------        ---------       ---------
 Net interest expense                                                 23,526              --               --          23,526
                                                                   ---------       ---------        ---------       ---------

 INCOME BEFORE INCOME TAXES                                         (382,929)        486,076         (486,378)       (382,627)
                                                                   ---------       ---------        ---------       ---------
 INCOME TAXES:
       Current                                                           890              --              856              34
       Deferred                                                          (86)             --               --             (86)
       Foreign Taxes                                                   8,415              --               --           8,415
       Investment and energy tax credits - net                            --              --               --              --
                                                                   ---------       ---------        ---------       ---------
 Total income taxes                                                    9,219              --              856           8,363
                                                                   ---------       ---------        ---------       ---------

 MINORITY INTERESTS                                                   (3,173)             --               --          (3,173)
                                                                   ---------       ---------        ---------       ---------

 INCOME FROM CONTINUING OPERATIONS                                  (388,975)        486,076         (487,234)       (387,817)
                                                                   ---------       ---------        ---------       ---------
 DISCONTINUED OPERATIONS
       Cumulative effect of FAS 133 (net of tax)                     (70,215)             --               --         (70,215)
       Cumulative Effect of a change in the Acct. Principle          (18,753)             --               --         (18,753)
       Income from Discontinued Operations - Net of Taxes              5,142              --               --           5,142
       Gain on Sale of Discontinued Operations - Net of Taxes        (14,433)             --               --         (14,433)
                                                                   ---------       ---------        ---------       ---------
 INCOME FROM DISCONTINUED OPERATIONS                                 (98,259)             --               --         (98,259)
                                                                   ---------       ---------        ---------       ---------

 NET INCOME                                                        $(487,234)      $ 486,076        $(487,234)      $(486,076)
                                                                   =========       =========        =========       =========

PSEG GLOBAL INT'L HOLDING LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                  PSEG
                                 Global                              PSEG
                             Int'l Holdings    INTERCOMPANY         Global          PSEG
                                  LLC          ELIMINATIONS    Int'l Holdings     Americas
                                 CONSOL.        & RECLASS.           LLC             Ltd.
                             --------------    ------------    --------------    ---------
BALANCE  JANUARY 1, 2002       $ 150,586        $(150,586)        $ 150,586      $ 150,586

NET INCOME                      (487,234)         486,076          (487,234)      (486,076)
                               ---------        ---------         ---------      ---------

         SUBTOTAL               (336,648)         335,490          (336,648)      (335,490)
                               ---------        ---------         ---------      ---------

DIVIDENDS DECLARED                    --               --                --             --
                               ---------        ---------         ---------      ---------

BALANCE  DECEMBER 31, 2002     $(336,648)       $ 335,490         $(336,648)     $(335,490)
                               =========        =========         =========      =========

PSEG GLOBAL INT'L HOLDING LLC
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                  PSEG
                                                 Global                              PSEG
                                             Int'l Holdings    INTERCOMPANY         Global           PSEG
                                                  LLC          ELIMINATIONS    Int'l Holdings      Americas
                                                 CONSOL.        & RECLASS.           LLC              Ltd.
                                             --------------    ------------    --------------    -----------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $    45,354      $        --      $        --      $    45,354
       Accounts and Notes receivable:
         Trade                                     59,816               --               --           59,816
         Other                                     18,003               --              (12)          18,015
         PSE&G                                         --               --               --               --
         PSEG                                          --               --               --               --
         PSEG Energy Holdings                          --               --               --               --
         Other associated companies               390,029               --            3,000          387,029
       Notes receivable:
         Associated companies                          --               --               --               --
       Other                                       11,664               --               --           11,664
       Interest receivable                             --               --               --               --
       Assets held for sale                            --               --               --               --
       Restricted Cash                             18,288               --               --           18,288
       Prepayments                                  2,453               --               --            2,453
       Inventory                                   11,046               --               --           11,046
                                              -----------      -----------      -----------      -----------
 Total Current Assets                             556,653               --            2,988          553,665
                                              -----------      -----------      -----------      -----------
 PROPERTY, PLANT AND EQUIPMENT
       Real estate                                 12,859               --               --           12,859
       Other                                      859,397               --               --          859,397
       Accum. depr. and amortization              (96,038)              --               --          (96,038)
       Valuation allowances                            --               --               --               --
                                              -----------      -----------      -----------      -----------
 Property, Plant and Equipment-net                776,218               --               --          776,218
                                              -----------      -----------      -----------      -----------
 INVESTMENTS
       Subsidiaries                                    --       (1,762,791)       1,742,332           20,459
       Capital lease agreements                        --               --               --               --
       General Partnership Interests                 (691)              --              (16)            (675)
       Limited Partnership Interests                   (1)              --               --               (1)
       Corporate joint ventures                   712,305               --               --          712,305
       Securities                                      --               --               --               --
       Valuation allowances                            --               --               --               --
                                              -----------      -----------      -----------      -----------
 Total Investments                                711,613       (1,762,791)       1,742,316          732,088
                                              -----------      -----------      -----------      -----------
 OTHER ASSETS
       Goodwill                                   430,015               --               --          430,015
       Derivative Asset                            35,457               --               --           35,457
       Other                                       63,602               --               --           63,602
                                              -----------      -----------      -----------      -----------
 Total Other Assets                               529,074               --               --          529,074
                                              -----------      -----------      -----------      -----------

 TOTAL ASSETS                                 $ 2,573,558      $(1,762,791)     $ 1,745,304      $ 2,591,045
                                              ===========      ===========      ===========      ===========

PSEG GLOBAL INT'L HOLDING LLC
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                  PSEG
                                                 Global                           PSEG
                                             Int'l Holdings    INTERCOMPANY      Global        PSEG
                                                  LLC          ELIMINATIONS  Int'l Holdings   Americas
                                                 CONSOL.        & RECLASS.         LLC          Ltd.
                                             --------------    ------------  -------------- -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                $    39,800    $        --    $        --    $    39,800
          Taxes                                      3,111             --             --          3,111
          Other                                     27,526             --             --         27,526
          Interest                                   1,774             --             --          1,774
          Associated companies                       9,001             --          4,142          4,859
       Notes payable:
          PSEG Capital Corporation                      --             --             --             --
          Enterprise Capital Funding Corp.              --             --             --             --
          Enterprise Group Development Corp.            --             --             --             --
          PSEG Energy Holdings Inc.                     --             --             --             --
          Other                                    135,110             --             --        135,110
       Current portion of long-term debt            67,023             --             --         67,023
                                               -----------    -----------    -----------    -----------
 Total Current Liabilities                         283,345             --          4,142        279,203
                                               -----------    -----------    -----------    -----------
 TOTAL LONG-TERM DEBT                              433,744             --             --        433,744
                                               -----------    -----------    -----------    -----------
 DEFERRED CREDITS
 Deferred income taxes                             (26,229)            --             --        (26,229)
 Deferred investment
   and energy tax credits                               (1)            --             --             (1)
 Derivative Liability                              138,197             --             --        138,197
 Other                                               8,976             --             --          8,976
                                               -----------    -----------    -----------    -----------
 Total Deferred Credits                            120,943             --             --        120,943
                                               -----------    -----------    -----------    -----------

MINORITY INTEREST                                   (5,636)       (20,459)            --         14,823
                                               -----------    -----------    -----------    -----------
 STOCKHOLDER'S EQUITY
       Capital stock                                    --            (12)            --             12
       Stock Subs Payable                               --             --             --             --
       Contributed capital                       1,383,539     (1,383,539)     1,383,539      1,383,539
       Retained earnings                          (336,648)       335,490       (336,648)      (335,490)
       Other Comprehensive Income                  (51,065)        51,065        (51,065)       (51,065)
       Cumulative Translation Adjustment           745,336       (745,336)       745,336        745,336
                                               -----------    -----------    -----------    -----------
 Total Stockholder's Equity                      1,741,162     (1,742,332)     1,741,162      1,742,332
                                               -----------    -----------    -----------    -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                        $ 2,573,558    $(1,762,791)   $ 1,745,304    $ 2,591,045
                                               ===========    ===========    ===========    ===========

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                    PSEG                                               PSEG
                                                               International    INTERCOMPANY         PSEG             Global
                                                                    Inc.        ELIMINATIONS    International    Power Holdings
                                                                  CONSOL.       & RECLASS.          Inc.               Ltd.
                                                               -------------    ------------    -------------    --------------
REVENUES:
      Income from partnerships                                    $  8,775        $(14,094)       $     --            $  --
      Income from capital lease agreements                              --              --              --               --
      Unrealized gains (losses) on investments                          --              --              --               --
      Realized gains (losses) on investments                          (177)             --              --               --
      Electric Revenues
      Generation                                                    25,486              --              --               --
      Distribution                                                      --              --              --               --
      Interest and dividend income                                   8,659          (2,085)             --               --
      Other                                                            319              --              --               --
      Equity in subsidiary earnings                                     --           5,110          (5,110)              --
                                                                  --------        --------        --------            -----
Total revenues                                                      43,062         (11,069)         (5,110)              --
                                                                  --------        --------        --------            -----
OPERATING EXPENSES:
      Operation and maintenance                                      1,405              --              --               --
      Write-down of investments                                     43,416              --              --               --
      Depreciation and amortization                                  2,558              --              --               --
      Fuel expenses                                                  1,031              --              --               --
      Administrative and general                                     1,511              --              25               --
                                                                  --------        --------        --------            -----
Total operating expenses                                            49,921              --              25               --
                                                                  --------        --------        --------            -----

OPERATING INCOME                                                    (6,859)        (11,069)         (5,135)              --
                                                                  --------        --------        --------            -----
OTHER INCOME
      Foreign currency Translation Gain/Loss                          (129)             --              --               --
      Other                                                             --              --              --               --
      Gain on Sale                                                      --              --              --               --
                                                                  --------        --------        --------            -----
Total Other Income                                                    (129)             --              --               --
                                                                  --------        --------        --------            -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                         291              --              --               --
      PSEG Energy Holdings                                             483              --              --               --
      Other Associated Companies                                        --              --              --               --
      Other                                                         13,187          (2,085)             --               --
      Capitalized interest                                              --              --              --               --
                                                                  --------        --------        --------            -----
Net interest expense                                                13,961          (2,085)             --               --
                                                                  --------        --------        --------            -----

INCOME BEFORE INCOME TAXES                                         (20,949)         (8,984)         (5,135)              --
                                                                  --------        --------        --------            -----
INCOME TAXES:
      Current                                                      (11,942)             --              (9)              --
      Deferred                                                      10,213              --              --               --
      Investment and energy tax credits - net                           --              --              --               --
                                                                  --------        --------        --------            -----
Total income taxes                                                  (1,729)             --              (9)              --
                                                                  --------        --------        --------            -----

MINORITY INTERESTS                                                   4,324           4,324              --               --
                                                                  --------        --------        --------            -----

INCOME FROM CONTINUING OPERATIONS                                  (23,544)        (13,308)         (5,126)              --
                                                                  --------        --------        --------            -----
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle              --              --              --               --
      Income from Discontinued Operations - Net of Taxes                --              --              --               --
      Gain on Sale of Discontinued Operations - Net of Taxes            --              --              --               --
                                                                  --------        --------        --------            -----
INCOME FROM DISCONTINUED OPERATIONS                                     --              --              --               --
                                                                  --------        --------        --------            -----

NET INCOME                                                        $(23,544)       $(13,308)       $ (5,126)           $  --
                                                                  ========        ========        ========            =====

                                                                 PSEG                                                   PSEG
                                                               Americas     Associacion        PSEG         GWF      Americas
                                                                 Inc.      O Cuentas en     California    Energy     Services
                                                                CONSOL.    Participacion       Corp         LLC         Inc.
                                                               --------    -------------    ----------   --------    --------
REVENUES:
      Income from partnerships                                 $(12,046)      $ 15,397       $ 19,518    $     --    $     --
      Income from capital lease agreements                           --             --             --          --          --
      Unrealized gains (losses) on investments                       --             --             --          --          --
      Realized gains (losses) on investments                         --             --             --          --          --
      Electric Revenues
      Generation                                                     --             --             --      25,486          --
      Distribution                                                   --             --             --          --          --
      Interest and dividend income                               10,407             --            337          --          --
      Other                                                         170             --             --          --          --
      Equity in subsidiary earnings                                  --             --             --          --          --
                                                               --------       --------       --------    --------    --------
Total revenues                                                   (1,469)        15,397         19,855      25,486          --
                                                               --------       --------       --------    --------    --------
OPERATING EXPENSES:
      Operation and maintenance                                      --             --             --       1,405          --
      Write-down of investments                                  43,416             --             --          --          --
      Depreciation and amortization                                  --             --             --       2,312           4
      Fuel expenses                                                  --             --             --       1,031          --
      Administrative and general                                 (3,026)            --            145         258         (58)
                                                               --------       --------       --------    --------    --------
Total operating expenses                                         40,390             --            145       5,006         (54)
                                                               --------       --------       --------    --------    --------

OPERATING INCOME                                                (41,859)        15,397         19,710      20,480          54
                                                               --------       --------       --------    --------    --------
OTHER INCOME
      Foreign currency Translation Gain/Loss                         --             --             --          --         (54)
      Other                                                          --             --             --          --          --
      Gain on Sale                                                   --             --             --          --          --
                                                               --------       --------       --------    --------    --------
Total Other Income                                                   --             --             --          --         (54)
                                                               --------       --------       --------    --------    --------
INTEREST EXPENSE:
      PSEG Capital Corporation                                      291             --             --          --          --
      PSEG Energy Holdings                                          483             --             --          --          --
      Other Associated Companies                                     --             --             --          --          --
      Other                                                      13,213             (3)            --        2062          --
      Capitalized interest                                           --             --             --          --          --
                                                               --------       --------       --------    --------    --------
Net interest expense                                             13,987             (3)            --       2,062          --
                                                               --------       --------       --------    --------    --------

INCOME BEFORE INCOME TAXES                                      (55,846)        15,400         19,710      18,418          --
                                                               --------       --------       --------    --------    --------
INCOME TAXES:
      Current                                                   (16,002)            --          2,419          --        (115)
      Deferred                                                    6,295             --          5,612          --        (403)
      Investment and energy tax credits - net                        --             --             --          --          --
                                                               --------       --------       --------    --------    --------
Total income taxes                                               (9,707)            --          8,031          --        (518)
                                                               --------       --------       --------    --------    --------

MINORITY INTERESTS                                                   --             --             --          --          --
                                                               --------       --------       --------    --------    --------

INCOME FROM CONTINUING OPERATIONS                               (46,139)        15,400         11,679      18,418         518
                                                               --------       --------       --------    --------    --------
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle           --             --             --          --          --
      Income from Discontinued Operations - Net of Taxes             --             --             --          --          --
      Gain on Sale of Discontinued Operations - Net of Taxes         --             --             --          --          --
                                                               --------       --------       --------    --------    --------
INCOME FROM DISCONTINUED OPERATIONS                                  --             --             --          --          --
                                                               --------       --------       --------    --------    --------

NET INCOME                                                     $(46,139)      $ 15,400       $ 11,679    $ 18,418    $    518
                                                               ========       ========       ========    ========    ========

                                                                                PSEG
                                                                   PSEG        Bermuda
                                                               Middle East    Holdings
                                                                   Inc.        II Ltd.
                                                                 CONSOL.       CONSOL.
                                                               -----------    --------
REVENUES:
      Income from partnerships                                   $     --     $     --
      Income from capital lease agreements                             --           --
      Unrealized gains (losses) on investments                         --           --
      Realized gains (losses) on investments                           --           --
      Electric Revenues
      Generation                                                       --           --
      Distribution                                                     --           --
      Interest and dividend income                                     --           --
      Other                                                            --           --
      Equity in subsidiary earnings                                    --           --
                                                                 --------     --------
Total revenues                                                         --           --
                                                                 --------     --------
OPERATING EXPENSES:
      Operation and maintenance                                        --           --
      Write-down of investments                                        --           --
      Depreciation and amortization                                    --           19
      Fuel expenses                                                    --           --
      Administrative and general                                       --          332
                                                                 --------     --------
Total operating expenses                                               --          351
                                                                 --------     --------

OPERATING INCOME                                                       --         (351)
                                                                 --------     --------
OTHER INCOME
      Foreign currency Translation Gain/Loss                           --           --
      Other                                                            --           --
      Gain on Sale                                                     --           --
                                                                 --------     --------
Total Other Income                                                     --           --
                                                                 --------     --------
INTEREST EXPENSE:
      PSEG Capital Corporation                                         --           --
      PSEG Energy Holdings                                             --           --
      Other Associated Companies                                       --           --
      Other                                                            --           --
      Capitalized interest                                             --           --
                                                                 --------     --------
Net interest expense                                                   --           --
                                                                 --------     --------

INCOME BEFORE INCOME TAXES                                             --         (351)
                                                                 --------     --------
INCOME TAXES:
      Current                                                          --           (9)
      Deferred                                                         --           (7)
      Investment and energy tax credits - net                          --           --
                                                                 --------     --------
Total income taxes                                                     --          (16)
                                                                 --------     --------

MINORITY INTERESTS                                                     --           --
                                                                 --------     --------

INCOME FROM CONTINUING OPERATIONS                                      --         (335)
                                                                 --------     --------
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle             --           --
      Income from Discontinued Operations - Net of Taxes               --           --
      Gain on Sale of Discontinued Operations - Net of Taxes           --           --
                                                                 --------     --------
INCOME FROM DISCONTINUED OPERATIONS                                    --           --
                                                                 --------     --------

NET INCOME                                                       $     --     $   (335)
                                                                 ========     ========

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)


                                                                                  PSEG
                                                                    PSEG         Cuenta        PSEG            PSEG         China
                                                               California III    Finance   Europe Ltd.    California II    Holdings
                                                                    Corp.        Company      Consol.          Corp.         Ltd.
                                                               --------------    -------   -----------    -------------    --------
REVENUES:
      Income from partnerships                                    $    --         $  --      $    --         $    --        $  --
      Income from capital lease agreements                             --            --           --              --           --
      Unrealized gains (losses) on investments                         --            --           --              --           --
      Realized gains (losses) on investments                           --            --         (177)             --           --
      Electric Revenues
      Generation                                                       --            --           --              --           --
      Distribution                                                     --            --           --              --           --
      Interest and dividend income                                     --            --           --              --           --
      Other                                                            --            --          149              --           --
      Equity in subsidiary earnings                                    --            --           --              --           --
                                                                  -------         -----      -------         -------        -----
Total revenues                                                         --            --          (28)             --           --
                                                                  -------         -----      -------         -------        -----
OPERATING EXPENSES:
      Operation and maintenance                                        --            --           --              --           --
      Write-down of investments                                        --            --           --              --           --
      Depreciation and amortization                                    --            --          223              --           --
      Fuel expenses                                                    --            --           --              --           --
      Administrative and general                                       --            --        3,838              --           --
                                                                  -------         -----      -------         -------        -----
Total operating expenses                                               --            --        4,061              --           --
                                                                  -------         -----      -------         -------        -----

OPERATING INCOME                                                       --            --       (4,089)             --           --
                                                                  -------         -----      -------         -------        -----
OTHER INCOME
      Foreign currency Translation Gain/Loss                           --            --          (75)             --           --
      Other                                                            --            --           --              --           --
      Gain on Sale                                                     --            --           --              --           --
                                                                  -------         -----      -------         -------        -----
Total Other Income                                                     --            --          (75)             --           --
                                                                  -------         -----      -------         -------        -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                         --            --           --              --           --
      PSEG Energy Holdings                                             --            --           --              --           --
      Other Associated Companies                                       --            --           --              --           --
      Other                                                            --            --           --              --           --
      Capitalized interest                                             --            --           --              --           --
                                                                  -------         -----      -------         -------        -----
Net interest expense                                                   --            --           --              --           --
                                                                  -------         -----      -------         -------        -----

INCOME BEFORE INCOME TAXES                                             --            --       (4,164)             --           --
                                                                  -------         -----      -------         -------        -----
INCOME TAXES:
      Current                                                         642            --          487             642           --
      Deferred                                                       (642)           --           --            (642)          --
      Investment and energy tax credits - net                          --            --           --              --           --
                                                                  -------         -----      -------         -------        -----
Total income taxes                                                     --            --          487              --           --
                                                                  -------         -----      -------         -------        -----

MINORITY INTERESTS                                                     --            --           --              --           --
                                                                  -------         -----      -------         -------        -----

INCOME FROM CONTINUING OPERATIONS                                      --            --       (4,651)             --           --
                                                                  -------         -----      -------         -------        -----
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle             --            --           --              --           --
      Income from Discontinued Operations - Net of Taxes               --            --           --              --           --
      Gain on Sale of Discontinued Operations - Net of Taxes           --            --           --              --           --
                                                                  -------         -----      -------         -------        -----
INCOME FROM DISCONTINUED OPERATIONS                                    --            --           --              --           --
                                                                  -------         -----      -------         -------        -----

NET INCOME                                                        $    --         $  --      $(4,651)        $    --        $  --
                                                                  =======         =====      =======         =======        =====

                                                                                                                       PSEG
                                                                  PSEG           PSEG         PSEG        PSEG       Pontianak
                                                                Full Moon    Pontianak     Philippine     Zhou         Ltd.
                                                                   Ltd.          Ltd.       Holdings    Kou Power   (Malaysia)
                                                               (Mauritius)   (Mauritius)      LLC          Ltd.       Consol
                                                               -----------   -----------   ----------   ---------   ----------
REVENUES:
      Income from partnerships                                    $  --         $  --        $  --        $  --       $    --
      Income from capital lease agreements                           --            --           --           --            --
      Unrealized gains (losses) on investments                       --            --           --           --            --
      Realized gains (losses) on investments                         --            --           --           --            --
      Electric Revenues
      Generation                                                     --            --           --           --            --
      Distribution                                                   --            --           --           --            --
      Interest and dividend income                                   --            --           --           --            --
      Other                                                          --            --           --           --            --
      Equity in subsidiary earnings                                  --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
Total revenues                                                       --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
OPERATING EXPENSES:
      Operation and maintenance                                      --            --           --           --            --
      Write-down of investments                                      --            --           --           --            --
      Depreciation and amortization                                  --            --           --           --            --
      Fuel expenses                                                  --            --           --           --            --
      Administrative and general                                     --            --           --           --            (3)
                                                                  -----         -----        -----        -----       -------
Total operating expenses                                             --            --           --           --            (3)
                                                                  -----         -----        -----        -----       -------

OPERATING INCOME                                                     --            --           --           --             3
                                                                  -----         -----        -----        -----       -------
OTHER INCOME
      Foreign currency Translation Gain/Loss                         --            --           --           --            --
      Other                                                          --            --           --           --            --
      Gain on Sale                                                   --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
Total Other Income                                                   --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
INTEREST EXPENSE:
      PSEG Capital Corporation                                       --            --           --           --            --
      PSEG Energy Holdings                                           --            --           --           --            --
      Other Associated Companies                                     --            --           --           --            --
      Other                                                          --            --           --           --            --
      Capitalized interest                                           --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
Net interest expense                                                 --            --           --           --            --
                                                                  -----         -----        -----        -----       -------

INCOME BEFORE INCOME TAXES                                           --            --           --           --             3
                                                                  -----         -----        -----        -----       -------
INCOME TAXES:
      Current                                                        --            --           --           --             3
      Deferred                                                       --            --           --           --            --
      Investment and energy tax credits - net                        --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
Total income taxes                                                   --            --           --           --             3
                                                                  -----         -----        -----        -----       -------

MINORITY INTERESTS                                                   --            --           --           --            --
                                                                  -----         -----        -----        -----       -------

INCOME FROM CONTINUING OPERATIONS                                    --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
DISCONTINUED OPERATIONS
      Cumulative Effect of a change in the Acct. Principle
      Income from Discontinued Operations - Net of Taxes             --            --           --           --            --
      Gain on Sale of Discontinued Operations - Net of Taxes         --            --           --           --            --
                                                                  -----         -----        -----        -----       -------
INCOME FROM DISCONTINUED OPERATIONS                                  --            --           --           --            --
                                                                  -----         -----        -----        -----       -------

NET INCOME                                                        $  --         $  --        $  --        $  --       $    --
                                                                  =====         =====        =====        =====       =======

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                 PSEG                                              PSEG           PSEG
                             International   INTERCOMPANY         PSEG            Global        Americas     Associacion
                                  Inc.       ELIMINATIONS    International    Power Holdings      Inc.      O Cuentas en
                                CONSOL.       & RECLASS.          Inc.              Ltd.         CONSOL.    Participacion
                             ------------    ------------    -------------    --------------    --------    -------------
BALANCE  JANUARY 1, 2002       $(18,024)       $(16,695)        $(18,024)        $     (2)      $ 28,398       $  6,429

NET INCOME                      (23,544)        (13,308)          (5,126)              --        (46,139)        15,400
                               --------        --------         --------         --------       --------       --------

        SUBTOTAL                (41,568)        (30,003)         (23,150)              (2)       (17,741)        21,829
                               --------        --------         --------         --------       --------       --------

DIVIDENDS DECLARED                   --              --               --               --             --             --
                               --------        --------         --------         --------       --------       --------

BALANCE  DECEMBER 31, 2002     $(41,568)       $(30,003)        $(23,150)        $     (2)      $(17,741)      $ 21,829
                               ========        ========         ========         ========       ========       ========

                                                        PSEG                   Bermuda
                                PSEG          GWF     Americas      PSEG      Holdings
                             California     Energy    Services      Barka      II Ltd.
                                Corp.         LLC       Inc.        Inc.       CONSOL.
                             -----------   --------   --------    --------    --------

BALANCE  JANUARY 1, 2002       $  4,784    $ 19,133   $ (4,159)   $     (4)   $ (6,385)

NET INCOME                       11,679      18,418        518          --        (335)
                               --------    --------   --------    --------    --------

        SUBTOTAL                 16,463      37,551     (3,641)         (4)     (6,720)
                               --------    --------   --------    --------    --------

DIVIDENDS DECLARED                   --                     --          --          --
                               --------    --------   --------    --------    --------

BALANCE  DECEMBER 31, 2002     $ 16,463    $ 37,551   $ (3,641)   $     (4)   $ (6,720)
                               ========    ========   ========    ========    ========

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)


                                               PSEG                                     China         PSEG          PSEG
                                  PSEG        Cuenta       PSEG             PSEG       Holdings    Full Moon      Pontianak
                             California III   Finance   Europe Ltd.    California II     Ltd.          Ltd.          Ltd.
                                  Corp.       Company     Consol.           Corp.       Consol.    (Mauritius)   (Mauritius)
                             --------------   -------   -----------    -------------   --------    -----------   -----------
BALANCE  JANUARY 1, 2002         $  --         $  --     $ (6,490)         $  --       $     (4)      $  --         $  --

NET INCOME                          --            --       (4,651)            --             --          --            --
                                 -----         -----     --------          -----       --------       -----         -----

        SUBTOTAL                    --            --      (11,141)            --             (4)         --            --
                                 -----         -----     --------          -----       --------       -----         -----

DIVIDENDS DECLARED                  --            --           --             --             --          --            --
                                 -----         -----     --------          -----       --------       -----         -----

BALANCE  DECEMBER 31, 2002       $  --         $  --     $(11,141)         $  --       $     (4)      $  --         $  --
                                 =====         =====     ========          =====       ========       =====         =====

                                                            PSEG
                                   PSEG         PSEG      Pontianak
                                Philippine      Zhou         Ltd.
                                 Holdings     Kou Power   (Malaysia)
                                    LLC          Ltd.       Consol.
                                ----------    --------    ---------
BALANCE  JANUARY 1, 2002         $ (4,126)    $   (224)   $ (2,237)

NET INCOME                             --           --          --
                                 --------     --------    --------

          SUBTOTAL                 (4,126)        (224)     (2,237)
                                 --------     --------    --------

DIVIDENDS DECLARED                     --           --          --
                                 --------     --------    --------

BALANCE  DECEMBER 31, 2002       $ (4,126)    $   (224)   $ (2,237)
                                 ========     ========    ========

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)


                                                PSEG                                              PSEG           PSEG
                                            International    INTERCOMPANY         PSEG           Global        Americas
                                                Inc.         ELIMINATIONS    International    Power Holdings     Inc.
                                               CONSOL.        & RECLASS.          Inc.             Ltd.         CONSOL.
                                            -------------    ------------    -------------    -------------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments    $     8,789     $        --      $         7      $        --    $       572
      Accounts  and Notes receivable:
        Trade                                      8,188             (13)              --               --             --
        Other                                         17              --              (12)              --             --
        PSE&G                                         --              --               --               --             --
        PSEG                                          --              --               --               --             --
        PSEG Power                                    --              --               --               --             --
        PSEG Energy Holdings                          --              --               --               --             --
        Other associated companies               635,004              --          189,644               --        118,090
      Notes receivable:
        Associated companies                          --              --               --               --             --
        Assets Held for Sale                          --              --               --               --             --
        Other                                          1          (3,906)              --               --             --
      Inventory-Materials                          1,807              --               --               --             --
      Interest receivable                            526            (149)              --               --             --
      Prepayments                                  1,105              --               --               --             --
                                             -----------     -----------      -----------      -----------    -----------
 Total Current Assets                            655,437          (4,068)         189,639               --        118,662
                                             -----------     -----------      -----------      -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --              --               --               --             --
      Other                                      274,344         (17,382)              --               --             --
      Accum. depr. and amortization               (8,068)             --               --               --             --
      Valuation allowances                            --              --               --               --             --
                                             -----------     -----------      -----------      -----------    -----------
 Property, Plant and Equipment-net               266,276         (17,382)              --               --             --
                                             -----------     -----------      -----------      -----------    -----------
INVESTMENTS
      Subsidiaries                                 1,432        (488,099)         488,099               --             --
      Capital lease agreements                        --              --               --               --             --
      General Partnership interests               (8,984)       (219,056)              --               --        210,072
      Limited Partnership interests              214,406               3               --               --         (5,166)
      Corporate joint ventures                   209,197              --               --               --        185,700
      Securities                                      --              --               --               --             --
      Valuation allowances                            --              --               --               --             --
                                             -----------     -----------      -----------      -----------    -----------
 Total Investments                               416,051        (707,152)         488,099               --        390,606
                                             -----------     -----------      -----------      -----------    -----------
OTHER ASSETS
      Long-term receivables                           --              --               --               --             --
      Other                                       22,289              --               --               --         22,636
                                             -----------     -----------      -----------      -----------    -----------
 Total Other Assets                               22,289              --               --               --         22,636
                                             -----------     -----------      -----------      -----------    -----------

 TOTAL ASSETS                                $ 1,360,053     $  (728,602)     $   677,738      $        --    $   531,904
                                             ===========     ===========      ===========      ===========    ===========

                                                                                                                          PSEG
                                                                                             PSEG                        Bermuda
                                              Associacion        PSEG          GWF         Americas          PSEG       Holdings
                                             O Cuentas en     California     Energy        Services         Barka        II Ltd.
                                             Participacion       Corp.         LLC           Inc.            Inc.        CONSOL.
                                             -------------   -----------   -----------    -----------    -----------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $        --    $        --   $     7,480    $        56    $        --   $         3
      Accounts  and Notes receivable:
        Trade                                          --            142         6,491             60             --            --
        Other                                          --             --            --             --             --            --
        PSE&G                                          --             --            --             --             --            --
        PSEG                                           --             --            --             --             --            --
        PSEG Power                                     --             --            --             --             --            --
        PSEG Energy Holdings                           --             --            --             --             --            --
        Other associated companies                301,396          2,342            --            850             --           165
      Notes receivable:
        Associated companies                           --             --            --             --             --            --
        Assets Held for Sale                           --             --            --             --             --            --
        Other                                          --          1,953            --             --             --            --
      Inventory-Materials                              --             --         1,807             --             --            --
      Interest receivable                              --            675            --             --             --            --
      Prepayments                                      --             --           828             --             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------
 Total Current Assets                             301,396          5,112        16,606            966             --           168
                                              -----------    -----------   -----------    -----------    -----------   -----------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                      --             --            --             --             --            --
      Other                                            --             --       291,231              9             --             5
      Accum. depr. and amortization                    --             --        (7,728)            (9)            --            (2)
      Valuation allowances                             --             --            --             --             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------
 Property, Plant and Equipment-net                     --             --       283,503             --             --             3
                                              -----------    -----------   -----------    -----------    -----------   -----------
INVESTMENTS
      Subsidiaries                                  1,432             --            --             --             --            --
      Capital lease agreements                         --             --            --             --             --            --
      General Partnership interests                    --             --            --             --             --            --
      Limited Partnership interests                    --        157,137            --             --             --            --
      Corporate joint ventures                     20,397             --            --             --             --            --
      Securities                                       --             --            --             --             --            --
      Valuation allowances                             --             --            --             --             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------
 Total Investments                                 21,829        157,137            --             --             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------
OTHER ASSETS
      Long-term receivables                            --             --            --             --             --            --
      Other                                            --             --            --             28             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------
 Total Other Assets                                    --             --            --             28             --            --
                                              -----------    -----------   -----------    -----------    -----------   -----------

 TOTAL ASSETS                                 $   323,225    $   162,249   $   300,109    $       994    $        --   $       171
                                              ===========    ===========   ===========    ===========    ===========   ===========

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)


                                                               PSEG                                       China          PSEG
                                                 PSEG         Cuenta         PSEG            PSEG        Holdings      Full Moon
                                            California III    Finance      Europe Ltd.  California II      Ltd.           Ltd.
                                                 Corp.        Company        Consol.         Corp.        Consol.     (Mauritius)
                                            --------------   -----------   -----------  -------------   ----------    -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments      $     --        $     32      $    639     $     --       $     --       $    --
      Accounts  and Notes receivable:
        Trade                                        --              --         1,496           --             12            --
        Other                                        --              --            17           --             --            --
        PSE&G                                        --              --            --           --             --            --
        PSEG                                         --              --            --           --             --            --
        PSEG Power                                   --              --            --           --             --            --
        PSEG Energy Holdings                         --              --            --           --             --            --
        Other associated companies                  574           1,400        18,908          574             --            --
      Notes receivable:
        Associated companies                         --              --            --           --             --            --
        Assets Held for Sale                         --              --            --           --             --            --
        Other                                       977              --            --          977             --            --
      Inventory-Materials                            --              --            --           --             --            --
      Interest receivable                            --              --            --           --             --            --
      Prepayments                                    --              --           277           --             --            --
                                               --------        --------      --------     --------       --------       -------
 Total Current Assets                             1,551           1,432        21,337        1,551             12            --
                                               --------        --------      --------     --------       --------       -------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --              --            --           --             --            --
      Other                                          --              --           481           --             --            --
      Accum. depr. and amortization                  --              --          (329)          --             --            --
      Valuation allowances                           --              --            --           --             --            --
                                               --------        --------      --------     --------       --------       -------
 Property, Plant and Equipment-net                   --              --           152           --             --            --
                                               --------        --------      --------     --------       --------       -------
INVESTMENTS
      Subsidiaries                                   --              --            --           --             --            --
      Capital lease agreements                       --              --            --           --             --            --
      General Partnership interests                  --              --            --           --             --            --
      Limited Partnership interests              31,216              --            --       31,216             --            --
      Corporate joint ventures                       --              --            --           --             --            --
      Securities                                     --              --            --           --             --            --
      Valuation allowances                           --              --            --           --             --            --
                                               --------        --------      --------     --------       --------       -------
 Total Investments                               31,216              --            --       31,216             --            --
                                               --------        --------      --------     --------       --------       -------
OTHER ASSETS
      Long-term receivables                          --              --            --           --             --            --
      Other                                          --              --          (375)          --             --            --
                                               --------        --------      --------     --------       --------       -------
 Total Other Assets                                  --              --          (375)          --             --            --
                                               --------        --------      --------     --------       --------       -------

 TOTAL ASSETS                                  $ 32,767        $  1,432      $ 21,114     $ 32,767       $     12       $    --
                                               ========        ========      ========     ========       ========       =======

                                                                                          PSEG
                                                  PSEG          PSEG         PSEG       Pontianak
                                                Pontianak    Philippine      Zhou         Ltd.
                                                   Ltd.       Holdings     Kou Power   (Malaysia)
                                               (Mauritius)       LLC          Ltd.       Consol.
                                               -----------   -----------   ----------  ----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments        $     --      $     --     $     --    $     --
      Accounts  and Notes receivable:
        Trade                                          --            --           --          --
        Other                                          --            --           12          --
        PSE&G                                          --            --           --          --
        PSEG                                           --            --           --          --
        PSEG Power                                     --            --           --          --
        PSEG Energy Holdings                           --            --           --          --
        Other associated companies                     --            --           --       1,061
      Notes receivable:
        Associated companies                           --            --           --          --
        Assets Held for Sale                           --            --           --          --
        Other                                          --            --           --          --
      Inventory-Materials                              --            --           --          --
      Interest receivable                              --            --           --          --
      Prepayments                                      --            --           --          --
                                                 --------      --------     --------    --------
 Total Current Assets                                  --            --           12       1,061
                                                 --------      --------     --------    --------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                      --            --           --          --
      Other                                            --            --           --          --
      Accum. depr. and amortization                    --            --           --          --
      Valuation allowances                             --            --           --          --
                                                 --------      --------     --------    --------
 Property, Plant and Equipment-net                     --            --           --          --
                                                 --------      --------     --------    --------
INVESTMENTS
      Subsidiaries                                     --            --           --          --
      Capital lease agreements                         --            --           --          --
      General Partnership interests                    --            --           --          --
      Limited Partnership interests                    --            --           --          --
      Corporate joint ventures                         --         3,100           --          --
      Securities                                       --            --           --          --
      Valuation allowances                             --            --           --          --
                                                 --------      --------     --------    --------
 Total Investments                                     --         3,100           --          --
                                                 --------      --------     --------    --------
OTHER ASSETS
      Long-term receivables                            --            --           --          --
      Other                                            --            --           --          --
                                                 --------      --------     --------    --------
 Total Other Assets                                    --            --           --          --
                                                 --------      --------     --------    --------

 TOTAL ASSETS                                    $     --      $  3,100     $     12    $  1,061
                                                 ========      ========     ========    ========

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)


                                                     PSEG                                               PSEG            PSEG
                                                 International    INTERCOMPANY         PSEG            Global         Americas
                                                     Inc.         ELIMINATIONS    International    Power Holdings       Inc.
                                                    CONSOL.        & RECLASS.          Inc.             Ltd.           CONSOL.
                                                 -------------    ------------    -------------    -------------    -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                   $     4,175     $    (4,055)     $        --      $        --     $        29
          Taxes                                           168              --               --               --              --
          Other                                         7,272              --               --               --               3
          Interest                                      2,656              --               --               --           2,656
          Associated companies                        499,090              --           62,878                2         110,837
       Notes payable:
          PSEG Capital Corporation                         --              --               --               --              --
          Enterprise Capital Funding Corp.                 --              --               --               --              --
          Enterprise Group Development Corp.               --              --               --               --              --
          Enterprise Diversified Holdings Inc.             --              --               --               --              --
          U.S.Energy Incorporated                          --              --               --               --              --
       Current portion of long-term debt                   --              --               --               --              --
                                                  -----------     -----------      -----------      -----------     -----------
 Total Current Liabilities                            513,361          (4,055)          62,878                2         113,525
                                                  -----------     -----------      -----------      -----------     -----------

TOTAL LONG-TERM DEBT                                  160,000              --               --               --         160,000
                                                  -----------     -----------      -----------      -----------     -----------
DEFERRED CREDITS
 Deferred income taxes                                  5,162              --              828               --           6,565
 Deferred investment                                       --              --               --               --              --
   and energy tax credits                                  --              --               --               --              --
 Other                                                 (3,937)        (17,382)              --               --          12,792
                                                  -----------     -----------      -----------      -----------     -----------
 Total Deferred Credits                                 1,225         (17,382)             828               --          19,357
                                                  -----------     -----------      -----------      -----------     -----------

MINORITY INTEREST                                      89,853          89,853               --               --              --
                                                  -----------     -----------      -----------      -----------     -----------
STOCKHOLDER'S EQUITY
       Capital stock                                        1             (24)               1               --              --
       Stock Subs Payable                                  --              --               --               --              --
       Contributed capital                            648,421        (778,231)         648,421               --         264,455
       Retained earnings                              (41,568)        (30,003)         (23,150)              (2)        (17,741)
       Other Comprehensive Income                      (7,692)          7,692           (7,692)              --          (7,692)
       Cumulative Translation Adjustment               (3,548)          3,548           (3,548)              --              --
                                                  -----------     -----------      -----------      -----------     -----------
 Total Stockholder's Equity                           595,614        (797,018)         614,032                2         239,022
                                                  -----------     -----------      -----------      -----------     -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 1,360,053     $  (728,602)     $   677,738      $        --     $   531,904
                                                  ===========     ===========      ===========      ===========     ===========

                                                                                                                          PSEG
                                                                                              PSEG                      Bermuda
                                                  Associacion      PSEG          GWF        Americas        PSEG        Holdings
                                                 O Cuentas en   California      Energy      Services        Barka        II Ltd.
                                                 Participacion     Corp.         LLC          Inc.           Inc.        CONSOL.
                                                 -------------  -----------  -----------   -----------   -----------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                   $        --   $        --  $     6,772   $        --   $        --   $        --
          Taxes                                            --            93           --            75            --            --
          Other                                            --             6        6,823            22            --            --
          Interest                                         --            --           --            --            --            --
          Associated companies                        147,503        57,126           --         5,819             4         9,631
       Notes payable:
          PSEG Capital Corporation                         --            --           --            --            --            --
          Enterprise Capital Funding Corp.                 --            --           --            --            --            --
          Enterprise Group Development Corp.               --            --           --            --            --            --
          Enterprise Diversified Holdings Inc.             --            --           --            --            --            --
          U.S.Energy Incorporated                          --            --           --            --            --            --
       Current portion of long-term debt                   --            --           --            --            --            --
                                                  -----------   -----------  -----------   -----------   -----------   -----------
 Total Current Liabilities                            147,503        57,225       13,595         5,916             4         9,631
                                                  -----------   -----------  -----------   -----------   -----------   -----------

TOTAL LONG-TERM DEBT                                       --            --           --            --            --            --
                                                  -----------   -----------  -----------   -----------   -----------   -----------
DEFERRED CREDITS
 Deferred income taxes                                     --         5,612           --        (1,281)           --        (2,740)
 Deferred investment                                       --            --           --            --            --            --
   and energy tax credits                                  --            --           --            --            --            --
 Other                                                     --            26          155            --            --            --
                                                  -----------   -----------  -----------   -----------   -----------   -----------
 Total Deferred Credits                                    --         5,638          155        (1,281)           --        (2,740)
                                                  -----------   -----------  -----------   -----------   -----------   -----------

MINORITY INTEREST                                          --            --           --            --            --            --
                                                  -----------   -----------  -----------   -----------   -----------   -----------
STOCKHOLDER'S EQUITY
       Capital stock                                       --            --           --            --            --            --
       Stock Subs Payable                                  --            --           --            --            --            --
       Contributed capital                            153,893        82,923      248,808            --            --            --
       Retained earnings                               21,829        16,463       37,551        (3,641)           (4)       (6,720)
       Other Comprehensive Income                          --            --           --            --            --            --
       Cumulative Translation Adjustment                   --            --           --            --            --            --
                                                  -----------   -----------  -----------   -----------   -----------   -----------
 Total Stockholder's Equity                           175,722        99,386      286,359        (3,641)           (4)       (6,720)
                                                  -----------   -----------  -----------   -----------   -----------   -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $   323,225   $   162,249  $   300,109   $       994   $        --   $       171
                                                  ===========   ===========  ===========   ===========   ===========   ===========

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
OF DECEMBER 31, 2002
($ IN THOUSANDS)


                                                                     PSEG                                      China        PSEG
                                                      PSEG          Cuenta       PSEG             PSEG        Holdings    Full Moon
                                                 California III    Finance    Europe Ltd.    California II      Ltd.         Ltd.
                                                      Corp.        Company      Consol.           Corp.        Consol.   (Mauritius)
                                                 --------------    --------   -----------    -------------    --------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $     --       $     --    $  1,429         $     --      $     --      $  --
          Taxes                                           --             --          --               --            --         --
          Other                                           --             --         418               --            --         --
          Interest                                        --             --          --               --            --         --
          Associated companies                        19,996             --      31,462           19,996             4         --
       Notes payable:
          PSEG Capital Corporation                        --             --          --               --            --         --
          Enterprise Capital Funding Corp.                --             --          --               --            --         --
          Enterprise Group Development Corp.              --             --          --               --            --         --
          Enterprise Diversified Holdings Inc.            --             --          --               --            --         --
          U.S.Energy Incorporated                         --             --          --               --            --         --
       Current portion of long-term debt                  --             --          --               --            --         --
                                                    --------       --------    --------         --------      --------      -----
 Total Current Liabilities                            19,996             --      33,309           19,996             4         --
                                                    --------       --------    --------         --------      --------      -----

TOTAL LONG-TERM DEBT                                      --             --          --               --            --         --
                                                    --------       --------    --------         --------      --------      -----
DEFERRED CREDITS
 Deferred income taxes                                  (642)            --        (421)            (642)           --         --
 Deferred investment                                      --             --          --               --            --         --
   and energy tax credits                                 --             --          --               --            --         --
 Other                                                    53             --         366               53            --         --
                                                    --------       --------    --------         --------      --------      -----
 Total Deferred Credits                                 (589)            --         (55)            (589)           --         --
                                                    --------       --------    --------         --------      --------      -----

MINORITY INTEREST                                         --             --          --               --            --         --
                                                    --------       --------    --------         --------      --------      -----
STOCKHOLDER'S EQUITY
       Capital stock                                      --             --          --               --            12         --
       Stock Subs Payable                                 --             --          --               --            --         --
       Contributed capital                            13,360          1,432          --           13,360            --         --
       Retained earnings                                  --             --     (11,141)              --            (4)        --
       Other Comprehensive Income                         --             --          --               --            --         --
       Cumulative Translation Adjustment                  --             --        (999)              --            --         --
                                                    --------       --------    --------         --------      --------      -----
 Total Stockholder's Equity                           13,360          1,432     (12,140)          13,360             8         --
                                                    --------       --------    --------         --------      --------      -----
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $ 32,767       $  1,432    $ 21,114         $ 32,767      $     12      $  --
                                                    ========       ========    ========         ========      ========      =====

                                                                                            PSEG
                                                    PSEG          PSEG         PSEG       Pontianak
                                                  Pontianak    Philippine      Zhou          Ltd.
                                                     Ltd.       Holdings     Kou Power    (Malaysia)
                                                 (Mauritius)       LLC          Ltd.        Consol.
                                                 -----------   ----------    ---------    ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $  --       $     --      $     --     $     --
          Taxes                                        --             --            --           --
          Other                                        --             --            --           --
          Interest                                     --             --            --           --
          Associated companies                         --         11,890           225        3,299
       Notes payable:
          PSEG Capital Corporation                     --             --            --           --
          Enterprise Capital Funding Corp.             --             --            --           --
          Enterprise Group Development Corp.           --             --            --           --
          Enterprise Diversified Holdings Inc.         --             --            --           --
          U.S.Energy Incorporated                      --             --            --           --
       Current portion of long-term debt               --             --            --           --
                                                    -----       --------      --------     --------
 Total Current Liabilities                             --         11,890           225        3,299
                                                    -----       --------      --------     --------

TOTAL LONG-TERM DEBT                                   --             --            --           --
                                                    -----       --------      --------     --------
DEFERRED CREDITS
 Deferred income taxes                                 --         (2,115)           (1)          (1)
 Deferred investment                                   --             --            --           --
   and energy tax credits                              --             --            --           --
 Other                                                 --             --            --           --
                                                    -----       --------      --------     --------
 Total Deferred Credits                                --         (2,115)           (1)          (1)
                                                    -----       --------      --------     --------

MINORITY INTEREST                                      --             --            --           --
                                                    -----       --------      --------     --------
STOCKHOLDER'S EQUITY
       Capital stock                                   --             --            12           --
       Stock Subs Payable                              --             --            --           --
       Contributed capital                             --             --            --           --
       Retained earnings                               --         (4,126)         (224)      (2,237)
       Other Comprehensive Income                      --             --            --           --
       Cumulative Translation Adjustment               --         (2,549)           --           --
                                                    -----       --------      --------     --------
 Total Stockholder's Equity                            --         (6,675)         (212)      (2,237)
                                                    -----       --------      --------     --------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $  --       $  3,100      $     12     $  1,061
                                                    =====       ========      ========     ========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                  PSEG
                                                                Americas    INTERCOMPANY     PSEG       PSEG      Andina
                                                                   Inc.     ELIMINATIONS   Americas    Energy   Electrica
                                                                 CONSOL.     & RECLASS.      Inc.        Co.       Inc.
                                                                --------    ------------   --------    ------   ---------
REVENUES:
       Income from partnerships                                 $(12,046)     $     --     $     --     $  --     $  --
       Income from capital lease agreements                           --            --           --        --        --
       Unrealized gains (losses) on investments                       --            --           --        --        --
       Realized gains (losses) on investments                         --            --           --        --        --
       Interest and dividend income                               10,407            --       10,407        --        --
       Other                                                         170            --           --        --        --
       Equity in subsidiary earnings                                  --        56,485      (56,485)       --        --
                                                                --------      --------     --------     -----     -----
Total revenues                                                    (1,469)       56,485      (46,078)       --        --
                                                                --------      --------     --------     -----     -----
OPERATING EXPENSES:
       Operation and maintenance                                      --            --           --        --        --
       Write-down investments                                     43,416            --           --        --        --
       Depreciation and amortization                                  --            --           --        --        --
       Administrative and general                                 (3,026)           --       (3,478)       --        --
                                                                --------      --------     --------     -----     -----
Total operating expenses                                          40,390            --       (3,478)       --        --
                                                                --------      --------     --------     -----     -----

OPERATING INCOME                                                 (41,859)       56,485      (42,600)       --        --
                                                                --------      --------     --------     -----     -----
OTHER INCOME
       Foreign currency Translation Gain/Loss                         --            --           --        --        --
                                                                --------      --------     --------     -----     -----
Total Other Income                                                    --            --           --        --        --
                                                                --------      --------     --------     -----     -----
INTEREST EXPENSE:
       PSEG Capital Corporation                                      291            --           --        --        --
       PSEG Energy Holdings                                          483            --           --        --        --
       Other Associated Companies                                     --            --           --        --        --
       Other                                                      13,213            --           --        --        --
       Capitalized interest                                           --            --           --        --        --
                                                                --------      --------     --------     -----     -----
Net interest expense                                              13,987            --           --        --        --
                                                                --------      --------     --------     -----     -----

INCOME BEFORE INCOME TAXES                                       (55,846)       56,485      (42,600)       --        --
                                                                --------      --------     --------     -----     -----
INCOME TAXES:
       Current                                                   (16,002)           --        2,426        --        --
       Deferred                                                    6,295            --        1,113        --        --
       Investment and energy tax credits - net                        --            --           --        --        --
                                                                --------      --------     --------     -----     -----
Total income taxes                                                (9,707)           --        3,539        --        --
                                                                --------      --------     --------     -----     -----

MINORITY INTERESTS                                                    --            --           --        --        --
                                                                --------      --------     --------     -----     -----

INCOME FROM CONTINUING OPERATIONS                                (46,139)       56,485      (46,139)       --        --
                                                                --------      --------     --------     -----     -----

DISCONTINUED OPERATIONS
       Cumulative Effect of a change in the Acct. Principle           --            --           --        --        --
       Income from Discontinued Operations - Net of Taxes             --            --           --        --        --
       Gain on Sale of Discontinued Operations - Net of Taxes         --            --           --        --        --
                                                                --------      --------     --------     -----     -----
INCOME FROM DISCONTINUED OPERATIONS                                   --            --           --        --        --
                                                                --------      --------     --------     -----     -----

NET INCOME                                                      $(46,139)     $ 56,485     $(46,139)    $  --     $  --
                                                                ========      ========     ========     =====     =====

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                      PSEG            PSEG
                                                                Texgen Holdings      Global          PSEG        PSEG       PSEG
                                                                      Inc.       Funding II LLC  La Plata II  La Plata I   Global
                                                                     CONSOL.         CONSOL.         (US)        (US)     Mgt Inc.
                                                                ---------------  --------------  -----------  ----------  --------
REVENUES:
       Income from partnerships                                    $(23,518)        $ 11,472       $     --    $     --   $     --
       Income from capital lease agreements                              --               --             --          --         --
       Unrealized gains (losses) on investments                          --               --             --          --         --
       Realized gains (losses) on investments                            --               --             --          --         --
       Interest and dividend income                                      --               --             --          --         --
       Other                                                            170               --             --          --         --
       Equity in subsidiary earnings                                     --               --             --          --         --
                                                                   --------         --------       --------    --------   --------
Total revenues                                                      (23,348)          11,472             --          --         --
                                                                   --------         --------       --------    --------   --------
OPERATING EXPENSES:
       Operation and maintenance                                         --               --             --          --         --
       Write-down investments                                            --               --             51      43,365         --
       Depreciation and amortization                                     --               --             --          --         --
       Administrative and general                                       499                2             25          --        (74)
                                                                   --------         --------       --------    --------   --------
Total operating expenses                                                499                2             76      43,365        (74)
                                                                   --------         --------       --------    --------   --------

OPERATING INCOME                                                    (23,847)          11,470            (76)    (43,365)        74
                                                                   --------         --------       --------    --------   --------
OTHER INCOME
       Foreign currency Translation Gain/Loss                            --               (1)            --          --          1
                                                                   --------         --------       --------    --------   --------
Total Other Income                                                       --               (1)            --          --          1
                                                                   --------         --------       --------    --------   --------
INTEREST EXPENSE:
       PSEG Capital Corporation                                          --              291             --          --         --
       PSEG Energy Holdings                                              --              483             --          --         --
       Other Associated Companies                                        --               --             --          --         --
       Other                                                             (1)          13,214             --          --         --
       Capitalized interest                                              --               --             --          --         --
                                                                   --------         --------       --------    --------   --------
Net interest expense                                                     (1)          13,988             --          --         --
                                                                   --------         --------       --------    --------   --------
INCOME BEFORE INCOME TAXES                                          (23,846)          (2,519)           (76)    (43,365)        75
                                                                   --------         --------       --------    --------   --------
INCOME TAXES:
       Current                                                      (14,253)          (4,423)            (9)         --        257
       Deferred                                                       5,906             (493)            --          --       (231)
       Investment and energy tax credits - net                           --               --             --          --         --
                                                                   --------         --------       --------    --------   --------
Total income taxes                                                   (8,347)          (4,916)            (9)         --         26
                                                                   --------         --------       --------    --------   --------

MINORITY INTERESTS                                                       --               --             --          --         --
                                                                   --------         --------       --------    --------   --------

INCOME FROM CONTINUING OPERATIONS                                   (15,499)           2,397            (67)    (43,365)        49
                                                                   --------         --------       --------    --------   --------
DISCONTINUED OPERATIONS
       Cumulative Effect of a change in the Acct. Principle              --               --             --          --         --
       Income from Discontinued Operations - Net of Taxes                --               --             --          --         --
       Gain on Sale of Discontinued Operations - Net of Taxes            --               --             --          --         --
                                                                   --------         --------       --------    --------   --------
INCOME FROM DISCONTINUED OPERATIONS                                      --               --             --          --         --
                                                                   --------         --------       --------    --------   --------

NET INCOME                                                         $(15,499)        $  2,397       $    (67)   $(43,365)  $     49
                                                                   ========         ========       ========    ========   ========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                               PSEG
                             Americas    INTERCOMPANY      PSEG       PSEG      Andina
                               Inc.      ELIMINATIONS    Americas    Energy   Electrica
                              CONSOL.     & RECLASS.       Inc.        Co.       Inc.
                             --------    ------------    --------    ------   ---------
BALANCE  JANUARY 1, 2002     $ 28,398      $(19,210)     $ 28,398     $  --     $  --

NET INCOME                    (46,139)       56,485       (46,139)       --        --
                             --------      --------      --------     -----     -----

        SUBTOTAL              (17,741)       37,275       (17,741)       --        --
                             --------      --------      --------     -----     -----

DIVIDENDS DECLARED                 --            --            --        --        --
                             --------      --------      --------     -----     -----

BALANCE  DECEMBER 31, 2002   $(17,741)     $ 37,275      $(17,741)    $  --     $  --
                             ========      ========      ========     =====     =====

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                   PSEG            PSEG
                             Texgen Holdings      Global          PSEG        PSEG       PSEG
                                   Inc.       Funding II LLC  La Plata II  La Plata I   Global
                                  CONSOL.         CONSOL.         (US)        (US)     Mgt Inc.
                             ---------------  --------------  -----------  ----------  --------
BALANCE  JANUARY 1, 2002         $ 10,863        $  9,146      $     --     $     --   $   (799)

NET INCOME                        (15,499)          2,397           (67)     (43,365)        49
                                 --------        --------      --------     --------   --------

        SUBTOTAL                   (4,636)         11,543           (67)     (43,365)      (750)
                                 --------        --------      --------     --------   --------

DIVIDENDS DECLARED                     --              --            --           --         --
                                 --------        --------      --------     --------   --------

BALANCE  DECEMBER 31, 2002       $ (4,636)       $ 11,543      $    (67)    $(43,365)  $   (750)
                                 ========        ========      ========     ========   ========

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                PSEG
                                              Americas    INTERCOMPANY      PSEG       PSEG      Andina
                                                Inc.      ELIMINATIONS    Americas    Energy   Electrica
                                               CONSOL.     & RECLASS.       Inc.        Co.       Inc.
                                              --------    ------------    --------    ------   ---------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments   $     572     $      --      $      6     $  --     $  --
       Accounts and Notes receivable:
         Trade                                      --            --            --        --        --
         Other                                      --            --            (1)       --        --
         PSE&G                                      --            --            --        --        --
         PSEG                                       --            --            --        --        --
         PSEG Power                                 --            --            --        --        --
         PSEG Energy Holdings                       --            --            --        --        --
         Other associated companies            118,090       (58,468)       98,803        --        --
       Notes receivable:
         Associated companies                       --            --            --        --        --
         Assets Held for Sale                       --            --            --        --        --
         Other                                      --            --            --        --        --
       Interest receivable                          --            --            --        --        --
       Prepayments                                  --            --            --        --        --
                                             ---------     ---------      --------     -----     -----
 Total Current Assets                          118,662       (58,468)       98,808        --        --
                                             ---------     ---------      --------     -----     -----
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                  --            --            --        --        --
       Other                                        --            --            --        --        --
       Accum. depr. and amortization                --            --            --        --        --
       Valuation allowances                         --            --            --        --        --
                                             ---------     ---------      --------     -----     -----
 Property, Plant and Equipment-net                  --            --            --        --        --
                                             ---------     ---------      --------     -----     -----
INVESTMENTS
       Subsidiaries                                 --      (209,769)      209,769        --        --
       Capital lease agreements                     --            --            --        --        --
       General Partnership interests           210,072            --        73,006        --        --
       Limited Partnership interests            (5,166)           --            --        --        --
       Corporate joint ventures                185,700            --         1,843        --        --
       Securities                                   --            --            --        --        --
       Valuation allowances                         --            --            --        --        --
                                             ---------     ---------      --------     -----     -----
 Total Investments                             390,606      (209,769)      284,618        --        --
                                             ---------     ---------      --------     -----     -----
OTHER ASSETS
       Long-term receivables                        --            --            --        --        --
       Other                                    22,636            --            --        --        --
                                             ---------     ---------      --------     -----     -----
 Total Other Assets                             22,636            --            --        --        --
                                             ---------     ---------      --------     -----     -----

 TOTAL ASSETS                                $ 531,904     $(268,237)     $383,426     $  --     $  --
                                             =========     =========      ========     =====     =====

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                   PSEG            PSEG
                                             Texgen Holdings      Global          PSEG        PSEG       PSEG
                                                   Inc.       Funding II LLC  La Plata II  La Plata I   Global
                                                  CONSOL.         CONSOL.         (US)        (US)     Mgt Inc.
                                             ---------------  --------------  -----------  ----------  --------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments      $      19       $     528      $      --      $  --    $     19
       Accounts and Notes receivable:
         Trade                                         --              --             --         --          --
         Other                                          2              (1)            --         --          --
         PSE&G                                         --              --             --         --          --
         PSEG                                          --              --             --         --          --
         PSEG Power                                    --              --             --         --          --
         PSEG Energy Holdings                          --              --             --         --          --
         Other associated companies                26,567          50,814              9         --         365
       Notes receivable:
         Associated companies                          --              --             --         --          --
         Assets Held for Sale                          --              --             --         --          --
         Other                                         --              --             --         --          --
       Interest receivable                             --              --             --         --          --
       Prepayments                                     --              --             --         --          --
                                                ---------       ---------      ---------      -----    --------
 Total Current Assets                              26,588          51,341              9         --         384
                                                ---------       ---------      ---------      -----    --------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                     --              --             --         --          --
       Other                                           --              --             --         --          --
       Accum. depr. and amortization                   --              --             --         --          --
       Valuation allowances                            --              --             --         --          --
                                                ---------       ---------      ---------      -----    --------
 Property, Plant and Equipment-net                     --              --             --         --          --
                                                ---------       ---------      ---------      -----    --------
INVESTMENTS
       Subsidiaries                                    --              --             --         --          --
       Capital lease agreements                        --              --             --         --          --
       General Partnership interests              137,066              --             --         --          --
       Limited Partnership interests               (5,166)             --             --         --          --
       Corporate joint ventures                        --         183,857             --         --          --
       Securities                                      --              --             --         --          --
       Valuation allowances                            --              --             --         --          --
                                                ---------       ---------      ---------      -----    --------
 Total Investments                                131,900         183,857             --         --          --
                                                ---------       ---------      ---------      -----    --------
OTHER ASSETS
       Long-term receivables                           --              --             --         --          --
       Other                                        5,500          17,135             --         --           1
                                                ---------       ---------      ---------      -----    --------
 Total Other Assets                                 5,500          17,135             --         --           1
                                                ---------       ---------      ---------      -----    --------

 TOTAL ASSETS                                   $ 163,988       $ 252,333      $       9      $  --    $    385
                                                =========       =========      =========      =====    ========

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                     PSEG
                                                   Americas    INTERCOMPANY      PSEG       PSEG      Andina
                                                     Inc.      ELIMINATIONS    Americas    Energy   Electrica
                                                    CONSOL.     & RECLASS.       Inc.        Co.       Inc.
                                                  ---------    ------------    ---------   ------   ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $      29     $      --      $      29    $  --     $  --
           Taxes                                         --            --             --       --        --
           Other                                          3            --             --       --        --
           Interest                                   2,656            --             --       --        --
           Associated companies                     110,837       (58,468)       134,082       --        --
        Notes payable:
           PSEG Capital Corporation                      --            --             --       --        --
           Enterprise Capital Funding Corp.              --            --             --       --        --
           Enterprise Group Development Corp.            --            --             --       --        --
           Enterprise Diversified Holdings Inc.          --            --             --       --        --
           U.S.Energy Incorporated                       --            --             --       --        --
        Current portion of long-term debt                --            --             --       --        --
                                                  ---------     ---------      ---------    -----     -----
 Total Current Liabilities                          113,525       (58,468)       134,111       --        --
                                                  ---------     ---------      ---------    -----     -----

TOTAL LONG-TERM DEBT                                160,000            --             --       --        --
                                                  ---------     ---------      ---------    -----     -----

DEFERRED CREDITS
 Deferred income taxes                                6,565            --          3,505       --        --
 Deferred investment                                     --            --             --       --        --
   and energy tax credits                                --            --             --       --        --
 Other                                               12,792            --          6,788       --        --
                                                  ---------     ---------      ---------    -----     -----
 Total Deferred Credits                              19,357            --         10,293       --        --
                                                  ---------     ---------      ---------    -----     -----

MINORITY INTEREST                                        --            --             --       --        --
                                                  ---------     ---------      ---------    -----     -----
STOCKHOLDER'S EQUITY
        Capital stock                                    --            --             --       --        --
        Stock Subs Payable                               --            --             --       --        --
        Contributed capital                         264,455      (254,736)       264,455       --        --
        Retained earnings                           (17,741)        37,275       (17,741)      --        --
        Other Comprehensive Income                   (7,692)        7,692         (7,692)
        Cumulative Translation Adjustment                --            --             --       --        --
                                                  ---------     ---------      ---------    -----     -----
 Total Stockholder's Equity                         239,022      (209,769)       239,022       --        --
                                                  ---------     ---------      ---------    -----     -----
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 531,904     $(268,237)     $ 383,426    $  --     $  --
                                                  =========     =========      =========    =====     =====

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                        PSEG            PSEG
                                                  Texgen Holdings      Global          PSEG        PSEG       PSEG
                                                        Inc.       Funding II LLC  La Plata II  La Plata I   Global
                                                       CONSOL.         CONSOL.         (US)        (US)     Mgt Inc.
                                                  ---------------  --------------  -----------  ----------  --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                     $      --       $      --      $      --    $      --  $     --
           Taxes                                            --              --             --           --        --
           Other                                             3              --             --           --        --
           Interest                                         --           2,656             --           --        --
           Associated companies                         11,242          22,590             25           --     1,366
        Notes payable:
           PSEG Capital Corporation                         --              --             --           --        --
           Enterprise Capital Funding Corp.                 --              --             --           --        --
           Enterprise Group Development Corp.               --              --             --           --        --
           Enterprise Diversified Holdings Inc.             --              --             --           --        --
           U.S.Energy Incorporated                          --              --             --           --        --
        Current portion of long-term debt                   --              --             --           --        --
                                                     ---------       ---------      ---------    ---------  --------
 Total Current Liabilities                              11,245          25,246             25           --     1,366
                                                     ---------       ---------      ---------    ---------  --------

TOTAL LONG-TERM DEBT                                        --         160,000             --           --        --
                                                     ---------       ---------      ---------    ---------  --------
DEFERRED CREDITS
 Deferred income taxes                                   2,614             677             --           --      (231)
 Deferred investment                                        --              --             --           --        --
   and energy tax credits                                   --              --             --           --        --
 Other                                                   6,004              --             --           --        --
                                                     ---------       ---------      ---------    ---------  --------
 Total Deferred Credits                                  8,618             677             --           --      (231)
                                                     ---------       ---------      ---------    ---------  --------
MINORITY INTEREST                                           --              --             --           --        --
                                                     ---------       ---------      ---------    ---------  --------
STOCKHOLDER'S EQUITY
        Capital stock                                       --              --             --           --        --
        Stock Subs Payable                                  --              --             --           --        --
        Contributed capital                            156,453          54,867             51       43,365        --
        Retained earnings                               (4,636)         11,543            (67)     (43,365)     (750)
        Other Comprehensive Income                      (7,692)             --             --           --        --
        Cumulative Translation Adjustment                   --              --             --           --        --
                                                     ---------       ---------      ---------    ---------  --------
 Total Stockholder's Equity                            144,125          66,410            (16)          --      (750)
                                                     ---------       ---------      ---------    ---------  --------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $ 163,988       $ 252,333      $       9    $      --  $    385
                                                     =========       =========      =========    =========  ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                  PSEG                                                PSEG
                                                                Americas    INTERCOMPANY       PSEG      PSEG       Americas
                                                                  Ltd.      ELIMINATIONS     Americas    Peru    Holdings Inc.
                                                                 CONSOL.     & RECLASS.        Ltd.      LLC        (Cayman)
                                                               ---------    ------------    ---------    -----   -------------
REVENUES:
      Income from partnerships                                 $  39,739      $  60,007     $ (44,749)   $  --       $  --
      Income from capital lease agreements                            --             --            --       --          --
      Unrealized gains (losses) on investments                        (1)            --            --       --          --
      Realized gains (losses) on investments                          --             --            --       --          --
      Management/Development Fees                                     --             --            --       --          --
      Interest and dividend income                                 2,840             --         2,840       --          --
      Consulting and O&M fees                                        225             --            --       --          --
      Electric Revenues
         Generation                                              101,983             --            --       --          --
         Distribution                                            149,112             --            --       --          --
         Other                                                    17,214             --            --       --          --
      Equity in subsidiary earnings                                   --        333,085      (333,085)      --          --
                                                               ---------      ---------     ---------    -----       -----
Total revenues                                                   311,112        393,092      (374,994)      --          --
                                                               ---------      ---------     ---------    -----       -----
OPERATING EXPENSES:
      Operation and maintenance                                   13,848             --            --       --          --
      Write-down of investments                                  420,260             --        73,701       --          --
      Depreciation and amortization                               22,295             --            --       --          --
      Energy Costs                                               116,297             --            --       --          --
      Administrative and general                                  29,014             --         2,092       --          --
                                                               ---------      ---------     ---------    -----       -----
Total operating expenses                                         601,714             --        75,793       --          --
                                                               ---------      ---------     ---------    -----       -----
OPERATING INCOME                                                (290,602)       393,092      (450,787)      --          --
                                                               ---------      ---------     ---------    -----       -----
OTHER INCOME
      Write-down of investments                                       --             --            --       --          --
      Change in Derivative Fair Value - FAS 133                   11,944             --           101       --          --
      Foreign Currency Translation Gain/Loss                     (76,702)            --            --       --          --
      Other                                                       (3,741)            --            --       --          --
                                                               ---------      ---------     ---------    -----       -----
Total Other Income                                               (68,499)            --           101       --          --
                                                               ---------      ---------     ---------    -----       -----

INTEREST EXPENSE:
      PSEG Capital Corporation                                        --             --            --       --          --
      Enterprise Capital Funding Corp.                                --             --            --       --          --
      Other Associated Companies                                     774             --            --       --          --
      Other                                                       23,869             --         2,328       --          --
      Capitalized interest                                        (1,117)            --            --       --          --
                                                               ---------      ---------     ---------    -----       -----
Net interest expense                                              23,526             --         2,328       --          --
                                                               ---------      ---------     ---------    -----       -----
INCOME BEFORE INCOME TAXES                                      (382,627)       393,092      (453,014)      --          --
                                                               ---------      ---------     ---------    -----       -----
INCOME TAXES:
      Current                                                         34             --            --       --          --
      Deferred                                                       (86)            --        (3,531)      --          --
      Foreign Taxes                                                8,415             --            --       --          --
      Investment and energy tax credits - net                         --             --            --       --          --
                                                               ---------      ---------     ---------    -----       -----
Total income taxes                                                 8,363             --        (3,531)      --          --
                                                               ---------      ---------     ---------    -----       -----

MINORITY INTERESTS                                                (3,173)        (6,667)           --       --          --
                                                               ---------      ---------     ---------    -----       -----

INCOME FROM CONTINUING OPERATIONS                               (387,817)       399,759      (449,483)      --          --
                                                               ---------      ---------     ---------    -----       -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes           5,142             --            --       --          --
      Cumulative effect of FAS 133 (net of tax)                  (70,215)            --       (36,593)      --          --
      Gain on Sale of Discontinued Operations - Net of Taxes     (14,433)            --            --       --          --
                                                               ---------      ---------     ---------    -----       -----
INCOME FROM DISCONTINUED OPERATIONS                              (79,506)            --       (36,593)      --          --
                                                               ---------      ---------     ---------    -----       -----

       Cumulative Effect of a change in the Acct. Principle      (18,753)            --            --       --          --
                                                               ---------      ---------     ---------    -----       -----

NET INCOME                                                     $(486,076)     $ 399,759     $(486,076)   $  --       $  --
                                                               =========      =========     =========    =====       =====

                                                                                 Andina        PSEG         Venergy
                                                                 Associacion    Mendoza I      Brazil       Holdings    Terra Roxa I
                                                                     EN          Company    Operating Co   Company          Ltda.
                                                               Participacion    (Cayman)      (Cayman)      (Cayman)      (Cayman)
                                                               --------------   ---------   ------------   ---------    ------------
REVENUES:
      Income from partnerships                                     $  --          $  --       $      --    $   1,584       $  --
      Income from capital lease agreements                            --             --              --           --          --
      Unrealized gains (losses) on investments                        --             --              --           --          --
      Realized gains (losses) on investments                          --             --              --           --          --
      Management/Development Fees                                     --             --              --           --          --
      Interest and dividend income                                    --             --              --           --          --
      Consulting and O&M fees                                         --             --              --           --          --
      Electric Revenues
         Generation                                                   --             --              --           --          --
         Distribution                                                 --             --              --           --          --
         Other                                                        --             --              --           --          --
      Equity in subsidiary earnings                                   --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
Total revenues                                                        --             --              --        1,584          --
                                                                   -----          -----       ---------    ---------       -----
OPERATING EXPENSES:
      Operation and maintenance                                       --             --              --           --          --
      Write-down of investments                                       --             --              --           --          --
      Depreciation and amortization                                   --             --              --           --          --
      Energy Costs                                                    --             --              --           --          --
      Administrative and general                                      --             --              --          204          --
                                                                   -----          -----       ---------    ---------       -----
Total operating expenses                                              --             --              --          204          --
                                                                   -----          -----       ---------    ---------       -----
OPERATING INCOME                                                      --             --              --        1,380          --
                                                                   -----          -----       ---------    ---------       -----
OTHER INCOME
      Write-down of investments                                       --             --              --           --          --
      Change in Derivative Fair Value - FAS 133                       --             --              --           --          --
      Foreign Currency Translation Gain/Loss                          --             --              --           (5)         --
      Other                                                           --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
Total Other Income                                                    --             --              --           (5)         --
                                                                   -----          -----       ---------    ---------       -----

INTEREST EXPENSE:
      PSEG Capital Corporation                                        --             --              --           --          --
      Enterprise Capital Funding Corp.                                --             --              --           --          --
      Other Associated Companies                                      --             --              --           --          --
      Other                                                           --             --              --           --          --
      Capitalized interest                                            --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
Net interest expense                                                  --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
INCOME BEFORE INCOME TAXES                                            --             --              --        1,375          --
                                                                   -----          -----       ---------    ---------       -----
INCOME TAXES:
      Current                                                         --             --              --           --          --
      Deferred                                                        --             --              --           --          --
      Foreign Taxes                                                   --             --              --           --          --
      Investment and energy tax credits - net                         --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
Total income taxes                                                    --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----

MINORITY INTERESTS                                                    --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----

INCOME FROM CONTINUING OPERATIONS                                     --             --              --        1,375          --
                                                                   -----          -----       ---------    ---------       -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              --             --              --           --          --
      Cumulative effect of FAS 133 (net of tax)
      Gain on Sale of Discontinued Operations - Net of Taxes          --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----
INCOME FROM DISCONTINUED OPERATIONS                                   --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----

       Cumulative Effect of a change in the Acct. Principle           --             --              --           --          --
                                                                   -----          -----       ---------    ---------       -----

NET INCOME                                                         $  --          $  --       $      --    $   1,375       $  --
                                                                   =====          =====       =========    =========       =====

                                                               Rayo-Andino
                                                                 Gestora
                                                                 Company
                                                                (Cayman)
                                                               -----------
REVENUES:
      Income from partnerships                                    $  --
      Income from capital lease agreements                           --
      Unrealized gains (losses) on investments                       --
      Realized gains (losses) on investments                         --
      Management/Development Fees                                    --
      Interest and dividend income                                   --
      Consulting and O&M fees                                        --
      Electric Revenues
         Generation                                                  --
         Distribution                                                --
         Other                                                       --
      Equity in subsidiary earnings                                  --
                                                                  -----
Total revenues                                                       --
                                                                  -----
OPERATING EXPENSES:
      Operation and maintenance                                      --
      Write-down of investments                                      --
      Depreciation and amortization                                  --
      Electric Energy Costs                                          --
      Administrative and general                                     --
                                                                  -----
Total operating expenses                                             --
                                                                  -----
OPERATING INCOME                                                     --
                                                                  -----
OTHER INCOME
      Write-down of investments                                      --
      Change in Derivative Fair Value - FAS 133                      --
      Foreign Currency Translation Gain/Loss                         --
      Other                                                          --
                                                                  -----
Total Other Income                                                   --
                                                                  -----

INTEREST EXPENSE:
      PSEG Capital Corporation                                       --
      Enterprise Capital Funding Corp.                               --
      Other Associated Companies                                     --
      Other                                                          --
      Capitalized interest                                           --
                                                                  -----
Net interest expense                                                 --
                                                                  -----
INCOME BEFORE INCOME TAXES                                           --
                                                                  -----
INCOME TAXES:
      Current                                                        --
      Deferred                                                       --
      Foreign Taxes                                                  --
      Investment and energy tax credits - net                        --
                                                                  -----
Total income taxes                                                   --
                                                                  -----

MINORITY INTERESTS                                                   --
                                                                  -----

INCOME FROM CONTINUING OPERATIONS                                    --
                                                                  -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             --
      Cumulative effect of FAS 133 (net of tax)                      --
      Gain on Sale of Discontinued Operations - Net of Taxes         --
                                                                  -----
INCOME FROM DISCONTINUED OPERATIONS                                  --
                                                                  -----

       Cumulative Effect of a change in the Acct. Principle          --
                                                                  -----

NET INCOME                                                        $  --
                                                                  =====

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                                          PSEG
                                                               Rayo-Andino                               Cayman        PSEG
                                                                Inversora      PSEG                     Americas    Peru Power
                                                                 Company       Brazil                    Company       Ltd.
                                                                 (Cayman)      Ltda.       Edeersa       CONSOL.     (Cayman)
                                                               -----------   ---------    ---------    ---------    ----------
REVENUES:
      Income from partnerships                                  $      --    $      --    $      --    $      --      $  --
      Income from capital lease agreements                             --           --           --           --         --
      Unrealized gains (losses) on investments                         --           --           --           --         --
      Realized gains (losses) on investments                           --           --           --           --         --
      Management/Development Fees                                      --           --           --           --         --
      Interest and dividend income                                     --           --           --           --         --
      Consulting and O&M fees                                          --           --          (20)          --         --
      Electric Revenues
         Generation                                                    --           --           --           --         --
         Distribution                                                  --           --       18,362           --         --
         Other                                                         --           --          921           --         --
      Equity in subsidiary earnings                                    --           --           --           --         --
                                                                ---------    ---------    ---------    ---------      -----
Total revenues                                                         --           --       19,263           --         --
                                                                ---------    ---------    ---------    ---------      -----
OPERATING EXPENSES:
      Operation and maintenance                                        --           --        1,861           --         --
      Write-down of investments                                        --           --                    78,910         --
      Depreciation and amortization                                    --           70        3,081           --         --
      Electric Energy Costs                                            --           --        6,936           --         --
      Administrative and general                                       --          601        2,561         (104)        --
                                                                ---------    ---------    ---------    ---------      -----
Total operating expenses                                               --          671       14,439       78,806         --
                                                                ---------    ---------    ---------    ---------      -----
OPERATING INCOME                                                       --         (671)       4,824      (78,806)        --
                                                                ---------    ---------    ---------    ---------      -----
OTHER INCOME
      Write-down of investments                                        --           --           --           --         --
      Change in Derivative Fair Value - FAS 133                        --           --           --           --         --
      Foreign Currency Translation Gain/Loss                           --          (41)     (68,035)          --         --
      Other                                                            --           24           --           --         --
                                                                ---------    ---------    ---------    ---------      -----
Total Other Income                                                     --          (17)     (68,035)          --         --
                                                                ---------    ---------    ---------    ---------      -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                         --           --           --           --         --
      Enterprise Capital Funding Corp.                                 --           --           --           --         --
      Other Associated Companies                                       --           --           --           --         --
      Other                                                            --           --        2,152           --         --
      Capitalized interest                                             --           --         (241)          --         --
                                                                ---------    ---------    ---------    ---------      -----
Net interest expense                                                   --           --        1,911           --         --
                                                                ---------    ---------    ---------    ---------      -----

INCOME BEFORE INCOME TAXES                                             --         (688)     (65,122)     (78,806)        --
                                                                ---------    ---------    ---------    ---------      -----
INCOME TAXES:
      Current                                                          --           --           --           --         --
      Deferred                                                         --           --           --           --         --
      Foreign Taxes                                                    --           --        1,552           --         --
      Investment and energy tax credits - net                          --           --           --           --         --
                                                                ---------    ---------    ---------    ---------      -----
Total income taxes                                                     --           --        1,552           --         --
                                                                ---------    ---------    ---------    ---------      -----

MINORITY INTERESTS                                                     --         --           --            --          --
                                                                ---------    ---------    ---------    ---------      -----

INCOME FROM CONTINUING OPERATIONS                                      --         (688)     (66,674)     (78,806)        --
                                                                ---------    ---------    ---------    ---------      -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes               --           --           --           --         --
      Cumulative effect of FAS 133 (net of tax)                        --           --           --           --         --
      Gain on Sale of Discontinued Operations - Net of Taxes           --           --           --           --         --
                                                                ---------    ---------    ---------    ---------      -----
INCOME FROM DISCONTINUED OPERATIONS                                    --           --           --           --         --
                                                                ---------    ---------    ---------    ---------      -----

       Cumulative Effect of a change in the Acct. Principle            --           --           --           --         --
                                                                ---------    ---------    ---------    ---------      -----

NET INCOME                                                      $      --    $    (688)   $ (66,674)   $ (78,806)     $  --
                                                                =========    =========    =========    =========      =====

                                                                            Americas                                         PSEG
                                                                  PSEG     Operating      PSEG       PSEG        PSEG       Global
                                                               Electrica    Company    Brazil II  Brazil III  Wildwood I  Funding II
                                                                (Cayman)    CONSOL.     Company     Company      Ltd.        Corp.
                                                               ---------   ---------   ---------  ----------  ----------  ----------
REVENUES:
      Income from partnerships                                   $  --     $      --     $  --      $  --     $      --     $  --
      Income from capital lease agreements                          --            --        --         --            --        --
      Unrealized gains (losses) on investments                      --            --        --         --            --        --
      Realized gains (losses) on investments                        --            --        --         --            --        --
      Management/Development Fees                                   --            --        --         --            --        --
      Interest and dividend income                                  --            --        --         --            --        --
      Consulting and O&M fees                                       --            --        --         --            --        --
      Electric Revenues
         Generation                                                 --            --        --         --            --        --
         Distribution                                               --            --        --         --            --        --
         Other                                                      --            --        --         --            --        --
      Equity in subsidiary earnings                                 --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
Total revenues                                                      --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
OPERATING EXPENSES:
      Operation and maintenance                                     --            --        --         --            --        --
      Write-down of investments                                     --       204,247        --         --        63,401        --
      Depreciation and amortization                                 --            --        --         --            --        --
      Electric Energy Costs                                         --            --        --         --            --        --
      Administrative and general                                    --            87        --         --            10        --
                                                                 -----     ---------     -----      -----     ---------     -----
Total operating expenses                                            --       204,334        --         --        63,411        --
                                                                 -----     ---------     -----      -----     ---------     -----
OPERATING INCOME                                                    --      (204,334)       --         --       (63,411)       --
                                                                 -----     ---------     -----      -----     ---------     -----
OTHER INCOME
      Write-down of investments                                     --            --        --         --            --        --
      Change in Derivative Fair Value - FAS 133                     --            --        --         --            --        --
      Foreign Currency Translation Gain/Loss                        --            --        --         --            --        --
      Other                                                         --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
Total Other Income                                                  --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                      --            --        --         --            --        --
      Enterprise Capital Funding Corp.                              --            --        --         --            --        --
      Other Associated Companies                                    --            --        --         --            --        --
      Other                                                         --            (1)       --         --            --        --
      Capitalized interest                                          --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
Net interest expense                                                --            (1)       --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----

INCOME BEFORE INCOME TAXES                                          --      (204,333)       --         --       (63,411)       --
                                                                 -----     ---------     -----      -----     ---------     -----
INCOME TAXES:
      Current                                                       --            --        --         --            --        --
      Deferred                                                      --            --        --         --            --        --
      Foreign Taxes                                                 --            --        --         --            --        --
      Investment and energy tax credits - net                       --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
Total income taxes                                                  --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----

MINORITY INTERESTS                                                  --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----

INCOME FROM CONTINUING OPERATIONS                                   --      (204,333)       --         --       (63,411)       --
                                                                 -----     ---------     -----      -----     ---------     -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes            --            --        --         --            --        --
      Cumulative effect of FAS 133 (net of tax)                     --            --        --         --            --        --
      Gain on Sale of Discontinued Operations - Net of Taxes        --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----
INCOME FROM DISCONTINUED OPERATIONS                                 --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----

       Cumulative Effect of a change in the Acct. Principle         --            --        --         --            --        --
                                                                 -----     ---------     -----      -----     ---------     -----

NET INCOME                                                       $  --     $(204,333)    $  --      $  --     $ (63,411)    $  --
                                                                 =====     =========     =====      =====     =========     =====

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                  Inversiones
                                                                    PSEG         PSEG Americas    Transamerica       PSEG
                                                                  Chilean        Chile Holding       Energy         Brazil
                                                               Equity II Ltd.       Limitada        Company       Investment
                                                                   CONSOL.           CONSOL.         CONSOL.        CONSOL.
                                                               --------------    -------------    ------------    ----------
REVENUES:
      Income from partnerships                                   $  21,636         $ (27,856)       $   4,324      $  19,125
      Income from capital lease agreements                              --                --               --             --
      Unrealized gains (losses) on investments                          --                --               --             --
      Realized gains (losses) on investments                            --                --               --             --
      Management/Development Fees                                       --                --               --             --
      Interest and dividend income                                      --                --               --             --
      Consulting and O&M fees                                           --                --               --             --
      Electric Revenues                                                 --                --               --             --
         Generation                                                     --                --           44,520             --
         Distribution                                                   --           130,750               --             --
         Other                                                          --            16,851               --             --
      Equity in subsidiary earnings                                     --                --               --             --
                                                                 ---------         ---------        ---------      ---------
Total revenues                                                      21,636           119,745           48,844         19,125
                                                                 ---------         ---------        ---------      ---------
OPERATING EXPENSES:
      Operation and maintenance                                         --             3,105            5,069             --
      Write-down of investments                                         --                --               --             --
      Depreciation and amortization                                     --             8,267            3,871             --
      Electric Energy Costs                                             --            74,941            2,387             --
      Administrative and general                                     1,155            11,375            9,039          1,079
                                                                 ---------         ---------        ---------      ---------
Total operating expenses                                             1,155            97,688           20,366          1,079
                                                                 ---------         ---------        ---------      ---------

OPERATING INCOME                                                    20,481            22,057           28,478         18,046
                                                                 ---------         ---------        ---------      ---------
OTHER INCOME
      Write-down of investments                                         --                --               --             --
      Change in Derivative Fair Value - FAS 133                         --                --               --          1,436
      Foreign Currency Translation Gain/Loss                            (1)           (5,817)             275           (603)
      Other                                                             --            (2,714)          (1,069)            --
                                                                 ---------         ---------        ---------      ---------
Total Other Income                                                      (1)           (8,531)            (794)           833
                                                                 ---------         ---------        ---------      ---------
INTEREST EXPENSE:
      PSEG Capital Corporation                                          --                --               --             --
      Enterprise Capital Funding Corp.                                  --                --               --             --
      Other Associated Companies                                        --                --               --            774
      Other                                                             --             5,915            8,108             --
      Capitalized interest                                              --              (876)              --             --
                                                                 ---------         ---------        ---------      ---------
Net interest expense                                                    --             5,039            8,108            774
                                                                 ---------         ---------        ---------      ---------

INCOME BEFORE INCOME TAXES                                          20,480             8,487           19,576         18,105
                                                                 ---------         ---------        ---------      ---------
INCOME TAXES:
      Current                                                           --                --               --             32
      Deferred                                                          --                --               --             31
      Foreign Taxes                                                     --             1,959            4,868             --
      Investment and energy tax credits - net                           --                --               --             --
                                                                 ---------         ---------        ---------      ---------
Total income taxes                                                      --             1,959            4,868             63
                                                                 ---------         ---------        ---------      ---------

MINORITY INTERESTS                                                      --               462               --             --
                                                                 ---------         ---------        ---------      ---------

INCOME FROM CONTINUING OPERATIONS                                   20,480             6,066           14,708         18,042
                                                                 ---------         ---------        ---------      ---------
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                --                --               --             --
      Cumulative effect of FAS 133 (net of tax)                         --                --               --        (33,622)
      Gain on Sale of Discontinued Operations - Net of Taxes            --                --               --             --
                                                                 ---------         ---------        ---------      ---------
INCOME FROM DISCONTINUED OPERATIONS                                     --                --               --        (33,622)
                                                                 ---------         ---------        ---------      ---------

       Cumulative Effect of a change in the Acct. Principle             --                --               --             --
                                                                 ---------         ---------        ---------      ---------

NET INCOME                                                       $  20,480         $   6,066        $  14,708      $ (15,580)
                                                                 =========         =========        =========      =========

                                                                                PSEG        Rayo-Andino     PSEG       Servicios
                                                                 PSEG         Bermuda        Inversora     China       Technicos
                                                                Salalah     Holdings III      Company       Inc.       PSEG Chile
                                                                CONSOL.        CONSOL.        CONSOL.      CONSOL.        Ltda
                                                               ---------    ------------    ----------    ---------    ----------
REVENUES:
      Income from partnerships                                 $      --      $      --     $    (243)    $   5,911    $      --
      Income from capital lease agreements                            --             --            --            --           --
      Unrealized gains (losses) on investments                        --             --            (1)           --           --
      Realized gains (losses) on investments                          --             --            --            --           --
      Management/Development Fees                                     --             --            --            --           --
      Interest and dividend income                                    --             --            --            --           --
      Consulting and O&M fees                                        227             --            18            --           --
      Electric Revenues
         Generation                                                   --             --        57,463            --           --
         Distribution                                                 --             --            --            --           --
         Other                                                        --             --          (558)           --           --
      Equity in subsidiary earnings                                   --             --            --            --           --
                                                               ---------      ---------     ---------     ---------    ---------
Total revenues                                                       227             --        56,679         5,911           --
                                                               ---------      ---------     ---------     ---------    ---------
OPERATING EXPENSES:
      Operation and maintenance                                       --             --         3,813            --           --
      Write-down of investments                                       --             --             1            --           --
      Depreciation and amortization                                   --             --         7,000            --            6
      Electric Energy Costs                                           --             --        32,033            --           --
      Administrative and general                                     (38)           549         1,159          (808)          53
                                                               ---------      ---------     ---------     ---------    ---------
Total operating expenses                                             (38)           549        44,006          (808)          59
                                                               ---------      ---------     ---------     ---------    ---------

OPERATING INCOME                                                     265           (549)       12,673         6,719          (59)
                                                               ---------      ---------     ---------     ---------    ---------
OTHER INCOME
      Write-down of investments                                       --             --            --            --           --
      Change in Derivative Fair Value - FAS 133                       --             --        10,407            --           --
      Foreign Currency Translation Gain/Loss                          --             --        (2,473)           --           (2)
      Other                                                           --             --            20            --           (2)
                                                               ---------      ---------     ---------     ---------    ---------
Total Other Income                                                    --             --         7,954            --           (4)
                                                               ---------      ---------     ---------     ---------    ---------
INTEREST EXPENSE:
      PSEG Capital Corporation                                        --             --            --            --           --
      Enterprise Capital Funding Corp.                                --             --            --            --           --
      Other Associated Companies                                      --             --            --            --           --
      Other                                                          357             --         5,010            --           --
      Capitalized interest                                            --             --            --            --           --
                                                               ---------      ---------     ---------     ---------    ---------
Net interest expense                                                 357             --         5,010            --           --
                                                               ---------      ---------     ---------     ---------    ---------

INCOME BEFORE INCOME TAXES                                           (92)          (549)       15,617         6,719          (63)
                                                               ---------      ---------     ---------     ---------    ---------
INCOME TAXES:
      Current                                                         --             --             2            --           --
      Deferred                                                        --             --         3,414            --           --
      Foreign Taxes                                                   --             --            36            --           --
      Investment and energy tax credits - net                         --             --            --            --           --
                                                               ---------      ---------     ---------     ---------    ---------
Total income taxes                                                    --             --         3,452            --           --
                                                               ---------      ---------     ---------     ---------    ---------

MINORITY INTERESTS                                                    --             --         3,032            --           --
                                                               ---------      ---------     ---------     ---------    ---------

INCOME FROM CONTINUING OPERATIONS                                    (92)          (549)        9,133         6,719          (63)
                                                               ---------      ---------     ---------     ---------    ---------
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              --          5,141             1            --           --
      Cumulative effect of FAS 133 (net of tax)                       --             --            --            --           --
      Gain on Sale of Discontinued Operations - Net of Taxes          --        (14,433)           --            --           --
                                                               ---------      ---------     ---------     ---------    ---------
INCOME FROM DISCONTINUED OPERATIONS                                   --         (9,292)            1            --           --
                                                               ---------      ---------     ---------     ---------    ---------

       Cumulative Effect of a change in the Acct. Principle           --        (18,753)          --            --            --
                                                               ---------      ---------     ---------     ---------    ---------

NET INCOME                                                     $     (92)     $ (28,594)    $   9,134     $   6,719    $     (63)
                                                               =========      =========     =========     =========    =========

                                                                 PSEG
                                                               Americas      PSEG
                                                                  II      Luxembourg
                                                                 Ltd.      S.a.r.l.
                                                               --------   ----------
REVENUES:
      Income from partnerships                                   $  --       $  --
      Income from capital lease agreements                          --          --
      Unrealized gains (losses) on investments                      --          --
      Realized gains (losses) on investments                        --          --
      Management/Development Fees                                   --          --
      Interest and dividend income                                  --          --
      Consulting and O&M fees                                       --          --
      Electric Revenues
         Generation                                                 --          --
         Distribution                                               --          --
         Other                                                      --          --
      Equity in subsidiary earnings                                 --          --
                                                                 -----       -----
Total revenues                                                      --          --
                                                                 -----       -----
OPERATING EXPENSES:
      Operation and maintenance                                     --          --
      Write-down of investments                                     --          --
      Depreciation and amortization                                 --          --
      Electric Energy Costs                                         --          --
      Administrative and general                                    --          --
                                                                 -----       -----
Total operating expenses                                            --          --
                                                                 -----       -----

OPERATING INCOME                                                    --          --
                                                                 -----       -----
OTHER INCOME
      Write-down of investments                                     --          --
      Change in Derivative Fair Value - FAS 133                     --          --
      Foreign Currency Translation Gain/Loss                        --          --
      Other                                                         --          --
                                                                 -----       -----
Total Other Income                                                  --          --
                                                                 -----       -----
INTEREST EXPENSE:
      PSEG Capital Corporation                                      --          --
      Enterprise Capital Funding Corp.                              --          --
      Other Associated Companies                                    --          --
      Other                                                         --          --
      Capitalized interest                                          --          --
                                                                 -----       -----
Net interest expense                                                --          --
                                                                 -----       -----

INCOME BEFORE INCOME TAXES                                          --          --
                                                                 -----       -----
INCOME TAXES:
      Current                                                       --          --
      Deferred                                                      --          --
      Foreign Taxes                                                 --          --
      Investment and energy tax credits - net                       --          --
                                                                 -----       -----
Total income taxes                                                  --          --
                                                                 -----       -----

MINORITY INTERESTS                                                  --          --
                                                                 -----       -----

INCOME FROM CONTINUING OPERATIONS                                   --          --
                                                                 -----       -----
DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes            --          --
      Cumulative effect of FAS 133 (net of tax)                     --          --
      Gain on Sale of Discontinued Operations - Net of Taxes        --          --
                                                                 -----       -----
INCOME FROM DISCONTINUED OPERATIONS                                 --          --
                                                                 -----       -----

       Cumulative Effect of a change in the Acct. Principle         --          --
                                                                 -----       -----

NET INCOME                                                       $  --       $  --
                                                                 =====       =====

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                PSEG                                                    PSEG                         Andina
                             Americas     INTERCOMPANY      PSEG          PSEG        Americas       Associacion    Mendoza I
                                Ltd.      ELIMINATIONS    Americas        Peru      Holdings Inc.        EN          Company
                              CONSOL.      & RECLASS.       Ltd.          LLC         (Cayman)      Participacion    (Cayman)
                             ---------    ------------    ---------    ---------    -------------   -------------   ---------
BALANCE  JANUARY 1, 2002     $ 150,586      $ (30,221)    $ 150,586    $      (1)       $  --           $  --         $  --

NET INCOME                    (486,076)       399,759      (486,076)          --           --              --            --
                             ---------      ---------     ---------    ---------        -----           -----         -----
         SUBTOTAL             (335,490)       369,538      (335,490)          (1)          --              --            --
                             ---------      ---------     ---------    ---------        -----           -----         -----

DIVIDENDS DECLARED                  --             --            --           --           --              --            --
                             ---------      ---------     ---------    ---------        -----           -----         -----

BALANCE  DECEMBER 31, 2002   $(335,490)     $ 369,538     $(335,490)   $      (1)       $  --           $  --         $  --
                             =========      =========     =========    =========        =====           =====         =====

                                 PSEG        Venergy                   Rayo-Andino
                                Brazil      Holdings    Terra Roxa I     Gestora
                             Operating Co    Company        Ltda.        Company
                               (Cayman)      (Cayman)     (Cayman)      (Cayman)
                             ------------   ---------   ------------   -----------
BALANCE  JANUARY 1, 2002         $  --      $   1,440      $  --          $  --

NET INCOME                          --          1,375         --             --
                                 -----      ---------      -----          -----
       SUBTOTAL                     --          2,815         --             --
                                 -----      ---------      -----          -----

DIVIDENDS DECLARED                  --             --         --             --
                                 -----      ---------      -----          -----

BALANCE  DECEMBER 31, 2002       $  --      $   2,815      $  --          $  --
                                 =====      =========      =====          =====

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                        PSEG                                 PSEG
                             Rayo-Andino                               Cayman        PSEG                  Americas
                              Inversora       PSEG                    Americas    Peru Power      PSEG     Operating       PSEG
                               Company       Brazil                   Company        Ltd.      Electrica    Company     Brazil II
                              (Cayman)        Ltda.      Edeersa      CONSOL.      (Cayman)     (Cayman)    CONSOL.      Company
                             -----------   ---------    ---------    ---------    ----------   ---------   ---------    ---------
BALANCE  JANUARY 1, 2002        $  --      $  (6,207)   $      --    $     376        $--        $  --     $ (49,251)     $  --

NET INCOME                         --           (688)     (66,674)     (78,806)        --           --      (204,333)        --
                                -----      ---------    ---------    ---------        ---        -----     ---------      -----
        SUBTOTAL                   --         (6,895)     (66,674)     (78,430)        --           --      (253,584)        --
                                -----      ---------    ---------    ---------        ---        -----     ---------      -----

DIVIDENDS DECLARED                 --             --           --           --         --           --            --         --
                                -----      ---------    ---------    ---------        ---        -----     ---------      -----

BALANCE  DECEMBER 31, 2002      $  --      $  (6,895)   $ (66,674)   $ (78,430)       $--        $  --     $(253,584)     $  --
                                =====      =========    =========    =========        ===        =====     =========      =====

                                                           PSEG
                               PSEG          PSEG         Global
                             Brazil III   Wildwood I    Funding II
                              Company        Ltd.          Corp.
                             ----------   ----------    ----------
BALANCE  JANUARY 1, 2002        $  --     $  (1,354)       $  --

NET INCOME                         --       (63,411)          --
                                -----     ---------        -----
        SUBTOTAL                   --       (64,765)          --
                                -----     ---------        -----

DIVIDENDS DECLARED                 --            --           --
                                -----     ---------        -----

BALANCE  DECEMBER 31, 2002      $  --     $ (64,765)       $  --
                                =====     =========        =====

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                               Inversiones
                                  PSEG        PSEG Americas   Transamerica      PSEG          PSEG              PSEG
                                 Chilean      Chile Holding      Energy        Brazil       Salalah      Bermuda Holdings II
                             Equity II Ltd.     Limitada        Company      Investment    Investment        Investment
                                 CONSOL.         CONSOL.         CONSOL.       CONSOL.       CONSOL.           CONSOL.
                             --------------   -------------   ------------   ----------    ----------    -------------------
BALANCE  JANUARY 1, 2002        $ 34,472         $  5,274       $    234      $ 31,058      $ (1,032)         $ (3,701)

NET INCOME                        20,480            6,066         14,708       (15,580)          (92)          (28,594)
                                --------         --------       --------      --------      --------          --------
        SUBTOTAL                  54,952           11,340         14,942        15,478        (1,124)          (32,295)
                                --------         --------       --------      --------      --------          --------

DIVIDENDS DECLARED                    --               --             --            --            --                --
                                --------         --------       --------      --------      --------          --------

BALANCE  DECEMBER 31, 2002      $ 54,952         $ 11,340       $ 14,942      $ 15,478      $ (1,124)         $(32,295)
                                ========         ========       ========      ========      ========          ========

                             Rayo-Andino     PSEG     Servicios      PSEG
                              Inversora     China     Technicos     Americas     PSEG
                               Company       Inc.     PSEG Chile      II      Luxembourg
                               CONSOL.      Consol.      Ltda        Ltd.      S.a.r.l.
                             -----------   --------   ----------    -------   ----------
BALANCE  JANUARY 1, 2002       $  9,585    $  9,427    $    (99)     $  --       $  --

NET INCOME                        9,134       6,719         (63)        --          --
                               --------    --------    --------      -----       -----
        SUBTOTAL                 18,719      16,146        (162)        --          --
                               --------    --------    --------      -----       -----

DIVIDENDS DECLARED                   --          --          --         --          --
                               --------    --------    --------      -----       -----

BALANCE  DECEMBER 31, 2002     $ 18,719    $ 16,146    $   (162)     $  --       $  --
                               ========    ========    ========      =====       =====

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                               PSEG                                                  PSEG
                                             Americas      INTERCOMPANY        PSEG      PSEG      Americas        Associacion
                                               Ltd.        ELIMINATIONS      Americas    Peru    Holdings Inc.          EN
                                              CONSOL.       & RECLASS.         Ltd.       LLC      (Cayman)       Participacion
                                            -----------    ------------    -----------   -----   -------------    -------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $    45,354     $        --    $         3   $  --    $        --      $        --
      Accounts and Notes receivable:
        Trade                                    59,816              --            650      --             --               --
        Other                                    18,015              --             11      --             --               --
        PSE&G                                        --              --             --      --             --               --
        PSEG                                         --              --             --      --             --               --
        PSEG Energy Holdings                         --              --             --      --             --               --
        Other associated companies              387,029        (659,674)       814,339      --             --           28,542
      Notes receivable:
        Associated companies                         --              --             --      --             --               --
      Other                                      11,664              --         11,665      --             --               --
      Interest receivable                            --              --             --      --             --               --
      Inventory                                  11,046              --             --      --             --               --
      Assets held for sale                           --              --             --      --             --               --
      Prepayments                                 2,453              --             --      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------
 Total Current Assets                           535,377        (659,674)       826,668      --             --           28,542
                                            -----------     -----------    -----------   -----    -----------      -----------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                12,859              --             --      --             --               --
      Other                                     859,397              --             --      --             --               --
      Accum. depr. and amortization             (96,038)             --             --      --             --               --
      Valuation allowances                           --              --             --      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------
 Property, Plant and Equipment-net              776,218              --             --      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------
INVESTMENTS
      Subsidiaries                               20,459        (820,977)       820,977      --             --               --
      Capital lease agreements                       --              --             --      --             --               --
      Limited partnership interests                (675)             --             --      --             --               --
      General partnership interests                  (1)             --             --      --             --               --
      Corporate joint ventures                  712,305              --        147,167      --             --          (27,295)
      Securities                                     --              --             --      --             --               --
      Valuation allowances                           --              --             --      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------
 Total Investments                              732,088        (820,977)       968,144      --             --          (27,295)
                                            -----------     -----------    -----------   -----    -----------      -----------
OTHER ASSETS
      Goodwill                                  430,015              --             --      --             --               --
      Derivative Asset                           35,457              --            159      --             --               --
      Restricted Cash                            18,288              --             --      --             --               --
      Other                                      63,602              --             32      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------
 Total Other Assets                             547,362              --            191      --             --               --
                                            -----------     -----------    -----------   -----    -----------      -----------

 TOTAL ASSETS                               $ 2,591,045     $(1,480,651)   $ 1,795,003   $  --    $        --      $     1,247
                                            ===========     ===========    ===========   =====    ===========      ===========

                                             Andina        PSEG          Venergy                    Rayo-Andino
                                            Mendoza I     Brazil        Holdings     Terra Roxa I     Gestora
                                             Company    Operating Co.    Company         Ltda.        Company
                                             (Cayman)     (Cayman)       (Cayman)      (Cayman)       (Cayman)
                                            ---------   ------------   -----------   ------------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $  --     $        --    $     2,430      $  --          $  --
      Accounts  and Notes receivable:
        Trade                                    --              --             13         --             --
        Other                                    --              --             --         --             --
        PSE&G                                    --              --             --         --             --
        PSEG                                     --              --             --         --             --
        PSEG Energy Holdings                     --              --             --         --             --
      Other associated companies                 --              --          2,838         --             --
      Notes receivable:
        Associated companies                     --              --             --         --             --
      Other                                      --              --             --         --             --
      Interest receivable                        --              --             --         --             --
      Inventory                                  --              --             --         --             --
      Assets held for sale                       --              --             --         --             --
      Prepayments                                --              --            113         --             --
                                              -----     -----------    -----------      -----          -----
 Total Current Assets                            --              --          5,394         --             --
                                              -----     -----------    -----------      -----          -----
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                --              --             --         --             --
      Other                                      --              --             --         --             --
      Accum. depr. and amortization              --              --             --         --             --
      Valuation allowances                       --              --             --         --             --
                                              -----     -----------    -----------      -----          -----
 Property, Plant and Equipment-net               --              --             --         --             --
                                              -----     -----------    -----------      -----          -----
INVESTMENTS
      Subsidiaries                               --              --             --         --             --
      Capital lease agreements                   --              --             --         --             --
      Limited partnership interests              --              --             --         --             --
      General partnership interests              --              --             --         --             --
      Corporate joint ventures                   --              --         43,156         --             --
      Securities                                 --              --             --         --             --
      Valuation allowances                       --              --             --         --             --
                                              -----     -----------    -----------      -----          -----
 Total Investments                               --              --         43,156         --             --
                                              -----     -----------    -----------      -----          -----
OTHER ASSETS
      Goodwill                                   --              --             --         --             --
      Derivative Asset                           --              --             --         --             --
      Restricted Cash                            --              --             --         --             --
      Other                                      --              --             --         --             --
                                              -----     -----------    -----------      -----          -----
 Total Other Assets                              --              --             --         --             --
                                              -----     -----------    -----------      -----          -----

 TOTAL ASSETS                                 $  --     $        --    $    48,550      $  --          $  --
                                              =====     ===========    ===========      =====          =====

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                  PSEG                                PSEG
                                            Rayo-Andino                          Cayman       PSEG                  Americas
                                             Inversora      PSEG                Americas   Peru Power      PSEG     Operating
                                              Company      Brazil                Company      Ltd.      Electrica    Company
                                              (Cayman)      Ltda.     Edeersa    CONSOL.    (Cayman)     (Cayman)    CONSOL.
                                            -----------   --------    -------   --------   ----------   ---------   ---------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments      $  --      $     55    $  --     $     --     $  --        $  --     $      1
      Accounts  and Notes receivable:
        Trade                                     --            --       --            2        --           --          (46)
        Other                                     --             3       --           --        --           --           --
        PSE&G                                     --            --       --           --        --           --           --
        PSEG                                      --            --       --           --        --           --           --
        PSEG Energy Holdings                      --            --       --           --        --           --           --
        Other associated companies                --         1,200       --        4,452        --           --       25,941
      Notes receivable:
        Associated companies                      --            --       --           --        --           --           --
      Other                                       --            --       --           --        --           --           --
      Interest receivable                         --            --       --           --        --           --           --
      Inventory                                   --            --       --           --        --           --           --
      Assets held for sale                        --            --       --           --        --           --           --
      Prepayments                                 --            --       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
 Total Current Assets                             --         1,258       --        4,454        --           --       25,896
                                               -----      --------    -----     --------     -----        -----     --------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                 --            --       --           --        --           --           --
      Other                                       --            29       --           --        --           --           --
      Accum. depr. and amortization               --           (15)      --           --        --           --           --
      Valuation allowances                        --            --       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
 Property, Plant and Equipment-net                --            14       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
INVESTMENTS
      Subsidiaries                                --            --       --           --        --           --           --
      Capital lease agreements                    --            --       --           --        --           --           --
      Limited partnership interests               --            --       --           --        --           --           --
      General partnership interests               --            --       --           --        --           --           --
      Corporate joint ventures                    --            --       --           --        --           --           --
      Securities                                  --            --       --           --        --           --           --
      Valuation allowances                        --            --       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
 Total Investments                                --            --       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
OTHER ASSETS
      Goodwill                                    --            --       --           --        --           --           --
      Derivative Asset                            --            --       --           --        --           --           --
      Restricted Cash                             --            --       --           --        --           --           --
      Other                                       --             2       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------
 Total Other Assets                               --             2       --           --        --           --           --
                                               -----      --------    -----     --------     -----        -----     --------

 TOTAL ASSETS                                  $  --      $  1,274    $  --     $  4,454     $  --        $  --     $ 25,896
                                               =====      ========    =====     ========     =====        =====     ========

                                                                                     PSEG
                                              PSEG         PSEG          PSEG       Global
                                            Brazil II   Brazil III   Wildwood I   Funding II
                                             Company     Company         Ltd.        Corp.
                                            ---------   ----------   ----------   ----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $  --        $  --      $     --     $     --
      Accounts  and Notes receivable:
        Trade                                    --           --            --           --
        Other                                    --           --            --            1
        PSE&G                                    --           --            --           --
        PSEG                                     --           --            --           --
        PSEG Energy Holdings                     --           --            --           --
        Other associated companies               --           --             6        2,405
      Notes receivable:
        Associated companies                     --           --            --           --
      Other                                      --           --            --           --
      Interest receivable                        --           --            --           --
      Inventory                                  --           --            --           --
      Assets held for sale                       --           --            --           --
      Prepayments                                --           --            --           --
                                              -----        -----      --------     --------
 Total Current Assets                            --           --             6        2,406
                                              -----        -----      --------     --------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                --           --            --           --
      Other                                      --           --            --           --
      Accum. depr. and amortization              --           --            --           --
      Valuation allowances                       --           --            --           --
                                              -----        -----      --------     --------
 Property, Plant and Equipment-net               --           --            --           --
                                              -----        -----      --------     --------
INVESTMENTS
      Subsidiaries                               --           --            --           --
      Capital lease agreements                   --           --            --           --
      Limited partnership interests              --           --            --           --
      General partnership interests              --           --            --           --
      Corporate joint ventures                   --           --            --           --
      Securities                                 --           --            --           --
      Valuation allowances                       --           --            --           --
                                              -----        -----      --------     --------
 Total Investments                               --           --            --           --
                                              -----        -----      --------     --------
OTHER ASSETS
      Goodwill                                   --           --            --           --
      Derivative Asset                           --           --            --           --
      Restricted Cash                            --           --            --           --
      Other                                      --           --            --           --
                                              -----        -----      --------     --------
 Total Other Assets                              --           --            --           --
                                              -----        -----      --------     --------

 TOTAL ASSETS                                 $  --        $  --      $      6     $  2,406
                                              =====        =====      ========     ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                               Inversiones
                                                 PSEG         PSEG Americas    Transamerica       PSEG
                                               Chilean        Chile Holding       Energy         Brazil        PSEG
                                            Equity II Ltd.      Limitada         Company       Investment     Salalah
                                                CONSOL.          CONSOL.          CONSOL.        CONSOL.      CONSOL.
                                            --------------    -------------    ------------    ----------    ---------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments      $      25       $   8,498        $  13,187      $       6    $  21,038
      Accounts and Notes receivable:
        Trade                                         14          31,956            6,800              3        3,905
        Other                                          1           9,126              174              1            7
        PSE&G                                         --              --               --             --           --
        PSEG                                          --              --               --             --           --
        PSEG Energy Holdings                          --              --               --             --           --
        Other associated companies                 2,219         153,321            1,670          2,674          293
      Notes receivable:
        Associated companies                          --              --               --             --           --
      Other                                           --              --               --             --           --
      Interest receivable                             --              --               --             --           --
      Inventory                                       --           4,832            1,595             --           --
      Assets held for sale                            --              --               --             --           --
      Prepayments                                     --           1,117            1,039             --           --
                                               ---------       ---------        ---------      ---------    ---------
 Total Current Assets                              2,259         208,850           24,465          2,684       25,243
                                               ---------       ---------        ---------      ---------    ---------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --           9,555            3,304             --           --
      Other                                           --         346,696          138,515             --      131,296
      Accum. depr. and amortization                   --         (83,432)          (3,834)            --           --
      Valuation allowances                            --              --               --             --           --
                                               ---------       ---------        ---------      ---------    ---------
 Property, Plant and Equipment-net                    --         272,819          137,985             --      131,296
                                               ---------       ---------        ---------      ---------    ---------
INVESTMENTS
      Subsidiaries                                    --           2,356               --             --           --
      Capital lease agreements                        --              --               --             --           --
      Limited partnership interests                   --              --               --           (427)          --
      General partnership interests                   --              --               --             --           --
      Corporate joint ventures                   233,821         (38,533)            (136)       211,211        2,512
      Securities                                      --              --               --             --           --
      Valuation allowances                            --              --               --             --           --
                                               ---------       ---------        ---------      ---------    ---------
 Total Investments                               233,821         (36,177)            (136)       210,784        2,512
                                               ---------       ---------        ---------      ---------    ---------
OTHER ASSETS
      Goodwill                                        --         290,832          139,939             --           --
      Derivative Asset                             1,113             729               --             --           --
      Restricted Cash                                 --              --               --             --           --
      Other                                           --          34,268              637             13       (2,134)
                                               ---------       ---------        ---------      ---------    ---------
 Total Other Assets                                1,113         325,829          140,576             13       (2,134)
                                               ---------       ---------        ---------      ---------    ---------

 TOTAL ASSETS                                  $ 237,193       $ 771,321        $ 302,890      $ 213,481    $ 156,917
                                               =========       =========        =========      =========    =========

                                                   PSEG          Rayo-Andino      PSEG       Servicios       PSEG
                                           Bermuda Holdings III   Inversora      China       Technicos     Americas       PSEG
                                                Investment         Company        Inc.       PSEG Chile       II       Luxembourg
                                                  CONSOL.          CONSOL.       Consol.        Ltda         Ltd.       S.a.r.l.
                                           -------------------   -----------    ---------    ----------   ---------    ----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments       $       8         $      22    $      --     $      56   $      --     $      25
      Accounts  and Notes receivable:
        Trade                                          --            16,493           19             7          --            --
        Other                                          --             8,730          (35)           --          (4)           --
        PSE&G                                          --                --           --            --          --            --
        PSEG                                           --                --           --            --          --            --
        PSEG Energy Holdings                           --                --           --            --          --            --
        Other associated companies                  1,151             1,308        3,945           388          11            --
      Notes receivable:
        Associated companies                           --                --           --            --          --            --
      Other                                            --                (1)          --            --          --            --
      Interest receivable                              --                --           --            --          --            --
      Inventory                                        --             4,619           --            --          --            --
      Assets held for sale                             --                --           --            --          --            --
      Prepayments                                      --               184           --            --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
 Total Current Assets                               1,159            31,355        3,929           451           7            25
                                                ---------         ---------    ---------     ---------   ---------     ---------
PROPERTY, PLANT AND EQUIPMENT
      Real estate                                      --                --           --            --          --            --
      Other                                            --           242,861           --            --          --            --
      Accum. depr. and amortization                    --            (8,757)          --            --          --            --
      Valuation allowances                             --                --           --            --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
 Property, Plant and Equipment-net                     --           234,104           --            --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
INVESTMENTS
      Subsidiaries                                     --            18,062           36            --           5            --
      Capital lease agreements                         --                --           --            --          --            --
      Limited partnership interests                    --                --         (248)           --          --            --
      General partnership interests                    --                (1)          --            --          --            --
      Corporate joint ventures                         --             3,068      137,334            --          --            --
      Securities                                       --                --           --            --          --            --
      Valuation allowances                             --                --           --            --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
 Total Investments                                     --            21,129      137,122            --           5            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
OTHER ASSETS
      Goodwill                                         --              (756)          --            --          --            --
      Derivative Asset                                 --            33,456           --            --          --            --
      Restricted Cash                                  --            18,288           --            --          --            --
      Other                                            --            31,189         (405)           --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------
 Total Other Assets                                    --            82,177         (405)           --          --            --
                                                ---------         ---------    ---------     ---------   ---------     ---------

 TOTAL ASSETS                                   $   1,159         $ 368,765    $ 140,646     $     451   $      12     $      25
                                                =========         =========    =========     =========   =========     =========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                    PSEG                                                           PSEG
                                                  Americas      INTERCOMPANY        PSEG           PSEG          Americas
                                                    Ltd.        ELIMINATIONS      Americas         Peru       Holdings Inc.
                                                   CONSOL.       & RECLASS.          Ltd.           LLC          (Cayman)
                                                 -----------    ------------    -----------    -----------    -------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                  $    39,800     $        --    $        --    $        --        $  --
          Taxes                                        3,111              --             24             --           --
          Other                                       27,526              --             49             --           --
          Interest                                     1,774              --         (4,901)            --           --
          Associated companies                         4,859        (659,674)            --              1           --
       Notes payable:
          PSEG Capital Corporation                        --              --             --             --           --
          Enterprise Capital Funding Corp.                --              --             --             --           --
          Enterprise Group Development Corp.              --              --             --             --           --
          Enterprise Diversified Holdings Inc.            --              --             --             --           --
          Associated Companies                            --              --             --             --           --
          Other                                      135,110              --         19,412             --           --
       Current portion of long-term debt              67,023              --             --             --           --
                                                 -----------     -----------    -----------    -----------        -----
 Total Current Liabilities                           279,203        (659,674)        14,584              1           --
                                                 -----------     -----------    -----------    -----------        -----

TOTAL LONG-TERM DEBT                                 433,744              --             --             --           --
                                                 -----------     -----------    -----------    -----------        -----
DEFERRED CREDITS
 Deferred income taxes                               (26,229)             --         (6,024)            --           --
 Deferred investment                                      --              --             --             --           --
   and energy tax credits                                 (1)             --             --             --           --
 Derivative Liability                                138,197              --             --             --           --
   Other                                               8,976              --            126             --           --
                                                 -----------     -----------    -----------    -----------        -----
 Total Deferred Credits                              120,943              --         (5,898)            --           --
                                                 -----------     -----------    -----------    -----------        -----

MINORITY INTEREST                                     14,823         (43,985)        43,985             --           --
                                                 -----------     -----------    -----------    -----------        -----
STOCKHOLDER'S EQUITY
       Capital stock                                      12             (15)            12             --           --
       Stock Subs Payable                                 --              --             --             --           --
       Contributed capital                         1,383,539      (1,427,524)     1,383,539             --           --
       Retained earnings                            (335,490)        293,959       (335,490)            (1)          --
       Other Comprehensive Income                    (51,065)         51,065        (51,065)            --           --
       Cumulative Translation Adjustment             745,336         305,523        745,336             --           --
                                                 -----------     -----------    -----------    -----------        -----
 Total Stockholder's Equity                        1,742,332        (776,992)     1,742,332             (1)          --
                                                 -----------     -----------    -----------    -----------        -----

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $ 2,591,045     $(1,480,651)   $ 1,795,003    $        --        $  --
                                                 ===========     ===========    ===========    ===========        =====

                                                                  Andina         PSEG         Venergy                    Rayo-Andino
                                                  Associacion    Mendoza I      Brazil       Holdings     Terra Roxa I     Gestora
                                                       EN         Company    Operating Co     Company         Ltda.        Company
                                                 Participacion    (Cayman)     (Cayman)      (Cayman)       (Cayman)       (Cayman)
                                                 -------------   ---------   ------------   -----------   ------------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                   $        --      $  --         $  --      $        --       $  --         $  --
          Taxes                                            --         --            --               --          --            --
          Other                                            --         --            --               --          --            --
          Interest                                         --         --            --               --          --            --
          Associated companies                          1,247         --            --            6,954          --            --
       Notes payable:
          PSEG Capital Corporation                         --         --            --               --          --            --
          Enterprise Capital Funding Corp.                 --         --            --               --          --            --
          Enterprise Group Development Corp.               --         --            --               --          --            --
          Enterprise Diversified Holdings Inc.             --         --            --               --          --            --
          Associated Companies                             --         --            --               --          --            --
          Other                                            --         --            --               --          --            --
       Current portion of long-term debt                   --         --            --               --          --            --
                                                  -----------      -----         -----      -----------       -----         -----
 Total Current Liabilities                              1,247         --            --            6,954          --            --
                                                  -----------      -----         -----      -----------       -----         -----

TOTAL LONG-TERM DEBT                                       --         --            --               --          --            --
                                                  -----------      -----         -----      -----------       -----         -----
DEFERRED CREDITS
 Deferred income taxes                                     --         --            --              (28)         --            --
 Deferred investment                                       --         --            --               --          --            --
   and energy tax credits                                  --         --            --               --          --            --
 Derivative Liability                                      --         --            --               --          --            --
 Other                                                     --         --            --               --          --            --
                                                  -----------      -----         -----      -----------       -----         -----
 Total Deferred Credits                                    --         --            --              (28)         --            --
                                                  -----------      -----         -----      -----------       -----         -----

MINORITY INTEREST                                          --         --            --               --          --            --
                                                  -----------      -----         -----      -----------       -----         -----
STOCKHOLDER'S EQUITY
       Capital stock                                       --         --            --               --          --            --
       Stock Subs Payable                                  --         --            --               --          --            --
       Contributed capital                                 --         --            --           38,809          --            --
       Retained earnings                                   --         --            --            2,815          --            --
       Other Comprehensive Income                          --         --            --               --          --            --
       Cumulative Translation Adjustment                   --         --            --               --          --            --
                                                  -----------      -----         -----      -----------       -----         -----
 Total Stockholder's Equity                                --         --            --           41,624          --            --
                                                  -----------      -----         -----      -----------       -----         -----

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $     1,247      $  --         $  --      $    48,550       $  --         $  --
                                                  ===========      =====         =====      ===========       =====         =====

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                                        PSEG
                                                 Rayo-Andino                           Cayman         PSEG
                                                  Inversora       PSEG                Americas     Peru Power      PSEG
                                                   Company       Brazil                Company        Ltd.      Electrica
                                                   (Cayman)       Ltda.     Edeersa    CONSOL.      (Cayman)     (Cayman)
                                                 -----------   ---------    -------   ---------    ----------   ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $  --      $      --     $  --    $      --       $  --       $  --
          Taxes                                        --             --        --           --          --          --
          Other                                        --             --        --           --          --          --
          Interest                                     --             --        --           --          --          --
          Associated companies                         --          8,329        --       38,471          --          --
       Notes payable:
          PSEG Capital Corporation                     --             --        --           --          --          --
          Enterprise Capital Funding Corp.             --             --        --           --          --          --
          Enterprise Group Development Corp.           --             --        --           --          --          --
          Enterprise Diversified Holdings Inc.         --             --        --           --          --          --
          Associated Companies                         --             --        --           --          --          --
          Other                                        --             --        --           --          --          --
       Current portion of long-term debt               --             --        --           --          --          --
                                                    -----      ---------     -----    ---------       -----       -----
 Total Current Liabilities                             --          8,329        --       38,471          --          --
                                                    -----      ---------     -----    ---------       -----       -----
TOTAL LONG-TERM DEBT                                   --             --        --           --          --          --
                                                    -----      ---------     -----    ---------       -----       -----
DEFERRED CREDITS
 Deferred income taxes                                 --           (475)       --          611          --          --
 Deferred investment                                   --             --        --           --          --          --
   and energy tax credits                              --             --        --           --          --          --
 Derivative Liability                                  --             --        --           --          --          --
 Other                                                 --             --        --           --          --          --
                                                    -----      ---------     -----    ---------       -----       -----
 Total Deferred Credits                                --           (475)       --          611          --          --
                                                    -----      ---------     -----    ---------       -----       -----

MINORITY INTEREST                                      --             --        --           --          --          --
                                                    -----      ---------     -----    ---------       -----       -----
STOCKHOLDER'S EQUITY
       Capital stock                                   --             --        --           --          --          --
       Stock Subs Payable                              --             --        --           --          --          --
       Contributed capital                             --            315        --       43,802          --          --
       Retained earnings                               --         (6,895)       --      (78,430)         --          --
       Other Comprehensive Income                      --             --        --           --          --          --
       Cumulative Translation Adjustment               --             --        --           --          --          --
                                                    -----      ---------     -----    ---------       -----       -----
 Total Stockholder's Equity                            --         (6,580)       --      (34,628)         --          --
                                                    -----      ---------     -----    ---------       -----       -----

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $  --      $   1,274     $  --    $   4,454       $  --       $  --
                                                    =====      =========     =====    =========       =====       =====

                                                      PSEG
                                                   Americas                                             PSEG
                                                   Operating      PSEG         PSEG        PSEG        Global
                                                   Company     Brazil II   Brazil III   Wildwood I   Funding II
                                                    CONSOL.      Company      Company      Ltd.         Corp.
                                                 ------------    ---------   ----------   ---------    ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $       1      $  --       $  --      $      --    $      --
          Taxes                                            --         --          --             --           --
          Other                                            --         --          --             --           --
          Interest                                      4,901         --          --             --           --
          Associated companies                        164,640         --          --          2,522           --
       Notes payable:
          PSEG Capital Corporation                         --         --          --             --           --
          Enterprise Capital Funding Corp.                 --         --          --             --           --
          Enterprise Group Development Corp.               --         --          --             --           --
          Enterprise Diversified Holdings Inc.             --         --          --             --           --
          Associated Companies                             --         --          --             --           --
          Other                                            --         --          --             --           --
       Current portion of long-term debt                   --         --          --             --           --
                                                    ---------      -----       -----      ---------    ---------
 Total Current Liabilities                            169,542         --          --          2,522           --
                                                    ---------      -----       -----      ---------    ---------
TOTAL LONG-TERM DEBT                                       --         --          --             --           --
                                                    ---------      -----       -----      ---------    ---------
DEFERRED CREDITS
 Deferred income taxes                                   (364)        --          --           (106)          --
 Deferred investment
   and energy tax credits                                  --         --          --             --           --
 Derivative Liability                                      --         --          --             --           --
 Other                                                     --         --          --             --           --
                                                    ---------      -----       -----      ---------    ---------
 Total Deferred Credits                                  (364)        --          --           (106)          --
                                                    ---------      -----       -----      ---------    ---------

MINORITY INTEREST                                          --         --          --             --           --
                                                    ---------      -----       -----      ---------    ---------
STOCKHOLDER'S EQUITY
       Capital stock                                       --         --          --             --            1
       Stock Subs Payable                                  --         --          --             --           --
       Contributed capital                            110,302         --          --         62,355        2,405
       Retained earnings                             (253,584)        --          --        (64,765)          --
       Other Comprehensive Income                          --         --          --             --           --
       Cumulative Translation Adjustment                   --         --          --             --           --
                                                    ---------      -----       -----      ---------    ---------
 Total Stockholder's Equity                          (143,282)        --          --         (2,410)       2,406
                                                    ---------      -----       -----      ---------    ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $  25,896      $  --       $  --      $       6    $   2,406
                                                    =========      =====       =====      =========    =========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                    Inversiones
                                                      PSEG         PSEG Americas    Transamerica      PSEG
                                                     Chilean       Chile Holding       Energy        Brazil        PSEG
                                                 Equity II Ltd.      Limitada         Company       Investment    Salalah
                                                     CONSOL.          CONSOL.          CONSOL        CONSOL.      CONSOL.
                                                 --------------    -------------    ------------    ---------    ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $      --        $  11,578        $   1,108     $      --    $   9,382
          Taxes                                            --               --            2,680           410           --
          Other                                            21            8,163           15,125            --           --
          Interest                                         --               --               --            --        1,774
          Associated companies                         16,774          311,534            2,237        60,181        3,865
       Notes payable:
          PSEG Capital Corporation                         --               --               --            --           --
          Enterprise Capital Funding Corp.                 --               --               --            --           --
          Enterprise Group Development Corp.               --               --               --            --           --
          Enterprise Diversified Holdings Inc.             --               --               --            --           --
          Associated Companies                             --               --               --            --           --
          Other                                            --           12,000          100,000            --           --
       Current portion of long-term debt                   --           32,069               --            --       15,000
                                                    ---------        ---------        ---------     ---------    ---------
 Total Current Liabilities                             16,795          375,344          121,150        60,591       30,021
                                                    ---------        ---------        ---------     ---------    ---------

TOTAL LONG-TERM DEBT                                       --          175,994               --            --      115,639
                                                    ---------        ---------        ---------     ---------    ---------
DEFERRED CREDITS
 Deferred income taxes                                 (7,407)          19,965           19,908       (36,519)         105
 Deferred investment
   and energy tax credits                                  --               --               --            --           --
 Derivative Liability                                      --              121               --            62           --
 Other                                                     --            3,224               --           226           --
                                                    ---------        ---------        ---------     ---------    ---------
 Total Deferred Credits                                (7,407)          23,310           19,908       (36,231)         105
                                                    ---------        ---------        ---------     ---------    ---------

MINORITY INTEREST                                          --            4,835               --            --        5,490
                                                    ---------        ---------        ---------     ---------    ---------
STOCKHOLDER'S EQUITY
       Capital stock                                        1               --               --            --           --
       Stock Subs Payable                                  --               --               --            --           --
       Contributed capital                            255,549          201,047          146,890       376,198        6,786
       Retained earnings                               54,952           11,340           14,942        15,478       (1,124)
       Other Comprehensive Income                          --               --               --          (278)          --
       Cumulative Translation Adjustment              (82,697)         (20,549)              --      (202,277)          --
                                                    ---------        ---------        ---------     ---------    ---------
 Total Stockholder's Equity                           227,805          191,838          161,832       189,121        5,662
                                                    ---------        ---------        ---------     ---------    ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $ 237,193        $ 771,321        $ 302,890     $ 213,481    $ 156,917
                                                    =========        =========        =========     =========    =========

                                                         PSEG          Rayo-Andino      PSEG      Servicios      PSEG
                                                 Bermuda Holdings III    Inversora       China     Technicos    Americas      PSEG
                                                      Investment         Company         Inc.     PSEG Chile      II      Luxembourg
                                                        CONSOL.          CONSOL.       Consol.       Ltda.        Ltd.     S.a.r.l.
                                                 -------------------   -----------    ---------   ----------   ---------  ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                       $      --         $  17,731     $      --    $      --   $      --  $      --
          Taxes                                              --                (3)           --           --          --         --
          Other                                              --             4,167           (15)          16          --         --
          Interest                                           --                --            --           --          --         --
          Associated companies                            4,974             4,943        37,327          522          12         --
       Notes payable:
          PSEG Capital Corporation                           --                --            --           --          --         --
          Enterprise Capital Funding Corp.                   --                --            --           --          --         --
          Enterprise Group Development Corp.                 --                --            --           --          --         --
          Enterprise Diversified Holdings Inc.               --                --            --           --          --         --
          Associated Companies                               --                --            --           --          --         --
          Other                                              --             3,698            --           --          --         --
       Current portion of long-term debt                     --            19,954            --           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------
 Total Current Liabilities                                4,974            50,490        37,312          538          12         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------

TOTAL LONG-TERM DEBT                                         --           142,111            --           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------
DEFERRED CREDITS
 Deferred income taxes                                  (12,850)           (7,672)        4,627           --          --         --
 Deferred investment
   and energy tax credits                                    --                (1)           --           --          --         --
 Derivative Liability                                        --           138,014            --           --          --         --
 Other                                                       --             5,400            --           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------
 Total Deferred Credits                                 (12,850)          135,741         4,627           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------

MINORITY INTEREST                                            --             4,498            --           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------
STOCKHOLDER'S EQUITY
       Capital stock                                         --                12             1           --          --         --
       Stock Subs Payable                                    --                --            --           --          --         --
       Contributed capital                               41,330            59,452        82,184           75          --         25
       Retained earnings                                (32,295)           27,624        16,146         (162)         --         --
       Other Comprehensive Income                            --           (51,163)          376           --          --         --
       Cumulative Translation Adjustment                     --                --            --           --          --         --
                                                      ---------         ---------     ---------    ---------   ---------  ---------
 Total Stockholder's Equity                               9,035            35,925        98,707          (87)         --         25
                                                      ---------         ---------     ---------    ---------   ---------  ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $   1,159         $ 368,765     $ 140,646    $     451   $      12  $      25
                                                      =========         =========     =========    =========   =========  =========

INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                 Inversiones                      Inversiones
                                                                PSEG Americas                    PSEG Americas       Empresa
                                                                Chile Holding    INTERCOMPANY    Chile Holding   Electrica de la
                                                                  Limitada       ELIMINATIONS       Limitada      Frontera S.A.
                                                                   CONSOL.        & RECLASS.        Company         (Frontel)
                                                                -------------    ------------    -------------   ---------------
REVENUES:
       Income from partnerships                                   $ (27,856)      $ (39,961)       $      --        $  12,105
       Income from capital lease agreements                              --              --               --               --
       Unrealized gains (losses) on investments                          --              --               --               --
       Realized gains (losses) on investments                            --              --               --               --
       Interest and dividend income                                      --              --               --               --
       Other                                                         16,851              --               --               --
      Electric Revenues
       Generation                                                        --              --               --               --
       Distribution                                                 130,750              --               --               --
       Equity in subsidiary earnings                                     --         (10,956)          10,956               --
                                                                  ---------       ---------        ---------        ---------
 Total revenues                                                     119,745         (50,917)          10,956           12,105
                                                                  ---------       ---------        ---------        ---------

 OPERATING EXPENSES:
       Operation and maintenance                                      3,105              --               --               --
       Depreciation and amortization                                  8,267              --               --               --
       Electric and Energy Costs                                     74,941              --               --               --
       Administrative and general                                    11,375              --               --            1,149
                                                                  ---------       ---------        ---------        ---------
 Total operating expenses                                            97,688              --               --            1,149
                                                                  ---------       ---------        ---------        ---------

 OPERATING INCOME                                                    22,057         (50,917)          10,956           10,956
                                                                  ---------       ---------        ---------        ---------
 OTHER INCOME:
       Other                                                         (2,714)             --               --               --
       Change in Derivative Fair Value - FAS 133                         --              --               --               --
       Foreign currency translation Gain/Loss                        (5,817)             --               --               --
                                                                  ---------       ---------        ---------        ---------
 Total Other Income                                                  (8,531)             --               --               --
                                                                  ---------       ---------        ---------        ---------
 INTEREST EXPENSE:
       PSEG Capital Corporation                                          --              --               --               --
       Enterprise Capital Funding Corp.                                  --              --               --               --
       Other Associated Companies                                        --              --               --               --
       Other                                                          5,915         (26,716)           4,890               --
       Capitalized interest                                            (876)             --               --               --
                                                                  ---------       ---------        ---------        ---------
 Net interest expense                                                 5,039         (26,716)           4,890               --
                                                                  ---------       ---------        ---------        ---------

 INCOME BEFORE INCOME TAXES                                           8,487         (24,201)           6,066           10,956
                                                                  ---------       ---------        ---------        ---------
 INCOME TAXES:
       Current                                                           --              --               --               --
       Deferred                                                          --              --               --               --
       Foreign Taxes                                                  1,959              --               --               --
       Investment and energy tax credits - net                           --              --               --               --
                                                                  ---------       ---------        ---------        ---------
 Total income taxes                                                   1,959              --               --               --
                                                                  ---------       ---------        ---------        ---------

 MINORITY INTERESTS                                                     462              --               --               --
                                                                  ---------       ---------        ---------        ---------

 INCOME FROM CONTINUING OPERATIONS                                    6,066         (24,201)           6,066           10,956
                                                                  ---------       ---------        ---------        ---------

 DISCONTINUED OPERATIONS
       Income from Discontinued Operations - Net of Taxes                --              --               --               --
       Gain on Sale of Discontinued Operations - Net of Taxes            --              --               --               --
                                                                  ---------       ---------        ---------        ---------
 INCOME FROM DISCONTINUED OPERATIONS                                     --              --               --               --
                                                                  ---------       ---------        ---------        ---------

 NET INCOME                                                       $   6,066       $ (24,201)       $   6,066        $  10,956
                                                                  =========       =========        =========        =========

                                                                    Sociedad
                                                                   Austral de
                                                                Elecricidad S.A.
                                                                    (Saesa)
                                                                ----------------
REVENUES:
       Income from partnerships                                    $      --
       Income from capital lease agreements                               --
       Unrealized gains (losses) on investments                           --
       Realized gains (losses) on investments                             --
       Interest and dividend income                                       --
       Other                                                          16,851
      Electric Revenues
       Generation                                                         --
       Distribution                                                  130,750
       Equity in subsidiary earnings                                      --
                                                                   ---------
 Total revenues                                                      147,601
                                                                   ---------

 OPERATING EXPENSES:
       Operation and maintenance                                       3,105
       Depreciation and amortization                                   8,267
       Electric and Energy Costs                                      74,941
       Administrative and general                                     10,226
                                                                   ---------
 Total operating expenses                                             96,539
                                                                   ---------

 OPERATING INCOME                                                     51,062
                                                                   ---------
 OTHER INCOME:
       Other                                                          (2,714)
       Change in Derivative Fair Value - FAS 133                          --
       Foreign currency translation Gain/Loss                         (5,817)
                                                                   ---------
 Total Other Income                                                   (8,531)
                                                                   ---------
 INTEREST EXPENSE:
       PSEG Capital Corporation                                           --
       Enterprise Capital Funding Corp.                                   --
       Other Associated Companies                                         --
       Other                                                          27,741
       Capitalized interest                                             (876)
                                                                   ---------
 Net interest expense                                                 26,865
                                                                   ---------

 INCOME BEFORE INCOME TAXES                                           15,666
                                                                   ---------
 INCOME TAXES:
       Current                                                            --
       Deferred                                                           --
       Foreign Taxes                                                   1,959
       Investment and energy tax credits - net                            --
                                                                   ---------
 Total income taxes                                                    1,959
                                                                   ---------

 MINORITY INTERESTS                                                      462
                                                                   ---------

 INCOME FROM CONTINUING OPERATIONS                                    13,245
                                                                   ---------

 DISCONTINUED OPERATIONS
       Income from Discontinued Operations - Net of Taxes                 --
       Gain on Sale of Discontinued Operations - Net of Taxes             --
                                                                   ---------
 INCOME FROM DISCONTINUED OPERATIONS                                      --
                                                                   ---------

 NET INCOME                                                        $  13,245
                                                                   =========

INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                              Inversiones                      Inversiones
                             PSEG Americas                    PSEG Americas       Empresa           Sociedad
                             Chile Holding    INTERCOMPANY    Chile Holding   Electrica de la      Austral de
                               Limitada       ELIMINATIONS       Limitada      Frontera S.A.    Elecricidad S.A.
                                CONSOL.        & RECLASS.        Company         (Frontel)          (Saesa)
                             -------------    ------------    -------------   ---------------   ----------------
BALANCE  JANUARY 1, 2002        $  5,274        $(11,604)        $  5,274         $  6,169         $  5,435

NET INCOME                         6,066         (24,201)           6,066           10,956           13,245

                                --------        --------         --------         --------         --------
        SUBTOTAL                  11,340         (35,805)          11,340           17,125           18,680
                                --------        --------         --------         --------         --------

DIVIDENDS DECLARED                    --              --               --               --               --
                                --------        --------         --------         --------         --------

BALANCE  DECEMBER 31, 2002      $ 11,340        $(35,805)        $ 11,340         $ 17,125         $ 18,680
                                ========        ========         ========         ========         ========

INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                             Inversiones                    Inversiones
                                            PSEG Americas                  PSEG Americas       Empresa           Sociedad
                                            Chile Holding   INTERCOMPANY   Chile Holding   Electrica de la      Austral de
                                              Limitada      ELIMINATIONS      Limitada      Frontera S.A.    Elecricidad S.A.
                                               CONSOL.       & RECLASS.       Company         (Frontel)          (Saesa)
                                            -------------   ------------   -------------   ---------------   ----------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments   $     8,498    $        --     $        --      $        --        $     8,498
      Accounts and Notes receivable:
         Trade                                    31,956           (663)             --                1             32,618
         Other                                     9,126             --              --                7              9,119
         PSE&G                                        --             --              --               --                 --
         PSEG                                         --             --              --               --                 --
         PSEG Energy Holdings                         --             --              --               --                 --
         Other associated companies              153,321             --         147,503            5,818                 --
       Notes receivable:
       Associated companies                           --             --              --               --                 --
       Other                                          --             --              --               --                 --
       Interest receivable                            --             --              --               --                 --
       Inventory                                   4,832             --              --               --              4,832
       Prepayments                                 1,117             --              --               --              1,117
                                             -----------    -----------     -----------      -----------        -----------
 Total Current Assets                            208,850           (663)        147,503            5,826             56,184
                                             -----------    -----------     -----------      -----------        -----------
 PROPERTY, PLANT AND EQUIPMENT
       Real estate                                 9,555             --              --               --              9,555
       Other                                     346,696             --              --               --            346,696
       Accum. depr. and amortization             (83,432)            --              --               --            (83,432)
       Valuation allowances                           --             --              --               --                 --
                                             -----------    -----------     -----------      -----------        -----------
 Property, Plant and Equipment-net               272,819             --              --               --            272,819
                                             -----------    -----------     -----------      -----------        -----------
 INVESTMENTS
       Subsidiaries                                2,356       (497,597)        497,597            2,356                 --
       Capital lease agreements                       --             --              --               --                 --
       Partnership interests                          --             --              --               --                 --
       Corporate joint ventures                  (38,533)      (533,287)          4,853          489,901                 --
       Securities                                     --             --              --               --                 --
       Valuation allowances                           --             --              --               --                 --
                                             -----------    -----------     -----------      -----------        -----------
 Total Investments                               (36,177)    (1,030,884)        502,450          492,257                 --
                                             -----------    -----------     -----------      -----------        -----------
 OTHER ASSETS
       Goodwill                                  290,832             --              --               --            290,832
       Deferred tax asset                         28,387             --              --               --             28,387
       Derivative Asset                              729             --              --              729                 --
       Other                                       5,881             --              --               --              5,881
                                             -----------    -----------     -----------      -----------        -----------
 Total Other Assets                              325,829             --              --              729            325,100
                                             -----------    -----------     -----------      -----------        -----------

 TOTAL ASSETS                                $   771,321    $(1,031,547)    $   649,953      $   498,812        $   654,103
                                             ===========    ===========     ===========      ===========        ===========

INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                  Inversiones                      Inversiones
                                                 PSEG Americas                    PSEG Americas       Empresa           Sociedad
                                                 Chile Holding    INTERCOMPANY    Chile Holding   Electrica de la      Austral de
                                                   Limitada       ELIMINATIONS       Limitada      Frontera S.A.    Elecricidad S.A.
                                                    CONSOL.        & RECLASS.        Company         (Frontel)          (Saesa)
                                                 -------------    ------------    -------------   ---------------   ----------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                   $    11,578     $        --      $        --      $        --        $    11,578
          Taxes                                            --              --               --               --                 --
          Other                                         8,163              --               --               --              8,163
          Interest                                         --              --               --               --                 --
          Associated companies                        311,534            (663)         308,115            3,419                663
       Notes payable:
          PSEG Capital Corporation                         --              --               --               --                 --
          Enterprise Capital Funding Corp.                 --              --               --               --                 --
          Enterprise Group Development Corp.               --              --               --               --                 --
          Enterprise Diversified Holdings Inc.             --              --               --               --                 --
          U.S.Energy Incorporated                          --              --               --               --                 --
          Other                                        12,000              --           12,000               --                 --
       Current portion of long-term debt               32,069        (165,397)           6,200               --            191,266
                                                  -----------     -----------      -----------      -----------        -----------
 Total Current Liabilities                            375,344        (166,060)         326,315            3,419            211,670
                                                  -----------     -----------      -----------      -----------        -----------

 TOTAL LONG-TERM DEBT                                 175,994        (150,000)         131,800               --            194,194
                                                  -----------     -----------      -----------      -----------        -----------
 DEFERRED CREDITS
 Deferred income taxes                                 19,965              --               --           (2,325)            22,290
 Deferred investment                                       --              --               --               --                 --
   and energy tax credits                                  --              --               --               --                 --
 Derivative Liability                                     121             (53)              --              121                 53
 Other                                                  3,224              --               --               --              3,224
                                                  -----------     -----------      -----------      -----------        -----------
 Total Deferred Credits                                23,310             (53)              --           (2,204)            25,567
                                                  -----------     -----------      -----------      -----------        -----------

MINORITY INTEREST                                       4,835              --               --               --              4,835
                                                  -----------     -----------      -----------      -----------        -----------
 STOCKHOLDER'S EQUITY
       Capital stock                                       --              --               --               --                 --
       Stock Subs Payable                                  --              --               --               --                 --
       Contributed capital                            201,047        (727,997)         201,047          501,021            226,976
       Retained earnings                               11,340         (35,805)          11,340           17,125             18,680
       Other Comprehensive income                          --              --               --               --                 --
       Cumulative Translation Adjustment              (20,549)         48,368          (20,549)         (20,549)           (27,819)
                                                  -----------     -----------      -----------      -----------        -----------
 Total Stockholder's Equity                           191,838        (715,434)         191,838          497,597            217,837
                                                  -----------     -----------      -----------      -----------        -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $   771,321     $(1,031,547)     $   649,953      $   498,812        $   654,103
                                                  ===========     ===========      ===========      ===========        ===========

PSEG RESOURCES L.L.C.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                 PSEG       INTERCOMPANY     PSEG                                    PSEGR  Midwest
                                               RESOURCES    ELIMINATIONS   RESOURCES        PSRC      PSEG COLLINS     EME 2 (LLC)
                                                CONSOL.      & RECLASS.       LLC       CONSOL. (A)      CONSOL.         CONSOL
                                               ---------    ------------   ---------    -----------   ------------   --------------
REVENUES:
     Income (loss) from partnerships           $    (509)    $      --     $      --     $    (509)       $    --         $    --
     Income from capital lease agreements        250,752            --        16,679       197,495         18,068          18,510
     Investment gains (losses)                   (40,526)           --            --       (40,526)            --              --
     Interest and dividend income                    339            --            --           339             --              --
     DSM Revenues                                 28,012            --            --        28,012             --              --
     Operating Lease Income                        8,854            --            --         8,854             --              --
     Other                                           110            --            --            52             58              --
     Equity in subsidiary earnings                    --      (100,723)       85,485        15,238             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
Total revenues                                   247,032      (100,723)      102,164       208,956         18,126          18,510
                                               ---------     ---------     ---------     ---------      ---------       ---------
OPERATING EXPENSES:
     Operation and maintenance                    17,789            --            --        17,789             --              --
     Depreciation and amortization                 4,890            --            --         4,890             --              --
     Administrative and general                   11,599            --         1,643         9,953              2               1
                                               ---------     ---------     ---------     ---------      ---------       ---------
Total operating expenses                          34,278            --         1,643        32,632              2               1
                                               ---------     ---------     ---------     ---------      ---------       ---------
OPERATING INCOME                                 212,754      (100,723)      100,521       176,324         18,125          18,509
                                               ---------     ---------     ---------     ---------      ---------       ---------
OTHER INCOME
     Gain on extinguishment of debt                7,291            --         5,081         2,210             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
Total other income                                 7,291            --         5,081         2,210             --              --

INTEREST EXPENSE:
     PSEG Capital Corporation                     10,770            --         1,354         9,416             --              --
     Energy Holdings Inc.                         85,900            --        21,502        64,398             --              --
     Other                                         2,106            --            --         2,106             --              --
     Capitalized interest                             --            --            --            --             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
Net interest expense                              98,776            --        22,856        75,921             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
INCOME BEFORE INCOME TAXES                       121,269      (100,723)       82,746       102,613         18,125          18,509
                                               ---------     ---------     ---------     ---------      ---------       ---------

INCOME TAXES:
     Current                                    (103,160)           --       (24,862)      (78,298)            --              --
     Deferred                                    141,642            --        23,779       117,863             --              --
     Investment and energy tax credits - net      (1,043)           --            --        (1,042)            --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
Total income taxes                                37,439            --        (1,083)       38,523             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
MINORITY INTERESTS                                    --            --            --            --             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------
NET INCOME                                        83,830      (100,723)       83,830        64,090         18,125          18,509
                                               ---------     ---------     ---------     ---------      ---------       ---------
PREFERRED STOCK DIVIDEND / PREFERENCE UNITS        5,999        (4,499)        5,999         4,499             --              --
                                               ---------     ---------     ---------     ---------      ---------       ---------

EARNINGS AVAILABLE TO COMMON STOCK             $  77,831     $ (96,224)    $  77,831     $  59,591      $  18,125       $  18,509
                                               =========     =========     =========     =========      =========       =========

(A) Exceeds 2% of Enterprise's consolidated assets.
For additional  information, see Item I.

PSEG RESOURCES L.L.C.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                        PSEG     INTERCOMPANY     PSEG                             PSEGR  Midwest
                                                      RESOURCES  ELIMINATIONS  RESOURCES    PSRC     PSEG COLLINS    EME 2 (LLC)
                                                       CONSOL.    & RECLASS.      LLC      CONSOL.      CONSOL.        CONSOL
                                                      ---------  ------------  ---------  ---------  ------------  --------------
BALANCE  JANUARY 1, 2002                              $ 290,480   $(322,400)   $ 290,480  $ 290,480    $  30,968      $  21,219

NET INCOME                                               83,830    (100,723)      83,830     64,090       18,125         18,509
                                                      ---------   ---------    ---------  ---------    ---------      ---------
        SUBTOTAL                                        374,310    (423,123)     374,310    354,569       49,093         39,728
                                                      ---------   ---------    ---------  ---------    ---------      ---------
DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)      5,999      (4,499)       5,999      4,499           --             --
                                                      ---------   ---------    ---------  ---------    ---------      ---------

BALANCE  DECEMBER 31, 2002                            $ 368,311   $(418,624)   $ 368,311  $ 350,070    $  49,093      $  39,727
                                                      =========   =========    =========  =========    =========      =========

PSEG RESOURCES L.L.C.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2002
($ IN THOUSANDS)

                                             PSEG        INTERCOMPANY        PSEG                                   PSEGR  Midwest
                                           RESOURCES     ELIMINATIONS     RESOURCES        PSRC       PSEG COLLINS     EME 2 (LLC)
                                            CONSOL.       & RECLASS.         LLC          CONSOL.        CONSOL.         CONSOL.
                                           ---------     ------------    -----------    -----------   ------------   --------------
ASSETS

CURRENT ASSETS
     Cash and temporary cash investments   $    12,673    $        --    $        49    $    12,624    $        --     $        --
     Accounts and Notes receivable:
       Trade                                     4,800             --             --          4,800             --              --
       Allowance for doubtful accounts            (155)            --             --           (155)            --              --
       Other                                       260             --              5            255             --              --
       PSE&G                                        --             --             --             --             --              --
       PSEG                                         --             --             --             --             --              --
       Other associated companies                   --       (835,403)       263,657        552,154             58          19,534
     Notes receivable:
       Associated companies                         --             --             --             --             --              --
     Other                                          --             --             --             --             --              --
     Interest & dividend receivable                 90             --             --             89             --              --
     Prepayments                                    92             --             --             92             --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------
 Total Current Assets                           17,760       (835,403)       263,711        569,860             58          19,534
                                           -----------    -----------    -----------    -----------    -----------     -----------
PROPERTY, PLANT AND EQUIPMENT
     Real estate                                72,919             --             --         72,919             --              --
     Other                                       9,857             --             --          9,857             --              --
     Accum. depr. and amortization             (23,988)            --             --        (23,988)            --              --
     Valuation allowances                           --             --             --             --             --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------
 Property, Plant and Equipment-net              58,788             --             --         58,788             --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------
INVESTMENTS
     Subsidiaries                                   --     (1,248,354)     1,248,354             --             --              --
     Capital lease agreements                2,850,968             --        437,608      2,058,118        185,079         170,162
     Partnership interests / Other             117,697             --             --        117,698             --              --
     Corporate joint ventures                       --             --             --             --             --              --
     Securities                                  5,400             --             --          5,400             --              --
     Other investments                          32,707             --             --         32,707             --              --
     Valuation allowances                       (6,604)            --             --         (6,604)            --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------
 Total Investments                           3,000,168     (1,248,354)     1,685,962      2,207,319        185,079         170,162
                                           -----------    -----------    -----------    -----------    -----------     -----------
OTHER ASSETS
     Special funds-pension                         865             --           (437)         1,303             --              --
     Unamortized fees                              225             --             --            225             --              --
     Deferred intangible assets                    940             --            939             --             --              --
     Deferred tax assets                         7,301             --            299          7,002             --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------
 Total Other Assets                              9,331             --            801          8,529             --              --
                                           -----------    -----------    -----------    -----------    -----------     -----------

 TOTAL ASSETS                              $ 3,086,047    $(2,083,757)   $ 1,950,474    $ 2,844,496    $   185,138     $   189,696
                                           ===========    ===========    ===========    ===========    ===========     ===========

PSEG RESOURCES L.L.C.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2001
($ IN THOUSANDS)

                                                  PSEG      INTERCOMPANY        PSEG                                  PSEGR  Midwest
                                                RESOURCES   ELIMINATIONS     RESOURCES        PSRC      PSEG COLLINS     EME 2 (LLC)
                                                 CONSOL.     & RECLASS.         LLC          CONSOL.       CONSOL.         CONSOL.
                                               -----------  ------------    -----------   -----------   ------------  --------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                 $        --   $        --    $        --   $        --    $        --    $        --
         Taxes                                         833            --             --           833             --             --
         Other                                      11,258            --            100        11,157             --             --
         Interest                                    1,354            --             --         1,354             --             --
         Associated companies                      115,584      (835,403)       135,117       815,866              3              1
      Notes payable:
         PSEG Capital Corporation                   47,596            --         47,596            --             --             --
         Enterprise Capital Funding Corp.               --            --             --            --             --             --
         Enterprise Group Development Corp.             --            --             --            --             --             --
         Energy Holdings Inc.                      842,077            --        842,077            --             --             --
         PSEG Resources                                 --            --             --            --             --             --
      Current portion of long-term debt              1,017            --             --         1,017             --             --
                                               -----------   -----------    -----------   -----------    -----------    -----------
 Total Current Liabilities                       1,019,719      (835,403)     1,024,891       830,228              3              1
                                               -----------   -----------    -----------   -----------    -----------    -----------

TOTAL LONG-TERM DEBT                                20,810            --             --        20,810             --             --
                                               -----------   -----------    -----------   -----------    -----------    -----------
DEFERRED CREDITS
 Deferred income taxes                           1,340,728            --        221,062     1,119,665             --             --
 Deferred investment                                    --            --             --            --             --             --
   and energy tax credits                               --            --             --            --             --             --
 Other                                               2,701            --          1,357         1,344             --             --
                                               -----------   -----------    -----------   -----------    -----------    -----------
 Total Deferred Credits                          1,343,429            --        222,419     1,121,010             --             --
                                               -----------   -----------    -----------   -----------    -----------    -----------
STOCKHOLDER'S EQUITY
      Capital stock                                     --      (107,001)            --       107,001             --             --
      Preference units                             134,200            --        134,200            --             --             --
      Preferred stock                                   --            --             --            --             --             --
      Members' Capital                             200,134            --        200,134            --             --             --
      Contributed capital                               --      (722,728)         1,074       416,451        136,042        149,968
      Retained earnings                            368,311      (418,624)       368,311       348,996         49,093         39,727
      Accumulated other comprehensive income          (556)           --           (556)           --             --             --
                                               -----------   -----------    -----------   -----------    -----------    -----------
 Total Stockholder's Equity                        702,089    (1,248,353)       703,163       872,449        185,135        189,695
                                               -----------   -----------    -----------   -----------    -----------    -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                        $ 3,086,047   $(2,083,757)   $ 1,950,473   $ 2,844,496    $   185,138    $   189,696
                                               ===========   ===========    ===========   ===========    ===========    ===========

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                           INTERCOMPANY
                                                PSRC       ELIMINATIONS                   RCMC         RCIC       RCSC
                                               CONSOL.      & RECLASS.       PSRC     CONSOL. (A)     CONSOL.    CONSOL.
                                              ---------    ------------   ---------   -----------   ---------   ---------
REVENUES:
    Income (loss) from partnerships           $    (509)     $      --    $    (165)   $     243    $      --   $      --
    Income from capital lease agreements        197,495             --       96,164       67,283        9,954          --
    Investment gains (losses)                   (40,526)            --           25        2,375          742          --
    Interest and dividend income                    339         (8,944)       8,966           --           --          --
    DSM Revenues                                 28,012             --           --           --           --          --
    Operating Lease Income                        8,854             --        8,854           --           --          --
    Other                                            52             --           (2)          27           --           8
    Equity in subsidiary earnings                15,238        (37,482)      52,720           --           --          --
                                              ---------      ---------    ---------    ---------    ---------   ---------
Total revenues                                  208,956        (46,426)     166,562       69,928       10,696           8
                                              ---------      ---------    ---------    ---------    ---------   ---------
OPERATING EXPENSES:
    Operation and maintenance                    17,789             --        4,285           --           --          --
    Depreciation and amortization                 4,890             --        3,753           --           --          --
    Administrative and general                    9,953             --        4,798          471            2           8
                                              ---------      ---------    ---------    ---------    ---------   ---------
Total operating expenses                         32,632             --       12,836          471            2           8
                                              ---------      ---------    ---------    ---------    ---------   ---------

OPERATING INCOME                                176,324        (46,426)     153,726       69,457       10,693          --
                                              ---------      ---------    ---------    ---------    ---------   ---------
OTHER INCOME
    Gain on extinguishment of debt                2,210             --        2,143           60            7          --
                                              ---------      ---------    ---------    ---------    ---------   ---------
Total other income                                2,210             --        2,143           60            7          --

INTEREST EXPENSE:
    PSEG Capital Corporation                      9,416             --        7,665        1,591          103          --
    Energy Holdings Inc.                         64,398             --       60,632        3,421          222          --
    Other                                         2,106         (8,944)       1,922        8,944           --          80
    Capitalized interest                             --             --           --           --           --          --
                                              ---------      ---------    ---------    ---------    ---------   ---------
Net interest expense                             75,921         (8,944)      70,218       13,956          325          80
                                              ---------      ---------    ---------    ---------    ---------   ---------

INCOME BEFORE INCOME TAXES                      102,613        (37,482)      85,650       55,561       10,375         (80)
                                              ---------      ---------    ---------    ---------    ---------   ---------
INCOME TAXES:
    Current                                     (78,298)            --     (141,933)     (27,174)      21,705       6,190
    Deferred                                    117,863             --      164,045       46,141      (18,187)         --
    Investment and energy tax credits - net      (1,042)            --         (551)        (490)          --          --
                                              ---------      ---------    ---------    ---------    ---------   ---------

Total income taxes                               38,523             --       21,560       18,477        3,518       6,190
                                              ---------      ---------    ---------    ---------    ---------   ---------

MINORITY INTERESTS                                   --             --           --           --           --          --
                                              ---------      ---------    ---------    ---------    ---------   ---------

NET INCOME                                       64,090        (37,482)      64,090       37,084        6,857      (6,270)
                                              ---------      ---------    ---------    ---------    ---------   ---------

PREFERRED STOCK DIVIDEND REQUIREMENT              4,499             --        4,499           --           --          --
                                              ---------      ---------    ---------    ---------    ---------   ---------

EARNINGS AVAILABLE TO COMMON STOCK            $  59,591      $ (37,482)   $  59,591    $  37,084    $   6,857   $  (6,270)
                                              =========      =========    =========    =========    =========   =========


                                                           PSRC SC     PSRC SC     PSRC SC     PSRC SC         THE       PSRC, INC.
                                                 RCFC        ONE         TWO        THREE        FOUR     WATER SOURCE     CONSOL.
                                              ---------   ---------   ---------   ---------   ---------   ------------   ----------
REVENUES:
    Income (loss) from partnerships           $      --   $      --   $      --   $      --   $      --       $  --       $      --
    Income from capital lease agreements             --          --          --          --          --          --           2,554
    Investment gains (losses)                        --          --          --          --          --          --           3,117
    Interest and dividend income                     --          --          --          --          --          --              --
    DSM Revenues                                     --          --          --          --          --          --              --
    Operating Lease Income                           --          --          --          --          --          --              --
    Other                                            --           6           4           4           4          --              --
    Equity in subsidiary earnings                    --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
Total revenues                                       --           6           4           4           4          --           5,671
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
OPERATING EXPENSES:
    Operation and maintenance                        --          --          --          --          --          --              --
    Depreciation and amortization                    --          --          --          --          --          --           1,029
    Administrative and general                      (13)          6           4           4           4          --             184
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
Total operating expenses                            (13)          6           4           4           4          --           1,213
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

OPERATING INCOME                                     13          --          --          --          --          --           4,459
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
OTHER INCOME
    Gain on extinguishment of debt                   --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
Total other income                                   --          --          --          --          --          --              --

INTEREST EXPENSE:
    PSEG Capital Corporation                         57          --          --          --          --          --              --
    Energy Holdings Inc.                            124          --          --          --          --          --              --
    Other                                            --          --          --          --          23          --              --
    Capitalized interest                             --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
Net interest expense                                181          --          --          --          23          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

INCOME BEFORE INCOME TAXES                         (167)         --          --          --         (23)         --           4,459
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------
INCOME TAXES:
    Current                                         (58)         --          --          --         512          --          54,263
    Deferred                                         --          --          --          --          --          --         (53,209)
    Investment and energy tax credits - net          --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

Total income taxes                                  (58)         --          --          --         512          --           1,055
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

MINORITY INTERESTS                                   --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

NET INCOME                                         (109)         --          --          --        (535)         --           3,404
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

PREFERRED STOCK DIVIDEND REQUIREMENT                 --          --          --          --          --          --              --
                                              ---------   ---------   ---------   ---------   ---------       -----       ---------

EARNINGS AVAILABLE TO COMMON STOCK            $    (109)  $      --   $      --   $      --   $    (535)      $  --       $   3,404
                                              =========   =========   =========   =========   =========       =====       =========

                                                                            PSEGR PJM        PSEG
                                                                          RELIANT (LLC)     ASSET
                                                ENTECH    PSRC II, INC.       CONSOL.      MGMT CO.
                                              ---------   -------------   -------------   ---------
REVENUES:
    Income (loss) from partnerships           $      --     $    (587)       $     --     $      --
    Income from capital lease agreements             --            12          21,528            --
    Investment gains (losses)                        --       (46,785)             --            --
    Interest and dividend income                     --           317              --            --
    DSM Revenues                                     --            --              --        28,012
    Operating Lease Income                           --            --              --            --
    Other                                            --            --              --            --
    Equity in subsidiary earnings                    --            --              --            --
                                              ---------     ---------       ---------     ---------
Total revenues                                       --       (47,043)         21,528        28,012
                                              ---------     ---------       ---------     ---------
OPERATING EXPENSES:
    Operation and maintenance                        --            --              --        13,504
    Depreciation and amortization                    --            --              --           108
    Administrative and general                       --           233             345          3905
                                              ---------     ---------       ---------     ---------
Total operating expenses                             --           233             345        17,517
                                              ---------     ---------       ---------     ---------

OPERATING INCOME                                     --       (47,276)         21,182        10,496
                                              ---------     ---------       ---------     ---------
OTHER INCOME
    Gain on extinguishment of debt                   --            --              --            --
                                              ---------     ---------       ---------     ---------
Total other income                                   --            --              --            --

INTEREST EXPENSE:
    PSEG Capital Corporation                         --            --              --            --
    Energy Holdings Inc.                             --            --              --            --
    Other                                            --            --              34            48
    Capitalized interest                             --            --              --            --
                                              ---------     ---------       ---------     ---------
Net interest expense                                 --            --              34            48
                                              ---------     ---------       ---------     ---------

INCOME BEFORE INCOME TAXES                           --       (47,276)         21,149        10,448
                                              ---------     ---------       ---------     ---------
INCOME TAXES:
    Current                                          --         4,407              --         3,789
    Deferred                                         --       (20,794)             --          (133)
    Investment and energy tax credits - net          --            --              --            --
                                              ---------     ---------       ---------     ---------
Total income taxes                                   --       (16,387)             --         3,657
                                              ---------     ---------       ---------     ---------

MINORITY INTERESTS                                   --            --              --            --
                                              ---------     ---------       ---------     ---------

NET INCOME                                           --       (30,889)         21,149         6,791
                                              ---------     ---------       ---------     ---------

PREFERRED STOCK DIVIDEND REQUIREMENT                 --            --              --            --
                                              ---------     ---------       ---------     ---------

EARNINGS AVAILABLE TO COMMON STOCK            $      --     $ (30,889)      $  21,149     $   6,791
                                              =========     =========       =========     =========

(A) Exceeds 2% of Enterprise's consolidated assets.
For additional  information, see Item I.

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                   INTERCOMPANY
                                                         PSRC      ELIMINATIONS      PSRC         RCMC        RCIC       RCSC
                                                        CONSOL.     & RECLASS.      CONSOL.      CONSOL.     CONSOL.    CONSOL.
                                                       ---------   ------------   ---------   ----------   ---------   ---------
BALANCE  JANUARY 1, 2002                               $ 270,213    $(243,796)    $ 270,213    $ 146,647   $  44,814   $     (39)

NET INCOME                                                64,090      (37,482)       64,090       37,084       6,857      (6,270)
                                                       ---------    ---------     ---------    ---------   ---------   ---------

        SUBTOTAL                                         334,304     (281,277)      334,303      183,731      51,671      (6,309)
                                                       ---------    ---------     ---------    ---------   ---------   ---------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)       4,499           --         4,499           --          --          --
                                                       ---------    ---------     ---------    ---------   ---------   ---------

DISSOLUTION                                                   --         (997)           --           --          --          --

BALANCE  DECEMBER 31, 2002                             $ 329,804    $(282,274)    $ 329,804    $ 183,731   $  51,671   $  (6,309)
                                                       =========    =========     =========    =========   =========   =========


                                                         RCFC       PSRC SC     PSRC SC     PSRC SC     PSRC SC         THE
                                                        CONSOL.       ONE         TWO        THREE        FOUR     WATER SOURCE
                                                       ---------   ---------   ---------   ---------   ---------   ------------
BALANCE  JANUARY 1, 2002                               $   5,780     $  (3)    $      (3)    $  --     $      --    $    (997)

NET INCOME                                                  (109)       --            --        --          (535)          --
                                                       ---------     -----     ---------     -----     ---------    ---------

        SUBTOTAL                                           5,671        (3)           (3)       --          (535)        (997)
                                                       ---------     -----     ---------     -----     ---------    ---------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)          --        --            --        --            --           --
                                                       ---------     -----     ---------     -----     ---------    ---------

DISSOLUTION                                                   --        --            --        --            --          997

BALANCE  DECEMBER 31, 2002                             $   5,671     $  (3)    $      (3)    $  --     $    (535)   $      --
                                                       =========     =====     =========     =====     =========    =========

                                                                                                  PSEGR PJM        PSEG
                                                       PSRC, INC.                               RELIANT (LLC)     ASSET
                                                         CONSOL       ENTECH    PSRC II, INC.       CONSOL.      MGMT CO.
                                                       ----------   ---------   -------------   -------------   ---------
BALANCE  JANUARY 1, 2002                                $   5,680   $    (976)    $  (6,936)      $  29,561     $  20,267

NET INCOME                                                  3,404          --       (30,889)         21,149         6,791
                                                        ---------   ---------     ---------       ---------     ---------

        SUBTOTAL                                            9,084        (976)      (37,824)         50,710        27,058
                                                        ---------   ---------     ---------       ---------     ---------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)           --          --            --              --            --
                                                        ---------   ---------     ---------       ---------     ---------

DISSOLUTION                                                    --          --            --              --            --

BALANCE  DECEMBER 31, 2002                              $   9,084   $    (976)    $ (37,824)      $  50,710     $  27,058
                                                        =========   =========     =========       =========     =========

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                         INTERCOMPANY
                                             PSRC        ELIMINATIONS      PSRC          RCMC           RCIC         RCSC
                                            CONSOL.       & RECLASS.      CONSOL.       CONSOL.        CONSOL.      CONSOL.
                                          -----------    ------------   -----------   -----------   -----------   ---------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments   $    12,624     $        --   $     3,350   $     3,952   $        --   $       1
    Accounts and Notes receivable:
      Trade                                     4,800              --            --            --            --          --
        Allowance for doubtful accounts          (155)             --            --            --            --          --
      Other                                       255              --           194            --            --          28
      PSE&G                                        --              --            --            --            --          --
      PSEG                                         --              --            --            --            --          --
      Other associated companies              552,154              --       136,966       154,807        66,155          --
    Notes receivable:
      Associated companies                         --        (105,225)      105,225            --            --          --
    Other                                          --              --            --            --            --          --
    Interest & dividiend receivable                89              --            --            --            --          --
    Prepayments                                    92              --            25            --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
 Total Current Assets                         569,860        (105,225)      245,761       158,759        66,155          29
                                          -----------     -----------   -----------   -----------   -----------   ---------
PROPERTY, PLANT AND EQUIPMENT
    Real estate                                72,919              --        58,477            --            --          --
    Other                                       9,857              --         8,534            --            --          --
    Accum. depr. and amortization             (23,988)             --       (11,702)           --            --          --
    Valuation allowances                           --              --            --            --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
 Property, Plant and Equipment-net             58,788              --        55,309            --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
INVESTMENTS
    Subsidiaries                                   --        (863,127)      863,127            --            --          --
    Capital lease agreements                2,058,118              --       858,630       846,967        83,478          --
    Partnership interests / Other             117,698              --         1,682         2,906            --          --
    Corporate joint ventures                       --              --            --            --            --          --
    Securities                                  5,400              --           400            --            --          --
    Other investments                          32,707              --            --            --            --          --
    Valuation allowances                       (6,604)             --        (6,604)           --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
 Total Investments                          2,207,319        (863,127)    1,717,236       849,873        83,478          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
OTHER ASSETS
    Special funds-pension                       1,303              --         1,303            --            --          --
    Unamortized fees                              225              --           225            --            --          --
    Deferred tax assets                         7,002              --            --            --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------
 Total Other Assets                             8,529              --         1,527            --            --          --
                                          -----------     -----------   -----------   -----------   -----------   ---------

 TOTAL ASSETS                             $ 2,844,496     $  (968,352)  $ 2,019,833   $ 1,008,632   $   149,632   $      29
                                          ===========     ===========   ===========   ===========   ===========   =========


                                            RCFC       PSRC SC     PSRC SC     PSRC SC     PSRC SC         THE       PSRC, INC.
                                           CONSOL.       ONE         TWO        THREE        FOUR     WATER SOURCE     CONSOL.
                                          ---------   ---------   ---------   ---------   ---------   ------------   ----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments   $      --   $       5   $       5   $       5   $       2     $      --    $    3,194
    Accounts and Notes receivable:
      Trade                                      --          --          --          --          --            --            --
        Allowance for doubtful accounts          --          --          --          --          --            --            --
      Other                                      --          --          --          --           8            --            --
      PSE&G                                      --          --          --          --          --            --            --
      PSEG                                       --          --          --          --          --            --            --
      Other associated companies             12,494           2           2           5          --            --            --
    Notes receivable:
      Associated companies                       --          --          --          --          --            --            --
    Other                                        --          --          --          --          --            --            --
    Interest & dividiend receivable              --          --          --          --          --            --            --
    Prepayments                                  --          --          --          --          --            --            --
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
 Total Current Assets                        12,494           7           7          10          10            --         3,194
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
PROPERTY, PLANT AND EQUIPMENT
    Real estate                                  --          --          --          --          --            --        14,442
    Other                                        --          --          --          --          --            --           107
    Accum. depr. and amortization                --          --          --          --          --            --       (11,632)
    Valuation allowances                         --          --          --          --          --            --            --
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
 Property, Plant and Equipment-net               --          --          --          --          --            --         2,917
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
INVESTMENTS
    Subsidiaries                                 --          --          --          --          --            --            --
    Capital lease agreements                     --          --          --          --          --            --        47,965
    Partnership interests / Other                --          --          --          --          --            --            --
    Corporate joint ventures                     --          --          --          --          --            --            --
    Securities                                   --          --          --          --          --            --            --
    Other investments                            --          --          --          --          --            --            --
    Valuation allowances                         --          --          --          --          --            --            --
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
 Total Investments                               --          --          --          --          --            --        47,965
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
OTHER ASSETS
    Special funds-pension                        --          --          --          --          --            --            --
    Unamortized fees                             --          --          --          --          --            --            --
    Deferred tax assets                          --          --          --          --          --            --            --
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------
 Total Other Assets                              --          --          --          --          --            --            --
                                          ---------   ---------   ---------   ---------   ---------     ---------    ----------

 TOTAL ASSETS                             $  12,494   $       7   $       7   $      10   $      10     $      --    $   54,076
                                          =========   =========   =========   =========   =========     =========    ==========

                                                                        PSEGR PJM        PSEG
                                                                      RELIANT (LLC)     ASSET
                                            ENTECH    PSRC II, INC.       CONSOL       MGMT CO.
                                          ---------   -------------   -------------   ---------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments   $      --    $     2,380     $        --    $    (270)
    Accounts and Notes receivable:
      Trade                                      --             --              --        4,800
        Allowance for doubtful accounts          --             --              --         (155)
      Other                                      --             25              --            1
      PSE&G                                      --             --              --           --
      PSEG                                       --             --              --           --
      Other associated companies                 44        179,422           2,257           --
    Notes receivable:
      Associated companies                       --             --              --           --
    Other                                        --             --              --           --
    Interest & dividiend receivable              --             89              --           --
    Prepayments                                  --             --              --           66
                                          ---------    -----------     -----------    ---------
 Total Current Assets                            44        181,916           2,257        4,442
                                          ---------    -----------     -----------    ---------
PROPERTY, PLANT AND EQUIPMENT
    Real estate                                  --             --              --           --
    Other                                        --             42              --        1,174
    Accum. depr. and amortization                --             --              --         (654)
    Valuation allowances                         --             --              --           --
                                          ---------    -----------     -----------    ---------
 Property, Plant and Equipment-net               --             42              --          520
                                          ---------    -----------     -----------    ---------
INVESTMENTS
    Subsidiaries                                 --             --              --           --
    Capital lease agreements                     --            473         220,605           --
    Partnership interests / Other                --        113,109              --           --
    Corporate joint ventures                     --             --              --           --
    Securities                                   --          5,000              --           --
    Other investments                            --             --              --       32,707
    Valuation allowances                         --             --              --           --
                                          ---------    -----------     -----------    ---------
 Total Investments                               --        118,582         220,605       32,707
                                          ---------    -----------     -----------    ---------
OTHER ASSETS
    Special funds-pension                        --             --              --           --
    Unamortized fees                             --             --              --           --
    Deferred tax assets                          --             --              --        7,002
                                          ---------    -----------     -----------    ---------
 Total Other Assets                              --             --              --        7,002
                                          ---------    -----------     -----------    ---------

 TOTAL ASSETS                             $      44    $   300,541     $   222,862    $  44,671
                                          =========    ===========     ===========    =========

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                          INTERCOMPANY
                                                PSRC      ELIMINATIONS      PSRC       RCMC           RCIC         RCSC
                                               CONSOL.     & RECLASS.      CONSOL.    CONSOL. (A)    CONSOL.      CONSOL.
                                             ----------   ------------   ----------   -----------   ----------   ---------
 LIABILITIES AND
 MEMBER'S EQUITY

CURRENT LIABILITIES
     Accounts payable:
        Trade                                $       --    $       --    $       --    $       --   $       --   $      --
        Taxes                                       833            --            --           185           --          --
        Other                                    11,157            --         2,705         2,223        1,144          --
        Interest                                  1,354            --           655           111           --          --
        Associated companies                    815,866            --       573,606       144,443       32,040       6,328
     Notes payable:
        PSEG Capital Corporation                     --            --            --            --           --          --
        Enterprise Capital Funding Corp.             --            --            --            --           --          --
        Enterprise Group Development Corp.           --            --            --            --           --          --
        Energy Holdings Inc.                         --            --            --            --           --          --
        PSEG Resources                               --      (105,225)           --       105,225           --          --
     Current portion of long-term debt            1,017            --         1,017            --           --          --
                                             ----------    ----------    ----------    ----------   ----------   ---------
 Total Current Liabilities                      830,228      (105,225)      577,983       252,188       33,184       6,328
                                             ----------    ----------    ----------    ----------   ----------   ---------

TOTAL LONG-TERM DEBT                             20,810            --        20,810            --           --          --
                                             ----------    ----------    ----------    ----------   ----------   ---------
DEFERRED CREDITS
 Deferred income taxes                        1,119,665            --       547,246       525,717       53,613          --
 Deferred investment                                 --            --            --            --           --          --
   and energy tax credits                            --            --            --            --           --          --
 Other                                            1,344            --         1,344            --           --          --
                                             ----------    ----------    ----------    ----------   ----------   ---------
 Total Deferred Credits                       1,121,010            --       548,590       525,717       53,613          --
                                             ----------    ----------    ----------    ----------   ----------   ---------
MEMBER'S EQUITY
     Capital stock                              107,001           (57)      107,001             2            1          10
     Preferred stock                                 --            --            --            --           --          --
     Contributed capital                        435,644      (580,796)      435,644        46,995       11,163          --
     Retained earnings                          329,804      (282,274)      329,804       183,731       51,671      (6,309)
                                             ----------    ----------    ----------    ----------   ----------   ---------

 Total Stockholder's Equity                     872,449      (863,127)      872,449       230,728       62,835      (6,299)
                                             ----------    ----------    ----------    ----------   ----------   ---------
 TOTAL LIABILITIES AND
   MEMBER'S EQUITY                           $2,844,496    $ (968,352)   $2,019,833    $1,008,632   $  149,632   $      29
                                             ==========    ==========    ==========    ==========   ==========   =========

                                                          PSRC SC     PSRC SC     PSRC SC     PSRC SC         THE       PSRC, INC.
                                                RCFC        ONE         TWO        THREE        FOUR     WATER SOURCE     CONSOL.
                                             ---------   ---------   ---------   ---------   ---------   ------------   ----------
 LIABILITIES AND
 MEMBER'S EQUITY

CURRENT LIABILITIES
     Accounts payable:
        Trade                                $      --   $      --   $      --   $      --   $      --     $     --     $       --
        Taxes                                       --          --          --          --          --           --             --
        Other                                       --          --          --          --          --           --          3,253
        Interest                                    --          --          --          --          --           --             --
        Associated companies                        --          --          --          --         535           --         58,261
     Notes payable:
        PSEG Capital Corporation                    --          --          --          --          --           --             --
        Enterprise Capital Funding Corp.            --          --          --          --          --           --             --
        Enterprise Group Development Corp.          --          --          --          --          --           --             --
        Energy Holdings Inc.                        --          --          --          --          --           --             --
        PSEG Resources                              --          --          --          --          --           --             --
     Current portion of long-term debt              --          --          --          --          --
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------
 Total Current Liabilities                          --          --          --          --         535           --         61,514
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------

TOTAL LONG-TERM DEBT                                --          --          --          --          --           --             --
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------
DEFERRED CREDITS
 Deferred income taxes                             (49)         --          --          --          --           --         29,462
 Deferred investment                                --          --          --          --          --                          --
   and energy tax credits                           --          --          --          --          --           --             --
 Other                                              --          --          --          --          --           --             --
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------
 Total Deferred Credits                            (49)         --          --          --          --           --         29,462
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------
MEMBER'S EQUITY
     Capital stock                                   1          10          10          10          10           --              1
     Preferred stock                                --          --          --          --          --           --             --
     Contributed capital                         6,871          --          --          --          --           --        (45,985)
     Retained earnings                           5,671          (3)         (3)         --        (535)          --          9,084
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------

 Total Stockholder's Equity                     12,543           7           7          10        (525)          --        (36,900)
                                             ---------   ---------   ---------   ---------   ---------     --------     ----------
 TOTAL LIABILITIES AND
   MEMBER'S EQUITY                           $  12,494   $       7   $       7   $      10   $      10     $     --     $   54,076
                                             =========   =========   =========   =========   =========     ========     ==========

                                                                           PSEGR PJM        PSEG
                                                                         RELIANT (LLC)     ASSET
                                               ENTECH    PSRC II, INC.       CONSOL.      MGMT CO.
                                             ---------   -------------   -------------   ---------
 LIABILITIES AND
 MEMBER'S EQUITY

CURRENT LIABILITIES
     Accounts payable:
        Trade                                $      --     $       --      $       --    $      --
        Taxes                                       --             --              --          648
        Other                                       --             --              --        1,832
        Interest                                    --            588              --           --
        Associated companies                        --             --             652           --
     Notes payable:
        PSEG Capital Corporation                    --             --              --           --
        Enterprise Capital Funding Corp.            --             --              --           --
        Enterprise Group Development Corp.          --             --              --           --
        Energy Holdings Inc.                        --             --              --           --
        PSEG Resources                              --             --              --           --
     Current portion of long-term debt              --             --              --           --
                                             ---------     ----------      ----------    ---------
 Total Current Liabilities                          --            588             653        2,480
                                             ---------     ----------      ----------    ---------

TOTAL LONG-TERM DEBT                                --             --              --           --
                                             ---------     ----------      ----------    ---------
DEFERRED CREDITS
 Deferred income taxes                              --        (36,324)             --           --
 Deferred investment                                --             --              --           --
   and energy tax credits                           --             --              --           --
 Other                                              --             --              --           --
                                             ---------     ----------      ----------    ---------
 Total Deferred Credits                             --        (36,324)             --           --
                                             ---------     ----------      ----------    ---------
MEMBER'S EQUITY
     Capital stock                                   1              1              --           --
     Preferred stock                                --             --              --           --
     Contributed capital                         1,018        374,100         171,500       15,133
     Retained earnings                            (976)       (37,824)         50,710       27,058
                                             ---------     ----------      ----------    ---------
 Total Stockholder's Equity                         44        336,277         222,210       42,191
                                             ---------     ----------      ----------    ---------
 TOTAL LIABILITIES AND
   MEMBER'S EQUITY                           $      44     $  300,541      $  222,862    $  44,671
                                             =========     ==========      ==========    =========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                      RCMC        ELIMINATIONS
                                                     CONSOL.       & RECLASS.        RCMC         RCMCSC        RCMC, INC.
                                                   -----------    ------------   -----------    -----------    -----------
REVENUES:
         Income from partnerships                  $       243    $        --    $        --    $        --    $       243
         Income from capital lease agreements           67,283             --         42,800             --             --
         Investment gains (losses)                       2,375             --             --             --             --
         Interest and dividend income                       --             --             --             --             --
         Other                                              27             --             22              5             --
         Equity in subsidiary earnings                      --        (18,797)        18,797             --             --
                                                   -----------    -----------    -----------    -----------    -----------
Total revenues                                          69,928        (18,797)        61,619              5            243
                                                   -----------    -----------    -----------    -----------    -----------
OPERATING EXPENSES:
         Operation and maintenance                          --             --             --             --             --
         Depreciation and amortization                      --             --             --             --             --
         Administrative and general                        471             --            369              5           (136)
                                                   -----------    -----------    -----------    -----------    -----------
Total operating expenses                                   471             --            369              5           (136)
                                                   -----------    -----------    -----------    -----------    -----------

OPERATING INCOME                                        69,457        (18,797)        61,250             --            379
                                                   -----------    -----------    -----------    -----------    -----------
OTHER INCOME
         Gain on extinguishment of debt                     60             --             60             --             --
                                                   -----------    -----------    -----------    -----------    -----------
Total other income                                          60             --             60             --             --

INTEREST EXPENSE:
         PSEG Capital Corporation                        1,590             --            930             --             --
         Energy Holdings Inc.                            3,421             --          1,999             --             --
         Other                                           8,944             --             --             --             --
         Capitalized interest                               --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
Net interest expense                                    13,956             --          2,929             --             --
                                                   -----------    -----------    -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                              55,561        (18,797)        58,381             --            379
                                                   -----------    -----------    -----------    -----------    -----------
INCOME TAXES:
         Current                                       (27,174)            --        (48,639)            --             71
         Deferred                                       46,141             --         70,426             --             82
         Investment and energy tax credits - net          (490)            --           (490)            --             --
                                                   -----------    -----------    -----------    -----------    -----------
Total income taxes                                      18,477             --         21,297             --            153
                                                   -----------    -----------    -----------    -----------    -----------

MINORITY INTERESTS                                          --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------

NET INCOME                                         $    37,084    $   (18,797)   $    37,083    $        --    $       226
                                                   ===========    ===========    ===========    ===========    ===========

                                                   RCMC I, INC.      DYNEGY
                                                      CONSOL.        CONSOL.
                                                   -----------    -----------
REVENUES:
         Income from partnerships                  $        --    $        --
         Income from capital lease agreements            3,987         20,497
         Investment gains (losses)                       2,375             --
         Interest and dividend income                       --             --
         Other                                              --             --
         Equity in subsidiary earnings                      --             --
                                                   -----------    -----------
Total revenues                                           6,362         20,497
                                                   -----------    -----------
OPERATING EXPENSES:
         Operation and maintenance                          --             --
         Depreciation and amortization                      --             --
         Administrative and general                         48            186
                                                   -----------    -----------
Total operating expenses                                    48            186
                                                   -----------    -----------

OPERATING INCOME                                         6,314         20,311
                                                   -----------    -----------
OTHER INCOME
         Gain on extinguishment of debt                     --             --
                                                   -----------    -----------
Total other income                                          --             --

INTEREST EXPENSE:
         PSEG Capital Corporation                          661             --
         Energy Holdings Inc.                            1,421             --
         Other                                              --          8,944
         Capitalized interest                               --             --
                                                   -----------    -----------
Net interest expense                                     2,082          8,944
                                                   -----------    -----------

INCOME BEFORE INCOME TAXES                               4,231         11,367
                                                   -----------    -----------
INCOME TAXES:
         Current                                        23,435         (2,041)
         Deferred                                      (24,367)            --
         Investment and energy tax credits - net            --             --
                                                   -----------    -----------
Total income taxes                                        (932)        (2,041)
                                                   -----------    -----------

MINORITY INTERESTS                                          --             --
                                                   -----------    -----------

NET INCOME                                         $     5,163    $    13,408
                                                   ===========    ===========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2002
($ IN THOUSANDS)

                                              INTERCOMPANY
                                   RCMC       ELIMINATIONS                                                RCMC I, INC.      DYNEGY
                                  CONSOL.      & RECLASS.        RCMC         RCMCSC        RCMC, INC.       CONSOL.        CONSOL.
                                -----------   ------------   -----------    -----------    -----------    -----------    -----------
BALANCE  JANUARY 1, 2002        $   146,647   $   (13,290)   $   146,647    $       (16)   $     3,962    $     3,497    $     5,846

NET INCOME                           37,083       (18,797)        37,083             --            226          5,163         13,408
                                -----------   -----------    -----------    -----------    -----------    -----------    -----------

           TOTAL                    183,731       (32,087)       183,731            (16)         4,188          8,660         19,254
                                -----------   -----------    -----------    -----------    -----------    -----------    -----------

DIVIDENDS DECLARED                       --            --             --             --             --             --             --
                                -----------   -----------    -----------    -----------    -----------    -----------    -----------

BALANCE  DECEMBER 31, 2002      $   183,731   $   (32,087)   $   183,731    $       (16)   $     4,188    $     8,660    $    19,254
                                ===========   ===========    ===========    ===========    ===========    ===========    ===========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                      RCMC        ELIMINATIONS
                                                     CONSOL.       & RECLASS.        RCMC         RCMCSC        RCMC, INC.
                                                   -----------    ------------   -----------    -----------    -----------
ASSETS
CURRENT ASSETS
         Cash and temporary cash investments       $     3,952    $        --    $        --    $         7    $       322
         Accounts  and Notes receivable:
           Trade                                            --             --             --             --             --
           Other                                            --             --             --             --             --
           PSE&G                                            --             --             --             --             --
           PSEG                                             --             --             --             --             --
           Other associated companies                  154,807             --         43,276             --          5,973
         Notes receivable:
           Associated companies                             --             --             --             --             --
         Prepayments                                        --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Total Current Assets                                  158,759             --         43,276              7          6,295
                                                   -----------    -----------    -----------    -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                        --             --             --             --             --
         Other                                              --             --             --             --             --
         Accum. depr. and amortization                      --             --             --             --             --
         Valuation allowances                               --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Property, Plant and Equipment-net                          --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
INVESTMENTS
         Subsidiaries                                       --       (168,401)       168,401             --             --
         Capital lease agreements                      846,967             --        488,429             --             --
         Partnership interests                           2,906             --             --             --          2,906
         Corporate joint ventures                           --             --             --             --             --
         Securities                                         --             --             --             --             --
         Valuation allowances                               --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Total Investments                                     849,873       (168,401)       656,830             --          2,906
                                                   -----------    -----------    -----------    -----------    -----------
OTHER ASSETS
         Other                                              --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Total Other Assets                                         --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------

 TOTAL ASSETS                                      $ 1,008,632    $  (168,401)   $   700,106    $         7    $     9,201
                                                   ===========    ===========    ===========    ===========    ===========

                                                   RCMC I, INC.      DYNEGY
                                                      CONSOL.        CONSOL.
                                                   -----------    -----------
ASSETS
CURRENT ASSETS
         Cash and temporary cash investments       $     3,623    $        --
         Accounts  and Notes receivable:
           Trade                                            --             --
           Other                                            --             --
           PSE&G                                            --             --
           PSEG                                             --             --
           Other associated companies                      333        105,225
         Notes receivable:
           Associated companies                             --             --
         Prepayments                                        --             --
                                                   -----------    -----------
 Total Current Assets                                    3,955        105,225
                                                   -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                        --             --
         Other                                              --             --
         Accum. depr. and amortization                      --             --
         Valuation allowances                               --             --
                                                   -----------    -----------
 Property, Plant and Equipment-net                          --             --
                                                   -----------    -----------
INVESTMENTS
         Subsidiaries                                       --             --
         Capital lease agreements                      186,064        172,474
         Partnership interests                              --             --
         Corporate joint ventures                           --             --
         Securities                                         --             --
         Valuation allowances                               --             --
                                                   -----------    -----------
 Total Investments                                     186,064        172,474
                                                   -----------    -----------
OTHER ASSETS
         Other                                              --             --
                                                   -----------    -----------
 Total Other Assets                                         --             --
                                                   -----------    -----------

 TOTAL ASSETS                                      $   190,019    $   277,699
                                                   ===========    ===========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                      RCMC        ELIMINATIONS
                                                     CONSOL.       & RECLASS.        RCMC         RCMCSC        RCMC, INC.
                                                   -----------    ------------   -----------    -----------    -----------
 LIABILITIES AND
 MEMBER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                 $        --    $        --    $        --    $        --    $        --
             Taxes                                         185             --            185             --             --
             Other                                       2,223             --            266             --             --
             Interest                                      111             --             --             --            111
             Associated companies                      144,443             --        105,225             12             27
          Notes payable:
             PSEG Capital Corporation                       --             --             --             --             --
             Enterprise Capital Funding Corp.               --             --             --             --             --
             Enterprise Group Development Corp.             --             --             --             --             --
             Energy Holdings Inc.                           --             --             --             --             --
             PSEG Resources                            105,225             --             --             --             --
          Current portion of long-term debt                 --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Total Current Liabilities                             252,188             --        105,676             12            138
                                                   -----------    -----------    -----------    -----------    -----------

TOTAL LONG-TERM DEBT                                        --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
DEFERRED CREDITS
 Deferred income taxes                                 525,717             --        363,702             --          2,679
 Deferred investment
   and energy tax credits                                   --             --             --             --             --
 Other                                                      --             --             --             --             --
                                                   -----------    -----------    -----------    -----------    -----------
 Total Deferred Credits                                525,717             --        363,702             --          2,679
                                                   -----------    -----------    -----------    -----------    -----------
MEMBER'S EQUITY
          Capital stock                                      2             (3)             2              1              1
          Preferred stock                                   --             --             --             --             --
          Contributed capital                           46,995       (136,311)        46,995             10          2,195
          Retained earnings                            183,731        (32,087)       183,731            (16)         4,188
                                                   -----------    -----------    -----------    -----------    -----------
 Total Stockholder's Equity                            230,728       (168,401)       230,728             (5)         6,384
                                                   -----------    -----------    -----------    -----------    -----------
 TOTAL LIABILITIES AND
   MEMBER'S EQUITY                                 $ 1,008,632    $  (168,401)   $   700,106    $         7    $     9,201
                                                   ===========    ===========    ===========    ===========    ===========

                                                   RCMC I, INC.      DYNEGY
                                                      CONSOL.        CONSOL.
                                                   -----------    -----------
 LIABILITIES AND
 MEMBER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                 $        --    $        --
             Taxes                                          --             --
             Other                                       1,957             --
             Interest                                       --             --
             Associated companies                       26,259         12,920
          Notes payable:
             PSEG Capital Corporation                       --             --
             Enterprise Capital Funding Corp.               --             --
             Enterprise Group Development Corp.             --             --
             Energy Holdings Inc.                           --             --
             PSEG Resources                                 --        105,225
          Current portion of long-term debt                 --             --
                                                   -----------    -----------
 Total Current Liabilities                              28,216        118,145
                                                   -----------    -----------

TOTAL LONG-TERM DEBT                                        --             --
                                                   -----------    -----------
DEFERRED CREDITS
 Deferred income taxes                                 159,336             --
 Deferred investment
   and energy tax credits                                   --             --
 Other                                                      --             --
                                                   -----------    -----------
 Total Deferred Credits                                159,336             --
                                                   -----------    -----------
MEMBER'S EQUITY
          Capital stock                                      1             --
          Preferred stock                                   --             --
          Contributed capital                           (6,194)       140,300
          Retained earnings                              8,660         19,254
                                                   -----------    -----------
 Total Stockholder's Equity                              2,468        159,554
                                                   -----------    -----------
 TOTAL LIABILITIES AND
   MEMBER'S EQUITY                                 $   190,019    $   277,699
                                                   ===========    ===========

                                                                       EXHIBIT C

Organizational Chart -- Response 4(b)(i) BHILAI

                            -------------------------
                            Public Service Enterprise
                               Group Incorporated
                                  (New Jersey)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                              PSEG Energy Holdings
                                     L.L.C.
                                  (New Jersey)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                                PSEG Global Inc.
                                  (New Jersey)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                              PSEG Global USA Inc.
                                  (New Jersey)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                             PSEG International Inc.
                                   (Delaware)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                             PSEG (Bermuda) Holdings
                                    II Ltd.
                                    (Bermuda)
                            -------------------------
                                       |
                                      100%
                                       |
                            -------------------------
                               PSEG Bhilai Energy
                                  Company Ltd.
                                   (Mauritius)
                            -------------------------
                                       |
                                       45%
                                       |
                            -------------------------
                               Bhilai Power Supply
                                Company Limited
                                     (India)
                            -------------------------

                                                                       Exhibit C
Organizational Chart -- Response 4(b)(ii)(iv)(xxvi)(xxviii)(xxix)

CUPPI, TMC, Rongjiang, Meiya Electric Asia, Shanghai Wei-Gang Energy Company

                                                              -------------
                                                                  PSEG
                                                               Global Inc.
                                                              (New Jersey)
                                                              -------------
                                                                    |
                                                                  100%
                                                                    |
                                                              -------------
                                                               PSEG Global
                                                              International
                                                              Holdings LLC
                                                               (Delaware)
                                                              -------------
                                                                    |
                                                                  100%
                                                                    |
                                                              -------------
                                                                  PSEG
                                                              Americas Ltd.
                                                                (Bermuda)
                                                              -------------
                                                                    |
                                                                  100%
                                                                    |
                                                              -------------
                                                                  PSEG
                                                                  China
                                                                  Inc.
                                                               (Delaware)
                                                              -------------
                                                                    |
                                                                   50%
                                                                    |
                                                              -------------
                                                               Meiya Power
                                                                 Company
                                                                 Limited
                                                                (Bermuda)
                                                              -------------
                                                                  100%
                                                                    |
      |-----------------|-----------------|----------------|--------------------------|
      |                 |                 |                |                          |
------------    ----------------    -------------    --------------              -----------
   PSEG                                                                              PSEG
 Tongzhou          China U.S.           PSEG           Meiya Power                Rongjiang
Cogen Power          Power           Shanghai BFG    China Holdings              Hydropower
   Ltd.         Partners I, Ltd.       Company          Limited                      Ltd.
 (Bermuda)         (Bermuda)           (Cayman)         (Cayman)                 (Mauritius)
------------    ----------------    -------------    --------------              -----------
      |                 |                 |                |                          |
     80%               30%                50%             100%               |- 55% --- 80% --|
      |                 |                 |                |                 |                |
------------    ----------------    -------------    --------------    ------------    ------------
  Tongzhou                                                                               Guangxi
    Meiya           Jingyuan         CanAm Energy     Meiya Power        Guangxi        Rongjiang
Cogeneration      Second Power          China        International      Rongjiang         Meiya
   Company          Co., Ltd.       Holdings, LLC      Holding I,         Meiya         Hydropower
   Limited          (China)           (Delaware)        Limited        Company Ltd.    Company Ltd.
   (China)                                              (Cayman)         (China)         (China)
------------    ----------------    -------------    --------------    ------------    ------------
                                          |                |
                                         65%              100%
                                          |                |
                                    -------------    --------------
                                    Shanghai Wei-
                                    Gang Energy      Meiya Electric
                                    Company Ltd.       Asia, Ltd.
                                       (China)        (Mauritius)
                                    -------------    --------------
                                                           |
                                                          92%
                                                           |
                                                     --------------
                                                        Nantong
                                                     Entergy Heat
                                                     & Power Co.,
                                                         Ltd.
                                                       (China)
                                                     --------------

                                                                       Exhibit C
Organizational Chart -- Response 4(b)(iii)


                                       ZHL
                             ----------------------
                                PSEG Global Inc.
                                  (New Jersey)
                             ----------------------
                                        |
                             ----------------------
                                   PSEG Global
                                  International
                                  Holdings LLC
                                   (Delaware)
                             ----------------------
                                        |
                             ----------------------
                               PSEG Americas Ltd.
                                    (Bermuda)
                             ----------------------
                                        |
                             ----------------------
                                 PSEG China Inc.
                                   (Delaware)
                             ----------------------
                                        |
                                       50%
                                        |
                             ----------------------
                               Meiya Power Company
                                    Limited
                                   (Bermuda)
                             ----------------------
                                        |
                             ----------------------
                                  PSEG Zuojiang
                                Hydropower Ltd.
                                   (Mauritius)
                             ----------------------
                                        |
                                       60%
                                        |
                             ----------------------
                             Guangxi Zuojiang Meiya
                              Hydropower Co. Ltd.
                                     (China)
                             ----------------------

Organizational Chart -- Response 4(b)(v)


RGE
                                                                       Exhibit C

                                       RGE
                                 ---------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                 ---------------
                                        |
                                      100%
                                        |
                                 ---------------
                                   PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                                 ---------------
                                        |
                                      100%
                                        |
                                 ---------------
                                      PSEG
                                  Americas Ltd.
                                    (Bermuda)
                                 ---------------
                                        |
           ------------100%-------------|
           |                            |
           |                          100%
           |                            |
     -------------               ---------------
      PSEG Brazil                     PSEG
       Operating                     Brazil
        Company                     Investment
        (Cayman)                     Company
                                    (Cayman)
     -------------               ---------------
                                        |
                                 ---------------
                                      Pampa
                                  Energia Ltda.
                                    (Cayman)
                                 ---------------
                                        |
                   ----------------------------------------
                   |                                      |
            ---------------                        -------------
              PSEG Brazil   \                      PSEG Brazil I
      |-----   Company        \                  /    Company
      |        (Cayman)         \              /     (Cayman)
      |     ---------------       \          /     -------------
      |            |                \      /              |
      |           50%                 \  /              50%
      |            |                   /                  |-----------99.94%------------
      |            |                 /   \                |                            |
      |            |              50%     50%             |                            |
      |     ---------------      /          \      -------------                ---------------
      |                        /              \                                   Conversora
      |                      /                  \      PSEG                     de Fertilizante
      |        Ipe Energia /                      \Participacoes                 e Energia do
      |           Ltda.                                S.A.                       Parana Ltda.
      |          (Brazil)                            (Brazil)                      (Brazil)
      |     ---------------                        -------------                ---------------
      |            |                                                                   |
      |          32.46%                                                                |
      |            |                                                                   |
      |     ---------------                                                            |
      |        Rio Grande                                                              |
      |       Energia S.A.                                                             |
      |         (Brazil)                                                               |
      |     ---------------                                                            |
      |            |                                                                   |
      |           100%                                                               0.06%
      |            |                                                                   |
      |     ---------------                                                            |
      |      Sul Geradora                                                              |
      |      Participacoes                                                             |
      |           S.A.                                                                 |
      |         (Brazil)                                                               |
      |     ---------------                                                            |
      |                                                                                |
      |--------------------------------------------------------------------------------|

                                                                       Exhibit C
Organizational Chart -- Response 4(b)(vi)(vii)

                                   EDEN, EDES
                               ------------------
                                PSEG Global Inc.
                                  (New Jersey)    ----------------------
                               ------------------                      |
                                        |                              |
                               ------------------                -------------
                                   PSEG Global                    PSEG Global
                                  International                     USA Inc.
                                  Holdings LLC                    (New Jersey)
                                   (Delaware)
                               ------------------                -------------
                                        |                              |
                               ------------------                -------------
                                  PSEG Americas                      CEMAS
                                       Ltd.                       Corporation
                                    (Bermuda)                      (Delaware)
                               ------------------                -------------
                                        |                              |
                                       90%                             |
                                        |                              |
                               ------------------                      |
                                  PSEG Americas                        |
                                   Operating                           |
                                    Company                            |
                                    (Cayman)                           |
                               ------------------                      |
                                        |                              |
                                     99.99%                            |
                                        |                            .01%
                               ------------------                      |
                                 PSEG Operating                        |
                                 Argentina S.A.   ---------------------|
                                   (Argentina)
                               ------------------
                                        |
                 ------ 33.34% ---------|-------- 33.34% ---
                 |                                         |
        -------------------                        ------------------
               Empresa                                  Empresa
          Distribuidora de                          Distribuidora de
         Energia Norte S.A.                         Energia Sur S.A.
             (Argentina)                              (Argentina)
        -------------------                        ------------------

                                                                       EXHIBIT C

Organizational Chart -- Response 4(b)(viii)

                                      TGM
                               ------------------
                                PSEG Global Inc.
                                  (New Jersey)
                               ------------------
                                        |
                                        |
                                        |
                               ------------------
                                   PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                               ------------------
                                        |
                               ------------------
                                  PSEG Americas
                                      Ltd.
                                    (Bermuda)
                               ------------------
                                        |
                               ------------------
                                PSEG Americas II
                                      Ltd.
                                   (Bermuda)
                               ------------------
                                        |
                                       50%
                                        |
                               ------------------
                                Turbogeneradores
                               de Venezuela, C.A.
                                   (Venezuela)
                               ------------------
                                        |
                                     17.13%
                                        |
                               ------------------
                                Turbogeneradores
                                 Maracay, C.A.
                                   (Venezuela)
                               ------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(ix)

                                                EDELAP

                                           ----------------
                                            Public Service
                                              Enterprise
                                                Group
                                             Incorporated
                                             (New Jersey)
                                           ----------------
                                              PSEG Energy
                                               Holdings
                                                L.L.C.
                                             (New Jersey)
                                           ----------------
                                                   |
                                           ----------------
                                              PSEG Global
                                                 Inc.
                                             (New Jersey)
                                           ----------------
              |------------------------------------|
              |                            ----------------
              |                               PSEG Global
              |                                USA Inc.
              |                              (New Jersey)
              |                            ----------------
              |                                    |
        ---------------                    ----------------
          PSEG Global                            PSEG
         International                      International
         Holdings LLC                            Inc.
          (Delaware)                          (Delaware)
        ---------------                    ----------------
              |                                    |
        ---------------                    ----------------
             PSEG                                PSEG
         Americas Ltd.                       Americas Inc.
           (Bermuda)                           (Delaware)
        ---------------                    ----------------
              |                                    |
              |                           ---------------- 33.33% -----
              |                           |                           |
        ---------------            ----------------            -------------
          Wildwood I                La Plata I, Inc.            La Plata II,
             Ltd.                     (Delaware)                    Inc.
           (Cayman)                                              (Delaware)
        ---------------            ----------------            -------------
              |                           |                           |
              |                           - 33.33% ----------- 1% -----
              |                                    |
              |                            ----------------
              |                                La Plata
              |                              Partners L.P.
              |                               (Delaware)
              |                            ----------------
              |                                  100%
              |                            ----------------
              |                                La Plata
              |                             Holdings, Inc.
              |                               (Delaware)
              |                            ----------------
              |                                    |
              |                         100% Class A Preferred
    33.33% Class B Common                          |
              |                            ----------------
              |                               Camille Ltd.
              |----------------------------     (Cayman)    --------
                                           ----------------        |
                                                   |               |
              |------------------------------------|               |
              |                                    |
      ----- 100% -----                      ----- 40%-----         |

      Luz de la Plata                         Compania de          |
            S.A.      -------- 60% -------  Inverciones en         |
        (Argentina)                |------   Electricidad          |
                                   |             S.A.              |
                                   |          (Argentina)          |
     -----------------             |       ----------------        |
              |                    |               |               |
      31.942% Class B              |           51% Class           |
              |                    |               |               |
              |                    |               |               |
     -----------------             |       ----------------        |
          Empresa                  |                               |
     Distribuidora La              |         Central Dique         |
      Plata Sociedad   51% Class A -           Sociedad            |
          Anonima                               Anonima            |
         ("EDELAP")                           (Argentina)          |
        (Argentina)                                                |
     -----------------                     ----------------        |
              |                                                    |
              |------------ 7.058% ---------------------------------
                            Class B

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(x)(xi)(xii)

                            CAGUA, MARACAY, VALENCIA

                             ---------------------
                                PSEG Global Inc.
                                  (New Jersey)
                             ---------------------
                                       |
                                       |
                                       |
                             ---------------------
                                   PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                             ---------------------
                                       |
                             ---------------------
                                  PSEG Americas
                                      Ltd.
                                    (Bermuda)
                             ---------------------
                                       |
                             ---------------------
                                Venergy Holdings
                                    Company
                                    (Cayman)
                             ---------------------
                                       |
                                       50%
                                       |
                             ---------------------
                             Turboven Company Inc.
                                    (Cayman)
                             ---------------------
        |------------------------------|-----------------------------------|
        |                              |                                   |
        |                    |---------|------------|                      |
        |                    |                      |                      |
----------------      --------------       -----------------     --------------------
Turboven Maracay      Turboven Cagua       Turboven Valencia     Turboven La Victoria
  Company Inc.         Company Inc.           Company Inc.           Company Inc.
    (Cayman)             (Cayman)              (Cayman)                (Cayman)
----------------      --------------       -----------------     --------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xiii)(xiv)

                           PPN Energy, PPN Operations
                                  ------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                                  ------------
                                        |
                                  ------------
                                   PSEG India
                                    Company
                                    (Cayman)
                                  ------------
                                        |
                                  ------------
                                    PSEG EAMS
                                      Ltd.
                                   (Mauritius)
                                  ------------
                                        |
                      |-----------------|-----------------|
                 -----------                        ------------
                    PSEG                               PSEG
                 Operations                         PPN Energy
                    Ltd.                            Company Ltd.
                 (Mauritius)                        (Mauritius)
                 -----------                        ------------
                      |                                  |
                   100%(A)                              20%
                      |                                  |
                 -----------                        ------------
                  PSEG PPN                           PPN Power
                 Operations                         Generating
                  Private                             Company
                  Limited.                            Limited
                  (India)                             (India)
                 -----------                        ------------

                     *PSEG Ambalamugal Energy Company Ltd.,
                      a Mauritius company wholly owned by
  PSEG India Limited owns 1 share only in PSEG PPN Operations Private Limited

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xv)

                             PSEG International Ltd.

                               ------------------
                                 Public Service
                                Enterprise Group
                                  Incorporated
                                  (New Jersey)
                               ------------------
                                       |
                                       |
                               ------------------
                                   PSEG Energy
                                Holdings L.L.C.
                                  (New Jersey)
                               ------------------
                                       |
                               ------------------
                                PSEG Global Inc.
                                  (New Jersey)
                               ------------------
                                       |--------------------------------------------|
                                       |                                    ------------------
                                       |                                       PSEG Global
                                       |                                         USA Inc.
                                       |                                       (New Jersey)
                                       |                                    ------------------
                                       |                                            |
                               ------------------                           ------------------
                                   PSEG Global                                     PSEG
                                 International                              International Inc.
                                  Holdings LLC                                  (Delaware)
                                   (Delaware)
                               ------------------                           ------------------
                                       |                                            |
                               ------------------                           ------------------
                                  PSEG Americas                                 PSEG Europe
                                      Ltd.                                         Ltd.
                                    (Bermuda)                                     (U.K.)
                               ------------------                           ------------------
                                       |                                            |
                                       |                               |--------------------------|
                                       |                               |                          |
                               ------------------               ---------------            ---------------
                                      PSEG
                                 International                   PSEG Offshore             PSEG Operations
                                    Holding                     Operations Ltd.             (Tunisia) Ltd.
                                    Company                         (U.K.)                      (U.K.)
                                    (Cayman)
                               ------------------               ---------------            ---------------
                                       |
                               ------------------
                                      PSEG
                                 International
                                    Holding
                                       II
                                Company (Cayman)
                               ------------------
                                       |
                               ------------------
                                      PSEG
                               International Ltd.
                                    (Bermuda)
                               ------------------
                                       |
                                       60%
                                       |
                               ------------------
                                 Carthage Power
                                  Company Sarl
                                   (Tunisia)
                               ------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xvi)

                             PSEG North Chennai Ltd.
                                  -------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                                  -------------
                                        |
                                  -------------
                                   PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                                  -------------
                                        |
                                  -------------
                                      PSEG
                                  Americas Ltd.
                                    (Bermuda)
                                  -------------
                                        |
                                  -------------
                                      PSEG
                                   (Bermuda)
                                  Holdings III
                                      Ltd.
                                   (Bermuda)
                                  -------------
                                        |
                                  -------------
                                      PSEG
                                     India
                                      Ltd.
                                   (Mauritius)
                                  -------------
                                        |
                                  -------------
                                   PSEG North
                            |---- Chennai Ltd.
                            |     (Mauritius)
                            |     -------------
                            |           |
                            |          26%
                            |           |
                            |     -------------
                            |      Tri-Sakthi
                            |     Investments
                           50%       Limited
                            |      (Mauritius)
                            |     -------------
                            |           |
                            |          50%
                            |           |
                            |     -------------
                            |      Tri-Sakthi
                            |        Energy
                            |-----   Private
                                    Limited
                                     (India)
                                  -------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xvii)(xviii)(xix)(xxxiii)

                              Guadalupe, Archer, Odessa, TIEOC

                                                                          -------------
                                                                           PSEG Global
                                                                            Inc. (New
                                                                             Jersey)
                                                                          -------------
                                                                                |
                                                                              100%
                                                                                |
                                                                          -------------
                                                                          PSEG Global
                                                                            USA Inc.
                                                                          (New Jersey)
                                                                          -------------
                                                                                |
                                                                              100%
                                                                                |
                                                                          -------------
                                                                              PSEG
                                                                          International
                                                                              Inc.
                                                                           (Delaware)
                                                                          -------------
                                                                                |
                                                                              100%
                                                                                |
                    --------------                                        -------------
                     Panda Energy                                             PSEG
                    International,                                        Americas Inc.
                         Inc.                                              (Delaware)
                    --------------                                        -------------
                           |                                                    |
                           |                                                  100%
                           |                                                    |
                    --------------                                        -------------
                         PLC                                               PSEG Texgen
                     Development                                          Holdings Inc.
                    Holdings, LLC                                          (Delaware)
                    --------------                                        -------------
                           |                                                    |
            |--------------|-------------|                      |------100%----------100%---------------100%-------
            |                            |                      |                             |                   |
      -------------               --------------           -----------                   ------------      --------------
       Panda Texas                 Panda Texas             PSEG Texgen                   PSEG Texgen            PSEG
      Generating I,               Generating II,              I Inc.                       II Inc.           Preferred
         LLC (GP)                    LLC (LP)               (Delaware)                    (Delaware)       Partner L.L.C.
                                                                                                             (Delaware)
      -------------               --------------           -----------                   ------------      --------------
            |                            |                      |                             |
           .5%                         49.5%                    |---0.5% GP--------49.5% LP----
            |                            |                                     |
            |                            |                                -------------
            |                            |                                    Texas
            |                            |                                 Independent
            |------------------------------------------------------------  Energy, L.P.
                                                                            (Delaware)
                                                                          -------------
                                                                                |
                                                                                |
                                                            |----------------------------------------------|-----------------|
                            |----------------|--------------|--------------|---------------|               |                 |
                       ------------   -------------    ------------   ------------    ------------   -------------     ------------
                         Guadalupe      Guadalupe      Archer Power   Archer Power    Odessa-Ector    Odessa-Ector         Texas
                       Power I, LLC   Power II, LLC       I, LLC        II, LLC       Power I, LLC   Power II, LLC --|  Independent
                        (Delaware)      (Delaware)      (Delaware)     (Delaware)      (Delaware)      (Delaware)    |    Energy
                       ------------   -------------    ------------   ------------    ------------   -------------   |   Operating
                            |                |              |                |             |     \          |        | Company, LLC
                            |- 1% GP --- 99% LP             |- 1% GP --- 99% LP           1% GP   \      99% LP      |  (Delaware)
                                      |                               |                    |       1%       |        | ------------
                              ---------------                   ------------       ---------------  \  -------------- |
                              Guadalupe Power                   Archer Power        Odessa-Ector     \  Odessa-Ector  |
                               Partners, LP                     Partners, LP       Power Partners,    Power Partners |
                                (Delaware)                       (Delaware)              LP            Services, LP  |
                              ---------------                   ------------         (Delaware)         (Delaware)   |
                                                                                   ---------------    -------------- |
                                                                                           |                         |
                                                                                           |                        99% LP
                                                                                           |-------------------------|

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xx)(xxi)


                            Chilquinta, Luz del Sur

                              -------------
                               PSEG Global
                                  Inc.
                              (New Jersey)
                              -------------
                                    |
                              -------------
                               PSEG Global
                              International
                              Holdings LLC
                               (Delaware)
                              -------------
                                    |
                              -------------
                                   PSEG
                              Americas Ltd.
                                (Bermuda)
                              -------------
                 |------------------|------|---------------------------------------------|
               99.99%                      |                                             |
                 |                         |                                             |
          ----------------        /--------------                                        |
          Inversiones PSEG      /                                                        |
           Americas Chile   0.01%  PSEG Chilean                                          |
          Holding Limitada   /     Equity II Ltd.                                        |
              (Chile)      /          (Cayman)                                         74.4%
          ----------------         --------------                                        |
                                           |                                             |
                      |- 50% ---------- 99.9% --|                                        |
                -------------            ------------                                    |
                Tecnored S.A.            PSEG Chilean                                    |
                   (Chile)         |----- Equity Ltd.                                    |
                                   |       (Cayman)                                      |
                -------------      |     ------------                                    |
                      |            |      |    |- 99% ------------------|------- 25.6% --|
                      |            |      |        |                    |                |
                      |         0.00004%  | --------------       ---------------   -------------
                      |            |      |                      /                    ("AenP")
                      |            |      | PSEG Venezuela     /   PSEG Chilean     Asociacion en
                      |            |      |     S.R.L.       1%  Equity III Ltd.   Participacion
                      |            |      |   (Venezuela)   /       (Cayman)           (Peru)
                      |            |      | --------------/      ---------------   -------------
                      |            |      |                                              |
                      |            |      |                         |---------- 50% ------------|---------------- 50% --|
                      |            |      |                  --------------                -----------             ----------
                      |            |      |-------|                                                                Peruvian
                      |            |              |           Inversiones                  PSEG Cayman             Opportunit
           |----------|-------------- 99.987% ----|---------  Sempra-PSEG                  Americas IV              Company
           |          |                           |          Chile Limitada                  Company                 SAC(F)
           |          |                           |             (Chile)                      (Cayman)                (Peru)
           |          |                           |          --------------                -----------             ----------
           |          |                           |              99.987%                                                |
           |         0.01%                        |                 |                                            |------|-----|
     -------------    |------|                    |        ------------------                               -----------  -----------
      Inversiones            |                    |                                                         PSEG Sempra  PSEG Sempra
      Sempra-PSEG            |                    |        Chilquinta Energia                                Peruvian      Peruvian
     Chile IV S.A.           |                    |-0.0065%      S.A.                                       Services      Services
        (Chile)              |                                  (Chile)                                      Company      Company II
                             |                                                                               (Cayman)      (Cayman)
     -------------           |                             ------------------                               -----------  -----------
           |                 |                                      |                                             |            |
      |---- 55.29% --|       |       |--------|----| 99.99% ----- 75.61% -----|52.5% -|--- 68.62% --|--- 51% --|  |- 99.8% -- 0.2%
      |              |       |       |        |    |                |         |       |             |          |               |
------------- -------------- | -------------  |------------     -----------   |    ----------  ----------  ------------- -----------
                             |     I.T.O.     |                  Compania     |                                          Inversiones
   Energy                    | International  |                /Electrica     |    Luzlinares  Energia de  Distribuidora     en
  Business    Ontario Quinta |   Technical    |Energas S.A.   / del Litoral  0.05%    S.A.     Casablanca     Parral      Servicios
International     A.V.V.     |   Operators    |  (Chile)   0.01%   S.A.       |      (Chile)      S.A.       S.A./Luz     Electricos
   A.V.V.        (Aruba)     |     A.V.V.     |             /     (Chile)     |                  (Chile)     Par S.A.       S.R.L.
  (Aruba)                    |    (Aruba)     |            /                  |                               (Chile)      (Peru)
------------- -------------- | -------------  |------------     -----------   |    ----------  ----------  ------------- -----------
     |               |       |       |        |                     |         |                                               |
     |               |       |     99.99%   31.51%          | 80% ---- 99.5% -|                                               |
     |               |       |       |        |             |                 |                                               |
     |               |       | -------------- |     ----------------    /-------------------                                  |
     |               |       |                |                        /      Generadora                                      |
     |               |---|   |- Chilquinta    |     Inmobiliaria del  /  Electrica Sauce los                                  |
   3.83%          61.16% |     Argentina S.A. |       Litroal S.A.   20%      Andes S.A.                                      |
     |--------|------|   |      (Argentina)   |          (Chile)    /          (Chile)                                        |
              |          |     -------------- |     ----------------     -------------------                                  |
              |          |                    |                                                                               |
         -----------     |                -------------                                                                       |
         Luz del Sur     |                                                                                                    |
            S.A.A.       |                Tecsur S.A.A.                                                                       |
            (Peru)       |- 3.72% --------   (Peru)    ----------------------|- 51.79% ---------------------------------------|
         -----------                      -------------                      |
              |                                                              |
         |----|-------------- 99.9999% ------------------ 99.9999%        0.00005%
         |                       |                            |              |
--------------------    -------------------         -------------------      |
                                           \            Empresa de           |
    Luz del Sur         Inmobiliaria Luz de  \         Distribucion          |
International A.V.V.          Sur S.A.     0.00005% Electrica de Canete------|
     (Aruba)                   (Peru)           \          S.A.
                                                  \       (Peru)
--------------------    -------------------         -------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxii)(xxxv)

                     AES Parana Operations, AES Parana SCA
                                 --------------
                                 Public Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                                 --------------
                                        |
                                 --------------
                                   PSEG Energy
                                    Holdings
                                     L.L.C.
                                  (New Jersey)
                                 --------------
                                        |
                                 --------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                 --------------
                                        |
                                 --------------
                                   PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                                 --------------
                                        |
                                 --------------
                                      PSEG
                                    Americas
                                      Ltd.
                                    (Bermuda)
                                 --------------
                                        |
                                 --------------
                                  PSEG Cayman
                                    Americas
                                    Company
                                    (Cayman)
                                 --------------
                                        |
                                 --------------
                                  PSEG Cayman
                                   Americas V
                                     Company
                                    (Cayman)
                                 --------------
                                        |
                       |--- 33.33% -----|---- 33.33% ---|
     |---- 33.26% -----|                |               |---- 33.33% -----|
     |                 |               33%              |                 |
     |                 |                |               |                 |
-----------       -----------     -----------      -----------      -----------
 AES Parana                                                         AES Parana
Opertations       Shazia S.R.L.   AES Parana       AES Parana       Propiedades
    SRL           (Argentina)        S.C.A.          Gas S.A.           S.A.
(Argentina)                       (Argentina)      (Argentina)      (Argentina)
-----------       -----------     -----------      -----------      -----------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxiii)(xxx)(xliv)(xlv)(l)(li)

       Fossil, Power New York, Lawrenceburg, Waterford, Power Midwest, Power Connecticut
                                 ---------------
                                      PSEG
                                 ---------------
                                       |
                                      100%
                                       |
                                 ---------------
                                 PSEG Power LLC
                                 ---------------
                                       |
                                      100%
                                       |
                                 ---------------
                                 PSEG Fossil LLC
                                 ---------------
                                       |
            |--------------------------|-------------------------|------------------|---------------------------|
          100%                        100%                      100%               100%                        100%
            |                          |                         |                  |                           |
     --------------                ---------               ------------        -------------           -----------------
     Power New York                Waterford               Lawrenceburg        Power Midwest           Power Connecticut
     --------------                ---------               ------------        -------------           -----------------


                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxiv)

                                PSEG Nuclear LLC
                                ----------------
                                      PSEG
                                ----------------
                                       |
                                      100%
                                       |
                                ----------------
                                 PSEG Power LLC
                                ----------------
                                       |
                                      100%
                                       |
                                ----------------
                                PSEG Nuclear LLC
                                ----------------



                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxv)

                                PSEG Chorzow B.V.
                           -------------------------
                                PSEG Global Inc.
                                  (New Jersey)
                           -------------------------
                                       |
                           -------------------------
                             PSEG Europe (Delaware)
                                      LLC)
                                   (Delaware)
                           -------------------------
                                       |
                           -------------------------
                                PSEG Europe B.V.
                                  (Netherlands)
                           -------------------------
                                       |
                           -------------------------
                                PSEG Silesia B.V.
                                  (Netherlands)
                           -------------------------
                                       |
                           -------------------------
                                PSEG Chorzow B.V.
                                  (Netherlands)
                           -------------------------
                                       |
                                     55.34%
                                       |
                           -------------------------
                           Elektrocieplownia Chorzow
                                 Elcho S.z.o.o.
                                    (Poland)
                           -------------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxvii)

Kalaeloa

                            Kalaeloa Partners, L.P.
                                  ------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                  ------------
                                        |
                                  ------------
                                   PSEG Global
                                    USA Inc.
                                  (New Jersey)
                                  ------------
                                        |
            |---------------------------|----------------------|
            |                           |                      |
      -------------                ----------             ----------
                                      PSEG                   PSEG
          PSEG                      Hawaiian               Hawaiian
      Kalaeloa Inc.                Management             Investment
       (Delaware)                     Inc.                   Inc.
                                   (Delaware)             (Delaware)
      -------------                ----------             ----------
              \                         |                      |
                \                       |------- 1% ------- 48.49%
                  \                              GP           LP
                    \                                          |
                      \                                        |
                        \                                      |
                          \                              ------------
                            \                              Kalaeloa
                              \                           Investment
                                \                        Partners, LP
                                 1% GP                    (Delaware)
                                    \                    ------------
                                      \                        |
                                        \                   99% LP
                                          \                    |
                                            \                  |
                                              \                |
                                                \        ------------
                                                  \       Kalaeloa
                                                    \     Partners,
                                                      \     L.P.
                                                        \(Delaware)
                                                         ------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxxi)

                                 GWF Energy LLC

                                 --------------
                                 Public Service
                                   Enterprise
                                   Group Inc.
                                  (New Jersey)
                                 --------------
                                       |
                                 --------------
                                   PSEG Energy
                                    Holdings
                                     L.L.C.
                                  (New Jersey)
                                 --------------
                                       |
                                 --------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                 --------------
                                       |
                                 --------------
                                   PSEG Global
                                    USA Inc.
                                  (New Jersey)
                                 --------------
                                       |
                                 --------------
                                      PSEG
                                  International
                                      Inc.
                                   (Delaware)
                                 --------------
                                       |
                                       |----------------|---------------|
                                       |                |               |
                                 --------------   -------------    ----------
                                      PSEG            PSEG            PSEG
                                   California     California II    California
                                      Corp.           Corp.         III Corp.
                                   (Delaware)      (Delaware)      (Delaware)
                                 --------------   -------------    ----------
                                       |                |               |
                                      50%               |               |
                                       |                |               |
                                 --------------        13%             13%
                                   GWF Energy           |               |
                                       LLC     ---------|---------------|
                                   (Delaware)
                                 --------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxxii)

PRISMA

                                 Biomass Italia
                                 --------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                                 --------------
                                        |
                                 --------------
                                  PSEG Europe
                                   (Delaware)
                                      LLC
                                   (Delaware)
                                 --------------
                                        |
                                 --------------
                                  PSEG Europe
                                      B.V.
                                 (Netherlands)
                                 --------------
                                        |
                                 --------------
                                  PSEG Italia
                                      B.V.
                                 (Netherlands)
                                 --------------
                                        |
                                       50%
                                        |
                                 --------------
                                  Prisma 2000
                                     S.p.A.
                                    (Italy)
                                 --------------
                                        |
                                       50%
                                        |
                                 --------------
                                 Biomass Italia
                                     S.p.A.
                                    (Italy)
                                 --------------
                                        |
               |----------------|-------|----------|-------------------|
               |                |                  |                   |
          -----------      -----------      ---------------      -----------
                           Barzellotti
          P.A. Energy       Lemerangi             La             Pontedera
            S.r.l.         Bioenergia         Montagnola          Energia
           (Italy)           S.r.l.         Leopardi S.r.l.        S.p.A.
                            (Italy)            (Italy)            (Italy)
          -----------      -----------      ---------------      -----------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxxiv)

                                    EDEERSA
                          ----------------------------
                            Public Service Enterprise
                               Group Incorporated
                                  (New Jersey)
                          ----------------------------
                                        |
                          ----------------------------
                              PSEG Energy Holdings
                                     L.L.C.
                                  (New Jersey)
                          ----------------------------
                                        |
                          ----------------------------
                                PSEG Global Inc.
                                  (New Jersey)
                          ----------------------------
                                        |
                          ----------------------------
                            PSEG Global International
                                  Holdings LLC
                                   (Delaware)
                          ----------------------------
                                        |
                          ----------------------------
                               PSEG Americas Ltd.
               |----------          (Bermuda)
               |          ----------------------------
               |                        |
               |                      100%
               |                        |
               |          ----------------------------
               |           Compania de Inversiones en
             19.1%           Energia Electrica S.A.
               |                   (Argentina)
               |          ----------------------------
               |                        |
               |                      80.9%
               |                        |
               |          ----------------------------               ---------
               |          Inversora en Distribucion de
               |----------      Entre Rios S.A.                      Employees
                                   (Argentina)
                          ----------------------------               ---------
                                        |                                |
                                       90%                               |
                                        |                                |
                          ----------------------------                   |
                            Empresa Distribuidora De                     |
                           Electricidad De Entre Rios ---------10%-------|
                                      S.A.
                                   (Argentina)
                          ----------------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xxxvi)(xxxvii)(xxxviii)(xxxix)

              Danskammer OP, Danskammer OL, Roseton OP, Roseton OL
                              -------------------
                              PSEG Resources LLC
                              -------------------
                                       |
                              -------------------
                                 PSEGR PJM, LLC
                              -------------------
                                       |
           |---------------------------|---------------------------|
           |                           |                           |
----------------------        -------------------           --------------
                                 PSEGR Newburgh             PSEGR Newburgh
 PSEGR Conemaugh, LLC             Holdings LLC               Holdings LLC
----------------------        -------------------           --------------
           |                           |                           |
----------------------        -------------------           --------------
    PSEGR Conemaugh            Danskammer OP LLC            Roseton OP LLC
    Generation, LLC                   EWG                         EWG
----------------------        -------------------           --------------
           |                           |                           |
----------------------        -------------------           --------------
Conemaugh Lessor Genco         Danskammer OL LLC            Roseton OL LLC
       LLC EWG                        EWG                         EWG
----------------------        -------------------           --------------

                                                                       EXHIBIT C

Organizational Chart -- Response 4(b)(xl)(xli)(xlii)

               Conemaugh Lessor, Keystone Lessor, Shawville Lessor
                             ----------------------
                              PSEG Resources LLC
                             ----------------------
                                       |
                             ----------------------
                                 PSEGR PJM, LLC
                             ----------------------
                                       |
         |-----------------------------|-----------------------------|
         |                             |                             |
----------------------       ----------------------       ----------------------
 PSEGR Conemaugh, LLC          PSEG Keystone, LLC          PSEGR Shawville, LLC
----------------------       ----------------------       ----------------------
         |                             |                             |
----------------------       ----------------------       ----------------------
    PSEGR Conemaugh              PSEG Keystone               PSEGR Shawville
    Generation, LLC             Generation, LLC              Generation, LLC
----------------------       ----------------------       ----------------------
         |                             |                             |
----------------------       ----------------------       ----------------------
Conemaugh Lessor Genco       Keystone Lessor Genco        Shawville Lessor Genco
        LLC EWG                      LLC EWG                      LLC EWG
----------------------       ----------------------       ----------------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xliii)

                                 PPHLLC/MCHC
                                 -------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                 -------------
                                        |
                                 -------------
                                   PSEG Global
                                    USA Inc.
                                  (New Jersey)
                                 -------------
                                        |
                                 -------------
                                      PSEG
                                 International
                                      Inc.
                                   (Delaware)
                                 -------------
                                        |
                                 -------------
                                      PSEG
                                   Philippine
                                  Holdings LLC
                                   (Delaware)
                                 -------------
                                        |
                                      27.8%
                                        |
                                 -------------
                                    Magellan
                                    Capital
                                    Holdings
                                  Corporation
                                 (Philippines)
                                 -------------
                                        |
      |-- 43% ---------------|-- 100% --|---------|
      |                      |                    |
--------------       --------------        --------------
  Magellan                                 Batangas Agro-
 Utilities             Pinamucan             Industrial
 Development           Industrial           Development
 Corporation         Estates, Inc.          Corporation
(Philippines)        (Philippines)         (Philippines)
--------------       --------------        --------------
      |
    99.8%
      |
--------------
   Pinamucan
     Power
  Corporation
 (Philippines)
--------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(xlvi)(xlvii)(xlviii)(xlix)(lii)

SAESA
                      Frontel, Edelaysen, Creo, STS, Edersa

                                  -------------
                                   PSEG Global
                                      Inc.
                                  (New Jersey)
                                  -------------

                                  -------------
                                   PSEG Global
                                  International
                                  Holdings LLC
                                   (Delaware)
                                  -------------

                                  -------------
                                      PSEG
                                  Americas Ltd.
                                    (Bermuda)
                                  -------------

       ------------              ---- 99.99% ----                 --------------

                                 Inversiones PSEG
       PSEG Finance    ???%      Americas Chile        ???%       PSEG Chilean
         Company                 Holding Limitada                 Equity II Ltd.
        (Caymans)                (Chile)                              (Cayman)
       ------------              ----------------                 --------------

                             99.922%**      95.869%**
                                                                |----------- 0.10% -----------|
                    ----------------           -------------------                            |
                    Sociedad Austral                                                          |
                    de Electricidad             Empresa Electrica                             |
                          S.A.                 de la Frontera S.A.  0.10%                     |
                        (Chile)                      (Chile)           |                      |
                    ----------------           -------------------     |                      |
                           |                                           |                      |
                   |-------|---------------|-----------------------|---|---------------|      |
                   |                       |                       |   |               |      |
             ---- 50% --              -- 91.66% --             - 99.90% --      ---- 99.90% ---

              Empresa de                 Empresa                Compania           Sistema de
             Energia Rio              Electrica de              Electrica       Transmision del
              Negro S.A.               Aisen S.A.              Osorno S.A.          Sur S.A.
             (Argentina)                 (Chile)                 (Chile)            (Chile)
             -----------              ------------             -----------      ---------------
                                                                                    8.33%
                                                                                      |
                                                                            ---------------------
                                                                              Centro de Despacho
                                                                              Economico de Carga
                                                                            del Sistema Electrico
                                                                               Interconectado
                                                                              Central CDEC-SIC
                                                                                    Ltda.
                                                                                  (Chile)
                                                                            ---------------------

                 * PSEG Finance Company owns .01% of Inversiones
                      PSEG Americas Chile Holding Limitada.
                  ** PSEG Chilean Equity II Ltd. owns .0056% of
               Sociedad Austral de Electricidad S.A. and .006% of
                     Empresa Electrica de la Frontera S.A.

                                                                       Exhibit C
Organizational Chart -- Response 4(b)(liii)

                                  ELECTROANDES

                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                       |
                                      100%
                                       |
                               -----------------
                                  PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                               -----------------
                                       |
                                      100%
                                       |
                               -----------------
                                      PSEG
                                 American Ltd.---------------|
                                   (Bermuda)                 |
                               -----------------             |
                                       |                     |
                                      100%                   |
                                       |                     |
                               -----------------             |
                                  Transamerica               |
                                 Energy Company             20%
                                    (Cayman)                 |
                               -----------------             |
                                       |                     |
                                      80%                    |
                                       |                     |
                               -----------------             |
                                   ("AmPLL")                 |
                                  Asociacion                 |
                              en Participacion---------------|
                                    (Peru)
                               -----------------
                                       |
                                  [illegible]
                                       |
                               -----------------
                               Electroandes B.A.
                                     (Peru)
                               -----------------

                                                                       EXHIBIT C
Organizational Chart -- Response 4(b)(liv)

                                   PSEG Poland
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                       |
                                       |
                               -----------------
                                  PSEG Europe
                                   (Delaware)
                                      Inc.
                                   (Delaware)
                               -----------------
                                       |
                                       |
                               -----------------
                                  PSEG Europe
                                      B.V.
                                 (Netherlands)
                               -----------------
                                       |
                                       |
                               -----------------
                                  PSEG Poland
                                  Distribution
                                      B.V.
                                 (Netherlands)
                               -----------------
                                       |
                                       |
                               -----------------
                                  Electrowina
                                  Skawina S.A.
                                    (Poland)
                               -----------------